As filed with the Securities and Exchange Commission on November 10, 2014

Registration No. 333-199449

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Neothetics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	2834	20-8527075
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

9191 Towne Centre Drive, Suite 400

San Diego, CA 92122

(858) 750-1008

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

George W. Mahaffey

President and Chief Executive Officer

Neothetics, Inc.

9191 Towne Centre Drive, Suite 400

San Diego, CA 92122

(858) 750-1008

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael S. Kagnoff, Esq. Larry W. Nishnick, Esq. DLA Piper LLP (US) 4365 Executive Drive, Suite 1100 San Diego, CA 92121 Tel: (858) 677-1400 Fax: (858) 677-1401	Cheston J. Larson, Esq. Michael Sullivan, Esq. Latham & Watkins LLP 12670 High Bluff Drive San Diego, CA 92130 Tel: (858) 523-5400 Fax: (858) 523-5450

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)(3)
Common Stock, $0.0001 par value per share	$74,175,000	$8,620

(1)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended. Includes offering price of any additional shares that the underwriters have the over-allotment option to purchase.

(2)	Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price.

(3)	The Registrant previously paid $7,350 of the total registration fee in connection with the initial filing of the Registration Statement on October 17, 2014.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated November 10, 2014

4,300,000 Shares

NEOTHETICS, INC.

Common Stock

$         per share

• Neothetics, Inc. is offering 4,300,000 shares.	• This is our initial public offering and no public market currently exists for our shares.

• We anticipate that the initial public offering price will be between $13.00 and $15.00 per share.	• Proposed trading symbol: Nasdaq Global Market — NEOT

This investment involves risk. See “Risk Factors” beginning on page 11.

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012 and, as such, have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings.

	Per Share	Total
Public offering price	$	$
Underwriting discount(1)	$	$
Proceeds, before expenses, to Neothetics, Inc.	$	$

(1)	We refer you to ‘‘Underwriting’’ beginning on page 161 of this prospectus for additional information regarding underwriting compensation.

Clarus Ventures, LLC has indicated an interest in purchasing up to $15.0 million of our shares of our common stock in this offering at the initial public offering price and certain of our principal stockholders affiliated with our directors have indicated an interest in purchasing up to $12.0 million of shares of our common stock in this offering at the initial public offering price. However, because indications of interest are not binding agreements or commitments to purchase, the underwriters may determine to sell more, fewer or no shares in this offering to any of these parties, or any of these parties may determine to purchase more, fewer or no shares in this offering. The underwriters will receive the same underwriting discount on any shares purchased by these entities as they will on any other shares sold to the public in this offering.

The underwriters have a 30-day option to purchase up to 645,000 additional shares of common stock from us to cover over-allotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved of anyone’s investment in these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Piper Jaffray	Guggenheim Securities

Needham & Company

The date of this prospectus is                     , 2014

Neither we nor the underwriters have authorized anyone to provide you with information that is different from that contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and the underwriters are offering to sell shares of common stock and seeking offers to buy shares of common stock only in jurisdictions where such offers and sales are permitted. The information contained in this prospectus is accurate only as of the date on the front of this prospectus, regardless of the time of delivery of this prospectus or any sale of shares of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

i

Through and including                     , 2014 (the 25th day after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

We have a pending U.S. trademark application for the word mark “NEOTHETICS” and for our logo used in this prospectus. This prospectus also includes trademarks, trade names, and service marks that are the property of other organizations. Solely for convenience, trademarks and tradenames referred to in this prospectus may appear without the ® or ™ symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights, or that the applicable owner or licensor will not assert its rights, to such trademarks and tradenames. We do not intend our use or display of other companies’ trade names or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity and market share, is based on information from our own management estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties. Management estimates are derived from publicly available information, our knowledge of our industry and assumptions based on such information and knowledge, which we believe to be reasonable. In addition, assumptions and estimates of our and our industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors.” These and other factors could cause our future performance to differ materially from our assumptions and estimates. See “Special Note Regarding Forward-Looking Statements.”

For investors outside the United States: We have not, and the underwriters have not, done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus outside the United States.

ii

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our common stock, you should carefully read this entire prospectus, including our financial statements and the related notes thereto and the information set forth under the sections “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in each case included in this prospectus. Unless the context otherwise requires, references in this prospectus to “we,” “us,” “our,” or “Neothetics” refer to Neothetics, Inc.

Overview

We are a clinical-stage specialty pharmaceutical company developing therapeutics for the aesthetic market. Our initial focus is on localized fat reduction and body contouring. We are currently developing and intend to seek approval of our lead product candidate, LIPO-202, for the reduction of central abdominal bulging due to subcutaneous fat in non-obese patients. We use the term central abdominal bulging to describe subcutaneous fat in the central abdomen that is often characterized by people as love-handles, a pot-belly, a pouch or stomach rolls, among a number of other commonly used terms. There is currently no drug approved by the U.S. Food and Drug Administration, or FDA, for the treatment of this condition. If approved by the FDA, we believe LIPO-202 will be a best-in-class non-surgical procedure for localized fat reduction and body contouring. We have completed Phase 2 development of LIPO-202 showing a statistically significant reduction in central abdominal bulging due to subcutaneous fat in non-obese patients. We have tested our injectable formulations of salmeterol xinafoate in approximately 800 patients across multiple clinical trials, and these injectable formulations were consistently well tolerated with a safety profile similar to placebo. We intend to conduct two pivotal U.S. Phase 3 trials of LIPO-202 and expect top-line data at the end of 2015. If our trials are successful, we expect to file a new drug application, or NDA, in the second half of 2016 utilizing the 505(b)(2) regulatory pathway, which permits us to file an NDA where at least some of the information required for approval comes from studies that were not conducted by or for us, and to which we do not have a right of reference, and allows us to rely to some degree on the FDA’s finding of safety, and approval of, another product containing salmeterol xinafoate, the active ingredient in LIPO-202.

LIPO-202 is an injectable formulation of salmeterol xinafoate, a well-known long-acting ß2-adrenergic receptor agonist used in several inhaled FDA-approved drugs, including GlaxoSmithKline’s SEREVENT DISKUS, ADVAIR HFA and ADVAIR DISKUS. Our studies suggest that salmeterol xinafoate activates ß2-adrenergic receptors on fat cells, triggering the metabolism of triglycerides stored in the fat cells and thereby shrinking them by means of a natural process called lipolysis. LIPO-202 is being studied for once-weekly administration over a period of eight weeks by a physician or clinician in approximately five minutes or less via subcutaneous injections using a small, 30-gauge needle in targeted regions of the abdomen. Our data demonstrate our injectable formulation of salmeterol xinafoate reduces central abdominal bulging due to subcutaneous fat in non-obese patients, producing measurable results as soon as four weeks from initial treatment.

We believe LIPO-202’s efficacy, safety profile, simplicity of administration and lack of downtime will be important drivers of adoption by both physicians and patients.

Our Market Opportunity

According to the American Society for Aesthetic Plastic Surgery, or ASAPS, Americans spent more than $12 billion on cosmetic procedures in 2013, including approximately $7 billion on surgical aesthetic procedures and $5 billion on non-surgical aesthetic procedures. Additionally, ASAPS estimated that from 1997 to 2013, surgical aesthetic procedures increased by approximately 88% and non-surgical procedures increased by approximately 520%, reflecting continued acceptance of cosmetic surgery and increasing consumer demand for all types of aesthetic procedures, particularly injectable and non-surgical procedures.

According to our market research, the central abdomen is the area on the body that current cosmetic injectable patients want treated most for fat reduction and body contouring. Based on U.S. census data and our market research, we estimate that there are as many as 13.5 million non-obese individuals who are interested in a non-surgical, injectable procedure for the reduction of central abdominal bulging due to subcutaneous fat. We believe the early adopters of LIPO-202 will be many of the two million Americans who are already receiving cosmetic injectable therapy, such as either botulinum toxins or dermal fillers. These patients already have demonstrated a willingness to pay out-of-pocket costs for aesthetic procedures, are comfortable with injections and have adopted that modality as part of their aesthetic regimen. In addition, we believe that because our injection procedure is quick, simple, has shown a safety profile similar to placebo and does not require a physician to acquire expensive capital equipment, more physicians will be interested in offering the LIPO-202 body contouring procedure to new patients, significantly expanding the fat reduction and body contouring market.

Limitations of Existing Treatment Options for Localized Fat Reduction and Body Contouring

Current surgical and non-surgical options, such as lipoplasty, or liposuction, and energy-based medical devices, are designed to remove, damage or kill fat cells. In many cases, due to their mechanisms of action, these options typically take weeks to months to result in the desired reduction in abdominal bulging, as well as cause adverse consequences for the patient. While liposuction procedures remove fat, they require significant physician skill and resources, involve pain, require extended recovery time and carry the risks associated with any surgical procedure. Existing non-surgical options are often painful, may produce limited or inconsistent results and may require multiple or ongoing maintenance treatments resulting in longer aggregate treatment time. Highlighting the limitations of currently available surgical and non-surgical treatment options, our market research suggests that approximately 50% of patients who consulted a physician about a fat reduction or body contouring procedure ultimately decided against the procedure due to uncertainty of results, anxiety over pain, significant treatment times, extended recovery times, and the significant cost of such procedures.

Our Injectable Solution for Localized Fat Reduction and Body Contouring

We believe LIPO-202 will offer physicians and patients a safe, non-surgical and effective means to achieve targeted localized fat reduction and will become the standard for body contouring treatment for the following reasons:

•

Level of Medical Evidence.    In our Phase 2 trial, known as RESET, LIPO-202 produced a statistically significant reduction of central abdominal bulging due to subcutaneous fat in non-obese patients compared to placebo over the eight-week treatment period. The safety profile of salmeterol xinafoate as used in SEREVENT DISKUS, ADVAIR HFA and ADVAIR DISKUS for the treatment of asthma and chronic obstructive pulmonary disease, or COPD, is well-established. We also have clinical evidence in approximately 800 patients in six clinical trials suggesting that our injectable formulations of salmeterol xinafoate possess a safety profile similar to placebo. Following completion of our Phase 3 clinical trials, we expect to have clinical evidence of safety and efficacy of our injectable formulations of salmeterol xinafoate in our trials comprised of approximately 3,000 non-obese patients. In addition, following completion of our Phase 3 clinical trials, we will have randomized, placebo-controlled data of safety and efficacy of LIPO-202 in approximately 1,200 non-obese patients.

•	Natural and Non-Traumatic Mechanism of Action. Our studies suggest that LIPO-202 activates ß2-adrenergic receptors on fat cells, triggering the metabolism of triglycerides stored in fat cells and thereby shrinking them by means of a natural process called lipolysis. By activating this natural metabolic process, we have been able to demonstrate a reduction in central abdominal bulging due to subcutaneous fat without the risks and adverse events typically seen with current surgical and non-surgical options.

•

Widely Accepted Modality that Addresses an Established and Expandable Market.    Aesthetic physicians and patients are already familiar with and accept injectable products as a key modality for the treatment of cosmetic concerns. According to the ASAPS, in 2013, cosmetic patients in the United States underwent approximately 5.9 million injectable procedures and spent close to $2.7 billion on those treatments, a 35% increase versus 2012. We believe these dynamics will drive adoption of LIPO-202 by patients seeking localized fat reduction and body contouring treatments. In addition, we believe we can successfully tap into the 13.5 million non-obese individuals expressing an interest in a non-surgical, injectable procedure for the reduction of central abdominal bulging due to subcutaneous fat, thereby expanding the market.

•

Patient-Friendly Procedure with Rapid Onset of Effects.    Unlike surgical or energy-based device treatment, which can take hours, the injection procedure for administering LIPO-202 takes approximately five minutes or less to perform. Furthermore, in our clinical trials, the side effects of treatment observed were minimal and have been no different than what patients experience with placebo injections. Unlike most other fat reduction procedures available today, LIPO-202 injections are simple and quick, and patients can be treated during their normal day and return to regular daily activities immediately, with measurable results in as soon as four weeks.

•

Low Barrier to Adoption.    If approved, we believe LIPO-202 will increase the rate of adoption by physicians due to (1) expanded use by physicians, including dermatologists, primary care physicians, and obstetrics and gynecology physicians, or OB/GYNs, by offering a localized fat reduction treatment without the need to acquire any capital equipment, (2) higher economics from a complementary therapy with cash-pay reimbursement, (3) increased efficiency by administration using a physician extender or nurse, (4) higher patient traffic to provide opportunities to upsell additional products and services and (5) simplicity of procurement through existing pharmaceutical channels for injectable aesthetic products.

Clinical Development

In the United States, we have completed the 513-patient, Phase 2 RESET trial of LIPO-202 for the reduction of central abdominal bulging due to subcutaneous fat in non-obese patients, with obesity being defined as those patients having a body mass index, or BMI, of greater than or equal to 30 kg/m2. In this multi-center, randomized, placebo-controlled clinical trial, LIPO-202 produced a statistically significant reduction of central abdominal bulging due to subcutaneous fat compared to placebo over the eight-week treatment period based on our clinical assessment tools that we intend to use in our Phase 3 pivotal trials. There were no significant adverse events during the RESET clinical trial, no subject discontinued the trial due to an adverse event and 92% of subjects completed the clinical trial per protocol. To date, our injectable formulations of salmeterol xinafoate have been tested in approximately 800 patients in six clinical trials suggesting a safety profile similar to placebo.

We recently had our End-of-Phase 2 meeting with the FDA’s Division of Dermatologic and Dental Products. Based on the results of the meeting, we intend to complete the U.S. development of LIPO-202 for the reduction of central abdominal bulging due to subcutaneous fat in non-obese patients and intend to initiate and complete an additional exploratory evaluation of two-dimensional, or 2-D, ultrasound as a secondary measure of the reduction of central abdominal bulging due to subcutaneous fat in a limited number of clinical sites in our Phase 3 pivotal trials. Our Phase 3 program will be in approximately 2,000 non-obese patients, including two Phase 3 pivotal trials in approximately 1,600 patients. The clinical protocol and endpoints in our planned U.S. Phase 3 pivotal trials are expected to be essentially the same as those used in the RESET trial. We expect to have top-line data from the Phase 3 pivotal clinical trials at the end of 2015 and, assuming positive data, anticipate filing for regulatory approval in the United States in the second half of 2016 utilizing the 505(b)(2) pathway.

The table below summarizes our Phase 3 plan for LIPO-202:

Clinical Trial	Number of Patients	Trial Purpose	Expected Trial Initiation	Data Expected
Study LIPO-202-CL-18	n~800	- Pivotal Phase 3 clinical trial of safety and efficacy	First half of 2015	End of 2015
Study LIPO-202-CL-19	n~800	- Pivotal Phase 3 clinical trial of safety and efficacy (identical design to LIPO-202-CL-18)	First half of 2015	End of 2015

Study LIPO-202-CL-12	n=24	- Comparative bioavailability of LIPO-202 and ADVAIR DISKUS 500/50 - Clinical bridge for 505(b)(2) NDA	First half of 2015	Second half of 2015
Study LIPO-202-CL-21	n=120	- Safety in a special population of obese patients	First half of 2015	Second half of 2015
Study LIPO-202-CL-22	n=120	- Long-term safety of repeated cycles of treatment	First half of 2015	First half of 2016
Study LIPO-202-CL-23	n~200	- Long-term safety and durability of efficacy in responders to treatment	Second half of 2015	Second half of 2016

Study LIPO-202-CL-25	n=10-12	- Exploratory study in submental fat	First Half of 2015	Second Half of 2015
Study LIPO-202-CL-26	n=10-12	- Exploratory study in lipomas	First Half of 2015	Second Half of 2015

Our second product candidate, LIPO-102, is an injectable form of a combination of salmeterol xinafoate and fluticasone propionate. We may develop LIPO-102 for the orphan indication of symptomatic exophthalmos, or protrusion of the eye from the orbit, associated with thyroid-related eye disease that is caused by expansion of fat and muscle behind the eye.

Intellectual Property

Our patent estate consists of three U.S. issued methods of treatment and/or formulations patents and seven U.S. pending patent applications, as well as granted and/or pending foreign counterparts of the U.S. patents and pending applications. Two of the issued U.S. patents are directed to both LIPO-202 and LIPO-102 product candidates. Our patent directed to methods of treatment and pharmaceutical formulations is expected to expire no earlier than 2030.

Our Strategy

Our objective is to be a leading provider of safe, non-surgical treatment solutions for the aesthetic market, based on strong scientific and therapeutic rationale. Our initial focus is on developing and commercializing LIPO-202 for the reduction of central abdominal bulging due to subcutaneous fat in non-obese patients in the United States. Key elements of our strategy are:

•	Complete Clinical Development and Seek Regulatory Approval for LIPO-202.

•	Explore the Use of LIPO-202 in Additional Indications.

•	Build Our Own Sales and Marketing Capabilities to Commercialize LIPO-202 in the United States.

•	Expand the Global Body Contouring Aesthetic Market Using Injectable Therapeutic Products.

•	Establish Selective Strategic Partnerships to Maximize the Commercial Potential of LIPO-202.

•	Advance the Clinical Development of LIPO-102.

Risks Related to Our Business

Our business is subject to numerous risks, as discussed more fully in the section entitled “Risk Factors” immediately following this summary. These risks include, among others, that:

•	we have a limited operating history and have incurred significant losses since our inception and we anticipate that we will continue to incur losses for the foreseeable future;

•	we have one lead product candidate and no commercial sales, which, together with our limited operating history, makes it difficult to assess our future viability;

•	we are substantially dependent on the success of our lead product candidate, LIPO-202;

•

at our recent End-of-Phase 2 meeting, the FDA expressed certain concerns regarding the design of our planned Phase 3 clinical trials, and, even if we believe our Phase 3 clinical trials are successful, there can be no assurance that the FDA will agree that we have satisfactorily addressed these concerns or that the FDA will not raise new issues regarding the design of our clinical trials;

•	we may be unable to obtain regulatory approval for LIPO-202, LIPO-102 or any of our future product candidates under applicable regulatory requirements;

•

even if LIPO-202 or any other current or future product candidate obtains regulatory approval, we may not receive our desired indication for our product candidates or they may never achieve market acceptance or commercial success;

•

we will require substantial additional financing to achieve our goals, and a failure to obtain this necessary capital when needed on acceptable terms, or at all, could force us to delay, limit, reduce or terminate our product development, other operations or commercialization efforts;

•	if the FDA does not conclude that LIPO-202 satisfies the requirements for the 505(b)(2) regulatory approval pathway, as planned, or if the requirements for approval of LIPO-202 under Section 505(b)(2) are not as we expect, the approval pathway for LIPO-202 will likely be materially impacted and take significantly longer, cost significantly more and encounter significantly greater complications and risks than anticipated, and in any case may not be successful;

•	if LIPO-202 is approved for commercial use, it will face significant competition;

•	we are substantially dependent on broad physician adoption of LIPO-202 as a treatment for the reduction of central abdominal bulging; and

•	if our efforts to protect the intellectual property related to our product candidates are not adequate, we may not be able to compete effectively in our market.

Corporate Information

We were incorporated in Delaware in February 2007 under the name Lipothera, Inc. We commenced operations in February 2007 and, in September 2008, changed our name to Lithera, Inc. In August 2014, we changed our name to Neothetics, Inc. Our principal executive offices are located at 9191 Towne Centre Drive, Suite 400, San Diego, CA 92122 and our telephone number is (858) 750-1008. Our website is located at www.neothetics.com. The information contained in, or that can be accessed through, our website is not part of this prospectus.

Implications of Being an Emerging Growth Company

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As an emerging growth company we are eligible for exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies, including, but not limited to:

•

being permitted to present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations in this prospectus;

•	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002;

•	reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and

•	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year following the fifth anniversary of our initial public offering, (2) the last day of the fiscal year in which we have total annual gross revenue of at least $1.0 billion, (3) the day we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million measured on June 30th, and (4) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

We have elected to take advantage of certain of the reduced disclosure obligations in this registration statement and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our stockholders may be different from what you might receive from other public reporting companies in which you hold equity interests.

References herein to “emerging growth company” shall have the meaning associated with it in the JOBS Act.

THE OFFERING

Issuer	Neothetics, Inc.

Common stock we are Offering	4,300,000 shares of common stock

Common stock to be Outstanding immediately after the Offering	13,266,217 shares of common stock

Over-Allotment Option	The underwriters have an option to purchase up to 645,000 additional shares of our common stock to cover over-allotments, if any.

Use of Proceeds	We intend to use substantially all of the net proceeds from this offering to fund our U.S. Phase 3 clinical trials of LIPO-202, and the remainder for general corporate purposes, including our planned research, clinical trial and product development activities. See “Use of Proceeds” on page 60 for a more complete description of the intended use of proceeds from this offering.

Risk Factors	See “Risk Factors” beginning on page 11 and other information included in this prospectus for a discussion of factors that you should read carefully before deciding to invest in our common stock.

Proposed Nasdaq Global Market Symbol	“NEOT”

The number of shares of our common stock to be outstanding immediately after this offering is based on 8,966,217 shares of our common stock outstanding as of September 30, 2014, after giving effect to the conversion in connection with this offering of all of our outstanding shares of preferred stock into 8,221,131 shares of common stock and the automatic exercise of certain of our outstanding convertible preferred stock warrants, assuming net exercise for 196,586 shares of common stock immediately prior to the completion of this offering, assuming an initial public offering price of $14.00 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, and excludes:

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24,419 shares of our common stock issuable upon the exercise of certain outstanding convertible preferred stock warrants that were issued to Silicon Valley Bank and are expected to remain unexercised after the completion of this offering;

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18,735 shares of our common stock issuable upon the exercise of certain outstanding convertible preferred stock warrants that were issued to Hercules Technologies Growth Capital, Inc., or Hercules, and are expected remain unexercised after the completion of this offering;

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972,670 shares of our common stock subject to stock options outstanding as of September 30, 2014 granted pursuant to our 2007 Stock Plan, or our 2007 Plan, at a weighted average exercise price of $1.65, of which 609,222 represent shares of our common stock subject to vesting requirements;

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1,000,000 shares of our common stock which will be available for future grant or issuance under our 2014 Equity Incentive Plan, or our 2014 Plan, which will become effective immediately prior to the completion of this offering, 220,836 shares of our common stock available for future grant or issuance under our 2007 Plan as of September 30, 2014, and the annual increases in the number of shares authorized under our 2014 Plan beginning January 1, 2015; and

•

170,000 shares of our common stock available for future grant or issuance under our 2014 Employee Stock Purchase Plan, or our 2014 ESPP, which will become effective immediately prior to the completion of this offering, and the annual increases in the number of shares authorized under this plan beginning January 1, 2015.

Unless otherwise indicated, all information in this prospectus (except for the historical financial statements) reflects and assumes:

•

the automatic conversion of all 46,990,685 outstanding shares of our preferred stock into 8,221,131 shares of common stock, which will become effective immediately prior to the completion of this offering;

•

the automatic exercise of certain of our outstanding convertible preferred stock warrants (excluding warrants to purchase up to an aggregate of 43,154 shares of our common stock issuable upon the exercise of certain outstanding convertible preferred stock warrants that were issued to Silicon Valley Bank and Hercules and are expected to remain unexercised after the completion of this offering), assuming net exercise for 196,586 shares of common stock immediately prior to the completion of this offering, assuming an initial public offering price of $14.00 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus;

•	that the underwriters do not exercise their option to purchase up to 645,000 additional shares of our common stock;

•	the amendment and restatement of our certificate of incorporation and bylaws, which will become effective immediately prior to the completion of this offering; and

•	a reverse stock split of 1-for-6.10 of our common stock effected on November 7, 2014.

Clarus Ventures, LLC has indicated an interest in purchasing up to $15.0 million of our shares of our common stock in this offering at the initial public offering price and certain of our principal stockholders affiliated with our directors have indicated an interest in purchasing up to $12.0 million of shares of our common stock in this offering at the initial public offering price. However, because indications of interest are not binding agreements or commitments to purchase, the underwriters may determine to sell more, fewer or no shares in this offering to any of these parties, or any of these parties may determine to purchase more, fewer or no shares in this offering. The underwriters will receive the same underwriting discount on any shares purchased by these entities as they will on any other shares sold to the public in this offering.

SUMMARY FINANCIAL DATA

The following tables summarize our financial data as of, and for the periods ended on, the dates indicated. We derived the summary statements of operations data for the years ended December 31, 2012 and 2013, from our audited financial statements included elsewhere in this prospectus. The statements of operations data for the nine months ended September 30, 2014 and 2013 and the balance sheet data as of September 30, 2014 have been derived from our unaudited financial statements included elsewhere in this prospectus and have been prepared on the same basis as the audited financial statements and include, in our opinion, all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the financial information in those statements. Our historical results are not necessarily indicative of the results to be expected in the future and results of interim periods are not necessarily indicative of the results for the entire year. You should read the following summary financial data in conjunction with the sections entitled “Selected Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements, related notes and other financial information included elsewhere in this prospectus.

	Year Ended December 31,		Nine Months Ended September 30,
	2012	2013	2013	2014
			(unaudited)
	(in thousands, except share and per share amounts)
Statements of Operations Data:
Revenue, related party	$100	$—	$—	$—
Operating expenses:
Research and development	3,249	11,448	9,736	3,258
General and administrative	2,592	2,975	2,149	3,075

Total operating expenses	5,841	14,423	11,885	6,333
Loss from operations	(5,741)	(14,423)	(11,885)	(6,333)
Interest income	2	1	1	3
Interest expense	(937)	(57)	(49)	(163)
(Loss) gain on change in fair value of preferred stock warrants	(1,152)	(490)	(245)	(1,430)
Other income (expense), net	—	(47)	(47)	—

Net loss	$(7,828)	$(15,016)	$(12,225)	$(7,923)

Net loss per share, basic and diluted(1)	$(15.65)	$(29.33)	$(23.88)	$(14.51)

Weighted average shares used to compute basic and diluted net loss per share(1)	500,223	511,949	511,949	546,211

Pro forma net loss per share, basic and diluted (unaudited)(1)		$(2.08)		$(0.76)

Weighted average shares used to compute basic and diluted pro forma net loss per share (unaudited)(1)		6,996,183		8,541,087

(1)

Please see Note 2 of our financial statements included elsewhere in this prospectus for an explanation of the calculations of our actual basic and diluted net loss per share and our pro forma unaudited basic and diluted net loss per share.

	As of September 30, 2014
	Actual	Pro Forma(1)	Pro Forma As Adjusted(2)
	(unaudited) (in thousands)
Balance Sheet Data:
Cash and cash equivalents	$14,650	$14,650	$69,032
Working capital	14,213	14,213	67,199
Total assets	16,185	16,185	69,171
Convertible preferred stock warrant liability	3,818	—	—
Convertible preferred stock	70,915	—	—
Accumulated deficit	(66,778)	(66,778)	(66,778)
Total stockholders’ (deficit) equity	(64,208)	10,525	63,510

(1)

The pro forma amounts give effect to (a) the automatic conversion of all 46,990,685 outstanding shares of our preferred stock into 8,221,131 shares of common stock, which will become effective immediately prior to the completion of this offering; (b) the automatic exercise of certain of our outstanding convertible preferred stock warrants, assuming net exercise for 196,586 shares of our common stock immediately prior to the completion of this offering, assuming an initial public offering price of $14.00 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus; (c) the reclassification of our outstanding convertible preferred stock warrant liability to additional paid-in capital upon the completion of this offering; (d) the amendment and restatement of our certificate of incorporation and bylaws, which will become effective immediately prior to the completion of this offering; and (e) a reverse stock split of 1-for-6.10 of our common stock effected on November 7, 2014.

(2)

The pro forma as adjusted amounts reflect the pro forma conversion adjustments described in footnote (1) above and gives further effect to the sale of shares of common stock in this offering at an assumed initial public offering price of $14.00 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. A $1.00 increase or decrease in the assumed initial public offering price of $14.00 per share would increase or decrease our pro forma as adjusted cash and cash equivalents, working capital, total assets and total stockholders’ deficit by $4.0 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, a one million share increase or decrease in the number of shares offered by us, as set forth on the cover page of this prospectus, would increase or decrease each of cash and cash equivalents, working capital, total assets and total stockholders’ deficit by $13.0 million, assuming an initial public offering price of $14.00 per share (the midpoint of the price range set forth on the cover page of this prospectus) remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks described below and all of the other information set forth in this prospectus, including our financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” before deciding to invest in our common stock. If any of the events or developments described below occurs, our business, financial condition, or results of operations could be negatively affected. In that case, the market price of our common stock could decline, and you could lose all or part of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our operations.

Risks Related to Our Business

We have a limited operating history and have incurred significant losses since our inception, and we anticipate that we will continue to incur losses for the foreseeable future. We have one lead product candidate and no commercial sales, which, together with our limited operating history, makes it difficult to assess our future viability.

We are a clinical-stage specialty pharmaceutical company with a limited operating history. Pharmaceutical product development is a highly speculative undertaking and involves a substantial degree of risk. To date, we have focused principally on developing our lead product candidate, LIPO-202, an injectable formulation of salmeterol xinafoate for the reduction of central abdominal bulging due to subcutaneous fat in non-obese patients. We are not profitable and have incurred losses in each year since our inception in 2007. We have only a limited operating history upon which you can evaluate our business and prospects. In addition, we have limited experience and have not yet demonstrated an ability to successfully overcome many of the risks and uncertainties frequently encountered by companies in new and rapidly evolving fields, particularly in the specialty pharmaceutical industry. We have not generated any revenue from product sales to date. We continue to incur significant research and development and other expenses related to our ongoing operations. Our net loss for the year ended December 31, 2013 and nine months ended September 30, 2014 was approximately $15.0 million and $7.9 million, respectively. As of September 30, 2014, we had an accumulated deficit of $66.8 million. We expect to continue to incur losses for the foreseeable future, as we continue our development of, and seek regulatory approvals for, LIPO-202 and assuming we obtain regulatory approval, begin to commercialize LIPO-202. Even if we achieve profitability in the future, we may not be able to sustain profitability in subsequent periods. Our prior losses, combined with expected future losses, have had and will continue to have an adverse effect on our stockholders’ equity and working capital.

We are substantially dependent on the success of our lead product candidate, LIPO-202.

To date, we have invested substantially all of our efforts and financial resources in the research and development and commercial planning for LIPO-202, which is currently our lead product candidate. In particular, we have completed a Phase 2 RESET clinical trial, or RESET. Our near-term prospects, including our ability to finance our company and generate revenue, as well as our future growth, will depend heavily on the successful development, regulatory approval and commercialization of LIPO-202. The clinical and commercial success of LIPO-202 will depend on a number of factors, including the following:

•	any unexpected results from further analysis beyond the top-line data of our recently completed RESET clinical trial;

•	initiating and obtaining favorable results from our planned Phase 3 clinical program for LIPO-202, which may be slower or cost more than we currently anticipate;

•	at our recent End-of-Phase 2 meeting, the FDA expressed certain concerns regarding the design of our planned Phase 3 clinical trials, and, even if we believe our Phase 3 clinical trials are successful, there can be no assurance that the FDA will agree that we have satisfactorily addressed these concerns or that the FDA will not raise new issues regarding the design of our clinical trials;

•	our ability to demonstrate the safety of LIPO-202 to the satisfaction of the FDA and other applicable foreign regulatory bodies;

•

our ability to demonstrate efficacy of LIPO-202 to the satisfaction of the FDA and other applicable foreign regulatory bodies, including our ability to utilize FDA-acceptable endpoint tools for measuring efficacy of LIPO-202 in our clinical trials;

•	whether we are required by the FDA or other applicable foreign regulatory bodies to conduct additional clinical trials to support the approval of LIPO-202;

•	the acceptance by the FDA of our proposed parameters for regulatory approval, including our proposed indication, endpoints and endpoint measurement tools relating to LIPO-202;

•

whether we are able to secure a partner or partner(s) for the development and commercialization of LIPO-202 outside of the United States and if so, whether such partners will be required to conduct additional studies for the approval of LIPO-202 in such markets in a timely manner;

•	our success in educating physicians and patients about the benefits, administration and use of LIPO-202;

•	the incidence, duration and severity of adverse side effects;

•	the timely receipt of necessary marketing approvals from the FDA and similar regulatory bodies around the world;

•	achieving and maintaining compliance with all regulatory requirements applicable to LIPO-202;

•	the availability, perceived advantages, relative cost, relative safety and relative efficacy of alternative and competing treatments;

•	the effectiveness of our and our potential partners’ marketing, sales and distribution strategy and operations in the United States and other markets around the world;

•

the ability of our third-party manufacturers and potential partners to manufacture clinical trial and commercial supplies of LIPO-202 to remain in good standing with regulatory bodies, and to develop, validate and maintain commercially viable manufacturing processes that are compliant with Current Good Manufacturing Practice, or cGMP, regulations;

•	our ability to successfully commercialize LIPO-202 in the United States, if approved for marketing;

•	our potential partners’ ability to successfully commercialize LIPO-202 in other markets outside of the United States;

•	our ability to enforce our intellectual property rights in and to LIPO-202;

•	our ability to avoid third-party patent interference or patent infringement claims;

•	acceptance of LIPO-202 as safe and effective by patients and the medical community; and

•	a continued acceptable safety profile of LIPO-202 following approval.

Many of these factors are beyond our control. Accordingly, we cannot assure you that we will ever be able to generate revenue through the sale of LIPO-202. Any one of these factors or other factors discussed in this prospectus could affect our ability to successfully commercialize LIPO-202, which could impact our ability to earn sufficient revenues to transition from a developmental stage company and continue our business. If we are not successful in obtaining regulatory approval of and commercializing LIPO-202, or are significantly delayed in doing so, our business will be materially harmed.

We cannot be certain that LIPO-202 or any of our other current and future product candidates will receive regulatory approval, and even with regulatory approval they may never achieve market acceptance or commercial success.

We have invested a significant portion of our efforts and financial resources in the development of LIPO-202, and our ability to generate significant revenue related to product sales will depend on the successful development and regulatory approval of LIPO-202. In our End-of-Phase 2 meeting with the FDA, the FDA expressed concerns regarding our proposed endpoint tools used to assess efficacy of LIPO-202 and questioned whether a more appropriate physical measure of reduction of central abdominal bulging due to subcutaneous fat could be obtained using other measurement tools, such as 2-D ultrasound. We intend to initiate and complete an additional exploratory evaluation of 2-D ultrasound as a secondary measure of the reduction of central abdominal bulging due to subcutaneous fat in a limited number of clinical sites in our Phase 3 pivotal trials, based upon our End-of-Phase 2 meeting with the FDA. The endpoints from the use of 2-D ultrasound may not be acceptable for regulatory approval and if our alternative endpoint tools are not accepted by the FDA, we may not be able to obtain regulatory approval for LIPO-202.

Even if we obtain FDA or other foreign regulatory approvals, LIPO-202 or any of our other current and future product candidates may not achieve market acceptance among physicians and patients, and may not be commercially successful. Market acceptance of LIPO-202 or any of our other current and future product candidates for which we receive regulatory approval depends on a number of factors, including:

•	the safety and efficacy of LIPO-202 or any of our other current and future product candidates as demonstrated in clinical trials;

•	acceptance by physicians and patients of LIPO-202 or any of our other current and future product candidates as safe and effective treatments;

•	the clinical indications for which LIPO-202 or any of our other current and future product candidates are approved and whether our desired labeling is approved;

•	proper training and administration of LIPO-202 or any of our other current and future product candidates by physicians;

•	the potential and perceived advantages of LIPO-202 or any of our other current and future product candidates over alternative treatments;

•	acceptance by physicians and patients that the duration of effect of LIPO-202 or any of our other current and future product candidates are significant and have advantages over alternative treatments;

•

the cost of treatment in relation to alternative treatments and willingness to pay for LIPO-202 or any of our other current and future product candidates, if approved, on the part of physicians and patients;

•

the willingness of patients to pay for LIPO-202 or any of our other current and future product candidates and other aesthetic treatments in general, relative to other discretionary items, especially during economically challenging times;

•	relative convenience and ease of administration and the ability of patients to commit to an eight-week treatment period;

•	the incidence, duration and severity of adverse side effects;

•	the effectiveness of our sales and marketing efforts; and

•	the degree to which the approved labeling supports promotional initiatives for commercial success.

Any failure by our product candidates that obtain regulatory approval to achieve market acceptance or commercial success would adversely affect our results of operations.

Clinical drug development involves a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results.

Clinical testing is expensive, and can take many years to complete, and its outcome is inherently uncertain. Furthermore, we rely on clinical research organizations, or CROs, and clinical trial sites to ensure the proper and timely conduct of our clinical trials and while we have agreements governing their committed activities, we have limited influence over their actual performance. The costs of clinical trials may vary significantly over the life of a project owing to factors that include but are not limited to the following:

•	per patient trial costs;

•	salaries and related overhead expenses, including share-based compensation and benefits for personnel in research and development functions;

•	fees paid to third-party professional consultants and service providers;

•	costs to develop and manufacture preclinical study and clinical trial materials;

•	costs for laboratory supplies;

•	the number of patients that participate in the trials;

•	the number of sites included in the trials;

•	the number of trials required for approval;

•	the countries in which the trials are conducted;

•	the length of time required to enroll eligible patients;

•	the number of doses that patients receive;

•	the drop-out or discontinuation rates of patients;

•	the phase of development of the product candidate;

•	potential additional safety monitoring or other studies requested by regulatory agencies;

•	the duration of patient follow-up; and

•	the efficacy and safety profile of the product candidate.

Failure can occur at any time during the clinical trial process. For example, we have in the past terminated early-stage development and clinical programs for other potential product candidates due to a lack of sufficient efficacy or the potential for unacceptable adverse reactions to a particular product candidate, as well as our desire to concentrate our efforts on the development of LIPO-202. The results of preclinical and clinical trials of our product candidates may not be predictive of the results of later-stage clinical trials. For example, the positive results generated to date in clinical trials for LIPO-202 do not ensure that later clinical trials will demonstrate similar results. Product candidates in later stages of clinical trials may fail to show the desired safety and efficacy despite having progressed through preclinical studies and initial clinical trials. A number of companies in the specialty pharmaceutical industry have suffered significant setbacks in advanced clinical trials due to lack of efficacy or adverse safety profiles, notwithstanding promising results in earlier studies, and we cannot be certain that we will not face similar setbacks. Even if our ongoing or future clinical trials are completed, the results may not be sufficient to obtain regulatory approval for our product candidates.

We may experience delays in our ongoing clinical trials, including the planned Phase 3 development of LIPO-202, and we do not know whether future clinical trials, if any, will begin on time, need to be redesigned, enroll an adequate number of patients on time or be completed on schedule, if at all. Clinical trials can be delayed or aborted for a variety of reasons, including:

•	delay or failure in obtaining regulatory approval to commence a trial;

•

inability to reach agreement on acceptable terms with prospective CROs and clinical trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;

•

regulatory objections to commencing a clinical trial or proceeding to the next phase of investigation, including inability to reach agreement with the FDA or non-U.S. regulators regarding the scope, design or implementation of our clinical trials or for other reasons such as safety concerns identified during preclinical development or early stage clinical trials;

•

inability to qualify for exemptions from infringement of intellectual property rights for clinical trial testing of products in countries where we want to conduct clinical trials outside the United States;

•	inability to identify, add and maintain a sufficient number of trial sites;

•	withdrawal of clinical trial sites from our clinical trials as a result of changing standards of care or the ineligibility of a site to participate in our clinical trials;

•	difficulty identifying and engaging qualified clinical investigators;

•	failure to obtain institutional review board, or IRB, approval at each site;

•

difficulty recruiting and enrolling patients to participate in clinical trials for a variety of reasons, including failure to meet the enrollment criteria for our study and competition from other clinical trial programs;

•	inability to retain patients in clinical trials due to the treatment protocol, personal issues, side effects from the therapy or lack of efficacy;

•	failure to have clinical sites observe trial protocol or continue to participate in a trial;

•	failure to address any patient safety concerns that arise during the course of a trial;

•	failure to address any conflicts with new or existing laws or regulations;

•	failure to manufacture sufficient quantities of product candidates or placebos for use in clinical trials; or

•	inability to obtain sufficient funding to commence a clinical trial.

We could encounter delays if a clinical trial is suspended or terminated by us, by the IRBs of the institutions in which such trials are being conducted, by the Data Safety Monitoring Board, or DSMB, for such trial or by the FDA or other regulatory authorities. Such authorities may suspend or terminate a clinical trial due to a number of factors, including failure to conduct the clinical trial in accordance with the requirements of the relevant regulatory filing (including clinical protocol and manufacturing), inspection of the clinical trial operations or trial site by the FDA or other regulatory authorities resulting in the imposition of a clinical hold, unforeseen safety issues or adverse side effects, failure to demonstrate a benefit from using a drug, changes in governmental regulations or administrative actions or lack of adequate funding to continue the clinical trial due to unforeseen costs resulting from enrollment delays, requirements to conduct additional trials and studies, increased expenses associated with the services of our CROs and other third parties or other reasons.

If we experience delays in the completion of, or terminate, any clinical trial of our current or future product candidates, if any, the commercial prospects of these product candidates may be harmed, and our ability to generate product revenues from any of these product candidates will be delayed or not realized at all. In addition, any delays in completing our clinical trials will increase our costs, slow down our product candidate development and approval process and jeopardize our ability to commence product sales and generate revenues. Any of these occurrences may significantly harm our business, financial condition and prospects significantly. In addition, many of the factors that cause, or lead to, a delay in the commencement or completion of a clinical trial may also ultimately lead to the denial of regulatory approval of a product candidate.

Changes in regulatory requirements and guidance may occur and we or any of our partners may be required by appropriate regulatory authorities to amend clinical trial protocols to reflect these changes. Amendments may require us or any of our partners to resubmit clinical trial protocols to independent review boards for re-examination, which may impact the costs, timing or successful completion of a clinical trial. If we or any of our partners experience delays in the completion of, or if we or our partners terminate, clinical trials, the commercial prospects for our product candidates will be harmed, and our ability to generate revenue from sales of our products will be prevented or delayed. In addition, many of the factors that may cause, or lead to, a delay in the commencement or completion of clinical trials may also ultimately lead to the denial of regulatory approval of a product candidate.

Clinical failure can occur at any stage of clinical development. Because the results of earlier clinical trials are not necessarily predictive of future results, any product candidate we or our current or potential future partners advance through clinical trials may not have favorable results in later clinical trials or receive regulatory approval.

Clinical failure can occur at any stage of our clinical development. Clinical trials may produce negative or inconclusive results, and we or our partners may decide, or regulators may require us, to conduct additional clinical or preclinical testing. In addition, data obtained from tests are susceptible to varying interpretations, and regulators may not interpret our data as favorably as we do, which may delay, limit or prevent regulatory approval. Success in preclinical testing and early clinical trials does not ensure that later clinical trials will generate the same results or otherwise provide adequate data to demonstrate the efficacy and safety of a product candidate. Frequently, product candidates that have shown promising results in early clinical trials have subsequently suffered significant setbacks in later clinical trials. In addition, the design of a clinical trial can determine whether its results will support approval of a product, or approval of a product for desired indications, and flaws or shortcomings in the design of a clinical trial may not become apparent until the clinical trial is well advanced. We have limited experience in designing clinical trials and may be unable to design and execute a clinical trial to support regulatory approval for our desired indications, and we have never previously submitted an NDA. Further, clinical trials of potential products often reveal that it is not practical or feasible to continue development efforts. If LIPO-202 is found to be unsafe or lack efficacy, we will not be able to obtain regulatory approval for it and our business would be harmed. For example, if the results of our planned Phase 3 clinical trials of LIPO-202 do not achieve primary or secondary efficacy endpoints or we are unable to provide primary or secondary endpoint measurements deemed acceptable by the FDA or non-U.S. regulators and demonstrate an acceptable safety level, the prospects for approval of LIPO-202 would be materially and adversely affected. A number of companies in the pharmaceutical industry, including those with greater resources and experience than us, have suffered significant setbacks in Phase 2 and Phase 3 clinical trials, even after seeing promising results in earlier clinical trials.

In some instances, there can be significant variability in safety and/or efficacy results between different trials of the same product candidate due to numerous factors, including differences in trial protocols and design, the size and type of the patient populations, adherence to the dosing regimen and the rate of dropout among clinical trial participants. We do not know whether any Phase 2, Phase 3 or other clinical trials we or any partners may conduct will demonstrate consistent and/or adequate efficacy and safety to obtain regulatory approval to market our product candidates.

We may be unable to successfully pursue the 505(b)(2) pathway as planned, which would materially impact our likelihood of obtaining FDA approval.

A 505(b)(2) application that relies for approval on the FDA’s finding of safety and/or effectiveness for one or more listed drugs must establish that such reliance is scientifically appropriate, and must submit data necessary to support any aspects of the proposed drug product that represent modifications to the listed drug(s). We must establish a bridge between our proposed drug product and each listed drug upon which we propose to rely, to demonstrate that such reliance is scientifically justified. Determining and reaching agreement with the FDA regarding exactly what additional or “bridging” data will be needed to support the proposed modification to the listed drug can present challenges and is a fact-specific determination that must be made on a case-by-case basis.

If we are unable to establish to the FDA’s satisfaction that our reliance on the listed drug is scientifically appropriate, and that we have sufficiently addressed the safety and effectiveness implications of our proposed modifications (including, importantly, the different indication), we may be unable to utilize this regulatory pathway.

LIPO-202, if approved, will face significant competition, and the failure by us to compete effectively may prevent us from achieving significant market acceptance.

The aesthetic procedure market is highly competitive and dynamic, and is characterized by rapid and substantial technological development and product innovations. We are seeking regulatory approval of LIPO-202 for the reduction of central abdominal bulging due to subcutaneous fat in non-obese patients. A substantial portion of our target physician market is comprised of dermatologists, primary care physicians, OB/GYNs, and members of other specialties, some of whom perform liposuction, non-invasive fat reduction and other procedures for fat reduction. Such physicians may find it more advantageous to utilize these surgical and non-surgical procedures to remove localized fat deposits rather than a cosmetic injectable therapy such as LIPO-202. In addition, we expect that LIPO-202, if approved, will compete for the attention and discretionary income of patients with new and existing therapies for the treatment of localized fat, including liposuction and other procedures, as well as other technologies aimed at fat reduction, including other injections and laser energy-based, cryolipolysis, and ultrasound energy-based products.

If approved, LIPO-202 may also compete with unregulated, unapproved and off-label fat reduction and body contouring treatments. For example, we are aware that there are entities such as compounding pharmacies that have manufactured quantities of phosphatidylcholine and deoxycholic acid-based formulations, which are being sold as fat reduction treatments without drug approval from the FDA. In order to compete successfully in the aesthetics market, we will have to demonstrate that the reduction of central abdominal bulging due to subcutaneous fat with LIPO-202 is a worthwhile aesthetic treatment and is a superior alternative to existing therapies. There may be other drug or device products or injectable therapies currently under development or being considered for development for the reduction of central abdominal bulging due to subcutaneous fat of which we are not currently aware, but which upon approval would compete directly with LIPO-202.

LIPO-202, if approved, will also compete for patient and physician resources and mindshare with products and technologies that are not primarily related to fat reduction and body contouring, such as skin tightening, anti-aging, dispigmentation and other aesthetic technologies. The medical technology and aesthetic companies that offer these products tend to have a broad range of other product offerings, large direct sales forces, and long-term customer relationships with our target physicians, which could inhibit our market penetration efforts.

In addition, a large portion of our target physician market is comprised of plastic surgeons who utilize surgical methods for fat reduction. Such physicians may find it more advantageous to utilize surgical techniques to remove localized fat deposits rather than a cosmetic injectable therapy such as LIPO-202. Additionally, some non-invasive technologies for the reduction of fat or “body contouring” have received marketing clearance from the FDA. For example, in September 2010, Zeltiq Aesthetics, Inc. received clearance for their body contouring system, CoolSculpting, which utilizes controlled cooling to reduce the temperature of fat cells in the treated area for the selective reduction of fat around the flanks. Zerona, a laser energy-based product marketed by Erchonia Corporation, and Liposonix, an ultrasound energy-based product marketed by Valeant Pharmaceuticals, Inc., have also received FDA marketing clearance. We are also aware that Kythera, Inc. has an injectable drug product in development, ATX-101, which has completed Phase 3 clinical trials in the United States. Kythera submitted an NDA for this product to the FDA in May 2014 for the reduction of submental fat in the chin and such NDA has been accepted for filing by the FDA. Like LIPO-202, this product is an injectable drug which requires a series of injections below the chin. If approved, this product may be used off-label by physicians in the abdomen, the expected treatment indication for LIPO-202, which may decrease the market available for LIPO-202 once approved.

Many of these potential competitors are large, experienced companies that have substantially greater resources and brand recognition than we do. Competing in the aesthetic market could result in price-cutting, reduced profit margins, and limited market share, any of which would harm our business, financial condition, and results of operations.

The commercial success of LIPO-202, if approved, will depend significantly on broad physician adoption and use of LIPO-202.

The commercial success of LIPO-202, if approved, will depend significantly on the broad adoption and use of LIPO-202 by physicians for fat reduction and body contouring. Physician adoption of LIPO-202 for the reduction of central abdominal bulging due to subcutaneous fat, if approved, will depend on a number of factors, including:

•	the safety and effectiveness of LIPO-202 for fat reduction and body contouring as compared to alternative treatments or procedures;

•	physician willingness to adopt a new therapy for fat reduction and body contouring;

•	patient compliance with the treatment regimen;

•	overcoming any biases surgeons may have in favor of surgical procedures for the reduction of central abdominal bulging due to subcutaneous fat;

•	patient satisfaction with administration, results and duration of the effects of LIPO-202;

•	patient demand for central abdominal bulge reduction and body contouring;

•	the revenue and profitability that LIPO-202 will offer a physician as compared to alternative treatments or procedures; and

•	the difficulty of administering LIPO-202 and any potential side effects of the administration and/or use of LIPO-202.

If LIPO-202 is approved for use and physicians do not broadly adopt it for fat reduction and body contouring, our financial performance will be adversely affected.

We currently have no sales or marketing organization. If we are unable to establish sales capabilities on our own or through third parties, we may not be able to market and sell LIPO-202 effectively in the United States or any other current and future product candidates, if approved, or generate product revenue.

We currently do not have a commercial organization. In order to commercialize LIPO-202 in the United States, we must build our marketing, sales, distribution, management and other non-technical capabilities or make arrangements with third parties to perform these services, and we may not be successful in doing so. If LIPO-202 receives regulatory approval, we intend to establish a sales organization with technical expertise and supporting distribution capabilities to commercialize our product candidates, which will be expensive, require substantial additional capital and be time consuming. We have no prior experience in the marketing, sale and distribution of pharmaceutical products and there are significant risks involved in building and managing a sales organization, including our ability to hire, retain, and incentivize qualified individuals, generate sufficient sales leads, provide adequate training to sales and marketing personnel, and effectively manage a geographically dispersed sales and marketing team. Any failure or delay in the development of our internal sales, marketing and distribution capabilities would adversely impact the commercialization of these products. We may choose to collaborate with third parties that have direct sales forces and established distribution systems, either to augment our own sales force and distribution systems or in lieu of our own sales force and distribution systems. If we are unable to enter into such arrangements on acceptable terms or at all, we may not be able to successfully commercialize LIPO-202. If we are not successful in commercializing LIPO-202 or any of our current or future product candidates, either on our own or through collaborations with one or more third parties, our future product revenue will suffer and we would incur significant additional losses.

We will need to increase the size of our organization, and we may experience difficulties in managing growth.

As of September 30, 2014, we had nine full-time employees and one part-time employee. We will need to continue to expand our managerial, operational, commercial, medical affairs, finance and other resources in order to manage our operations and clinical trials, continue our development activities and commercialize LIPO-202 or any of our current and future product candidates. Our management and personnel, systems and facilities currently in place may not be adequate to support this future growth. Our need to effectively execute our growth strategy requires that we:

•	manage our clinical trials effectively;

•	identify, recruit, retain, incentivize and integrate additional employees;

•	build effective business processes to launch LIPO-202 and other products;

•	manage our internal development efforts effectively while carrying out our contractual obligations to third parties; and

•	continue to improve our operational, financial and management controls, reporting systems and procedures.

The commercial success of LIPO-202 outside of the United States depends significantly on the development and marketing efforts of NovaMedica, LLC and other third parties, and if any of these parties fails to perform as expected, or is unable to obtain the required regulatory approvals for our product candidates, the potential for us to generate future revenue from royalties and milestone payments from LIPO-202 outside the United States would be significantly reduced and our business would be materially and adversely harmed.

In December 2012, we entered into a technology transfer agreement with Domain Russia Investments Limited, or DRI, which was subsequently assigned to NovaMedica, LLC, or NovaMedica, pursuant to an assignment and assumption agreement, as contemplated in the technology transfer agreement with DRI. Under this agreement, we are working with NovaMedica to obtain and maintain regulatory approval for our product candidates from regulatory bodies in Armenia, Azerbaijan, Belarus, Georgia, Kazakhstan, Kyrgyzstan, Moldova, Russia, Tajikistan, Turkmenistan, Ukraine and Uzbekistan. NovaMedica is responsible for the commercialization of LIPO-202 and LIPO-102, if regulatory approval is achieved in those territories. We intend to identify a strategic partner or partners to develop and commercialize LIPO-202 for other markets outside these territories and the United States, and we intend to pursue partnering and licensing arrangements for the European, Far Eastern, and Latin American markets.

The potential for us to generate revenue from royalties and milestone payments from our product candidates outside of the United States depends primarily on the successful development, regulatory approval, marketing and commercialization of our products by NovaMedica and other strategic partners and third parties.

Any of the following events or factors could have a material adverse effect on the potential and timing for us to receive regulatory and commercial milestone payments and generate royalties from the sale of LIPO-202 outside of the United States:

•	our partners’ receipt of, or failure to comply with, additional requests and recommendations from relevant foreign regulatory bodies, including any request for additional clinical trials;

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different requirements for approval by various regulatory bodies outside the United States and our partners’ ability to conduct necessary clinical trials and compile and submit an adequate registration dossier;

•	our partners’ inability to obtain all necessary approvals from regulatory bodies outside the United States;

•	our partners’ failure to commit adequate resources to the development, regulatory approval, marketing, distribution and intellectual property protection of LIPO-202;

•	our ability to build and maintain a global safety database, together with our partners and collaborators, sufficient for regulatory reporting; and

•	any failure of our partners to manufacture our product candidate in compliance with requirements of relevant regulatory bodies and in quantities sufficient to meet clinical or commercial demand.

We rely completely on third-party suppliers to manufacture and distribute our clinical drug supplies for LIPO-202, we intend to rely on third parties for commercial manufacturing and distribution of LIPO-202 and we expect to rely on third parties for manufacturing and distribution of preclinical, clinical, and commercial supplies of any of our other current and future product candidates.

We do not currently have, nor do we plan to acquire, the infrastructure or capability to manufacture or distribute preclinical, clinical, or commercial quantities of drug substance or drug product, including LIPO-202. Facilities used by our contract manufacturers to manufacture drug substance and drug product for commercial sale must be approved by the FDA or other relevant foreign regulatory bodies pursuant to inspections that will be conducted after we submit our NDA or any relevant foreign regulatory submission to the applicable regulatory agency.

We do not have direct control over the ability of our contract manufacturers to maintain adequate manufacturing capacity and capabilities to serve our needs, including quality control, quality assurance and qualified personnel. We are dependent on our contract manufacturers for compliance with cGMP requirements, for manufacture of drug substance and finished drug products. If our contract manufacturers cannot successfully manufacture material that conforms to our specifications and/or the strict regulatory requirements of the FDA or foreign regulatory bodies, they will not be able to secure and/or maintain regulatory approval for their manufacturing facilities. Furthermore, these contract manufacturers are engaged with other companies to supply and/or manufacture materials or products for such companies, which also exposes our manufacturers to regulatory risks for the production of such materials and products. As a result, failure to meet the regulatory requirements for the production of those materials and products may also affect the regulatory clearance of a contract manufacturers’ facility. If the FDA or a comparable foreign regulatory agency does not approve these facilities for the manufacture of LIPO-202 or any of our other current and future product candidates, or if it withdraws its approval in the future, we may need to find alternative manufacturing facilities, which would negatively impact our ability to develop, obtain regulatory approval for or market LIPO-202 or any of our other current and future product candidates, if approved. Any of these factors could cause a delay of clinical trials, regulatory submissions, approvals or commercialization of our product candidates or entail higher costs or impair our reputation.

We and our contract manufacturers continue to characterize and improve manufacturing processes and quality systems. As development and commercialization progresses, we may encounter difficulties with new or existing processes. Depending upon the extent of the challenges encountered, there may be an interruption in clinical and/or commercial supply.

In addition, a failure to provide drug substance supply could have an adverse effect in supply of finished drug product for clinical trials and/or finished drug product in our commercial territories, and, as a result, may have an adverse effect on our operating results.

We expect to continue to depend on third-party contract manufacturers and suppliers for the foreseeable future. We currently source salmeterol xinafoate, the active drug ingredient of LIPO-202, from Natco Pharma Limited. Lyophilization Services of New England, Inc. manufactures LIPO-202. Testing and stability services for LIPO-202 are currently provided by Pharmaceutical Product Development, LLC, or PPD. We have not yet entered into long-term agreements with any of the aforementioned third-party providers. We currently do not have alternative drug substance and drug product manufacturers, although through extensive diligence several providers have been identified. To manufacture and distribute LIPO-202 in the quantities that we believe will be required to meet anticipated market demand, our third-party manufacturers may need to increase capacity, which could involve significant challenges and will require additional regulatory approvals. In addition, the development of commercial-scale manufacturing capabilities may require us and our third-party manufacturers to invest substantial additional funds and hire and retain the technical personnel who have the necessary manufacturing and quality experience. Neither we nor our third-party manufacturers may successfully complete any required increase to existing manufacturing capacity in a timely manner, or at all.

When completed, our supply agreements cannot guarantee that a contract manufacturer or supplier will provide services adequate for our needs. If a contract manufacturer/supplier becomes financially distressed or insolvent, or discontinues manufacturing supply for us beyond the term of the existing agreement, if any, or for any other reason, this could result in substantial management time and expense to identify and qualify alternative manufacturers or suppliers, and could lead to an interruption in clinical or commercial supply.

If there is a disruption to our or our third-party manufacturers’ or suppliers’ relevant operations, we will have no other means of producing LIPO-202 until the affected facilities are restored or we or they procure and qualify alternative facilities. Additionally, any damage to or destruction of our or our third-party manufacturers’ or suppliers’ facilities or equipment may significantly impair our ability to manufacture LIPO-202 on a timely basis.

Our reliance on contract manufacturers further exposes us to the possibility that they, or third parties with access to their facilities, will have access to and may misappropriate our trade secrets or other proprietary information.

We currently rely on the services of a few testing organizations. Failure of these vendors to perform adequately can materially and adversely affect our business.

There are a limited number of providers for testing of LIPO-202, and we do not have direct control over our testing labs. Nor do we have direct control over the processes or timing for the acquisition of the raw materials and components necessary to test our product candidate. If these raw materials and/or components are not available at the volumes and quantity levels required, it could have a material and adverse impact on the supply of drug substance and finished drug product. We work closely with our testing labs to enable timely delivery of required drug substance and drug product, but these efforts may be insufficient which may lead to delays in testing of drug product. Although we generally do not begin a clinical trial unless we believe we have a sufficient supply of a drug product to complete the study, a delay in the supply of sufficient drug product could delay completion of clinical trials and the clinical program, regulatory approval, and generation of revenue.

Testing and stability services for LIPO-202 are currently provided by PPD. We have not yet entered into long-term agreements with PPD.

Manufacturing and supply of drug substance and finished drug product is a complex and technically challenging undertaking, and there is potential for failure at many points in the manufacturing, testing, quality assurance and distribution supply chain, as well as the potential for latent defects after product has been manufactured and distributed.

Manufacturing and supply of drug substance and finished drug product is technically challenging. Changes that may be made outside the purview of our direct control can have an impact on the success of our processes, on quality, and successful delivery of product to physicians. Mistakes and mishandling are not uncommon and can affect successful production and supply. Some of these risks include:

•	failure of our manufacturers to follow cGMP requirements or mishandling of our product while in production or in preparation for transit;

•	transportation and import/export risk;

•	delays in analytical results or failure of sensitive analytical techniques that we will depend upon for quality control, release of product, and shelf life determination;

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natural disasters, labor disputes, financial distress, lack of raw material and component supply, issues with facilities and equipment or other forms of disruption to business operations at our contract manufacturers/suppliers; and

•	latent defects that may become apparent after product has been released and which may result in recall and destruction of drug.

We rely on third parties to conduct all our preclinical studies and clinical trials. If these third parties do not successfully carry out their contractual duties or meet expected deadlines, we may be unable to obtain regulatory approval for or commercialize LIPO-202.

We do not have the ability to conduct preclinical studies or clinical trials independently. We rely on medical institutions, clinical investigators, contract laboratories, collaborative partners and other third parties, such as CROs, to conduct clinical trials on our product candidates. The third parties with whom we contract for execution of our clinical trials play a significant role in the conduct of these trials and the subsequent collection and analysis of data. However, these third parties are not our employees, and except for contractual duties and obligations, we have limited ability to control the amount, quality or timing of resources that they devote to our programs. Although we rely on these third parties to conduct our preclinical studies and clinical trials, we remain responsible for ensuring that each of our preclinical studies and clinical trials is conducted in accordance with its investigational plan and protocol. Moreover, the FDA requires us to comply with regulations and standards referred to as current Good

Laboratory Practice, or GLP, for conducting preclinical studies, and Good Clinical Practice, or GCP, for conducting, monitoring, recording and reporting the results of clinical trials to ensure that the data and results are scientifically credible and accurate, and that the trial subjects are adequately informed of the potential risks of participating in clinical trials.

In addition, the execution of preclinical studies and clinical trials, and the subsequent compilation and analysis of the data produced, requires coordination among various parties. In order for these functions to be carried out effectively and efficiently, it is imperative that these parties communicate and coordinate with one another. Moreover, these third parties may also have relationships with other commercial entities, some of which may compete with us. These third parties may terminate their agreements with us upon as little as 30 days prior written notice of a material breach by us that is not cured within 30 days. Many of these agreements may also be terminated by such third parties under certain other circumstances, including our insolvency or our failure to comply with applicable laws. In general, these agreements require such third parties to reasonably cooperate with us at our expense for an orderly winding down of services of such third parties under the agreements. If the third parties conducting our clinical trials do not perform their contractual duties or obligations, experience work stoppages, become insolvent or undergo restructuring, do not meet expected deadlines, terminate their agreements with us or need to be replaced, or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to our clinical trial protocols or GCPs, or for any other reason, we may need to enter into new arrangements with alternative third parties, which could be difficult, costly or impossible, and our clinical trials may be extended, delayed or terminated or may need to be repeated. If any of the foregoing were to occur, we may not be able to obtain regulatory approval for or commercialize the product candidate being tested in such trials in a timely fashion, or at all.

Our existing collaboration with NovaMedica is important to our business, and future collaborations may also be important to us. If we are unable to maintain any of these collaborations, or if these collaborations are not successful, our business could be adversely affected.

We have entered into a collaboration with NovaMedica for the development and commercialization of our product candidates in Russia, Armenia, Azerbaijan, Belarus, Georgia, Kazakhstan, Kyrgyzstan, Moldova, Tajikistan, Turkmenistan, Ukraine and Uzbekistan. Our existing collaboration, and any future collaborations we enter into, may pose a number of risks, including:

•	collaborators have significant discretion in determining the efforts and resources that they will apply to the development and commercialization of product candidates under these collaborations;

•	collaborators may not perform their obligations as expected;

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collaborators may not pursue development and commercialization of any product candidates that achieve regulatory approval, or may elect not to continue or renew development or commercialization programs based on clinical trial results, changes in the collaborators’ strategic focus or available funding, or external factors, such as an acquisition, that divert resources or create competing priorities;

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collaborators may delay clinical trials, provide insufficient funding for a clinical trial program, stop a clinical trial or abandon a product candidate, repeat or conduct new clinical trials or require a new formulation of a product candidate for clinical testing;

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collaborators could independently develop, or develop with third parties, products that compete directly or indirectly with the products or product candidates that are the subject of our collaboration agreements with them, which may cause collaborators to cease to devote resources to the commercialization of the product candidates that are covered under our collaboration with them;

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a collaborator with marketing and distribution rights to one or more product candidates that are subject to a collaboration agreement with us and achieve regulatory approval may not commit sufficient resources to the marketing and distribution of such product or products;

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disagreements with collaborators, including disagreements over proprietary rights, contract interpretation or the preferred course of development, might cause delays or termination of the research, development or commercialization of product candidates, lead to additional responsibilities for us with respect to product candidates, or result in litigation or arbitration, any of which would be time-consuming and expensive;

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collaborators may not properly maintain or defend our intellectual property rights or may use our proprietary information in such a way as to result in litigation that could jeopardize or invalidate our intellectual property rights or proprietary information;

•	collaborators may infringe the intellectual property rights of third parties, which may expose us to litigation and potential liability;

•	collaborations may be terminated and, if terminated, in certain instances, we would potentially lose the right to pursue further development or commercialization of the applicable product candidates;

•	collaborators may learn about our technology and use this knowledge to compete with us;

•	negative results in preclinical or clinical trials conducted by our collaborators could produce results that harm or impair other products using our technology;

•	there may be conflicts between collaborators that could negatively affect those collaborations or others; and

•	the number and type of our collaborations could adversely affect our attractiveness to future collaborators or acquirers.

All of the risks relating to product development, regulatory approval and commercialization described in this prospectus also apply to the activities of our collaborators and there can be no assurance that our collaborations will produce positive results or successful products on a timely basis or at all. Additionally, subject to its contractual obligations to us, if a collaborator of ours is involved in a business combination or otherwise changes its business priorities, the collaborator might deemphasize or terminate the development or commercialization of any product candidate licensed to it by us. If one or more of our collaborators terminates its agreement with us, we may find it more difficult to attract new collaborators and our perception in the business and financial communities, as well as our stock price, could be adversely affected.

Our ability to market LIPO-202 in the United States, if approved, will be limited to an indication approved by the FDA, and if we want to expand the indications for which we may market LIPO-202, we will need to conduct additional clinical trials and obtain additional regulatory approvals, which may not be granted.

We intend to seek regulatory approval of LIPO-202 in the United States for the reduction of central abdominal bulging due to subcutaneous fat in non-obese patients. The FDA has not confirmed that our proposed indication is a recognized disease or condition nor that it is an acceptable indication for regulatory approval. We may be forced to change our indication for LIPO-202 in order to obtain approval for LIPO-202, which could adversely impact our ability to market LIPO-202. Moreover, if LIPO-202 is approved for our proposed indication, the FDA likely will prohibit our marketing or advertising of LIPO-202 for other specific body areas, which could limit physician and patient adoption. We may attempt to develop, seek regulatory approval for, promote and commercialize new treatment indications and protocols for LIPO-202 in the future, but we cannot predict when or if we will receive the approvals required to do so. In addition, we likely would be required to conduct additional clinical trials or studies to support our applications, which would be time-consuming and expensive, and may produce results that do not result in regulatory approvals. If we do not obtain additional regulatory approvals, our ability to expand our business in the United States and elsewhere will be limited.

Even if LIPO-202 is approved for commercialization, if there is not sufficient patient demand for procedures using LIPO-202, our financial results and future prospects will be harmed.

The reduction of central abdominal bulging due to subcutaneous fat with LIPO-202 is an elective procedure, the cost of which must be borne by the patient, and we do not expect it to be reimbursable through government or private health insurance. The decision by a patient to elect to undergo treatment with LIPO-202 may be influenced by a number of factors, such as:

•	the success of any sales and marketing programs that we, our collaborators, or any third parties we or they engage, undertake, and as to which we have limited experience;

•	the extent to which physicians adopt and recommend LIPO-202 to their patients;

•	the extent to which LIPO-202 satisfies patient expectations;

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the ability of physicians and clinicians to properly follow instructions in administering the subcutaneous injections across the central abdominal treatment area such that their patients do not experience excessive discomfort during treatment or adverse side effects;

•	the cost, safety and effectiveness of LIPO-202 versus other aesthetic treatments;

•	consumer sentiment about the benefits and risks of aesthetic procedures generally and LIPO-202 in particular;

•	the success of any direct-to-consumer marketing efforts we may initiate; and

•	general consumer confidence, which may be impacted by economic and political conditions.

Our financial performance will be materially harmed if we cannot generate significant patient demand for LIPO-202.

If product liability lawsuits are brought against us, we may incur substantial liabilities and may be required to limit commercialization of LIPO-202 or any of our other current and future product candidates.

We face an inherent risk of product liability as a result of the clinical testing of our product candidates and will face an even greater risk if we commercialize any products. For example, we may be sued if any product we develop allegedly causes injury or is found to be otherwise unsuitable during product testing, manufacturing, marketing or sale. Any such product liability claims may include allegations of defects in manufacturing, defects in design, a failure to warn of dangers inherent in the product, negligence, strict liability, and a breach of warranties, among others. Claims could also be asserted under state consumer protection acts. If we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities or be required to limit commercialization of our product candidates. Even successful defense would require significant financial and management resources. Regardless of the merits or eventual outcome, liability claims may result in:

•	decreased demand for LIPO-202 or any of our other current and future product candidates;

•	injury to our reputation;

•	withdrawal of clinical trial participants;

•	costs to defend the related litigation;

•	diversion of management’s time and our resources;

•	substantial monetary awards to trial participants or patients;

•	regulatory investigations, product recalls, withdrawals or labeling, marketing or promotional restrictions;

•	loss of revenue; and

•	the inability to commercialize LIPO-202 or any our other current or future product candidates.

Our inability to obtain and maintain sufficient product liability insurance at an acceptable cost and scope of coverage to protect against potential product liability claims could prevent or inhibit the commercialization of LIPO-202 or any of our other products we develop. We currently carry product liability insurance covering our clinical trials in the amount of $5.0 million in the aggregate. Although we maintain such insurance, any claim that may be brought against us could result in a court judgment or settlement in an amount that is not covered, in whole or in part, by our insurance or that is in excess of the limits of our insurance coverage. Our insurance policies also have various exclusions and deductibles, and we may be subject to a product liability claim for which we have no coverage. We will have to pay any amounts awarded by a court or negotiated in a settlement that exceed our coverage limitations or that are not covered by our insurance, and we may not have, or be able to obtain, sufficient capital to pay such amounts. Moreover, in the future, we may not be able to maintain insurance coverage at a reasonable cost or in sufficient amounts to protect us against losses. If and when we obtain approval for marketing LIPO-202, we intend to expand our insurance coverage to include the sale of LIPO-202; however, we may be unable to obtain this liability insurance on commercially reasonable terms.

If we fail to attract and keep senior management and key scientific and commercial personnel, we may be unable to successfully develop LIPO-202 or any of our other current and future product candidates, conduct our clinical trials and commercialize LIPO-202 or any of our other current and future product candidates.

Our success depends in part on our continued ability to attract, retain and motivate highly qualified management, clinical and scientific, and commercial personnel. We are highly dependent upon our senior management, particularly our President and Chief Executive Officer. We have not entered into any employment agreements with our key personnel other than our senior management team, nor do we maintain key man life insurance on the lives of any of the members of our senior management. Although we have a stock option plan pursuant to which we provide our executive officers with various economic incentives to remain employed with us, these incentives may not be sufficient to retain them. None of our senior management has any arrangement with us for a fixed term of service. The loss of services of any of these individuals or our inability to hire, retain and motivate additional qualified personnel in the future could delay or prevent the successful development of our product pipeline, completion of our planned clinical trials or the commercialization of LIPO-202 or any of our other current and future product candidates.

Although we have not historically experienced unique difficulties attracting and retaining qualified employees, we could experience such problems in the future. For example, competition for qualified personnel in the biotechnology and specialty pharmaceuticals field is intense due to the limited number of individuals who possess the skills and experience required by our industry. We will need to hire additional personnel as we expand our clinical development and commercial activities. We may not be able to attract and retain quality personnel on acceptable terms, or at all. In addition, to the extent we hire personnel from competitors, we may be subject to allegations that they have been improperly solicited or that they have divulged proprietary or other confidential information, or that their former employers own their research output.

If we are not successful in discovering, developing and commercializing additional product candidates, our ability to expand our business and achieve our strategic objectives would be impaired.

Although a substantial amount of our effort will focus on the continued clinical testing and potential approval of LIPO-202, an element of our strategy is to discover, develop and commercialize a portfolio of products to serve the aesthetic market. We are seeking to do so through our internal research programs and may explore strategic collaborations for the development or acquisition of new products. Our other potential product candidate, LIPO-102, remains in the discovery stage. Research programs to identify product candidates require substantial technical, financial and human resources, whether or not any product candidates are ultimately identified. Our research programs may initially show promise in identifying potential product candidates, yet fail to yield product candidates for clinical development for many reasons, including the following:

•	the research methodology used may not be successful in identifying potential product candidates;

•	competitors may develop alternatives that render our product candidates obsolete or less attractive;

•	product candidates we develop may nevertheless be covered by third parties’ patents or other exclusive rights;

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a product candidate may on further study be shown to have harmful side effects or other characteristics that indicate it is unlikely to be effective or otherwise does not meet applicable regulatory criteria;

•	a product candidate may not be capable of being produced in commercial quantities at an acceptable cost, or at all;

•	a product candidate may not be accepted as safe and effective by patients, the medical community or third-party payors, if applicable; and

•	the FDA or other regulatory authorities may not approve or agree with the intended use of a new product candidate.

If we fail to develop and successfully commercialize other current and future product candidates, our business and future prospects may be harmed and our business will be more vulnerable to any problems that we encounter in developing and commercializing LIPO-202.

Requirements associated with being a public company will increase our costs significantly, as well as divert significant company resources and management attention.

We will incur significant legal, accounting and other expenses as a public company, including costs resulting from public company reporting obligations under the Securities Exchange Act of 1934, as amended, and regulations regarding corporate governance practices. The listing requirements of The NASDAQ Global Market require that we satisfy certain corporate governance requirements relating to director independence, distributing annual and interim reports, stockholder meetings, approvals and voting, soliciting proxies, conflicts of interest and a code of conduct. Our management and other personnel will need to devote a substantial amount of time to ensure that we comply with all of these requirements. Moreover, the reporting requirements, rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. Any changes we make to comply with these obligations may not be sufficient to allow us to satisfy our obligations as a public company on a timely basis, or at all. These reporting requirements, rules and regulations, coupled with the increase in potential litigation exposure associated with being a public company, could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors or board committees or to serve as executive officers, or to obtain certain types of insurance, including directors’ and officers’ insurance, on acceptable terms.

After this offering, we will be subject to Section 404 of The Sarbanes-Oxley Act of 2002, or Section 404, and the related rules of the Securities and Exchange Commission, or the SEC, which generally require our management and independent registered public accounting firm to report on the effectiveness of our internal control over financial reporting. Beginning with the second annual report that we will be required to file with the Securities and Exchange Commission, Section 404 requires an annual management assessment of the effectiveness of our internal control over financial reporting. However, for so long as we remain an emerging growth company as defined in the JOBS Act, we intend to take advantage of certain exemptions from various reporting requirements that are applicable to public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404. Once we are no longer an emerging growth company or, if prior to such date, we opt to no longer take advantage of the applicable exemption, we will be required to include an opinion from our independent registered public accounting firm on the effectiveness of our internal controls over financial reporting. We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year following the fifth anniversary of our initial public offering, (2) the last day of the fiscal year in which we have total annual gross revenue of at least $1.0 billion, (3) the day we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as measured as of each June 30th, and (4) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

To date, we have never conducted a review of our internal control for the purpose of providing the reports required by these rules. During the course of our review and testing, we may identify deficiencies and be unable to remediate them before we must provide the required reports. Furthermore, if we have a material weakness in our internal controls over financial reporting, we may not detect errors on a timely basis and our financial statements may be materially misstated. We or our independent registered public accounting firm may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting, which could harm our operating results, cause investors to lose confidence in our reported financial information and cause the trading price of our stock to fall.

In addition, as a public company we will be required to file accurate and timely quarterly and annual reports with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. In order to report our results of operations and financial statements on an accurate and timely basis, we will depend on CROs to provide timely and accurate notice of their costs to us and, if LIPO- 202 is approved by relevant foreign regulatory authorities and sold by NovaMedica, we would depend on NovaMedica to provide timely and accurate reports on royalties payable to us. Any failure to report our financial results on an accurate and timely basis could result in sanctions, lawsuits, delisting of our shares from The NASDAQ Global Market or other adverse consequences that would materially harm to our business. In addition, being a public company could make it more difficult or more costly for us to obtain certain types of insurance, including directors’ and officers’ liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these events could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers.

If we fail to comply with the covenants and other obligations under our credit facility, the lenders may be able to accelerate amounts owed under the facilities and may foreclose upon the assets securing our obligations.

In June 2014, we entered into a loan and security agreement with Hercules. As of November 4, 2014, $10.0 million remained outstanding under the loan. Borrowings under our loan agreement are secured by all of our tangible assets. The covenants set forth in the loan and security agreement require, among other things, that we seek consent from Hercules prior to certain corporate changes and provide certain unaudited financial information within 30 days after the end of each month. If we fail to comply with the covenants and our other obligations under the credit facility, Hercules would be able to accelerate the required repayment of amounts due under the loan agreement and, if they are not repaid, could foreclose upon our assets securing our obligations under the credit facility.

Unfavorable global economic conditions could adversely affect our business, financial condition or results of operations.

Our results of operations could be adversely affected by general conditions in the global economy and in the global financial markets. Furthermore, the market for aesthetic medical procedures may be particularly vulnerable to unfavorable economic conditions. In particular, we do not expect LIPO-202 to be reimbursed by any government or third-party payor and, as a result, demand for this product will be tied to discretionary spending levels of our targeted patient population. A severe or prolonged economic downturn, such as the most recent global financial crisis, could result in a variety of risks to our business, including, weakened demand for LIPO-202, if approved, and our ability to raise additional capital when needed on acceptable terms, if at all. This is particularly true in Europe, which is undergoing a continued severe economic crisis. A weak or declining economy could also strain our suppliers, possibly resulting in supply disruption, or cause our customers to delay making payments for our services. Any of the foregoing could harm our business and we cannot anticipate all of the ways in which the current economic climate and financial market conditions could adversely impact our business.

Our business involves the use of hazardous materials and we and our third-party manufacturers and suppliers must comply with environmental laws and regulations, which can be expensive and restrict how we do business.

Our research and development activities and our third-party manufacturers’ and suppliers’ activities involve the controlled storage, use and disposal of hazardous materials owned by us, including the components of our product candidates and other hazardous compounds. We and our manufacturers and suppliers are subject to laws and regulations governing the use, manufacture, storage, handling and disposal of these hazardous materials. In some cases, these hazardous materials and various wastes resulting from their use are stored at our and our manufacturers’ facilities pending their use and disposal. We cannot eliminate the risk of contamination, which could cause an interruption of our commercialization efforts, research and development efforts and business operations, environmental damage resulting in costly clean-up and liabilities under applicable laws and regulations governing the use, storage, handling and disposal of these materials and specified waste products. Although we believe that the safety procedures utilized by our third-party manufacturers for handling and disposing of these materials generally comply with the standards prescribed by these laws and regulations, we cannot guarantee that this is the case or eliminate the risk of accidental contamination or injury from these materials. In such an event, we may be held liable for any resulting damages and such liability could exceed our resources and state or federal or other applicable authorities may curtail our use of certain materials and/or interrupt our business operations. Furthermore, environmental laws and regulations are complex, change frequently and have tended to become more stringent. We cannot predict the impact of such changes and cannot be certain of our future compliance. We do not currently carry biological or hazardous waste insurance coverage.

We or the third parties upon whom we depend may be adversely affected by earthquakes, wildfires or other natural disasters and our business continuity and disaster recovery plans may not adequately protect us from a serious disaster.

Our corporate headquarters and other facilities are located in the San Diego area, which in the past has experienced both severe earthquakes and wildfires. We do not carry earthquake insurance. Earthquakes, wildfires or other natural disasters could severely disrupt our operations, and have a material adverse effect on our business, results of operations, financial condition and prospects.

If a natural disaster, power outage or other event occurred that prevented us from using all or a significant portion of our headquarters, that damaged critical infrastructure, such as our enterprise financial systems or manufacturing resource planning and enterprise quality systems, or that otherwise disrupted operations, it may be difficult or, in certain cases, impossible for us to continue our business for a substantial period of time. The disaster recovery and business continuity plans we have in place currently are limited and are unlikely to prove adequate in the event of a serious disaster or similar event. We may incur substantial expenses as a result of the limited nature of our disaster recovery and business continuity plans, which, particularly when taken together with our lack of insurance, could have a material adverse effect on our business.

Furthermore, integral parties in our supply chain are geographically concentrated and operating from single sites, increasing their vulnerability to natural disasters or other sudden, unforeseen and severe adverse events. If such an event were to affect our supply chain, it could have a material adverse effect on our business.

Our business and operations would suffer in the event of system failures.

Despite the implementation of security measures, our internal computer systems and those of our current and any future CROs and other contractors and consultants are vulnerable to damage from computer viruses, unauthorized access, natural disasters, terrorism, war and telecommunication and electrical failures. While we have not experienced any such material system failure, accident or security breach to date, if such an event were to occur and cause interruptions in our operations, it could result in a material disruption of our development programs and our business operations. For example, the loss of clinical trial data from completed or future clinical trials could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data. Likewise, we rely on third parties to manufacture LIPO-202 and conduct clinical trials, and similar events relating to their computer systems could also have a material adverse effect on our business. To the extent that any disruption or security breach were to result in a loss of, or damage to, our data or applications, or inappropriate disclosure of confidential or proprietary information, we could incur liability and the further development and commercialization of our product candidate could be delayed.

Risks Related to Our Financial Position and Capital Requirements

We will require substantial additional financing to achieve our goals, and a failure to obtain this necessary capital when needed on acceptable terms, or at all, could force us to delay, limit, reduce or terminate our product development, other operations or commercialization efforts.

Since our inception, substantially all of our resources have been dedicated to the preclinical and clinical development of our lead product candidate, LIPO-202. As of September 30, 2014, we had working capital of $14.2 million and capital resources consisting of cash and cash equivalents of $14.7 million. We have drawn down $10.0 million under our credit facility. We believe that we will continue to expend substantial resources for the foreseeable future on the completion of clinical development and regulatory preparedness of LIPO-202, preparing and filing the NDA filing, preparations for a commercial launch of LIPO-202, if approved, and development of any other current or future product candidates we may choose to further develop pursue. These expenditures will include costs associated with research and development, conducting preclinical studies and clinical trials, obtaining regulatory approvals, and manufacturing and supply as well as marketing and selling any products approved for sale. In addition, other unanticipated costs may arise. Because the outcome of any drug development process is highly uncertain, we cannot reasonably estimate the actual amounts necessary to successfully complete the development and commercialization of LIPO-202 or any other current or future product candidates.

We estimate that our net proceeds from this offering will be approximately $53.0 million, based on the assumed initial public offering price of $14.00 per share (the midpoint of the range on the cover of this prospectus), after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. We believe that such proceeds together with our existing cash and cash equivalents will be sufficient to fund our operations through at least the next twelve months. In particular, we expect that the net proceeds from this offering, along with our existing cash and cash equivalents, will be sufficient to fund our U.S. Phase 3 clinical trials of LIPO-202. However, our operating plan may change as a result of factors currently unknown to us, and we may need to seek additional funds sooner than planned, through public or private equity or debt financings or other sources, such as strategic collaborations. Such financing may result in dilution to stockholders, imposition of debt covenants and repayment obligations, or other restrictions that may adversely affect our business. In addition, we may seek additional capital due to favorable market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans.

Our future capital requirements depend on many factors, including:

•	any unexpected results from further analysis beyond top-line data of our recently completed RESET clinical trial for LIPO-202;

•	the scope, progress, results and costs of researching and developing LIPO-202 or any of our other current and future product candidates, and conducting preclinical and clinical trials;

•

the cost of commercialization activities if LIPO-202 or any of our other current and future product candidates are approved for sale, including marketing, sales and distribution costs and preparedness of our corporate infrastructure;

•	the cost of manufacturing LIPO-202 or any of our other current and future product candidates that we obtain approval for and successfully commercialize;

•	our ability to establish and maintain strategic collaborations, licensing or other arrangements and the financial terms of such agreements;

•

whether NovaMedica continues to pursue or terminate our technology transfer agreement with NovaMedica for the development and commercialization of LIPO-202 in certain jurisdictions outside of the United States;

•	the number and characteristics of any additional product candidates we may develop or acquire;

•	any product liability or other lawsuits related to our products or commenced against us;

•	the expenses needed to attract and retain skilled personnel;

•	the costs associated with being a public company;

•	the costs involved in preparing, filing, prosecuting, maintaining, defending and enforcing patent claims, including litigation costs and the outcome of such litigation; and

•	the timing, receipt and amount of sales of, or royalties on, any future approved products, if any.

Additional funds may not be available when we need them, on terms that are acceptable to us, or at all. If adequate funds are not available to us on a timely basis, we may be required to:

•	delay, limit, reduce or terminate preclinical studies, clinical trials or other development activities for LIPO-202 or any of our other current or future product candidates;

•	delay, limit, reduce or terminate our research and development activities; or

•

delay, limit, reduce or terminate our establishment of sales and marketing capabilities or other activities that may be necessary to commercialize LIPO-202 or any of our other current or future product candidates.

Our independent registered public accounting firm has included an explanatory paragraph relating to our ability to continue as a going concern in its report on our audited financial statements.

Our report from our independent registered public accounting firm for the year ended December 31, 2013 includes an explanatory paragraph stating that our losses and negative cash flows from operating activities and an accumulated deficit at December 31, 2013 of $58.9 million raise substantial doubt about our ability to continue as a going concern. If we are unable to obtain sufficient funding, our business, prospects, financial condition and results of operations will be materially and adversely affected and we may be unable to continue as a going concern. If we are unable to continue as a going concern, we may have to liquidate our assets and may receive less than the value at which those assets are carried on our financial statements, and it is likely that investors will lose all or a part of their investment. We may also be forced to make reductions in spending, including delaying or curtailing our planned clinical programs, or to extend payment terms with our suppliers or licensors. Future reports from our independent registered public accounting firm may also contain statements expressing doubt about our ability to continue as a going concern. If we seek additional financing to fund our business activities in the future and there remains doubt about our ability to continue as a going concern, investors or other financing sources may be unwilling to provide additional funding on commercially reasonable terms or at all.

Raising additional capital may cause dilution to our existing stockholders, restrict our operations or require us to relinquish rights to our technologies or product candidates.

We may seek additional capital through a combination of public and private equity offerings, debt financings, strategic partnerships and alliances and licensing arrangements. To the extent that we raise additional capital through the sale of equity or convertible debt securities, your ownership interest will be diluted, and the terms may include liquidation or other preferences that adversely affect your rights as a stockholder. The incurrence of indebtedness would result in increased fixed payment obligations and could involve certain restrictive covenants, such as limitations on our ability to incur additional debt, limitations on our ability to acquire or license intellectual property rights and other operating restrictions that could adversely impact our ability to conduct our business. If we raise additional funds through strategic partnerships and alliances and licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies or product candidate, or grant licenses on terms unfavorable to us.

Our ability to use our net operating loss carryforwards and certain other tax attributes to offset future taxable income may be subject to certain limitations.

As of December 31, 2013, we had U.S. federal and California net operating loss carryforwards, or NOLs, of approximately $55.6 million and state NOLs of approximately $54.8 million, which expire in various years beginning in 2017 if not utilized. Under Sections 382 and 383 of Internal Revenue Code of 1986, as amended, or the Code, if a corporation undergoes an “ownership change,” the corporation’s ability to use its pre-change NOLs and other pre-change tax attributes, such as research tax credits, to offset its future post-change income and taxes may be limited. In general, an “ownership change” occurs if there is a cumulative change in our ownership by “5% shareholders” that exceeds 50 percentage points over a rolling three-year period. Similar rules may apply under state tax laws. We believe we have experienced certain ownership changes in the past and have reduced our deferred tax assets related to NOLs accordingly. In the event that it is determined that we have in the past experienced additional ownership changes, or if we experience one or more ownership changes as a result of this offering or future transactions in our stock, then we may be further limited in our ability to use our NOLs and other tax assets to reduce taxes owed on the net taxable income that we earn in the event that we attain profitability. Any such limitations on the ability to use our NOLs and other tax assets could adversely impact our business, financial condition and operating results in the event that we attain profitability.

Unstable market and economic conditions may have serious adverse consequences on our business, financial condition and stock price.

As widely reported, global credit and financial markets have experienced extreme disruptions in the past several years, including severely diminished liquidity and credit availability, declines in consumer confidence, declines in economic growth, increases in unemployment rates, and uncertainty about economic stability. There can be no assurance that further deterioration in credit and financial markets and confidence in economic conditions will not occur. Our general business strategy may be adversely affected by any such economic downturn, volatile business environment or continued unpredictable and unstable market conditions. If the current equity and credit markets deteriorate, or do not improve, it may make any necessary debt or equity financing more difficult, more costly, and more dilutive. Failure to secure any necessary financing in a timely manner and on favorable terms could have a material adverse effect on our growth strategy, financial performance and stock price and could require us to delay or abandon clinical development plans. In addition, there is a risk that one or more of our current service providers, manufacturers and other partners may not survive these difficult economic times, which could directly affect our ability to attain our operating goals on schedule and on budget.

At September 30, 2014, we had approximately $14.7 million of cash and cash equivalents. While we are not aware of any material losses, or other significant deterioration in the fair value of our cash equivalents since September 30, 2014, no assurance can be given that further deterioration of the global credit and financial markets would not negatively impact our current portfolio of cash equivalents or our ability to meet our financing objectives. Furthermore, our stock price may decline due in part to the volatility of the stock market and the general economic downturn.

Risks Related to Our Intellectual Property

If our efforts to protect the intellectual property related to our product candidates are not adequate, we may not be able to compete effectively in our market.

We rely upon a combination of patents, trade secret protection and confidentiality agreements to protect the intellectual property related to our product candidates and technology.

The patent application process, also known as patent prosecution, is expensive and time-consuming, and we and any future licensors and licensees may not be able to prepare, file and prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner. It is also possible that we or our current licensors, or any future licensors or licensees, will fail to identify patentable aspects of inventions made in the course of development and commercialization activities before it is too late to obtain patent protection on them. Therefore, these and any of our patents and applications may not be prosecuted and enforced in a manner consistent with the best interests of our business. It is possible that defects of form in the preparation or filing of our patents or patent applications may exist, or may arise in the future, for example with respect to proper priority claims, inventorship, etc., although we are unaware of any such defects that we believe are of material import. If we or any future licensors or licensees, fail to establish, maintain or protect such patents and other intellectual property rights, such rights may be reduced or eliminated. If our current licensors, or any future licensors or licensees, are not fully cooperative or disagree with us as to the prosecution, maintenance or enforcement of any patent rights, such patent rights could be compromised. If there are material defects in the form or preparation of our patents or patent applications, such patents or applications may be invalid and unenforceable. Any of these outcomes could impair our ability to prevent competition from third parties, which may have an adverse impact on our business.

The strength of patents in the specialty pharmaceutical field involves complex legal and scientific questions and can be uncertain. This uncertainty includes changes to the patent laws through either legislative action to change statutory patent law or court action that may reinterpret existing law in ways affecting the scope or validity of issued patents. The patent applications that we own or in-license may fail to result in issued patents with claims that cover our product candidates in the United States or foreign countries with claims that cover our product candidates. Even if patents do successfully issue from the patent applications that we own or in-license, third parties may challenge the validity, enforceability or scope of such patents, which may result in such patents being narrowed, invalidated or held unenforceable. For example, patents granted by the European Patent Office may be challenged, also known as opposed, by any person within nine months from the publication of their grant. Any successful challenge to our patents could deprive us of exclusive rights necessary for the successful commercialization of our product candidates. Furthermore, even if they are unchallenged, our patents may not adequately protect our intellectual property, provide exclusivity for our product candidates, or prevent others from designing around our claims. If the breadth or strength of protection provided by the patents we hold or pursue with respect to our product candidates is challenged, it could dissuade companies from collaborating with us to develop, or threaten our ability to commercialize our product candidates.

In September 2014, a law firm representing one or more unidentified third parties filed with the USPTO two separate Requests for Ex Parte Reexamination against two of our issued US patents: one against each claim of our U.S. Pat. No. 8,420,625, or the ’625 patent, and one against each claim of our U.S. Pat. No. 8,404,750, or the ’750 patent. The reexamination process is provided for by law and requires the USPTO to consider the scope and validity of issued patents if requested. On October 7, 2014, the USPTO granted the request for reexamination of the ’625 patent. We have not yet received an office action with respect to the ’625 patent reexamination. The ’750 patent reexamination petition remains pending. The USPTO has three months from receipt of this petition to determine whether the petitioner has raised a substantial new question of patentability for at least one claim of the ’750 patent, in which case the request for reexamination will be granted. To date, we have not received any indication regarding whether the request for reexamination of the ’750 patent will be granted. If the USPTO denies the request for reexamination for the ’750 patent, the ’750 patent will not undergo further examination, and will remain in force as-is.

All of the claims of a patent remain valid and in force during any reexamination proceeding, and we intend to vigorously defend our patent rights during all such proceedings. We cannot predict whether the USPTO will grant the request for the reexamination of the ’750 patent, nor whether we will ultimately succeed in maintaining the scope and validity of the claims of the ’625 patent, and of the ’750 patent if necessary, during any reexamination proceedings. If any of the patent claims in the ’625 or the ’750 patents are ultimately invalidated or narrowed during prosecution before the USPTO, the extent of the patent coverage afforded to LIPO-202 could be impaired or eliminated, which may harm our ability to prevent others from copying our technology.

Patents have a limited lifespan. In the United States, the natural expiration of a patent is generally 20 years after the first non-provisional filing in the patent family, subject to any applicable terminal disclaimer, patent term adjustment and/or patent term extension. Various extensions may be available; however the life of a patent, and the protection it affords, is limited. Without patent protection for our product candidates, we may be open to competition from generic versions of our product candidates. Further, if we encounter delays in our development efforts, including our clinical trials, the period of time during which we could market our product candidates under patent protection would be reduced.

All or almost all of our patents and patent applications are entitled to effective filing dates prior to March 16, 2013. For U.S. patent applications in which patent claims are entitled to a priority date before March 16, 2013, an interference proceeding can be provoked by a third-party, for example a competitor, or instituted by the USPTO, to determine who was the first to invent any of the subject matter covered by those patent claims. An unfavorable outcome could require us to cease using the related technology or to attempt to license rights from the prevailing party. Our business could be harmed if the prevailing party does not offer us a license on commercially reasonable terms. Our participation in an interference proceeding may fail and, even if successful, may result in substantial costs and distract our management and other employees.

In addition to the protection afforded by patents, we also rely on trade secret protection to protect proprietary know-how that may not be patentable or that we elect not to patent, processes for which patents may be difficult to obtain or enforce, and any other elements of our product candidates, and our product development processes (such as a manufacturing and formulation technologies) that involve proprietary know-how, information or technology that is not covered by patents. However, trade secrets can be difficult to protect. We also seek to preserve the integrity and confidentiality of our data and trade secrets by maintaining physical security of our premises and physical and electronic security of our information technology systems. While we have confidence in these individuals, organizations and systems, agreements or security measures may be breached, and we may not have adequate remedies for any breach. In addition, trade secrets can be difficult to protect If the steps taken to maintain our trade secrets are deemed inadequate, we may have insufficient recourse against third parties for misappropriating any trade secrets. Misappropriation or unauthorized disclosure of our trade secrets could significantly affect our competitive position and may have a material adverse effect on our business. Monitoring unauthorized disclosure is difficult, and we do not know whether the steps we have taken to prevent such disclosure are, or will be, adequate. Furthermore, trade secret protection does not prevent competitors from independently developing substantially equivalent information and techniques and we cannot guarantee that our competitors will not independently develop substantially equivalent information and techniques. The FDA, as part of its Transparency Initiative, is currently considering whether to make additional information publicly available on a routine basis, including information that we may consider to be trade secrets or other proprietary information, and it is not clear at the present time how the FDA’s disclosure policies may change in the future, if at all. Further, if we were to enforce a claim that a third-party had illegally obtained and was using our trade secrets, it would be expensive and time consuming, and the outcome would be unpredictable. In addition, courts outside the United States may be less willing to protect trade secrets.

Moreover, the laws of some foreign countries do not protect proprietary rights to the same extent or in the same manner as the laws of the United States. As a result, we may encounter significant problems in protecting and defending our intellectual property both in the United States and abroad. If we are unable to prevent material disclosure of the non-patented intellectual property related to our technologies to third parties, and there is no guarantee that we will have any such enforceable trade secret protection, we may not be able to establish or maintain a competitive advantage in our market, which could materially adversely affect our business, results of operations and financial condition.

In an effort to protect our trade secrets and other confidential information, we require our employees, consultants, advisors, and any other third parties that have access to our proprietary know-how, information or technology, for example, third parties involved in the formulation and manufacture of our product candidates, and third parties involved in our clinical trials to execute confidentiality agreements upon the commencement of their relationships with us. These agreements require that all confidential information developed by the individual or made known to the individual by us during the course of the individual’s relationship with us be kept confidential and not disclosed to third parties. However, we cannot be certain that our trade secrets and other confidential proprietary information will not be disclosed despite having such confidentiality agreements. Adequate remedies may not exist in the event of unauthorized use or disclosure of our trade secrets. In addition, in some situations, these confidentiality agreements may conflict with, or be subject to, the rights of third parties with whom our employees, consultants, or advisors have previous employment or consulting relationships. To the extent that our employees, consultants or contractors use any intellectual property owned by third parties in their work for us, disputes may arise as to the rights in any related or resulting know-how and inventions. If we are unable to prevent unauthorized material disclosure of our trade secrets to third parties, we may not be able to establish or maintain a competitive advantage in our market, which could materially adversely affect our business, operating results and financial condition.

Changes in U.S. patent law could diminish the value of patents in general, thereby impairing our ability to protect our product candidates.

As is the case with other specialty pharmaceutical companies, our success is heavily dependent on intellectual property, particularly on obtaining and enforcing patents. Obtaining and enforcing patents in the specialty pharmaceutical industry involves both technological and legal complexity, and therefore, is costly, time-consuming and inherently uncertain. In addition, the United States has recently enacted and is currently implementing wide-ranging patent reform legislation. Further, several recent U.S. Supreme Court rulings have either narrowed the scope of patent protection available in certain circumstances or weakened the rights of patent owners in certain situations. In addition to increasing uncertainty with regard to our ability to obtain patents in the future, this combination of events has created uncertainty with respect to the value of patents, once obtained.

For our U.S. patent applications containing a claim not entitled to priority before March 16, 2013, there is a greater level of uncertainty in the patent law. In September 2011, the Leahy-Smith America Invents Act, or the American Invents Act, or AIA, was signed into law. The AIA includes a number of significant changes to U.S. patent law, including provisions that affect the way patent applications will be prosecuted, reviewed after issuance, and may also affect patent litigation. The USPTO is currently developing regulations and procedures to govern administration of the AIA, and many of the substantive changes to patent law associated with the AIA. It is not clear what other, if any, impact the AIA will have on the operation of our business. Moreover, the AIA and its implementation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents, all of which could have a material adverse effect on our business and financial condition.

An important change introduced by the AIA is that, as of March 16, 2013, the United States transitioned to a “first-inventor-to-file” system for deciding which party should be granted a patent when two or more patent applications are filed by different parties claiming the same invention. A third party that files a patent application in the USPTO after that date but before us could therefore be awarded a patent covering an invention of ours even if we had made the invention before it was made by the third party. This will require us to be cognizant going forward of the time from invention to filing of a patent application. Furthermore, our ability to obtain and maintain valid and enforceable patents depends on whether the differences between our technology and the prior art allow our technology to be patentable over the prior art. Since patent applications in the United States and most other countries are confidential for a period of time after filing, we cannot be certain that we were the first to either (a) file any patent application related to our product candidates or (b) invent any of the inventions claimed in our patents or patent applications.

Among some of the other changes introduced by the AIA are changes that limit where a patentee may file a patent infringement suit and providing opportunities for third parties to challenge any issued patent in the USPTO. This applies to all of our U.S. patents, even those issued before March 16, 2013. Because of a lower evidentiary standard in USPTO proceedings compared to the evidentiary standard in United States federal court necessary to invalidate a patent claim, a third party could potentially provide evidence in a USPTO proceeding sufficient for the USPTO to hold a claim invalid as unpatentable even though the same evidence may be insufficient to invalidate the claim if first presented in a district court action. Accordingly, a third party may attempt to use the USPTO procedures to invalidate our patent claims that would not have been invalidated if first challenged by the third party as a defendant in a district court action.

Depending on decisions by the U.S. Congress, the federal courts, and the USPTO, the laws and regulations governing patents could change in unpredictable ways that would weaken our ability to obtain new patents or to enforce our existing patents and patents that we might obtain in the future.

Obtaining and maintaining our patent protection depends on compliance with various procedural, documentary, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

The USPTO and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent prosecution process. Periodic maintenance fees, renewal fees, annuity fees and various other governmental fees on any issued patent and/or pending patent applications are due to be paid to the USPTO and foreign patent agencies in several stages over the lifetime of a patent or patent application. We have systems in place to remind us to pay these fees, and we employ an outside firm and rely on our outside counsel to pay these fees. While an inadvertent lapse may sometimes be cured by payment of a late fee or by other means in accordance with the applicable rules, there are many situations in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. If we fail to maintain the patents and patent applications directed to our product candidates, our competitors might be able to enter the market earlier than should otherwise have been the case, which would have a material adverse effect on our business.

We may not be able to protect our intellectual property rights throughout the world.

Filing, prosecuting and defending patents on our product candidates in all countries throughout the world would be prohibitively expensive. The requirements for patentability may differ in certain countries, particularly developing countries. For example, unlike other countries, China has a heightened requirement for patentability, and specifically requires a detailed description of medical uses of a claimed drug. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as laws in the United States. Various countries limit the subject matter that can be patented and limit the ability of a patent owner to enforce patents in the medical and other related fields. This may limit our ability to obtain or utilize those patents internationally. Consequently, we may not be able to prevent third parties from practicing our inventions in all countries outside the United States. Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop their own products and further, may export otherwise infringing products to territories where we have patent protection, but enforcement on infringing activities is inadequate. These products may compete with our products, if approved, and our patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.

Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents and other intellectual property protection, particularly those relating to pharmaceuticals, which could make it difficult for us to stop the infringement of our patents or marketing of competing products in violation of our proprietary rights generally. Proceedings to enforce our patent rights in foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our patents at risk of being invalidated or interpreted narrowly and our patent applications at risk of not issuing, and could provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate and the damages or other remedies awarded, if any, may not be commercially meaningful. In addition, certain countries in Europe and certain developing countries, including India and China, have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties. In those countries, we may have limited remedies if our patents are infringed or if we are compelled to grant a license to our patents to a third party, which could materially diminish the value of those patents. This could limit our potential revenue opportunities. Accordingly, our efforts to enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we own or license. Finally, our ability to protect and enforce our intellectual property rights may be adversely affected by unforeseen changes in foreign intellectual property laws.

Third-party claims alleging intellectual property infringement may adversely affect our business.

Our commercial success depends in part on our avoiding infringement of the patents and proprietary rights of third parties, for example, the intellectual property rights of competitors. There is a substantial amount of litigation, both within and outside the United States, involving patent and other intellectual property rights in the biotechnology and pharmaceutical industries, including patent infringement lawsuits, interferences, oppositions and inter partes review proceedings before the USPTO and corresponding foreign patent offices. Our research, development and commercialization activities may be subject to claims that we infringe or otherwise violate patents owned or controlled by third parties. Numerous U.S. and foreign issued patents and pending patent applications, which are owned by third parties, exist in the fields in which we are developing our product candidates. As the biotechnology and pharmaceutical industries expand and more patents are issued, the risk increases that our activities related to our product candidates may give rise to claims of infringement of the patent rights of others. Third parties may assert that we are employing their proprietary technology without authorization. There may be third-party patents of which we are currently unaware with claims to materials, formulations or methods of manufacture related to the use or manufacture of LIPO-202, LIPO-102 and other future product candidates. We cannot assure you that our product candidates will not infringe existing or future patents. We may not be aware of patents that have already issued that a third party, for example a competitor in the cosmetic market, might assert are infringed by our product candidates. It is also possible that patents of which we are aware, but which we do not believe are relevant to our product candidates, could nevertheless be found to be infringed by our product candidates. Nevertheless, we are not aware of any issued patents that we believe would prevent us from marketing our product candidates, if approved. Because patent applications can take many years to issue and may be confidential for eighteen months or more after filing, there may be currently pending third-party patent applications that have been filed but not published that result in issued patents that LIPO-202, LIPO-102, our future product candidates or our technologies may infringe, or which such third parties claim are infringed by the use of our technologies. These third parties could bring claims against us that would cause us to incur substantial expenses and, if successful against us, could cause us to pay substantial damages, or the holders of any such patents may be able to block our ability to develop, manufacture or commercialize the applicable product candidate unless we obtained a license under the applicable patents, or until such patents expire.

Third parties making claims against us for infringement or misappropriation of their intellectual property rights may seek and obtain injunctive or other equitable relief, which could effectively block our ability to further develop and commercialize our product candidates. Defense of these claims, regardless of their merit, would cause us to incur substantial expenses and, and would be a substantial diversion of employee resources from our business. In the event of a successful claim of infringement against us by a third party, we may have to (a) pay substantial damages, including treble damages and attorneys’ fees if we are found to have willfully infringed the third party’s patents; (b) obtain one or more licenses from the third party; (c) pay royalties to the third party; and/or (d) redesign any infringing products or acquire or in-license third-party intellectual property rights. Redesigning any infringing products may be impossible or require substantial time and monetary expenditure. Further, we cannot predict whether any required license would be available at all or whether it would be available on commercially reasonable terms. In the event that we could not obtain a license, we may be unable to further develop and commercialize our product candidates, which could harm our business significantly, or we may be required to expend significant time and resources to develop or license replacement technology. Even if we are able to obtain a license, the license would likely obligate us to pay license fees or royalties or both, and the rights granted to us might be nonexclusive, which could result in our competitors gaining access to the same intellectual property. Ultimately, we could be prevented from commercializing a product, or be forced to cease some aspect of our business operations, if, as a result of actual or threatened patent infringement claims, we are unable to enter into licenses on acceptable terms.

The licensing and acquisition of third-party proprietary rights is a competitive area, and companies, which may be more established, or have greater resources than we do, may also be pursuing strategies to license or acquire third-party proprietary rights that we may consider necessary or attractive in order to commercialize LIPO-202, LIPO-102 and future product candidates. More established companies may have a competitive advantage over us due to their size, cash resources and greater clinical development and commercialization capabilities. Further, companies that perceive us to be a competitor may be unwilling to assign or license rights to us, either on reasonable terms, or at all. We also may be unable to license or acquire third-party intellectual property rights on terms that would allow us to make an appropriate return on our investment, or at all. Ultimately, we could be prevented from commercializing LIPO-202 and our other current and future product candidates, or be forced to cease some aspect of our business operations, if, as a result of actual or threatened patent infringement claims, we are unable to enter into licenses on acceptable terms.

Defending ourselves or our licensors in litigation is very expensive, particularly for a company of our size, and time-consuming. Some of our competitors may be able to sustain the costs of litigation or administrative proceedings more effectively than we can because of greater financial resources. Patent litigation and other proceedings may also absorb significant management time. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could impair our ability to compete in the marketplace. The occurrence of any of the foregoing could have a material adverse effect on our business, financial condition or results of operations.

We may become involved in lawsuits to protect or enforce our patents or other intellectual property or the patents of our licensors, which could be expensive and time consuming, and may not ultimately be successful.

Third parties may infringe misappropriate or otherwise violate our intellectual property rights, including our existing patents, patents that may issue to us in the future, or the patents of our licensors to which we have a license. As a result, we may be required to file infringement claims to stop third-party infringement or unauthorized use. Further, we may not be able to prevent, alone or with our licensors, misappropriation of our intellectual property rights, particularly in countries where the laws may not protect those rights as fully as in the United States.

Generic drug manufacturers may develop, seek approval for, and launch generic versions of our products, if approved. If we file an infringement action against such a generic drug manufacturer, that company may challenge the scope, validity or enforceability of our or our licensors’ patents, requiring us and/or our licensors to engage in complex, lengthy and costly litigation or other proceedings.

For example, if we or one of our future licensors initiated legal proceedings against a third party to enforce a patent covering our product candidates, the defendant could counterclaim that the patent covering our product candidates is invalid and/or unenforceable. In patent litigation in the United States, defendant counterclaims alleging invalidity and/or unenforceability are commonplace, and there are numerous grounds upon which a third party can assert invalidity or unenforceability of a patent. Third parties may also raise similar claims before administrative bodies in the United States or abroad, even outside the context of litigation. Such mechanisms include re-examination, post grant review, and equivalent proceedings in foreign jurisdictions, such as opposition proceedings.

In addition, within and outside of the United States, there has been a substantial amount of litigation and administrative proceedings, including interference and reexamination proceedings before the USPTO or oppositions and other comparable proceedings in various foreign jurisdictions, regarding patent and other intellectual property rights in the pharmaceutical industry. Recently, the AIA introduced new procedures including inter partes review and post grant review. The implementation of these procedures brings uncertainty to the possibility of challenges to our patents in the future, including those that patents perceived by our competitors as blocking entry into the market for their products, and the outcome of such challenges.

Such litigation and administrative proceedings could result in revocation of our patents or amendment of our patents such that they do not cover our product candidates. They may also put our pending patent applications at risk of not issuing, or issuing with limited and potentially inadequate scope to cover our product candidates. The outcome following legal assertions of invalidity and unenforceability is unpredictable. With respect to the validity question, for example, we cannot be certain that there is no invalidating prior art, of which we and the patent examiner were unaware during prosecution. Additionally, it is also possible that prior art of which we are aware, but which we do not believe affects the validity or enforceability of a claim, may, nonetheless, ultimately be found by a court of law or an administration panel to affect the validity or enforceability of a claim. If a defendant were to prevail on a legal assertion of invalidity and/or unenforceability, we would lose at least part, and perhaps all, of the patent protection on our product candidates. Such a loss of patent protection could have a material adverse impact on our business.

Enforcing our or any of future licensor’s intellectual property rights through litigation is very expensive, particularly for a company of our size, and time-consuming. Some of our competitors may be able to sustain the costs of litigation more effectively than we can because of greater financial resources. Patent litigation and other proceedings may also absorb significant management time. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could impair our ability to compete in the marketplace. The occurrence of any of the foregoing could have a material adverse effect on our business, financial condition or results of operations.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation or administrative proceedings, there is a risk that some of our confidential information could be compromised by disclosure. In addition, during the course of litigation or administrative proceedings, there could be public announcements of the results of hearings, motions or other interim proceedings or developments or public access to related documents. If investors perceive these results to be negative, the market price for our common stock could be significantly harmed.

We may be subject to claims that our employees, consultants or independent contractors have wrongfully used or disclosed confidential information of third parties.

We have received confidential and proprietary information from third parties. In addition, we employ individuals who were previously employed at other biotechnology or pharmaceutical companies. We may be subject to claims that we or our employees, consultants or independent contractors have inadvertently or otherwise improperly used or disclosed confidential information of these third parties or our employees’ former employers. Further, we may be subject to ownership disputes in the future arising, for example, from conflicting obligations of consultants or others who are involved in developing our product candidates. We may also be subject to claims that former employees, consultants, independent contractors, collaborators or other third parties have an ownership interest in our patents or other intellectual property. Litigation may be necessary to defend against these and other claims challenging our right to and use of confidential and proprietary information. If we fail in defending any such claims, in addition to paying monetary damages, we may lose our rights therein. Such an outcome could have a material adverse effect on our business. Even if we are successful in defending against these claims, litigation could result in substantial cost and be a distraction to our management and employees.

Because of the expense and uncertainty of litigation, we may not be in a position to enforce our intellectual property rights against third parties.

Because of the expense and uncertainty of litigation, we may conclude that even if a third party is infringing our patents or other intellectual property rights, the risk-adjusted cost of bringing and enforcing such a claim or action may be too high or not in the best interest of our company or our shareholders. In such cases, we may decide that the more prudent course of action is to simply monitor the situation or initiate or seek some other non-litigious action or solution.

We may be subject to claims challenging the inventorship or ownership of our patents and other intellectual property.

We may also be subject to claims that former employees, collaborators or other third parties have an ownership interest in our patents or other intellectual property. We may be subject to ownership disputes in the future arising, for example, from conflicting obligations of consultants or others who are involved in developing our product candidates. Litigation may be necessary to defend against these and other claims challenging inventorship or ownership. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, valuable intellectual property. Such an outcome could have a material adverse effect on our business. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees.

Risks Related to Government Regulation

Our business and product candidates are subject to extensive government regulation.

The research, testing, manufacturing, labeling, approval, selling, import, export, marketing and distribution of drug products are subject to extensive regulation by the FDA and other regulatory authorities in the United States and other countries, which regulations differ from country to country. We are subject to extensive, complex, costly and evolving regulation by federal and state governmental authorities in the United States, principally by the Department of Health and Human Services, including the FDA and similar state and foreign regulatory authorities. Failure to comply with all applicable regulatory requirements, including those promulgated under the Federal Food, Drug, and Cosmetic Act, or FDCA may subject us to administrative or judicially imposed sanctions or other actions, including:

•	warning letters;

•	civil and criminal penalties;

•	injunctions;

•	withdrawal of product approvals;

•	product seizure or detention;

•	product recalls;

•	sanctions and fines;

•	total or partial suspension of production;

•	refusal to approve pending NDAs or supplements to approved NDAs;

•	False Claims Act liability; and

•	exclusion from participation in government healthcare programs.

In the event that our product candidates receive regulatory approval or clearance, we, and our contract manufacturers and active pharmaceutical ingredient, or API, suppliers will remain subject to the periodic cGMP inspection of our plants and facilities, to confirm that we are in compliance with all applicable regulations and consistently producing product that meets the criteria set forth in our NDA. Adverse findings during regulatory inspections may result in a variety of enforcement actions which maybe escalated if we our contract manufacturers or API suppliers do not adequately respond to the FDA and promptly correct the issue.

In addition, once an approval is granted, we are subject to ongoing obligations to collect and report to the FDA safety information and evaluate emerging trends that may impact the benefit-risk balance for a product. The FDA may suspend or withdraw a product’s approval if compliance with regulatory requirements and standards is not maintained or if problems occur after the product reaches the market. Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with manufacturing processes, or failure to comply with regulatory requirements (by us or by our contract manufacturers or API suppliers), also may result in revisions to the approved labeling, including to add new safety information; imposition of post-market study or clinical trial requirements to assess new safety risks; or imposition of distribution or other restrictions under a Risk Evaluation and Mitigation Strategies, or REMS, program.

The regulatory approval process is highly uncertain and we may not obtain regulatory approval for the commercialization of LIPO-202 or any of our current and future product candidates.

We are not permitted to market LIPO-202 or any of our other current and future product candidates in the United States until we receive approval of an NDA from the FDA. To gain approval to market a drug product like LIPO-202, we must provide the FDA and any applicable foreign regulatory authorities with, among other things, data from well controlled clinical trials that adequately demonstrate the safety, efficacy and compliant manufacturing of the product candidate for the intended indication applied for in the NDA or other respective regulatory filing. We have not submitted an application or obtained marketing approval for LIPO-202 anywhere in the world. Obtaining regulatory approval of an NDA can be a lengthy, expensive and uncertain process. Furthermore, we rely upon NovaMedica to help obtain regulatory approval for LIPO-202 in certain territories outside the United States, and we cannot guarantee that they will be successful in doing so.

Prior to obtaining approval to commercialize a product candidate in the United States or abroad, we or our collaborators must demonstrate with substantial evidence from well controlled clinical trials, and to the satisfaction of the FDA or other foreign regulatory bodies, that such product candidates are safe and effective for their intended uses. Regulatory approval of an NDA or NDA supplement, or foreign equivalents, is not guaranteed, and the approval process is expensive and may take several years. The FDA and other foreign regulatory authorities also have substantial discretion in the approval process. Despite the time and expense exerted, failure can occur at any stage, and we or our collaborators could encounter problems that cause us to abandon or repeat clinical trials, or perform additional preclinical studies and clinical trials. A number of companies in the pharmaceutical industry have suffered significant setbacks in clinical trials and manufacturing, even after promising results in earlier preclinical studies or clinical trials. These setbacks have been caused by, among other things, preclinical findings made while clinical trials were underway and safety or efficacy observations made in clinical trials, including previously unreported adverse events. Results from preclinical studies and clinical trials can be interpreted in different ways. Even if we and collaborators we may be working with believe the preclinical or clinical data for our product candidates are promising, such data may not be sufficient to support approval by the FDA or other regulatory authorities. Administering product candidates to humans may produce undesirable side effects, which could interrupt, delay or halt clinical trials and result in the FDA or other regulatory authorities denying approval of a product candidate for any or all targeted indications. Success in preclinical testing and early clinical trials does not ensure that later clinical trials will be successful, and the results of clinical trials by other parties may not be indicative of the results in trials we may conduct. The number of preclinical studies and clinical trials that will be required for approval varies depending on the product candidate, the disease or condition that the product candidate is designed to address, and the regulations applicable to any particular product candidate.

The FDA and other foreign regulatory authorities can delay, limit or deny approval of a product candidate for many reasons, including, but not limited to, the following:

•	our inability to demonstrate to the satisfaction of the FDA or the applicable foreign regulatory body that the product candidate is safe and effective for the requested indication;

•	the FDA’s or the applicable foreign regulatory body’s disagreement with design or implementation of our clinical trials or the interpretation of data from preclinical studies or clinical trials;

•	serious and unexpected drug-related side effects experienced by participants in our clinical trials or by individuals using drugs similar to our product candidates;

•	our inability to demonstrate that the clinical and other benefits of the product candidate outweigh any safety or other perceived risks;

•	the FDA’s or the applicable foreign regulatory body’s requirement for additional preclinical studies or clinical trials;

•	the FDA’s or the applicable foreign regulatory body’s non-approval of the product candidate’s chemistry, manufacturing or controls or labeling;

•	the FDA’s or the applicable foreign regulatory body’s failure to approve the manufacturing processes or facilities of third-party manufacturers and testing labs with whom we contract; or

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the potential for approval policies or regulations of the FDA or applicable foreign regulatory bodies to change significantly in a manner rendering our clinical data or regulatory filings insufficient for approval.

If LIPO-202, or any of our other or future product candidates, fails to demonstrate safety and efficacy in clinical trials or does not gain regulatory approval, our business and results of operations will be materially and adversely harmed. Of the large number of drugs in development, only a small percentage successfully complete the FDA or other regulatory approval processes and are commercialized. Further, we are not conducting our clinical trials under a Special Protocol Assessment, or SPA. In the absence of an agreed SPA, there can be no assurance that the FDA will agree with our clinical trial protocol.

Furthermore, the FDA has not confirmed that our proposed indication, endpoints and endpoint measurement tools are acceptable for regulatory approval. In addition, in our End-of-Phase 2 meeting with the FDA, the FDA expressed concerns regarding whether our proposed secondary endpoint measurement tools are acceptable for regulatory approval and raised the issue of whether a more appropriate physical measure of reduction of central abdominal bulging or subcutaneous fat could be obtained using other measurement tools, such as 2-D ultrasound. There are no assurances that the FDA will approve our NDA for LIPO-202, will agree that the effects are meaningful to patients and the benefits of LIPO-202 outweigh its risks, or will not raise new concerns regarding our clinical designs. Even if we eventually complete clinical testing and receive approval of an NDA for LIPO-202, LIPO-102 or any other product candidate, the FDA or other regulatory bodies may grant approval contingent on the performance of costly additional clinical trials which may be required after approval. The FDA or other regulatory bodies also may approve a product candidate for a more limited indication or a narrower patient population than we originally requested, and the FDA or other regulatory bodies may not approve the labeling that we believe is necessary or desirable for the successful commercialization of the product candidate.

If the FDA does not conclude that our product candidates satisfy the requirements for the 505(b)(2) regulatory approval pathway, or if the requirements for approval of any of our product candidates under Section 505(b)(2) are not as we expect, the approval pathway for our product candidates will likely take significantly longer, cost significantly more and encounter significantly greater complications and risks than anticipated, and in any case may not be successful.

We intend to seek FDA approval through the 505(b)(2) regulatory pathway for each of our product candidates described in this prospectus. The Drug Price Competition and Patent Term Restoration Act of 1984, also known as the Hatch-Waxman Act, added Section 505(b)(2) to the FDCA. Section 505(b)(2) permits the filing of an NDA where at least some of the information required for approval comes from studies that were not conducted by or for the applicant, and for which the applicant has not obtained a right of reference. As described below, we generally intend to rely to some degree on the FDA’s finding of safety for, and approval of, another product containing the same active ingredient as our product candidate.

If the FDA does not allow us to pursue the 505(b)(2) regulatory pathway for our product candidates as anticipated, we may need to conduct additional clinical trials, provide additional data and information and meet additional standards for regulatory approval. If this were to occur, the time and financial resources required to obtain FDA approval for our product candidates would likely substantially increase. Moreover, the inability to pursue the 505(b)(2) regulatory pathway could result in new competitive products reaching the market faster than our product candidates, which could materially adversely impact our competitive position and prospects. Even if we are allowed to pursue the 505(b)(2) regulatory pathway for a product candidate, we cannot assure you that we will receive the requisite or timely approvals for commercialization of such product candidate.

The environment in which our regulatory submissions may be reviewed changes over time, which may make it more difficult to obtain regulatory approval of any of our product candidates.

The environment in which our regulatory submissions may be reviewed changes over time. For example, average review times at the FDA for NDAs have fluctuated over the last ten years, and we cannot predict the review time for any of our submissions with any regulatory authorities. Review times can be affected by a variety of factors, including budget and funding levels and statutory, regulatory and policy changes. Moreover, in light of widely publicized events concerning the safety risk of certain drug products, regulatory authorities, members of Congress, the Government Accounting Office, medical professionals and the general public have raised concerns about potential drug safety issues. These events have resulted in the withdrawal of drug products, revisions to drug labeling that further limit use of the drug products and establishment of REMS programs that may, for instance, restrict distribution of drug products. The increased attention to drug safety issues may result in a more cautious approach by the FDA to clinical trials. Data from preclinical studies and clinical trials may receive greater scrutiny with respect to safety, which may make the FDA or other regulatory authorities more likely to terminate clinical trials before completion, or require longer or additional clinical trials that may result in substantial additional expense, a delay or failure in obtaining approval or approval for a more limited indication than originally sought.

In addition, data obtained from preclinical studies and clinical trials are subject to different interpretations, which could delay, limit or prevent regulatory review or approval of any of our product candidates. Changes in FDA personnel responsible for review of our submissions could also impact the manner in which our data are viewed. Furthermore, regulatory attitudes toward the data and results required to demonstrate safety and efficacy can change over time and can be affected by many factors, such as the emergence of new information, including on other products, policy changes and agency funding, staffing and leadership. We do not know whether future changes to the regulatory environment will be favorable or unfavorable to our business prospects.

Even if we receive regulatory approval for LIPO-202 or any of our other current and future product candidates, we will be subject to ongoing regulatory obligations and continued regulatory review, which may result in significant additional expense. Additionally, any product candidates, if approved, could be subject to labeling and other restrictions and market withdrawal and we may be subject to penalties if we fail to comply with regulatory requirements or experience unanticipated problems with our products.

Any regulatory approvals that we or our collaborators receive for LIPO-202 or any of our other current and future product candidates may also be subject to limitations on the approved indicated uses for which the product may be marketed or to the conditions of approval, or contain requirements for potentially costly post-marketing testing, including Phase 4 clinical trials, and surveillance to monitor the safety and efficacy of the product candidate. In addition, if the applicable regulatory agency approves LIPO-202 or any of our other current and future product candidates, the manufacturing processes, labeling, packaging, distribution, adverse event reporting, storage, advertising, promotion and recordkeeping for the product will be subject to extensive and ongoing regulatory requirements.

Our contract manufacturers (which we will be responsible for monitoring) will be required to register the facilities used to manufacture our API and finished drug products, which will be subject to periodic inspection and audit by the FDA and applicable regulatory agencies to confirm that we and our products are in compliance with all applicable regulations including cGMPs and GCP. Accordingly, we and others with whom we work must continue to expend time, money and effort in all areas of regulatory compliance, including manufacturing, production and quality control. FDA may hold us responsible for any deficiencies or noncompliance of our contract manufacturers in relation to our products. Failure to follow cGMP can result in products being deemed adulterated, which carries significant legal implications. Adverse inspectional findings, if not promptly corrected, may result in Warning Letters or further escalation of enforcement action, including suspension or withdrawal of approval, among other things.

We will also be required to engage in pharmacovigilance activities and report certain adverse reactions and production problems, if any, to the FDA and to comply with certain requirements concerning advertising and promotion for our products. Promotional communications with respect to prescription drugs are subject to a variety of legal and regulatory restrictions and must be consistent with the information in the product’s approved label. As such, we may not promote our products for indications or uses for which they do not have approval. Failure to comply with FDA advertising and promotion standards, which are often subject to interpretation by regulators, may result in a wide range of exposure and liability for us.

Later discovery of previously unknown problems with LIPO-202 or any of our other current and future product candidates, including adverse events of unanticipated severity or frequency, or with our third-party manufacturers or manufacturing processes, or failure to comply with regulatory requirements, may result in, among other things:

•	restrictions on the marketing or manufacturing of the product, withdrawal of the product from the market, or voluntary or mandatory product recalls;

•	fines, warning letters or holds on clinical trials;

•	refusal by the FDA to approve pending applications or supplements to approved applications filed by us or our strategic collaborators, or suspension or revocation of product license approvals;

•	product seizure or detention, or refusal to permit the import or export of products; and

•	injunctions or the imposition of civil or criminal penalties.

Regulatory agency policies may change and additional government regulations may be enacted that could prevent, limit or delay regulatory approval of our product candidates, or limit our activities if approval is obtained. We cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action, either in the United States or abroad. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may lose any marketing approval that we may have obtained and we may not achieve or sustain profitability, which would adversely affect our business.

Our product candidates may have undesirable side effects that may delay or prevent marketing approval, or, if approval is received, require them to be taken off the market or otherwise limit their sales. If approved, LIPO-202 or any of our other products may cause or contribute to adverse medical events that we are required to report to regulatory bodies and if we fail to do so, we could be subject to sanctions that would materially harm our business.

Unforeseen side effects from any of our product candidates could arise either during clinical development or, if approved, after the product has been marketed. Some participants in our clinical trials have reported adverse effects after being treated with LIPO-202. If we are successful in commercializing LIPO-202 or any of our other current and future product candidates, FDA and foreign regulatory agency regulations generally require that we collect, review, and report certain information about adverse events, experiences, and reactions of patients who were using our products. We must evaluate information from any source, foreign or domestic, and regulators evaluate safety information on a global basis. Thus, safety information that emerges in one country may be relevant to the regulation of our product in other countries. The timing of our obligation to report would be triggered by the date we become aware of the adverse event as well as the nature of the event. We may fail to report adverse events we become aware of within the prescribed timeframe. We may also fail to appreciate that we have become aware of a reportable adverse event, especially if it is not reported to us as an adverse event or if it is an adverse event that is unexpected or removed in time from the use of our products. If we fail to comply with our reporting obligations, the FDA or a foreign regulatory agency could take action including criminal prosecution, the imposition of civil monetary penalties, seizure of our products, or delay in approval or clearance of future products. Emerging safety information could also be used in product liability litigation against us.

In addition, If LIPO-202 or any of our other current or future product candidates receive marketing approval, and we or others later identify undesirable side effects caused by such products, a number of potentially significant negative consequences could result, including:

•	regulatory authorities may withdraw their approval of the product;

•	we may be required to recall a product or change the way such product is administered to patients;

•	additional restrictions may be imposed on the marketing of the particular product or the manufacturing processes for the product or any component thereof;

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regulatory authorities may require the addition of labeling statements, such as a “boxed warning” or “black box” warning or a contraindication; we may be required to implement a REMS or create a Medication Guide outlining the risks of such side effects for distribution to patients;

•	we could be sued and held liable for harm caused to patients;

•	the product may become less competitive; and

•	our reputation may suffer.

Any of the foregoing events could prevent us from achieving or maintaining market acceptance of the particular product candidate, if approved, and result in the loss of significant revenues to us, which would materially and adversely affect our results of operations and business.

We may not be able to obtain orphan drug exclusivity for LIPO-102.

Regulatory authorities in some jurisdictions, including the United States, may designate drugs for relatively small patient populations as orphan drugs. Under the Orphan Drug Act, the FDA may designate a product as an orphan drug if it is a drug intended to treat a rare disease or condition, which is defined as a disease or condition that affects a patient population of fewer than 200,000 in the United States, or a patient population greater than 200,000 in the United States where there is no reasonable expectation that the cost of developing the drug will be recovered from sales in the United States. Orphan drug designation entitles a party to financial incentives such as opportunities for grant funding towards clinical trial costs, tax advantages, and user-fee waivers. In addition, if a product with an orphan drug designation subsequently receives the first marketing approval for the indication for which it has such designation, the product generally is entitled to a seven-year period of marketing exclusivity, during which the FDA generally is precluded from approving another marketing application for the same drug for the same orphan-designated indication. The exclusivity period can be broken in limited circumstances, including if the subsequent product is shown to be clinically superior to the product with orphan exclusivity, by virtue of greater effectiveness, greater safety, or making a major contribution to patient care. Orphan drug exclusivity also may be lost if the FDA determines that the request for designation was materially defective or if the manufacturer is unable to assure sufficient quantity of the drug to meet the needs of patients with the rare disease or condition. Additionally, orphan drug exclusivity does not prohibit the FDA from approving a different active ingredient for the same orphan indication, or the same active ingredient for other indications.

Although we have obtained orphan drug designation for LIPO-102 for treatment of symptomatic exophthalmos associated with thyroid related eye disease, we may never obtain marketing approval for this drug, or for this use. Even if we are the first company to receive marketing approval for this indication and receive orphan drug exclusivity for this product, that exclusivity may not effectively protect the product from competition for the reasons described above. Additionally, orphan drug designation neither shortens the development time or regulatory review time of a drug, nor gives the drug any advantage in the regulatory review or approval process.

We may be subject to various U.S. federal and state laws and regulations pertaining to healthcare fraud and abuse, including anti-kickback, false claims, physician payment transparency and fraud laws, and any violations by us of such laws could result in fines or other penalties.

While we do not expect that LIPO-202, if approved, will be covered for patients in whole or in part by Medicare, Medicaid or other federal healthcare programs, we may still be subject to the various U.S. federal and state laws intended to prevent healthcare fraud and abuse that may apply to items or services reimbursed by any third-party payor, including commercial insurers. In addition, should we receive approval for our follow-on product, LIPO-102, it may be covered by Medicare, Medicaid, and other federal healthcare programs. The laws that may affect our ability to operate include:

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the federal Anti-Kickback Statute, which applies to, among others, our marketing practices, educational programs, pricing policies and relationships with healthcare providers, by prohibiting, among other things, knowingly or willingly soliciting, receiving, offering or paying remuneration, directly or indirectly, in cash or in kind, intended to induce the purchase, lease, ordering or arranging for or recommending the purchase, lease or order of an item or service reimbursable, in whole or in part, by a federal healthcare program, such as Medicare or Medicaid. A person or entity does not need to have actual knowledge of the Anti-Kickback Statute or specific intent to violate it. In addition, the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the federal civil False Claims Act. Although there are a number of statutory exemptions and regulatory safe harbors protecting certain common manufacturer business arrangements and activities from prosecution or regulatory sanction under the Anti-Kickback Statute, the exemptions and safe harbors are drawn narrowly, and practices that involve remuneration may be subject to scrutiny if they do not qualify for an exemption or safe harbor;

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federal civil False Claims Act prohibits, among other things, knowingly presenting, or causing to be presented, false or fraudulent claims for payment of government funds or knowingly making, using or causing to be made or used, a false record or statement material to an obligation to pay money to the government or knowingly concealing or knowingly and improperly avoiding, decreasing, or concealing an obligation to pay money to the federal government. Many manufacturers or other healthcare companies have been investigated and have reached substantial financial settlements with the federal government for a variety of alleged improper marketing activities including for causing false claims to be submitted because of providing inappropriate or incorrect coding and billing advice to customers, and to pharmaceutical companies who promote their products off-label (for unapproved indications) or who distribute products that fail to meet GMPs, and a number of other alleged marketing activities;

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the federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, and its implementing regulations, which created federal criminal laws that prohibit, among other things, executing a scheme to defraud any healthcare benefit program or making false statements relating to healthcare matters and, as amended by the Health Information Technology for Economic and Clinical Health Act, also imposes certain regulatory and contractual requirements regarding the privacy, security and transmission of individually identifiable health information;

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the federal Physician Payment Sunshine Act which was enacted by the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act (collectively, the Affordable Care Act), requires certain applicable manufacturers of covered drugs or devices to engage in extensive tracking of payments or transfers of value to physicians and teaching hospitals, or ownership and investment interests held by physicians, maintenance of a database containing such data, and public reporting of such data. Pharmaceutical manufacturers with products for which payment is available under Medicare, Medicaid or the State Children’s Health Insurance Program are required to track and report such payments to CMS annually. Failure to submit required information may result in civil monetary penalties of up to an aggregate of $150,000 per year (or up to an aggregate of $1 million per year for “knowing failures”), for all payments, transfers of value or ownership or investment interests that are not timely, accurately, and completely reported in an annual submission. The period between August 1, 2013 and December 31, 2013 was the first reporting period, and manufacturers were required to report aggregate payment data by March 31, 2014 and to report detailed payment data and submit legal attestation to the accuracy of such data by June 30, 2014. Thereafter, manufacturers must submit reports by the 90th day of each subsequent calendar year; and

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analogous state laws and regulations, such as anti-kickback and false claims laws that may apply to sales or marketing arrangements and claims involving healthcare items or services reimbursed by Medicaid or other state programs, or, in several states, apply regardless of the payer; state laws that require drug manufacturers to implement compliance programs or marketing codes and/or to report information related to payments and other transfers of value to physicians and other healthcare providers or marketing expenditures; state laws that prohibit certain marketing-related activities including the provision of gifts, meals, or other items to certain healthcare providers; and state laws governing the privacy and security of certain health information, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts.

The risk of our being found in violation of these laws and regulations is increased by the fact that many of them have not been fully or definitively interpreted by the regulatory authorities or the courts, and their provisions are open to a variety of interpretations.

State and federal authorities have aggressively targeted pharmaceutical and medical technology companies for alleged violations of these anti-fraud statutes, based on a variety of alleged conduct including improper research or consulting contracts with physicians, certain marketing arrangements that rely on volume-based pricing, off-label marketing schemes, and other improper promotional practices. Companies targeted in such prosecutions or investigations have paid substantial fines in the hundreds of millions of dollars or more, have been forced to implement extensive corrective action plans, and have often become subject to consent decrees severely restricting the manner in which they conduct their businesses. If we become the target of such an investigation or prosecution in the future based on our contractual relationships with providers or institutions, or our marketing and promotional practices, we could face similar sanctions, which would materially harm our business.

Because of the breadth of these laws and the narrowness of the statutory exceptions and safe harbors available under such laws, it is possible that some of our future business activities, including our relationships with physicians and other healthcare providers could be subject to challenge under one or more of such laws. Any action against us for violation of these laws, even if we successfully defend against it, could cause us to incur significant legal expenses and divert our management’s attention from the operation of our business. If our operations are found to be in violation of any of the laws described above or any other governmental regulations that apply to us, we may be subject to penalties, including civil and criminal penalties, damages, fines, exclusion from governmental healthcare programs, and the curtailment or restructuring of our operations, any of which could adversely affect our ability to operate our business and our financial results.

Also, the U.S. Foreign Corrupt Practices Act and similar worldwide anti-bribery laws generally prohibit companies and their intermediaries from providing money or anything of value to foreign officials, political parties or candidates for the purpose of influencing any act or decision of the foreign entity in order to assist the individual or business in obtaining or retaining business. We cannot assure you that our internal safeguards and control policies and procedures will protect us from reckless or negligent acts committed by our employees, consultants, future distributors, partners, collaborators or agents. Violations of these laws, or allegations of such violations, could result in fines, penalties, or prosecution and have a negative impact on our business, financial condition, results of operations and reputation.

Legislative or regulatory healthcare reforms in the United States may make it more difficult and costly for us to obtain regulatory approval of LIPO-202 or any of our other current or future product candidates and to produce, market, and distribute our products if approval is obtained.

From time to time, legislation is drafted and introduced in Congress that could significantly change the statutory provisions governing the regulatory clearance or approval, manufacture, and marketing of regulated products or the reimbursement thereof. In addition, FDA regulations and guidance are often revised or reinterpreted by the FDA in ways that may significantly affect our business and our products. Any new regulations or revisions or reinterpretations of existing regulations may impose additional costs or lengthen review times of LIPO-202 or any of our other current or future product candidates. We cannot determine what effect changes in regulations, statutes, legal interpretation or policies, when and if promulgated, enacted or adopted may have on our business in the future. Such changes could, among other things, require:

•	changes to manufacturing, testing or distribution methods;

•	additional pharmacovigilance or safety requirements;

•	restrictions on advertising and promotional activities;

•	revised standards for demonstrating safety or effectiveness;

•	recall, replacement, or discontinuance of one or more of our products; and

•	additional record keeping.

Each of these would likely entail substantial time and cost and could materially harm our business and our financial results. In addition, delays in receipt of or failure to receive regulatory clearances or approvals for any current or future product candidates would harm our business, financial condition, and results of operations.

Coverage and reimbursement may be limited or unavailable in certain market segments for certain of our product candidates, which could make it difficult for us to sell our product candidates profitably.

Given the cosmetic nature and intent of LIPO-202, we do not anticipate that government or commercial payors will pay for this product. Thus, a customer would have to pay for the LIPO-202 out-of-pocket. While customers may be willing to pay the entire cost of the product, the inability to receive reimbursement from the government or a third party for the use of the product makes our situation different from that of many pharmaceutical companies offering drugs in the United States.

Although we do not anticipate any government or private payor coverage for LIPO-202, and we are not currently actively developing our LIPO-102 program, to the extent we do pursue commercialization of LIPO-102, we anticipate that market acceptance and sale of LIPO-102 in the future, will depend, in part, on the availability of adequate coverage and reimbursement from third-party payors for such product candidates and may be affected by existing and future healthcare reform measures. Government authorities and third-party payors, such as private health insurers and health maintenance organizations, decide which drugs they will pay for and establish reimbursement levels. Reimbursement by a third-party payor may depend upon a number of factors including the third-party payor’s determination that use of a product candidate is:

•	a covered benefit under its health plan;

•	safe, effective and medically necessary;

•	appropriate for the specific patient;

•	cost-effective; and

•	neither experimental nor investigational.

Obtaining coverage and reimbursement approval for a product candidate from a government or other third-party payor is a time-consuming and costly process that could require us to provide supporting scientific, clinical and cost effectiveness data for the use of the applicable product candidate to the payor. We may not be able to provide data sufficient to gain acceptance with respect to coverage and reimbursement. We cannot be sure that coverage or adequate reimbursement will be available for LIPO-102. Further, reimbursement amounts may reduce the demand for, or the price of, our product candidates. If reimbursement is not available or is available only in limited levels, we may not be able to commercialize LIPO-102 profitably, or at all, even if approved.

As a result of legislative proposals and the trend toward managed healthcare in the United States, third-party payors are increasingly attempting to contain healthcare costs by limiting both coverage and the level of reimbursement of new drugs. By way of example, in March 2010, the Affordable Care Act, was enacted with a goal of reducing the cost of healthcare and substantially changing the way healthcare is financed by both government and private insurers. The Affordable Care Act, among other things, addressed a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for drugs that are inhaled, infused, instilled, implanted or injected, increased the minimum Medicaid rebates owed by manufacturers under the Medicaid Drug Rebate Program, extended the rebate program to utilization of Medicaid managed care organizations, expanded Public Health Service’s 340B drug pricing discount program, and established annual fees and taxes on manufacturers of certain prescription drugs.

Other legislative changes have also been proposed and adopted in the United States since the Affordable Care Act was enacted. On August 2, 2011, the Budget Control Act of 2011 created measures for spending reductions by Congress. A Joint Select Committee on Deficit Reduction, tasked with recommending a targeted deficit reduction of at least $1.2 trillion for the years 2013 through 2021, was unable to reach required goals, thereby triggering the legislation’s automatic reduction to several government programs. This included aggregate reductions of Medicare payments to providers of 2%, which went into effect on April 1, 2013 and, due to subsequent amendments to the statute, will stay in effect through 2024 unless additional Congressional action is taken.

We expect that additional healthcare reform measures will be adopted in the future, any of which could limit the amounts that federal, state and foreign governments will pay for healthcare products and services, which could result in reduced demand for certain of our products, if approved, or additional pricing pressures.

In addition, if LIPO-102 or any other product candidates that we may develop and successfully commercialize in the future are covered by Medicare, Medicaid or other governmental health care programs, and we elect to participate in such programs, we would be subject to the requirements imposed by the programs. In general, these requirements include, among other things, paying rebates or providing discounts to government payors in connection with our commercialized products that are dispensed to beneficiaries of these programs. In order for federal funds to be available for a manufacturer’s drugs under Medicaid and Medicare Part B, a manufacturer that participates in the Medicaid Drug Rebate Program must also participate in the Public Health Service’s 340B drug pricing program. Federal law also requires that for a drug manufacturer’s products to be eligible for payment with federal funds under the Medicaid and Medicare Part B programs and to be purchased by certain federal agencies and grantees, the manufacturer must participate in the Department of Veterans Affairs Federal Supply Schedule, or FSS, pricing program, established by Section 603 of the Veterans Health Care Act of 1992, or VHCA. These programs obligate the manufacturer to pay rebates and offer its drugs at certain prices to certain federal purchasers. To the extent we choose to participate in these government healthcare programs, these requirements may affect our ability to profitably sell any product candidate for which we obtain marketing approval.

The Medicaid Drug Rebate Program and other governmental pricing programs also require manufacturers to report pricing data to the government. If we successfully commercialize any of our product candidates and participate in such governmental pricing programs, we will be liable for errors or delays associated with our submission of pricing data. That liability could be significant. For example, if we are found to have knowingly submitted false average manufacturer price, average sales price, best price, or non-federal average manufacturer price information to the government, we may be liable for civil monetary penalties in the amount of $100,000 per item of false information. If we are found to have made a misrepresentation in the reporting of average sales price, the statute provides for civil monetary penalties of up to $10,000 for each misrepresentation for each day in which the misrepresentation was applied. Our failure to submit monthly/quarterly average manufacturer price, average sales price, or best price, or quarterly/annual non-federal average manufacturer price data on a timely basis could result in a civil monetary penalty of $10,000 per day for each day the information is late beyond the due date. Such failure also could be grounds for other sanctions, such as termination from the Medicaid Drug Rebate

Program. Any allegations against us under these laws, including the Federal False Claims Act, could adversely affect our ability to operate our business and our financial results.

Risks Related to Our Common Stock and this Offering

The market price of our common stock may be highly volatile, and you may not be able to resell your shares at or above the initial public offering price.    The public offering price for our common stock may vary from the market price of our common stock at the time of the offering. Among the factors that may cause the market price of our common stock to fluctuate are the risks described in this “Risk Factors” section and other factors, including:

•	adverse results or delays in clinical trials;

•	inability to obtain additional funding;

•	failure to successfully develop and commercialize our product candidates;

•	changes in laws or regulations applicable to our products, if approved;

•	inability to obtain adequate product supply for our product candidates, or the inability to do so at acceptable prices;

•	adverse regulatory decisions;

•	introduction of new products or technologies by our competitors;

•	failure to meet or exceed product development or financial projections we provide to the public;

•	the perception of the pharmaceutical industry by the public, legislatures, regulators and the investment community;

•	announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments by us or our competitors;

•	disputes or other developments relating to proprietary rights, including patents, litigation matters and our ability to obtain patent protection for our technologies;

•	additions or departures of key scientific or management personnel;

•	significant lawsuits, including patent or stockholder litigation;

•	changes in the market valuations of similar companies;

•	sales of our common stock by us or our stockholders in the future; and

•	trading volume of our common stock.

In addition, the stock markets in general, and the markets for pharmaceutical, specialty pharmaceutical and biotechnology stocks in particular, have experienced extreme volatility that may have been unrelated to the operating performance of the issuer. These broad market fluctuations may adversely affect the trading price or liquidity of our common stock. In the past, when the market price of a stock has been volatile, holders of that stock have sometimes instituted securities class action litigation against the issuer. If any of our stockholders were to bring such a lawsuit against us, we could incur substantial costs defending the lawsuit and the attention of our management would be diverted from the operation of our business.

An active trading market for our common stock may not develop, and you may not be able to resell your common stock at or above the public offering price.

Prior to this offering, there has been no public market for our common stock. The initial public offering price will be determined by negotiation between the representatives of the underwriters and us. This price may not reflect the market price of our common stock following this offering. In addition, an active trading market may not develop following completion of this offering or, if it is developed, may not be sustained. The lack of an active market may impair your ability to sell your shares at the time you wish to sell them or at a price that you consider reasonable. An inactive market may also impair our ability to raise capital by selling shares and may impair our ability to acquire other businesses, applications, or technologies using our shares as consideration.

We are an “emerging growth company,” and the reduced disclosure requirements applicable to emerging growth companies may make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and may remain an emerging growth company for up to five years. For so long as we remain an emerging growth company, we are permitted and intend to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. These exemptions include:

•

Being permitted to provide only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;

•	Not being required to comply with the auditor attestation requirements in the assessment of our internal control over financial reporting;

•

Not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;

•	Reduced disclosure obligations regarding executive compensation; and

•	Exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

We have taken advantage of reduced reporting burdens in this prospectus. In particular, in this prospectus we have provided only two years of audited financial statements and have not included all of the executive compensation related information that would be required if we were not an emerging growth company. We cannot predict whether investors will find our common stock less attractive if we rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

In addition, the JOBS Act also provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected not to avail ourselves of this extended transition period and, as a result, we will adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies.

Our principal stockholders and management own a significant percentage of our stock and will be able to exert significant control over matters subject to stockholder approval.

As of September 30, 2014, our executive officers, directors and their respective affiliates beneficially owned approximately 82% of our outstanding voting stock and upon completion of this offering will own approximately 57% of our outstanding voting stock. Certain of our principal stockholders affiliated with our directors have indicated an interest in purchasing up to $12.0 million of shares (or 857,142 shares assuming a price of $14.00 per share, which is the midpoint of the price range set forth on the cover of this prospectus) of our common stock in this offering at the initial public offering price. If such investors purchase all shares they have indicated interests in purchasing, our executive officers, directors and their respective affiliates will beneficially own approximately 63% of our outstanding voting stock upon the closing of this offering. These stockholders have the ability to influence us through this ownership position and may be able to determine all matters requiring stockholder approval. For example, these stockholders may be able to control elections of directors, amendments of our organizational documents, or approval of any merger, sale of assets, or other major corporate transaction. This may prevent or discourage unsolicited acquisition proposals or offers for our common stock that you may feel are in your best interest as one of our stockholders.

Future sales of our common stock or securities convertible or exchangeable for our common stock may depress our stock price.

If our existing stockholders or holders of our options or warrants sell, or indicate an intention to sell, substantial amounts of our common stock in the public market after the lock-up and legal restrictions on resale discussed in this prospectus lapse, the trading price of our common stock could decline. The perception in the market that these sales may occur could also cause the trading price of our common stock to decline. Based on 8,966,217 shares of common stock outstanding as of September 30, 2014, upon the completion of this offering, we will have outstanding a total of 13,266,217 shares of common stock, assuming no exercise of the underwriters’ option to purchase additional shares of common stock. Of these shares, only the shares of common stock sold by us in this offering, plus any shares sold upon exercise of the underwriters’ option to purchase additional shares of common stock, will be freely tradable without restriction, unless held by our affiliates, in the public market immediately following this offering.

Our directors and executive officers and holders of substantially all of our outstanding securities have entered into lock-up agreements with the underwriters pursuant to which they may not, with limited exceptions, for a period of 180 days from the date of this prospectus, offer, sell or otherwise transfer or dispose of any of our securities, without the prior written consent of Piper Jaffray & Co. and Guggenheim Securities, LLC. The underwriters may, however, in their sole discretion, permit our officers, directors and other stockholders and the holders of our outstanding options and warrants who are subject to the lock-up agreements to sell shares prior to the expiration of the lock-up agreements. Sales of these shares, or perceptions that they will be sold, could cause the trading price of our common stock to decline.

In addition, based on the number of shares subject to outstanding awards under our 2007 Plan, or available for issuance thereunder, as of September 30, 2014, and including the initial reserves under our 2014 Plan and our 2014 ESPP, 2,363,506 shares of common stock that are either subject to outstanding options, outstanding but subject to vesting, or reserved for future issuance under the 2007 Plan, 2014 Plan or 2014 ESPP will become eligible for sale in the public market to the extent permitted by the provisions of various vesting schedules, the lock-up agreements and Rule 144 and Rule 701 under the Securities Act. We also plan to file a registration statement permitting shares of common stock issued in the future pursuant to the 2007 Plan, 2014 Plan and 2014 ESPP to be freely resold by plan participants in the public market, subject to the lock-up agreements, applicable vesting schedules and, for shares held by directors, executive officers and other affiliates, volume limitations under Rule 144 under the Securities Act. The 2014 Plan and 2014 ESPP also contain provisions for the annual increase of the number of shares reserved for issuance under such plans, as described elsewhere in this prospectus, which shares we also intend to register.

Certain holders of 8,439,481 shares of our common stock will be entitled to rights with respect to the registration of their shares under the Securities Act, subject to the lock-up agreements described above. See “Description of Capital Stock — Registration Rights.” Registration of these shares under the Securities Act would result in the shares becoming freely tradable without restriction under the Securities Act, except for shares purchased by affiliates.

Purchasers in this offering will experience immediate and substantial dilution in the book value of their investment.

If you purchase common stock in this offering, you will pay more for your shares than our pro forma as adjusted net tangible book value per share. Based upon an assumed initial public offering price of $14.00 per share, the midpoint of the range on the cover page of this prospectus, you will incur immediate and substantial dilution of $9.21 per share, representing the difference between our assumed initial public offering price and our pro forma as adjusted net tangible book value per share. Based upon the assumed initial public offering price of $14.00 per share, purchasers of common stock in this offering will have contributed approximately 43% of the aggregate purchase price paid by all purchasers of our stock but will own only approximately 32% of our common stock outstanding after this offering. For information on how the foregoing amounts were calculated, see “Dilution.”

We have broad discretion to determine how to use the funds raised in this offering, and may use them in ways that may not enhance our operating results or the price of our common stock.

Our management will have broad discretion over the use of proceeds from this offering, and we could spend the proceeds from this offering in ways our stockholders may not agree with or that do not yield a favorable return, if at all. We currently expect to use substantially all of the net proceeds from this offering to fund our U.S. Phase 3 clinical trials of LIPO-202, and the remainder for general corporate purposes, including our planned research, clinical trial and product development activities. However, our use of these proceeds may differ substantially from our current plans. If we do not invest or apply the proceeds of this offering in ways that improve our operating results, we may fail to achieve expected financial results, which could cause our stock price to decline.

Anti-takeover provisions in our charter documents and under Delaware law could make an acquisition of us more difficult, limit attempts by our stockholders to replace or remove our current directors and management team, and limit the market price of our common stock.

Our amended and restated certificate of incorporation and amended and restated bylaws that will become effective immediately prior to the completion of this offering contain provisions that could delay or prevent changes in control or changes in our management without the consent of our board of directors. These provisions include the following:

•	A classified board of directors with three-year staggered terms, which may delay the ability of stockholders to change the membership of a majority of our board of directors;

•	Prohibiting our stockholders from calling a special meeting of stockholders or acting by written consent;

•

Permitting our board to issue additional shares of our preferred stock, with such rights, preferences and privileges as they may designate, including the right to approve an acquisition or other changes in control;

•	Establishing an advance notice procedure for stockholder proposals to be brought before an annual meeting, including proposed nominations of persons for election to our board of directors;

•	Providing that our directors may be removed only for cause;

•	Providing that vacancies on our board of directors may be filled only by a majority of directors then in office, even though less than a quorum; and

•

Requiring the approval of our board of directors or the holders of a supermajority of our outstanding shares of capital stock to amend our bylaws and certain provisions of our certificate of incorporation.

Although we believe these provisions collectively provide for an opportunity to receive higher bids by requiring potential acquirers to negotiate with our board, they would apply even if the offer may be considered beneficial by some stockholders. In addition, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management team by making it more difficult for stockholders to replace members of our board, which is responsible for appointing the members of our management.

Moreover, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which prohibits a person who owns in excess of 15% of our outstanding voting stock from merging or combining with us for a period of three years after the date of the transaction in which the person acquired in excess of 15% of our outstanding voting stock, unless the merger or combination is approved in a prescribed manner. The restrictions contained in Section 203 are not applicable to any of our existing stockholders that will own 15% or more of our outstanding voting stock upon the completion of this offering.

Claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.

Our amended and restated certificate of incorporation and amended and restated bylaws that will become effective immediately prior to the completion of this offering provide that we will indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law.

In addition, as permitted by Section 145 of the Delaware General Corporation Law, our amended and restated bylaws and our indemnification agreements that we have entered into with our directors and officers provide that:

•

We will indemnify our directors and officers for serving us in those capacities or for serving other business enterprises at our request, to the fullest extent permitted by Delaware law. Delaware law provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the registrant and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

•	We may, in our discretion, indemnify employees and agents in those circumstances where indemnification is permitted by applicable law.

•

We are required to advance expenses, as incurred, to our directors and officers in connection with defending a proceeding, except that such directors or officers shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

•

We will not be obligated pursuant to our amended and restated bylaws to indemnify a person with respect to proceedings initiated by that person against us or our other indemnitees, except with respect to proceedings authorized by our board of directors or brought to enforce a right to indemnification.

•

The rights conferred in our amended and restated bylaws are not exclusive, and we are authorized to enter into indemnification agreements with our directors, officers, employees and agents and to obtain insurance to indemnify such persons.

•	We may not retroactively amend our bylaw provisions to reduce our indemnification obligations to directors, officers, employees and agents.

We do not currently intend to pay dividends on our common stock, and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our common stock.

We do not currently intend to pay any cash dividends on our common stock for the foreseeable future. We currently intend to invest our future earnings, if any, to fund our growth. Additionally, the terms of our credit facility restrict our ability to pay dividends. Therefore, you are not likely to receive any dividends on your common stock for the foreseeable future. Since we do not intend to pay dividends, your ability to receive a return on your investment will depend on any future appreciation in the market value of our common stock. There is no guarantee that our common stock will appreciate or even maintain the price at which our holders have purchased it.

If securities or industry analysts do not publish research, or publish inaccurate or unfavorable research, about our business, our stock price and trading volume could decline.

The trading market for our common stock will depend, in part, on the research and reports that securities or industry analysts publish about us or our business. Securities and industry analysts do not currently, and may never, publish research on our company. If no securities or industry analysts commence coverage of our company, the trading price for our common stock would likely be negatively impacted. In the event securities or industry analysts initiate coverage, if one or more of the analysts who cover us downgrade our common stock or publish inaccurate or unfavorable research about our business, our stock price would likely decline. In addition, if our operating results fail to meet the forecast of analysts, our stock price would likely decline. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, demand for our common stock could decrease, which might cause our stock price and trading volume to decline.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve substantial risks and uncertainties. The forward-looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” All statements, other than statements of historical facts, contained in this prospectus, including statements regarding our business, operations and financial performance and condition, as well as our plans, objectives and expectations for our business operations and financial performance and condition, are forward-looking statements. These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “predict,” “project,” “potential,” “should,” “target,” “will,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

The forward-looking statements in this prospectus include, among other things, statements about:

•	the initiation, timing, progress and results of ongoing and future preclinical studies and clinical trials, and our research and development programs;

•	our expectations regarding timing of results in our U.S. Phase 3 clinical trials of LIPO-202;

•	our expectations regarding the timing of our submission of an NDA for approval of LIPO-202 with the FDA and the likelihood and timing of approval of such NDA;

•	the potential for commercialization and market acceptance of LIPO-202;

•	our expectations regarding the potential market size and opportunity for LIPO-202, if approved for commercial use;

•	our plans to commercialize LIPO-202 and our ability to develop and maintain sales and marketing capabilities;

•	estimates of our expenses, future revenue, capital requirements and our needs for additional financing;

•	the implementation of our business model, strategic plans for our business, product candidates and technology;

•

the scope of protection we are able to establish and maintain for intellectual property rights covering our product candidates and technology and our ability to operate our business without infringing on the intellectual property rights of others;

•	regulatory developments in the United States and foreign countries;

•	the success of competing procedures that are or become available;

•	our ability to maintain and establish collaborations or obtain additional funding;

•	our expectations regarding the time during which we will be an emerging growth company under the JOBS Act;

•	our use of proceeds from this offering;

•	our financial performance; and

•	developments and projections relating to our competitors and our industry.

We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Forward-looking statements should be regarded solely as our current plans, estimates and beliefs. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements included in this prospectus, particularly in the “Risk Factors” section, that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make.

You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement of which this prospectus is a part completely and with the understanding that our actual future results may be materially different from what we expect. The forward-looking statements contained in this prospectus are made as of the date of this prospectus, and we do not assume any obligation to update any forward-looking statements except as required by applicable law.

USE OF PROCEEDS

We estimate that the net proceeds from our sale of the 4,300,000 shares of our common stock in this offering will be approximately $53.0 million, based on an initial public offering price of $14.00 per share, the midpoint of the range on the front cover of this prospectus, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters’ over-allotment option is exercised in full, we estimate that we will receive net proceeds of approximately $61.4 million, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

A $1.00 increase (decrease) in the assumed initial public offering price of $14.00 per share would increase (decrease) the net proceeds to us from this offering by approximately $4.0 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions. We may also increase or decrease the number of shares we are offering. Each increase (decrease) of 1.0 million in the number of shares we are offering would increase (decrease) the net proceeds to us from this offering, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, by approximately $13.0 million, assuming the assumed initial public offering price stays the same.

We currently expect to use approximately $37.5 million of the net proceeds from this offering to conduct and advance our U.S. Phase 3 clinical trials to support the registration of LIPO-202 for the reduction of central abdominal bulging due to subcutaneous fat in non-obese patients and other supplemental studies of LIPO-202 as follows:

•	approximately $0.8 million to fund our LIPO-202-CL-12 clinical trial to support registration;

•	approximately $11.0 million to fund our LIPO-202-CL-18 clinical pivotal trial;

•	approximately $11.0 million to fund our LIPO-202-CL-19 clinical pivotal trial;

•	approximately $3.6 million to fund our LIPO-202-CL-21 clinical trial to support registration;

•	approximately $5.6 million to fund our LIPO-202-CL-22 clinical trial to support registration;

•	approximately $4.0 million to fund our LIPO-202-CL-23 clinical trial to support registration;

•	approximately $1.0 million to fund our LIPO-202-CL-25 clinical supplemental trial; and

•	approximately $0.5 million to fund our LIPO-202-CL-26 clinical supplemental trial.

We currently expect that the net proceeds from this offering will enable us to complete each of our planned Phase 3 clinical trials. We will use the balance of the net proceeds for the further development of LIPO-202 for the reduction of central abdominal bulging due to subcutaneous fat in non-obese patients, including preparations for our potential submission to the FDA of an NDA filing for LIPO-202, which we expect to file in the second half of 2016 if our clinical trials are successful, as well as for working capital and other general corporate purposes.

We may use a portion of our net proceeds to acquire complementary products, technologies, or businesses; however, we currently have no agreements or commitments to complete any such transaction and are not involved in negotiations to do so. Other than as set forth above, we have not yet identified the amounts we plan to spend on each of these areas or the timing of the expenditures. The timing and amount of our actual expenditures will be based on many factors, including research and development costs, cash flows from operations and the anticipated growth of our business. Accordingly, our management will have broad discretion in the application of the net proceeds, and investors will be relying on the judgment of our management regarding the application of the proceeds in this offering. The amounts that we actually spend for the purposes described above may vary significantly and will depend, in part, on the timing and amount of our future revenue, our future expenses, and any future acquisitions that we may propose.

Pending these uses, we plan to invest the net proceeds of this offering in short-term, interest bearing, investment-grade securities. We cannot predict whether the net proceeds will yield a favorable return.

DIVIDEND POLICY

We have never declared or paid any cash dividends on shares of our common stock. We currently intend to retain our earnings, if any, and cash to finance the growth and operation of our business and, therefore, do not anticipate paying any cash dividends on our common stock in the foreseeable future. Any determination to pay dividends in the future will be at the discretion of our board of directors after considering our financial condition, results of operations, capital requirements, contractual restrictions and other factors our board of directors deems relevant. In addition, unless waived, the terms of our loan and security agreement with Hercules prohibit us from paying cash dividends.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2014 on:

•	an actual basis;

•

a pro forma basis after giving effect to (a) the automatic conversion of all 46,990,685 outstanding shares of our preferred stock into 8,221,131 shares of common stock, which will become effective immediately prior to the completion of this offering; (b) the automatic exercise of certain of our outstanding convertible preferred stock warrants, assuming net exercise for 196,586 shares of our common stock immediately prior to the completion of this offering, assuming an initial public offering price of $14.00 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus; (c) the reclassification of our outstanding convertible preferred stock warrant liability to additional paid-in capital upon the completion of this offering; (d) the amendment and restatement of our certificate of incorporation and bylaws, which will become effective immediately prior to the completion of this offering; and (e) a reverse stock split of 1-for-6.10 of our common stock effected on November 7, 2014.

•

a pro forma as adjusted basis to give further effect to our issuance and sale of 4,300,000 shares of common stock in this offering at the assumed initial public offering price of $14.00 per share, the midpoint of the price range set forth on the cover page of this prospectus, after deducting $4.2 million in estimated underwriting discounts and commissions and $3.0 million in estimated offering expenses payable by us.

The pro forma and pro forma as adjusted information below is illustrative only and our capitalization following the completion of this offering will be based on the actual initial public offering price and other terms of this offering determined at pricing. You should read this table together with our audited financial statements and the related notes appearing at the end of this prospectus, the sections entitled ‘‘Selected Financial Data’’ and ‘‘Management’s Discussion and Analysis of Financial Condition and Results of Operations’’ and other financial information contained in this prospectus.

	As of September 30, 2014 (unaudited)
	Actual	Pro Forma	Pro Forma as adjusted
	(in thousands except share and per share amounts)
Cash and cash equivalents	$14,650	$14,650	$69,032

Note payable to bank	3,900	3,900	3,900
Convertible preferred stock warrant liability	3,818	—	—
Convertible preferred stock, $0.0001 par value per share: 53,800,000 shares authorized, 46,990,685 shares issued and outstanding, actual; no shares authorized, issued and outstanding, pro forma and pro forma as adjusted	70,915	—	—
Stockholders’ deficit:
Preferred stock, $0.0001 par value per share; no shares issued or outstanding, actual; 5,000,000 shares authorized and no shares issued or outstanding, pro forma and pro forma as adjusted	—	—	—
Common stock, $0.0001 par value per share: 70,200,000 shares authorized, 548,500 shares issued and outstanding, actual; 300,000,000 shares authorized, 8,966,217 shares issued and outstanding, pro forma; and 300,000,000 shares authorized, 13,266,217 shares issued and outstanding pro forma as adjusted	—	1	1
Additional paid-in capital	2,570	77,302	130,287
Accumulated deficit	(66,778)	(66,778)	(66,778)

Total stockholders’ deficit	(64,208)	10,525	63,510

Total capitalization	$14,425	$14,425	$67,410

The number of shares of common stock shown as issued and outstanding in the table excludes:

•

24,419 shares of our common stock issuable upon the exercise of certain outstanding convertible preferred stock warrants that were issued to Silicon Valley Bank and are expected to remain unexercised after the completion of this offering;

•

18,735 shares of our common stock issuable upon the exercise of certain outstanding convertible preferred stock warrants that were issued to Hercules and are expected to remain unexercised after the completion of this offering;

•

972,670 shares of our common stock subject to stock options outstanding as of September 30, 2014 granted pursuant to our 2007 Plan at a weighted average exercise price of $1.65, of which 609,222 represent shares of our common stock subject to vesting requirements;

•

1,000,000 shares of our common stock which will be available for future grant or issuance under our 2014 Plan, which will become effective immediately prior to the completion of this offering, 220,836 shares of our common stock available for future grant or issuance under our 2007 Plan as of September 30, 2014, and the annual increases in the number of shares authorized under our 2014 Plan beginning January 1, 2015; and

•

170,000 shares of our common stock available for future grant or issuance under our 2014 ESPP which will become effective immediately prior to the completion of this offering, and the annual increases in the number of shares authorized under this plan beginning January 1, 2015.

DILUTION

If you invest in our common stock, your ownership interest will be diluted to the extent of the difference between the public offering price and the pro forma as adjusted net tangible book value per share of our common stock immediately after the completion of this offering. Dilution results from the fact that the public offering price is substantially in excess of the book value per share attributable to the existing stockholders for our presently outstanding stock.

As of September 30, 2014, we had a historical net tangible book deficit of $64.2 million, or $117.06 per share of common stock, based on 548,500 shares of common stock outstanding at September 30, 2014. Our historical net tangible book deficit per share represents the amount of our total tangible assets less total liabilities and convertible preferred stock, which is not included within stockholders’ deficit, divided by the total number of shares of common stock outstanding at September 30, 2014.

On a pro forma basis, after giving effect to (a) the automatic conversion of our outstanding shares of convertible preferred stock into 8,221,131 shares of common stock immediately prior to the completion of this offering, (b) the reclassification of our outstanding convertible preferred stock warrant liability to additional paid-in capital upon the completion of this offering, and (c) the automatic exercise of certain of our outstanding convertible preferred stock warrants, assuming net exercise for 196,586 shares of our common stock immediately prior to the completion of this offering, assuming an initial public offering price of $14.00 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, our pro forma net tangible book value as of September 30, 2014 would have been approximately $10.5 million, or approximately $1.17 per share of our common stock.

After giving further effect to the sale of 4,300,000 shares of common stock in this offering at the public offering price of $14.00 per share, the midpoint of the range set forth on the cover of this prospectus, and after deducting estimated underwriting discounts and commissions of $4.2 million and our estimated offering expenses totaling approximately $3.0 million, our pro forma as adjusted net tangible book value as of September 30, 2014 would have been approximately $63.5 million, or $4.79 per share.

This amount represents an immediate increase in pro forma net tangible book value of $3.62 per share and an immediate dilution of $9.21 per share to investors participating in this offering. The following table illustrates this calculation on a per share basis:

Assumed initial public offering price per share		$14.00
Historical net tangible book deficit per share at September 30, 2014, before giving effect to this offering	$(117.06)
Pro forma increase in historical net tangible book value per share attributable to pro forma effects described above	$118.23

Pro forma net tangible book value per share of common stock as of September 30, 2014, before giving effect to this offering	$1.17
Increase in pro forma net tangible book value per share attributable to investors participating in this offering	$3.62

Pro forma as adjusted net tangible book value per share of common stock after this offering		$4.79

Dilution per share to investors participating in this offering		$9.21

A $1.00 increase (decrease) in the assumed initial public offering price of $14.00 per share would increase (decrease) the pro forma as adjusted net tangible book value per share after this offering by approximately $0.30, and dilution per share to investors participating in this offering by approximately $0.70, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We may also increase or decrease the number of shares we are offering. An increase of 1.0 million shares in the number of shares offered by us, as set forth on the cover page of this prospectus, would increase our pro forma as adjusted net tangible book value per share after this offering by approximately $13.0 million and decrease the dilution to investors participating in this offering by approximately $0.57 per share, assuming that the assumed initial public offering price remains the same, and after deducting the estimated underwriting discounts and commissions and the estimated offering expenses payable by us. Similarly, a decrease of 1.0 million shares in the number of shares offered by us, as set forth on the cover page of this prospectus, would decrease the pro forma as adjusted net tangible book value per share after this offering by approximately $0.67 million and increase the dilution to investors participating in this offering by approximately $0.67 per share, assuming that the assumed initial public offering price remains the same, and after deducting the estimated underwriting discounts and commissions and the estimated offering expenses payable by us.

If the underwriters exercise their over-allotment option of 645,000 shares in full, our pro forma as adjusted net tangible book value will increase to $5.17 per share, representing an increase to existing stockholders of $4.00 per share, and the dilution per share to investors participating in this offering would be $8.83, in each case assuming an initial public offering price of $14.00 per share (the midpoint of the price range set forth on the cover page of this prospectus).

The following table summarizes, on a pro forma as adjusted basis, as of September 30, 2014, the differences between the number of shares of common stock purchased from us, the total consideration paid to us in cash and the average price per share paid by existing stockholders for shares issued prior to this offering and the price to be paid by investors participating in this offering. The calculation below is based on the assumed initial public offering price of $14.00 per share (the midpoint of the price range set forth on the cover page of this prospectus), before deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
Existing stockholders	8,966,217	68%	80,017,755	57%	$8.92
Investors participating in this offering	4,300,000	32	60,200,000	43	$14.00

Total	13,266,217	100%	140,217,755	100%	$10.57

Each $1.00 increase (decrease) in the assumed initial public offering price of $14.00 per share (the midpoint of the price range set forth on the cover page of this prospectus) would increase (decrease) total consideration paid by investors participating in this offering, total consideration paid by all stockholders and the average price per share paid by all stockholders by $4.3 million, $4.3 million and $0.32, respectively, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

If the underwriters exercise their over-allotment option to purchase 645,000 shares in full, the following will occur:

•	The percentage of shares of our common stock held by existing stockholders will decrease to approximately 64% of the total number of shares of our common stock outstanding after this offering; and

•

The number of shares of our common stock held by investors participating in this offering will increase to 4,945,000, or approximately 36% of the total number of shares of our common stock outstanding after this offering.

The above discussion and tables exclude:

•

24,419 shares of our common stock issuable upon the exercise of certain outstanding convertible preferred stock warrants that were issued to Silicon Valley Bank and are expected to remain unexercised after the completion of this offering;

•

18,735 shares of our common stock issuable upon the exercise of certain outstanding convertible preferred stock warrants that were issued to Hercules and are expected to remain unexercised after the completion of this offering;

•

972,670 shares of our common stock subject to stock options outstanding as of September 30, 2014 granted pursuant to our 2007 Plan at a weighted average exercise price of $1.65, of which 609,222 represent shares of our common stock subject to vesting requirements;

•

1,000,000 shares of our common stock which will be available for future grant or issuance under our 2014 Plan, which will become effective immediately prior to the completion of this offering, 220,836 shares of our common stock available for future grant or issuance under our 2007 Plan as of September 30, 2014, and the annual increases in the number of shares authorized under our 2014 Plan beginning January 1, 2015; and

•

170,000 shares of our common stock available for future grant or issuance under our 2014 ESPP which will become effective immediately prior to the completion of this offering, and the annual increases in the number of shares authorized under this plan beginning January 1, 2015.

To the extent any of these outstanding warrants or options is exercised, there will be further dilution to investors participating in this offering. If all of our outstanding options and warrants as of September 30, 2014 were exercised, the pro forma as adjusted net tangible book value per share after this offering would be $4.59 per share, representing an increase in net tangible book value per share to existing stockholders of $3.42, and an immediate dilution of $9.41 per share to investors participating in this offering.

SELECTED FINANCIAL DATA

The following tables shows selected financial data as of, and for the periods ended on, the dates indicated. We derived the selected statement of operations data for the years ended December 31, 2012 and 2013 and the balance sheet data as of December 31, 2012 and 2013 from our audited financial statements appearing elsewhere in this prospectus. The statements of operations data for the nine months ended September 30, 2014 and 2013 and the balance sheet data as of September 30, 2014 have been derived from our unaudited financial statements included elsewhere in this prospectus and have been prepared on the same basis as the audited financial statements and include, in our opinion, all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the financial information in those statements. Our historical results are not necessarily indicative of the results to be expected in the future and results of interim periods are not necessarily indicative of the results for the entire year. You should read the following selected financial data in conjunction with our financial statements, the notes to the financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. The selected financial data included in this section are not intended to replace the financial statements and the related notes included elsewhere in this prospectus.

	Year Ended December 31,		Nine Months Ended September 30,
	2012	2013	2013	2014
			(unaudited)
	(in thousands, except share and per share data)
Statement of Operations Data:
Revenue, related party	$100	$—	$—	$—
Operating expenses:
Research and development	3,249	11,448	9,736	3,258
General and administrative	2,592	2,975	2,149	3,075

Total operating expenses	5,841	14,423	11,885	6,333

Loss from operations	(5,741)	(14,423)	(11,885)	(6,333)
Interest income	2	1	1	3
Interest expense	(937)	(57)	(49)	(163)
(loss) gain on change in fair value of preferred stock warrants	(1,152)	(490)	(245)	(1,430)
Other income (expense), net	—	(47)	(47)	—

Net loss	$(7,828)	$(15,016)	$(12,225)	$(7,923)

Net loss per share, basic and diluted(1)	$(15.65)	$(29.33)	$(23.88)	$(14.51)

Weighted average shares used to compute basic and diluted net loss per share(1)	500,223	511,949	511,949	546,211

Pro forma net loss per share, basic and diluted (unaudited)(1)		$(2.08)		$(0.76)

Weighted average shares used to compute basic and diluted pro forma net loss per share (unaudited)(1)		6,996,183		8,541,087

(1)

Please see Note 2 of our financial statements included elsewhere in this prospectus for an explanation of the calculations of our actual basic and diluted net loss per share and our pro forma unaudited basic and diluted net loss per share.

	As of December 31,		As of September 30,
	2012	2013	2014
			(unaudited)
	(in thousands)
Balance sheet data:
Cash and cash equivalents	$11,100	$4,364	$ 14,650
Working capital	$10,676	$2,978	$ 14,213
Total assets	$12,822	$4,530	$ 16,185
Convertible preferred stock warrant liability	$1,617	$2,205	$ 3,818
Convertible preferred stock	$51,052	$57,489	$ 70,915
Accumulated deficit	$(43,839)	$(58,855)	$(66,778)
Total stockholders’ deficit	$(41,756)	$(56,691)	$(64,208)

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and related notes appearing elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business and related financing, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the “Risk Factors” section of this prospectus, our actual results could differ materially from the results described in, or implied by, the forward-looking statements contained in the following discussion and analysis.

Overview

We are a clinical-stage specialty pharmaceutical company developing therapeutics for the aesthetic market. Our initial focus is on localized fat reduction and body contouring. We are currently developing and intend to seek approval of our lead product candidate, LIPO-202, for the reduction of central abdominal bulging due to subcutaneous fat in non-obese patients, an indication for which there is no FDA-approved drug. If approved by the FDA, we believe LIPO-202 will be a best-in-class non-surgical procedure for localized fat reduction and body contouring. We have completed Phase 2 development of LIPO-202, showing a statistically significant reduction in central abdominal bulging due to subcutaneous fat in non-obese patients. We intend to conduct two pivotal U.S. Phase 3 trials of LIPO-202 and expect top-line data at the end of 2015. If our trials are successful, we expect to file an NDA in the second half of 2016 utilizing the 505(b)(2) regulatory pathway. Since commencing operations in February 2007, we have invested substantially all of our efforts and financial resources in the research and development and commercial planning for LIPO-202, which is currently our lead product candidate. We have not yet filed for approval with the FDA for the commercialization of LIPO-202 and we have not generated any revenue from product sales of LIPO-202. Through September 30, 2014, we have funded substantially all of our operations through the sale and issuance of our preferred stock, venture debt and convertible debt. In the nine months ended September 30, 2014, we raised net proceeds of approximately $13.6 million through the sale of shares of our Series C and D convertible preferred stock. In June 2014, we also entered into a loan and security agreement, or the Loan Agreement, with Hercules. The Loan Agreement provides for total borrowings of $10.0 million to be made available to us. Upon the closing of the loan, we received an initial advance of $4.0 million, and in November 2014, in connection with the first amendment to the Loan Agreement, we borrowed the remaining $6.0 million available under the agreement.

We have never been profitable and, as of September 30, 2014, we had an accumulated deficit of $66.8 million. We incurred net losses of $7.8 million, $15.0 million, $12.2 million and $7.9 million for the years ended December 31, 2012 and 2013 and the nine months ended September 30, 2013 and 2014, respectively. We expect to continue to incur net operating losses for at least the next several years as we advance LIPO-202 through clinical development, seek regulatory approval, prepare for and, if approved, proceed to commercialization. We have no manufacturing facilities and all of our manufacturing activities are contracted out to third parties. Additionally, we currently utilize third-party CROs to carry out our clinical development and we do not yet have a sales organization. We will need substantial additional funding to support our operating activities, especially as we approach anticipated regulatory approval in the United States and begin to establish our sales capabilities. Adequate funding may not be available to us on acceptable terms, or at all. Our failure to obtain sufficient funds on acceptable terms when needed could have a material adverse effect on our business, results of operations, and financial condition.

Basis of Presentation

Revenue.    To date, we have not generated any revenue from product sales. All of our revenue has been derived from a one-time license fee we received pursuant to a technology transfer agreement with DRI.

Our ability to generate revenues from product sales, which we do not expect will occur before 2017, at the earliest, will depend heavily on our obtaining marketing approval from the FDA for, and, subsequent to that, our successful commercialization of, LIPO-202. If we fail to complete the development of LIPO-202 in a timely manner or to obtain regulatory approval, our ability to generate future revenue, and our results of operations and financial position, would be materially adversely affected.

Research and Development Expenses.    Our research and development expenses consist primarily of:

•

fees paid to clinical consultants, clinical trial sites and vendors, including CROs in conjunction with implementing and monitoring our preclinical and clinical trials and acquiring and evaluating preclinical and clinical trial data, including all related fees, such as for investigator grants, patient screening fees, laboratory work and statistical compilation and analysis;

•	expenses related to preclinical studies, clinical trials and related clinical manufacturing, materials and supplies;

•	expenses related to compliance with drug development regulatory requirements in the United States and other foreign jurisdictions; and

•	personnel costs, including cash compensation, benefits and share-based compensation expense.

We expense both internal and external research and development costs in the periods in which they are incurred. To date, substantially all our research and development expenses have related to the development of LIPO-202. In the nine months ended September 30, 2013 and 2014, we incurred costs of $9.7 million and $3.3 million, respectively, on research and development expenses.

We do not allocate compensation expense to individual product candidates, as we are organized and record expense by functional department and our employees may allocate time to more than one development project. We do not utilize a formal time allocation system to capture expenses on a project-by-project basis.

Conducting significant research and development is central to our business and strategy. Product candidates in later stages of clinical development generally have higher development costs than those in earlier stages of clinical development, primarily due to the increased size and greater duration of late stage clinical trials as compared to earlier clinical and preclinical development. We expect our research and development expenses will increase as we initiate our Phase 3 clinical trials of LIPO-202 in the United States. The costs of clinical trials may vary significantly over the life of a project owing to a number of factors. See “Risk Factors — Risks Related to Our Business — Clinical drug development involves a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results.”

General and Administrative Expenses.    Our general and administrative expenses primarily consist of personnel costs, including cash compensation, benefits and share-based compensation expense, associated with our executive, accounting and finance departments. Other general and administrative expenses include costs in connection with patent filing, prosecution and defense, facility and information technology costs and professional fees for legal, consulting, marketing, audit and tax services. For the nine months ended September 30, 2013 and 2014 our general and administrative expenses totaled approximately $2.1 million and $3.1 million, respectively.

We expect our general and administrative costs will increase as we increase our headcount and expand our staffing and operating activities to support our operations as a public company and initiate our Phase 3 clinical trials of LIPO-202 in the United States. Additionally, we anticipate increased expenses related to audit, legal, regulatory and tax-related services associated with maintaining compliance with exchange listing and Securities and Exchange Commission requirements, director and officer insurance premiums and investor relations costs associated with being a public company. In addition, if LIPO-202 receives regulatory approval, we expect to incur increased expenses associated with building a sales and marketing team as we prepare for the commercial launch of LIPO-202. Some expenses may be incurred prior to receiving regulatory approval of LIPO-202.

Interest Income.    Our interest income consists primarily of interest received or earned on our cash and cash equivalents and marketable securities. We expect interest income to vary each reporting period depending on our average cash and cash equivalents and marketable securities balances during the period and applicable interest rates. To date, our interest income has not been significant in any individual period.

Interest Expense.    Our interest expense consists of cash and noncash interest costs related to our borrowings. The noncash interest costs consist of the amortization of the fair value of warrants that were issued in connection with our borrowings, with the initial fair value of the warrants being amortized to interest expense over the term of the governing agreements, and the amortization of other debt issuance costs, primarily legal and banker fees, over the period the related convertible notes were outstanding. We expect interest expense to vary each reporting period depending on our average debt outstanding during the period, as well as applicable interest rates.

Gain or Loss on Change in Fair Value of Preferred Stock Warrants.    Gain or losses on the change in the fair value of our convertible preferred stock warrants result from the re-measurement of our liabilities related to our Series B, Series B-2, Series C and Series D convertible preferred stock warrants. We will continue to record adjustments to the estimated fair value of the convertible preferred stock warrants until such time as these instruments are exercised, expire or convert into warrants to purchase shares of our common stock, which would occur in connection with the completion of this offering. At that time, the convertible preferred stock warrant liability will be reclassified to additional paid-in capital, a component of stockholders’ deficit, and we will no longer record any related periodic fair value adjustments.

Critical Accounting Policies and Significant Judgments and Estimates

Our management’s discussion and analysis of our financial condition and results of operations are based on our financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles, or GAAP. The preparation of our financial statements requires us to make estimates and judgments that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of our financial statements as well as the reported revenues and expenses during the reported periods. On an ongoing basis, we evaluate our estimates and judgments, including those related to accrued expenses and share-based compensation. We base our estimates on historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not apparent from other sources. Actual results may differ materially from these estimates. To the extent that there are material differences between these estimates and actual results, our future financial statement presentation, financial condition, results of operations and cash flows will be affected.

While our significant accounting policies are described in the notes to our financial statements appearing elsewhere in this prospectus we believe that the following critical accounting policies are most important to understanding and evaluating our reported financial results.

Accrued Research and Development Expenses.    As part of the process of preparing our financial statements, we are required to estimate our accrued research and development expenses. This process involves reviewing contracts and purchase orders, reviewing the terms of our vendor agreements, communicating with our applicable personnel to identify services that have been performed on our behalf, and estimating the level of service performed and the associated cost incurred for the service when we have not yet been invoiced or otherwise notified of actual cost. The majority of our service providers invoice us monthly in arrears for services performed. We make estimates of our accrued expenses as of each balance sheet date in our financial statements based on facts and circumstances known to us at that time.

Examples of estimated accrued research and development expenses include:

•	fees paid to CROs in connection with clinical trials;

•	fees paid to investigative sites in connection with clinical trials;

•	fees paid to vendors in connection with preclinical development activities; and

•	fees paid to vendors related to product manufacturing, development and distribution of clinical supplies.

We base our expenses related to clinical trials on our estimates of the services received and efforts expended pursuant to contracts with multiple research institutions and CROs that conduct and manage clinical trials on our behalf. The financial terms of these agreements are subject to negotiation, vary from contract to contract, and may result in uneven payment flows and expense recognition. Payments under some of these contracts depend on factors such as the successful enrollment of patients and the completion of clinical trial milestones. In accruing service fees, we estimate the time period over which services will be performed and the level of effort to be expended in each period. If the actual timing of the performance of services or the level of effort varies from our estimate, we adjust the accrual accordingly. Our understanding of the status and timing of services performed relative to the actual status and timing of services performed may vary and may result in our reporting changes in estimates in any particular period. Through September 30, 2014, there have been no material adjustments to our prior period estimates of accrued expenses for clinical trials. Nonrefundable advance payments for goods and services, including fees for process development or manufacturing and distribution of clinical supplies that will be used in future research and development activities, are deferred and recognized as expense in the period that the related goods are consumed or services are performed.

Share-Based Compensation.    We account for all share-based compensation payments using an option pricing model for estimating fair value. Accordingly, share-based compensation expense for employees and directors is measured based on the estimated fair value of the awards on the date of grant, net of estimated forfeitures. Compensation expense is recognized for the portion that is ultimately expected to vest over the period during which the recipient renders the required services to us using the straight-line single option method. In accordance with authoritative guidance, the fair value of non-employee share-based awards is remeasured as the awards vest, and the resulting change in value, if any, is recognized as expense during the period the related services are rendered.

We estimate the fair value of our share-based awards using the Black-Scholes option pricing model. The Black-Scholes model requires the use of subjective and complex assumptions, including (a) the expected stock price volatility, (b) the calculation of the expected term of the award, (c) the risk free interest rate and (d) the expected dividend yield, which determine the fair value of share-based awards.

There were no share-based awards granted during the years ended December 31, 2012 and 2013. The weighted average assumptions used to estimate the fair value of stock options granted in the nine months ended September 30, 2014 using the Black-Scholes option pricing model were as follows:

Nine Months Ended September 30, 2014
Fair value of common stock	$3.60
Exercise price of options granted	$1.59
Expected volatility	87%
Expected term (in years)	6.0
Risk free interest rate	1.85%
Expected dividend yield	—

Fair value of common stock.    The fair value assumption used in the Black-Scholes option pricing model for purposes of estimating the fair value of common stock is based on the valuations prepared as of March 31, 2014 and June 30, 2014, which utilized the Probability Weighted Expected Return Method.

Exercise price of options granted.    The exercise price assumption used in the Black-Scholes option pricing is based on the valuation prepared in January 2014, which utilized the Option Pricing Method and on the valuation prepared in June 2014, which utilized the Probability Weighted Expected Return Method.

Expected volatility.    Because we do not have trading history on which to base volatility calculations, the expected volatility is derived from historical volatilities of several unrelated public companies. These companies operate within industries comparable to our business, including companies with significant involvement in the aesthetic procedure industry. In addition we focused our volatility estimates on companies that had sufficient trading history and trading volume in order to provide reliable volatility measures. The peer companies used in determining our expected volatility were, at the time of volatility determination, generally larger and operationally further developed than us. However, the operational and financial growth and development of the peer companies during the period in which historical volatility was considered were determined to be sufficiently similar to our expectations for future growth to provide a reasonable basis on which to establish our expected volatility. We will continue to apply this process until a sufficient amount of historical information regarding the volatility of our own stock price becomes available following the completion of this offering.

Expected term.    The expected term represents the period that our share-based awards are expected to be outstanding and was primarily determined using the simplified method in accordance with guidance provided by the SEC, whereby, the expected term equals the arithmetic average of the vesting term and the original contractual term of the option. For option grants considered to be “plain vanilla,” the simplified method calculates the expected term as the average of the time-to-vesting and the contractual term of the options.

Weighted average risk free interest rate.    The risk-free interest rates for periods within the expected life of the option are based on the U.S. Treasury yield curve in effect during the period the options were granted for zero-coupon U.S. Treasury securities with similar maturities.

Expected dividend yields.    The expected dividend yield was assumed to be zero as we have never paid, and do not expect to pay dividends in the foreseeable future.

We will continue to use judgment in evaluating the fair value of the underlying common stock and expected term and expected volatility, related to our share-based compensation on a prospective basis.

As we continue to accumulate additional data related to our common stock, we may make refinements to the estimates of our expected term and expected volatility, which could materially impact our future share-based compensation expense.

Total share-based compensation is recorded in the statements of operations, and is allocated as follows (amounts in thousands):

	Year Ended December 31,		Nine Months Ended September 30,
	2012	2013	2013	2014
			(unaudited)
Research and development	$42	$—	$—	$161
General and administrative	80	80	60	195

	$122	$80	$60	$356

As of September 30, 2014, there was $1.5 million of unrecognized compensation expense related to unvested stock awards, which is expected to be recognized over a weighted average period of approximately three years. For stock option awards subject to graded vesting, we recognize compensation cost on a straight-line basis over the service period for the entire award.

Valuations of common stock and warrants to purchase convertible preferred stock.    Historically, for all periods prior to this initial public offering, the fair values of the shares of common stock underlying our share-based awards were estimated on each grant date by our board of directors. In order to determine the fair value of our common stock underlying option grants and warrants to purchase convertible preferred stock, our board of directors considered, among other things, contemporaneous valuations of our common stock prepared by an unrelated third-party valuation firm in accordance with the guidance provided by the American Institute of Certified Public Accountants 2004 Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation, or the Practice Aid.

Given the absence of a public trading market of our common stock, our board of directors exercised reasonable judgment and considered a number of objective and subjective factors to determine the best estimate of the fair value of our common stock, including:

•	contemporaneous valuations of our common stock performed by an unrelated third-party valuation firm;

•	our stage of development;

•	our operational and financial performance;

•	the nature of our services and our competitive position in the marketplace;

•	the value of companies that we consider peers based on a number of factors, including similarity to us with respect to industry and business model;

•	the likelihood of achieving a liquidity event, such as an initial public offering or sale given prevailing market conditions, and the nature and history of our business;

•	issuances of preferred stock and the rights, preferences and privileges of our preferred stock relative to those of our common stock;

•	business conditions and projections;

•	the history of our company and progress of our research and development efforts and clinical trials; and

•	the lack of marketability of our common stock.

Our analyses were based on a methodology that first estimated the fair value of our business as a whole, or enterprise value. Once we determined the expected enterprise value we then adjusted for expected cash and debt balances, allocated value to the various stockholders, adjusted to present value and discounted for lack of marketability.

In valuing our common stock, the board of directors determined the equity value of our company by utilizing the market approach. The market approach estimates the fair value of a company by applying market multiples of comparable publicly traded or privately held companies in the applicable industry or similar lines of business which are based on key metrics implied by the enterprise values or acquisition values of comparable publicly traded or privately held companies.

We then allocated the fair value of our company to each of our classes of stock using either the Option Pricing Method, or OPM, or the Probability Weighted Expected Return Method, or PWERM. The OPM treats common stock and convertible preferred stock as call options on an enterprise value, with exercise prices based on the value thresholds at which the allocation among the various holders of a company’s securities changes. Under this method, the common stock has value only if the funds available for distribution to the stockholders exceed the value of the liquidation preferences of our preferred stock at the time of a liquidity event such as a merger, sale or initial public offering, or IPO, assuming the enterprise has funds available to make a liquidation preference meaningful and collectible by the stockholders. The common stock is modeled to be a call option with a claim on the enterprise at an exercise price equal to the remaining value immediately after the convertible preferred stock is liquidated. The OPM uses the Black-Scholes option pricing model to price the call option. This model defines the securities’ fair values as functions of the current fair value of a company and uses assumptions such as the anticipated timing of a liquidity event and the estimated volatility of the equity securities. A discount for lack of marketability was applied to reflect the increased risk arising from the inability to readily sell the shares.

The PWERM involves a forward-looking analysis of the possible future outcomes of the enterprise. The future outcomes considered under the PWERM included private merger and acquisition sale outcomes, IPO scenarios and dissolution scenarios. In the private merger and acquisition sale scenarios, a large portion of the equity value is allocated to the convertible preferred stock to incorporate the aggregate liquidation preferences. The fair value of the enterprise determined using the private merger and acquisition, IPO and dissolution scenarios are weighted according to the board of directors’ estimate of the probability of each scenario.

The key subjective factors and assumptions used in our valuations primarily consisted of: (a) the selection of the appropriate valuation model, (b) the selection of the appropriate market comparable transactions, (c) the financial forecasts utilized to determine future cash balances and necessary capital requirements, (d) the probability and timing of the various possible liquidity events, (e) the estimated weighted average cost of capital and (f) the discount for lack of marketability of our common stock.

Independent valuations of our common stock were performed as of December 31, 2012, December 31, 2013, January 29, 2014, March 31, 2014, June 30, 2014 and September 30, 2014 to assist our board of directors in estimating the fair value of our common stock at subsequent grant dates.

The December 2012 and January 2014 valuations used the Back-Solve Method of the OPM which derives the implied equity value for one type of equity security from a contemporaneous transaction involving another equity security. The December 2012 and January 2014 valuations were based on the price of our Series C convertible preferred stock. We commenced a round of Series C convertible preferred stock financing in December 2012, which continued until January 2014, all at a closing price of $1.40 per share. In both valuations, contemporaneous transactions occurred in close proximity and involved third-party investors negotiating at arm’s length to purchase shares of our Series C convertible preferred stock. Therefore, the per share issuance price of the Series C convertible preferred shares were used as an indication of equity value, as well as the fair value of our common stock.

The December 2013, March 2014 and June 2014 valuations used a hybrid method to determine the equity value, which is a hybrid between the PWERM and OPM. In the hybrid method, the OPM is used to estimate the allocation of value within one or more of the PWERM scenarios. The hybrid method can be a useful alternative to explicitly modeling all PWERM scenarios in situations when the company has transparency into one or more near-term exits but is unsure about what will occur if the current plans fall through. In this instance, a hybrid was applied to reflect the possibility of a potential IPO.

For the December 2012 valuation, we estimated the time to liquidity as 2.5 years based on then-current plans and estimates regarding a liquidity event. The volatility assumption of 56.2% was based on an analysis of guideline companies’ historical equity volatility factors matching the term assumption. The risk-free interest rate was estimated as the interpolated 2.5 year U.S. Treasury yield. A discount for lack of marketability of 34% was then applied to the indicated value of the common stock. Based on these factors, we concluded that our common stock had an estimated fair value of $2.01 per share as of December 31, 2012.

For the December 2013 valuation, four potential scenarios were modeled. The first scenario assumed we would complete an IPO in 0.5 years and the second scenario was a delayed IPO occurring in 0.8 years or 1.5 years. The OPM was used to allocate the equity value to the various securities in the third and fourth scenarios which were a potential sale or merger and a forced liquidation. The estimated time to liquidity for these two scenarios was 3.5 years and 0.1 years, respectively. Based on an analysis of the guideline companies, a volatility assumption of 60.0% was utilized in the OPM. The risk-free interest rate was estimated based on the applicable U.S. Treasury yield. A discount for lack of marketability ranging from 13.0% to 31.0% depending on the estimated time to liquidity for each scenario was applied to the indicated value of our common stock in each scenario. Based on these factors, we concluded that our common stock had an estimated fair value of $5.12 per share as of December 31, 2013.

For the January 2014 valuation, we estimated the time to liquidity as 0.75 years based on then-current plans and estimates regarding a liquidity event. The volatility assumption of 55.0% was based on an analysis of guideline companies’ historical equity volatility factors matching the term assumption. The risk-free interest rate was estimated as the interpolated 0.75 year U.S. Treasury yield. A discount for lack of marketability of 15% was then applied to the indicated value of the common stock. Based on these factors, we concluded that our common stock had an estimated fair value of $1.34 per share as of January 29, 2014.

For the March 2014 valuation, four potential scenarios were modeled. The first scenario assumed we would complete an IPO in 0.6 years and the second scenario was a delayed IPO occurring in 1.0 year. The OPM was used to allocate the equity value to the various securities in the third and fourth scenarios which were a potential sale or merger and a forced liquidation. The estimated time to liquidity for these two scenarios was 3.3 years and 0.4 years, respectively. Based on an analysis of the guideline companies, a volatility assumption of 60.0% was utilized in the OPM. The risk-free interest rate was estimated based on the applicable U.S. Treasury yield. A discount for lack of marketability ranging from 14.0% to 31.0% depending on the estimated time to liquidity for each scenario was applied to the indicated value of our common stock in each scenario. On January 29, 2014, we held a meeting with the FDA regarding the results of our Phase 2 clinical trial of LIPO-202. The meeting resulted in the additional reworking of some of our endpoint tools and delaying any potential IPO, as well as decreasing the chance of an IPO. Based on these factors, we concluded that our common stock had an estimated fair value of $3.54 per share as of March 31, 2014.

For the June 2014 valuation, four potential scenarios were modeled. The first scenario assumed we would complete an IPO in 0.3 years and the second scenario was a delayed IPO occurring in 0.8 year. The OPM was used to allocate the equity value to the various securities in the third and fourth scenarios which were a potential sale or merger and a forced liquidation. The estimated time to liquidity for these two scenarios was 3.0 years and 0.2 years, respectively. Based on an analysis of the guideline companies, a volatility assumption of 53.5% was utilized in the OPM. The risk-free interest rate was estimated based on the applicable U.S. Treasury yield. A discount for lack of marketability ranging from 10.0% to 100.0% depending on the estimated time to liquidity for each scenario was applied to the indicated value of our common stock in each scenario. Based on these factors, we concluded that our common stock had an estimated fair value of $4.58 per share as of June 30, 2014.

For the September 2014 valuation, four potential scenarios were modeled. The first scenario assumed we would complete an IPO in 0.2 years and the second scenario was a delayed IPO occurring in 0.5 years. The OPM was used to allocate the equity value to the various securities in the third and fourth scenarios which were a potential sale or merger and a forced liquidation. The estimated time to liquidity for these two scenarios was 2.8 and 1.3 years, respectively. Based on an analysis of the guideline companies, a volatility assumption of 52.5% was utilized in the OPM. The risk free interest rate was based on the applicable U.S. Treasury yield. A discount for lack of marketability ranging from 7.0% to 100.0% depending on the estimated time to liquidity for each scenario was applied to the indicated value of our common stock in each scenario. Based on these factors, we concluded that our common stock had an estimated fair value of $10.43 per share as of September 30, 2014.

Convertible Preferred Stock Warrant Liability.    We have issued freestanding warrants exercisable for shares of our Series B, Series B-2, Series C and Series D convertible preferred stock. These warrants are classified as a liability in the accompanying balance sheets, as the terms for liquidation of the underlying security are outside our control. The warrants are recorded at fair value using the Black-Scholes option pricing model or the current value method within the IPO scenarios. The fair value of all warrants is remeasured at each financial reporting date with any changes in fair value being recognized as a change in the fair value of preferred stock warrants. We will continue to re-measure the fair value of the warrant liability until: (a) exercise, which is expected to occur for certain warrants immediately prior to the completion of this offering, (b) expiration of the related warrant, or (c) conversion of the convertible preferred stock underlying the security into common stock, at which time the warrants will be classified as a component of stockholders’ equity and will no longer be subject to remeasurement.

Net Operating Loss and Research and Development Tax Credit Carryforwards

As of December 31, 2013, we had federal and California tax NOLs of $55.6 million and $54.8 million, respectively, which begin to expire in 2017 unless previously utilized. As of December 31, 2013, we also had federal and California research and development tax credit carryforwards of $1.9 million and $1.0 million, respectively. The federal research and development tax credit carryforwards will begin to expire in 2027. The California research and development tax credit carryforwards are available indefinitely. Utilization of the net operating losses and credits may be subject to a substantial annual limitation due to ownership change limitations provided by the Internal Revenue Code of 1986, as amended. The annual limitation may result in the expiration of our net operating losses and credits before we can use them. We believe we may have experienced certain ownership changes in the past and have reduced our deferred tax assets related to NOLs until such time as a study can be performed to determine the amount of NOLs that will be available for use.

JOBS Act.    In April 2012, the JOBS Act was enacted. Section 107 of the JOBS Act provides that an “emerging growth company,” or EGC, can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended, or the Securities Act, for complying with new or revised accounting standards. Thus, an EGC can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected not to avail ourselves of this extended transition period and, as a result, we will adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies.

Results of Operations

Comparison of Nine Months Ended September 30, 2013 and 2014 (unaudited).

	Nine Months Ended September 30,		Change
	2013	2014	$	%
	(unaudited)
	(in thousands, except percentage)
Operating expenses:
Research and development	$9,736	$3,258	(6,478)	(67%)
General and administrative	2,149	3,075	926	43%

Total operating expenses	11,885	6,333	(5,552)	(47%)

Loss from operations	(11,885)	(6,333)
Interest income	1	3	(2)	200%
Interest expense	(49)	(163)	114	233%
Loss on change in fair value of convertible preferred stock warrants	(245)	(1,430)	1,185	484%
Other expense, net	(47)	—	(47)	(100%)

Net loss	$(12,225)	$(7,923)	$(4,302)	35%

Research and Development Expenses.    Research and development expenses decreased by $6.5 million, or 67%, from $9.7 million for the nine months ended September 30, 2013 to $3.3 million for the nine months ended September 30, 2014. The decrease was primarily due to a decrease in clinical trial costs of approximately $7.8 million attributable to our U.S. Phase 2 clinical trials, which were completed during 2013, offset by an increase attributable to consulting and endpoint tool validation studies of approximately $752,000, an increase of approximately $355,000 associated with costs related to manufacturing of our clinical trial materials for our Phase 3 clinical trials, an increase of approximately $175,000 related to severance charges, and an increase of approximately $160,000 related to share-based compensation related to options granted in February and March 2014.

General and Administrative Expenses.    General and administrative expenses increased approximately $926,000 or 43%, from approximately $2.1 million for the nine months ended September 30, 2013 to $3.1 million for the nine months ended September 30, 2014. The increase was primarily due to an increase in costs related to our audit, consulting expenses related to commercialization models and compensation, public and investor relations, or PR/IR, general legal fees, legal costs and fees related to maintaining our patent portfolio, and share-based compensation expense. Our audit related costs increased by approximately $347,000 due to consolidating the timing of both fiscal year 2012 and 2013 audits in 2014. In addition, our consulting and outside services costs increased by approximately $249,000 due to use of consultants to assist with our commercial model, human resources activities compensation strategy, and PR/IR activities. Our general legal fees increased by approximately $138,000 due to an increase in general business activities. In addition, share-based compensation increased by approximately $136,000 as a result of options granted during the nine months ended September 30, 2014.

Other Expense, Net.    The $47,000 other expense for the nine months ended September 30, 2013 was a result of a loss on disposal of camera equipment no longer being utilized in our clinical trials. There was no other income or expense for the nine months ended September 30, 2014.

Interest Expense.    Interest expense increased by approximately $114,000 or 233%, from approximately $49,000 for the nine months ended September 30, 2013 to approximately $163,000 for the nine months ended September 30 2014. The increase resulted from an increase in our average debt outstanding during the nine months ended September 30, 2014, as compared to the same period in the prior year, due to the $4.0 million drawn under the loan agreement we entered into in June 2014.

Gain on Change in Fair Value of Convertible Preferred Stock Warrants.    There was a loss on the change in the fair value of convertible preferred stock warrants of approximately $245,000 for the nine months ended September 30, 2013, compared to a loss of approximately $1.4 million in the same period of 2014. The loss resulted from an increase in fair value during the nine months ended September 30, 2013 and September 30, 2014, due to increases in the estimated fair value of our company.

Comparison of Years Ended December 31, 2012 and 2013.

	Years Ended December 31,		Change
	2012	2013	$	%
	(in thousands, except percentage)
Revenues:
License revenue, related party	$100	$—	$(100)	(100%)
Operating expenses:
Research and development	3,249	11,448	8,199	252%
General and administrative	2,592	2,975	383	15%

Total operating expenses	5,841	14,423	8,582	147%

Loss from operations	(5,741)	(14,423)	(8,682)	151%
Interest income	2	1	(1)	(50%)
Interest expense	(937)	(57)	880	94%
Loss on change in fair value of preferred stock warrants	(1,152)	(490)	662	57%
Other expense	—	(47)	(47)	—

Net loss	$(7,828)	$(15,016)	$(7,188)	(92%)

Revenues.    For the year ended December 31, 2012, revenues totaled $100,000 and related to a technology transfer agreement entered into during 2012. There were no revenues for the year ended December 31, 2013.

Research and Development Expense.    Research and development expenses increased $8.2 million, or 252%, from $3.2 million for the year ended December 31, 2012 to $11.4 million for the year ended December 31, 2013. The increase was primarily due to an increase in clinical trial costs of approximately $7.6 million attributable to our U.S. Phase 2 clinical trials. The remainder of the increase was primarily attributable to an increase in consulting expense of approximately $540,000 relating to preparing for our regulatory submissions for drug approval and an increase in costs related to manufacturing of our clinical trial materials of approximately $203,000.

General and Administrative Expenses.    General and administrative expenses increased approximately $383,000, or 15%, from $2.6 million for the year ended December 31, 2012 to $3.0 million for the year ended December 31, 2013. The increase was primarily due to an increase in costs related to PR/IR, compensation for members of our board of directors and management, audit and general legal fees. Our PR/IR costs increased by approximately $128,000, due to the hiring of a firm that assists us with our public and investor relations efforts. In addition, our compensation to members of our board of directors and management increased by approximately $153,000 due to a change in cash compensation to the Chairman of our board of directors, as well as an increase in bonuses paid to management as a result of an increase in goal achievement from the prior year. Our audit and general legal fees increased by approximately $83,000 as a result of timing of the performance of our annual financial statement audits, as well as an increase in general business activities

Other Income (Expense).    There was no other income or expense for the year ended December 31, 2012. The $47,000 other expense for the year ended December 31, 2013 was a result of a loss on disposal of camera equipment no longer being utilized in our clinical trials.

Interest Expense.    Interest expense decreased by approximately $880,000 or 94%, from approximately $937,000 for the year ended December 31, 2012 to approximately $57,000 for the year ended December 31, 2013. The decrease resulted from less average debt outstanding during the year ended December 31, 2013, as compared to the same period in the prior year, due to repayment of bank debt as well as conversion of convertible debt into Series C convertible preferred stock in December 2012.

Loss on Change in Fair Value of Preferred Stock Warrants.    There was a loss on the change in the fair value of convertible preferred stock warrants of approximately $490,000 for the year ended December 31, 2013, compared to a loss of $1.2 million in the same period of the prior year. The loss resulted from an increase in the fair value of warrants based upon an updated valuation analysis that reflected an increase in the estimated fair value of our company.

Liquidity and Capital Resources

We have incurred losses and negative cash flows from operating activities for the years ended December 31, 2012 and 2013 and the nine months ended September 30, 2013 and 2014. As of September 30, 2014, we had an accumulated deficit of $66.8 million. We anticipate that we will continue to incur net losses for the foreseeable future as we continue the development and potential commercialization of LIPO-202 and incur additional costs associated with being a public company.

From our inception through September 30, 2014, we have funded our operations primarily through private placements of our convertible preferred stock, warrants, venture debt and convertible debt. As of September 30, 2014, we had cash and cash equivalents of approximately $14.7 million.

We believe that our existing cash and cash equivalents, along with the estimated net proceeds from this offering, will be sufficient to meet our anticipated cash requirements for at least the next twelve months. However, our forecast of the period of time through which our financial resources will be adequate to support our operations is a forward-looking statement that involves risks and uncertainties, and actual results could vary materially.

The report of our independent registered public accounting firm on our audited financial statements for the year ended December 31, 2013 includes an explanatory paragraph stating that our recurring losses from operations and negative cash flows raise substantial doubt about our ability to continue as a going concern. To fund further operations, we will need to raise additional capital. If we are unable to obtain additional financing on commercially reasonable terms, or at all, our business, financial condition and results of operations will be materially adversely affected and we may be unable to continue as a going concern. If we are unable to continue as a going concern, we may have to liquidate our assets and may receive less than the value at which those assets are carried on our financial statements. We may obtain additional financing in the future through the issuance of our common stock in this public offering, through other equity or debt financings or through collaborations or partnerships with other companies.

Summary Statement of Cash Flows

The following table sets forth a summary of the net cash flow activity for each of the periods set forth below (in thousands):

	Year Ended December 31,		Nine Months Ended September 30,
	2012	2013	2013	2014
			(unaudited)
Net cash used in operating activities	$(7,396)	$(12,904)	$(10,686)	$(6,423)
Net cash provided by (used in) investing activities	—	83	20	(7)
Net cash provided by financing activities	12,667	6,085	6,111	16,716

Net increase (decrease) in cash and cash equivalents	$5,271	$(6,736)	$(4,555)	$10,286

Cash Flows from Operating Activities.    Net cash used in operating activities was $10.7 million for the nine months ended September 30, 2013 as compared to $6.4 million for the same period in 2014. Net cash used in operating activities was $7.4 million and $12.9 million for the years ended December 31, 2012 and 2013, respectively. The primary use of cash was to fund our operations related to the development of our product candidates in each of these periods.

Cash Flows from Investing Activities.    Net cash of $20,000 was provided by investing activities during the nine months ended September 30, 2013, compared to $7,000 of cash used in investing activities during the same period of 2014. During the year ended December 31, 2012, there was no cash used for investing activities. During the year ended December 31, 2013, investing activities provided cash of approximately $83,000 consisting primarily of proceeds from sale of equipment.

Cash Flows from Financing Activities.    Financing activities for the nine months ended September 30, 2013 provided net cash of $6.1 million compared to $16.7 million during the same period ended September 30, 2014. The cash provided in the nine months ended September 30, 2013 consisted of approximately $6.4 million of net proceeds from the sale of shares of Series C convertible preferred stock, offset by approximately $333,000 of principal payments on a bank term loan. The cash provided in the nine months ended September 30, 2014 was comprised of approximately $8.0 million of net proceeds from the sale of shares of Series C convertible preferred stock, approximately $5.6 million of net proceeds from the sale of Series D convertible preferred stock, $4.0 million of proceeds from an advance under a new debt agreement, $49,000 of proceeds from the exercise of an option to purchase common stock, offset by approximately $210,000 of principal payments on a bank term loan and approximately $691,000 of deferred initial public offering costs. Financing activities in the year ended December 31, 2012 provided net cash of $12.7 million, compared to $6.1 million during the year ended December 31, 2013. Financing activities in the year ended December 31, 2012 consisted primarily of the sale of 14,689,923 shares of Series C convertible preferred stock for proceeds of approximately $10.2 million, as well as net debt borrowings of approximately $2.4 million. Financing activities in the year ended December 31, 2013 consisted of proceeds of $6.5 million from the sale of 4,918,272 shares of Series C convertible preferred stock, offset by payments on debt of approximately $448,000.

Operating and Capital Expenditure Requirements

Our future capital requirements are difficult to forecast and will depend on many factors, including:

•	the initiation, progress, costs and results of our planned Phase 3 clinical trials of LIPO-202;

•	the outcome, timing and cost of regulatory approvals;

•	the costs and timing of establishing sales, marketing and distribution capabilities, if LIPO-202 is approved;

•	delays that may be caused by changing regulatory requirements;

•	the costs involved in filing and prosecuting patent applications and enforcing and defending patent claims; and

•	the extent to which we acquire or invest in businesses, products or technologies.

Until such time, if ever, as we can generate substantial product revenues, we expect to finance our cash needs through a combination of equity offerings, debt financings, collaborations, strategic partnerships and licensing arrangements. We do not have any committed external source of funds. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interest of our stockholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of our common stockholders. Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If we raise additional funds through collaborations, strategic partnerships or licensing arrangements with third parties, we may have to relinquish valuable rights to our product candidates, our other technologies, future revenue streams or research programs or grant licenses on terms that may not be favorable to us. If we are unable to raise additional funds through equity or debt financings when needed, we may be required to delay, limit, reduce or terminate our product development or future commercialization efforts or grant rights to develop and market LIPO-202 even if we would otherwise prefer to develop and market LIPO-202 ourselves.

Contractual obligations and commitments

The following table summarizes our contractual obligations at September 30, 2014 (in thousands):

	Payments Due by Period
	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
Long-term debt (including interest)	$5,174	$557	$4,617	$—	$—
Operating lease obligations	54	54	—	—	—

Total	$5,228	$611	$4,617	$—	$—

The table above excludes the $6.0 million of debt drawn in November 2014.

Our commitments for operating leases relate primarily to our lease of office space in San Diego, California.

Silicon Valley Bank Warrants.    In February 2010, in connection with a loan agreement entered into with Silicon Valley Bank, or SVB, we issued a warrant to SVB granting it the right to purchase 64,865 shares of our Series B convertible preferred stock, subject to certain adjustments, at a price of $1.85 per share. In March 2012, in connection with the first amendment to the loan agreement we issued a warrant to SVB granting SVB the right to purchase 32,143 shares of our Series C convertible preferred stock, subject to certain adjustments, at a price of $1.40 per share. In August 2012, in connection with the second amendment to the loan agreement we issued a warrant to SVB granting SVB the right to purchase 42,857 shares of our Series C convertible preferred stock, subject to certain adjustments, at a price of $1.40 per share. The warrants issued to SVB are exercisable in whole or in part at any time prior to the expiration date of the applicable warrant, which is ten years after the date of issuance of such warrant.

Loan Agreement.    On June 11, 2014, we entered into the Loan Agreement with Hercules. The Loan Agreement provides for total borrowings of up to $10.0 million to be made available to us in two tranches. We borrowed the first tranche of $4.0 million upon the closing of the Loan Agreement. The second tranche of $6.0 million was drawn in November 2014, in connection with the first amendment to the Loan Agreement. Our obligations under the Loan Agreement are secured by a security interest in substantially all of our assets. Upon completion of this offering, the security interest in our intellectual property will be released, with the exception of rights to payment and proceeds from the sale, licensing or disposition of any part of, or rights in, our intellectual property. The interest rate for each tranche will be calculated at a rate equal to the greater of either 9.0% plus the “prime rate” as reported in The Wall Street Journal minus 3.25% or 9.0% per annum. The interest rate floats and will be determined as described above based on changes to the prime rate as reported in The Wall Street Journal.

We are required to pay interest on the outstanding principal balance of the loan on a monthly basis, beginning July 1, 2014. Repayment of the $10.0 million principal amount of the loan is amortized over a 30-month period in equal monthly installments of principal and interest, beginning on August 1, 2015, with all outstanding amounts (including a $300,000 end of term charge) due and payable on January 1, 2018.

We are permitted to prepay the loan prior to maturity, but we will be required to pay Hercules a prepayment charge, based on a percentage of the then outstanding principal balance, equal to 3% if the prepayment occurs prior to July 11, 2015, 2% if the prepayment occurs after July 11, 2015, but prior to July 11, 2016, or 1% if the prepayment occurs after July 11, 2016.

The Loan Agreement includes customary affirmative and restrictive covenants, but does not include any financial maintenance covenants, and also includes standard events of default, including payment defaults, breaches of covenants following any applicable cure period, the occurrence of a material adverse effect, as defined therein, and events relating to bankruptcy or insolvency. Upon the occurrence of an event of default, Hercules may declare all outstanding obligations immediately due and payable and take such other actions as set forth in the Loan Agreement.

In accordance with the Loan Agreement and the first amendment to the Loan Agreement, we issued a warrant to Hercules to purchase 285,714 shares of our Series C convertible preferred stock at an exercise price of $1.40 per share. We recorded the fair value of this warrant as debt discount at issuance and will amortize it to interest expense over the term of the loan.

Off-balance sheet arrangements

We do not have any off-balance sheet arrangements (as defined by applicable regulations of the Securities and Exchange Commission) that are reasonably likely to have a current or future material effect on our financial condition, results of operations, liquidity, capital expenditures or capital resources.

Quantitative and qualitative disclosures about market risk

Interest Rate Risk.    Our cash, cash equivalents and short-term investments as of September 30, 2014 consisted of cash and money market funds. We are exposed to market risk related to fluctuations in interest rates and market prices. Our primary exposure to market risk is interest income sensitivity, which is affected by changes in the general level of U.S. interest rates. However, because of the short-term nature of the instruments in our portfolio, a sudden change in market interest rates would not be expected to have a material impact on our financial condition and/or results of operation.

We had outstanding borrowings under the Loan Agreement of $4.0 million as of September 30, 2014. Interest is payable at a variable rate of the greater of either 9.0% plus the prime rate minus 3.25% or 9.0% per annum. A hypothetical 10% increase or decrease in interest rates after September 30, 2014 would not have a material impact on the fair values of our outstanding debt.

Effects of Inflation.    Inflation generally affects us by increasing our cost of labor and clinical trial costs. We do not believe that inflation and changing prices had a significant impact on our results of operations for any periods presented herein.

Recent Accounting Pronouncements

In June 2014, the Financial Accounting Standards Board issued an accounting standards update that removes the financial reporting distinction between development stage entities and other reporting entities from GAAP. In addition, the amendments eliminate the requirements for development stage entities to: (1) present inception-to-date information in the statements of income, cash flows, and shareholder equity, (2) label the financial statements as those of a development stage entity, (3) disclose a description of the development stage activities in which the entity is engaged, and disclose in the first year in which the entity is no longer a development stage entity that in prior years it had been in the development stage. The guidance is effective prospectively for fiscal years, and interim periods within those years, beginning after December 15, 2014, with an option for early adoption. We elected early adoption, and do not believe the adoption of the standard had a material impact on our financial position, results of operations or related financial statement disclosures.

BUSINESS

Company Overview

We are a clinical-stage specialty pharmaceutical company developing therapeutics for the aesthetic market. Our initial focus is on localized fat reduction and body contouring. Our lead product candidate, LIPO-202, is a first-in-class injectable formulation of the long-acting ß2-adrenergic receptor agonist, salmeterol xinafoate, which is an active ingredient in the U.S. Food and Drug Adminstration, or FDA, -approved inhaled products SEREVENT DISKUS, ADVAIR HFA and ADVAIR DISKUS. We are currently developing and intend to seek approval for LIPO-202 for the reduction of central abdominal bulging due to subcutaneous fat in non-obese patients. We use the term central abdominal bulging to describe subcutaneous fat in the central abdomen that is often characterized by people as love-handles, a pot-belly, a pouch or stomach rolls, among a number of other commonly used terms, pursuant to which there is no FDA-approved drug. We have completed Phase 2 development of LIPO-202, showing a statistically significant reduction in central abdominal bulging due to subcutaneous fat in non-obese patients. We have tested our injectable formulations of salmeterol xinafoate in approximately 800 patients across multiple clinical trials, and these injectable formulations were consistently well tolerated with a safety profile similar to placebo. We intend to conduct two pivotal U.S. Phase 3 trials of LIPO-202 and expect top-line data at the end of 2015. If our trials are successful, we expect to file a new drug application, or NDA, in the second half of 2016 utilizing the 505(b)(2) regulatory pathway, which permits us to file an NDA where at least some of the information required for approval comes from studies that were not conducted by or for us, and to which we do not have a right of reference, and allows us to rely to some degree on the FDA’s finding of safety, and approval of, another product containing salmeterol xinafoate, the active ingredient in LIPO-202. If approved by the FDA, we believe LIPO-202 will be a best-in-class non-surgical procedure for localized fat reduction and body contouring.

According to the American Society for Aesthetic Plastic Surgery, or ASAPS, Americans spent more than $12 billion on cosmetic procedures in 2013. Additionally, ASAPS estimated that from 1997 to 2013, surgical aesthetic procedures increased by approximately 88% and non-surgical procedures increased by approximately 520%, reflecting continued acceptance of cosmetic surgery and increasing consumer demand for all types of aesthetic procedures, particularly injectable and non-surgical procedures. According to our market research, the central abdomen is the area on the body that patients want treated most for fat reduction and body contouring.

Current FDA-approved treatment options to address this patient demand are limited to surgical options, such as lipoplasty, or liposuction, and FDA-approved non-surgical options, such as energy-based medical devices. These surgical and non-surgical options are designed to remove, damage or kill fat cells, and in many cases can cause adverse consequences for the patient. For instance, while liposuction procedures remove fat, they require significant physician skill and resources, involve pain, require extended recovery time and carry the risks associated with any surgical procedure. Existing non-surgical options are often painful, may produce limited or inconsistent results and may require multiple or ongoing maintenance treatments resulting in longer aggregate treatment time than LIPO-202. Unlike existing treatment options, LIPO-202 is administered in a quick, simple, subcutaneous injection procedure that activates a natural metabolic process to shrink fat cells, without killing them, resulting in localized fat reduction, measurable results within four weeks and minimal risk with no downtime.

Based on U.S. census data and our market research, we estimate that there are as many as 13.5 million non-obese individuals who are interested in a non-surgical, injectable procedure for the reduction of central abdominal bulging due to subcutaneous fat. We believe the early adopters of LIPO-202 will be many of the two million Americans who are already receiving cosmetic injectable therapy, such as either botulinum toxins or dermal fillers. These patients already have demonstrated a willingness to pay out-of-pocket costs for aesthetic procedures, are comfortable with injections and have adopted that modality as part of their aesthetic regimen. In 2013, consumers spent approximately $2.7 billion on injectable aesthetic procedures in the United States, representing a 35% increase from the amount spent in 2012. In addition, we believe that because our injection procedure is quick, simple, has demonstrated a safety profile similar to placebo and because it does not require a physician to acquire expensive capital equipment, more physicians will be interested in offering the LIPO-202 body contouring procedure to new patients, significantly expanding the fat reduction and body contouring market.

LIPO-202 is an injectable formulation of salmeterol xinafoate, a well-known long-acting ß2-adrenergic receptor agonist. Drugs containing the inhaled form of salmeterol xinafoate have been approved by the FDA and are marketed by GlaxoSmithKline (SEREVENT DISKUS, ADVAIR HFA and ADVAIR DISKUS). Salmeterol xinafoate is used in these drugs to relax bronchial smooth muscle in the treatment of asthma and chronic obstructive pulmonary disease, or COPD. Our studies suggest that salmeterol xinafoate also activates ß2-adrenergic receptors on fat cells, triggering the metabolism of triglycerides stored in the fat cells and thereby shrinking them by means of a natural process called lipolysis. LIPO-202 can be administered by a physician or clinician in approximately five minutes or less in a specified number and defined placement of subcutaneous injections using a small, 30-gauge needle.

In the United States, we have completed the 513-patient, Phase 2 RESET trial of LIPO-202 for the reduction of central abdominal bulging due to subcutaneous fat in non-obese patients, with obesity being defined as those patients having a body mass index, or BMI, of greater than or equal to 30 kg/m2. In this multi-center, randomized, placebo-controlled clinical trial, LIPO-202 produced a statistically significant reduction of central abdominal bulging due to subcutaneous fat compared to placebo over the eight-week treatment period. To date, our injectable formulations of salmeterol xinafoate have been tested in approximately 800 patients in six clinical trials suggesting a safety profile similar to placebo. In addition, Phase 2 data from two of our early stage Phase 2 studies, LIPO-102-CL-04 and LIPO-102-CL-09, suggests that the reduction in central abdominal bulging due to subcutaneous fat in non-obese patients produced by our injectable formulation of salmeterol xinafoate persists for at least three months post-treatment. We did not measure the durability of treatment effect or otherwise conduct any follow-up with patients beyond the three-month period in any of our prior Phase 1 or Phase 2 studies.

We intend to complete the U.S. development of LIPO-202 for the reduction of central abdominal bulging due to subcutaneous fat in a Phase 3 program in approximately 2,000 non-obese patients. We expect to have top-line data from the Phase 3 pivotal clinical trials at the end of 2015 and, assuming positive data, anticipate filing for regulatory approval in the United States in the second half of 2016 utilizing the 505(b)(2) regulatory pathway. We also plan to explore the use of LIPO-202 for localized fat reduction in other areas of the body with high aesthetic value.

Our second product candidate, LIPO-102, is an injectable form of a combination of salmeterol xinafoate and fluticasone propionate. We may develop LIPO-102 for the orphan indication of symptomatic exophthalmos, or protrusion of the eye from the orbit, associated with thyroid-related eye disease that is caused by expansion of fat and muscle behind the eye.

Our patent estate consists of three U.S. issued methods of treatment and/or formulations patents and seven U.S. pending patent applications, as well as granted and/or pending foreign counterparts of the U.S. patents and pending applications. Two of the issued U.S. patents are directed to both LIPO-202 and LIPO-102 product candidates. Our patent directed to methods of treatment and pharmaceutical formulations is expected to expire no earlier than 2030.

Our executive management team has held senior positions at leading healthcare companies and possesses extensive expertise with therapeutics and across the spectrum of discovery, development and commercialization of innovative products and technologies. Members of our senior executive team have played key roles at Avera, Arena, Bristol-Meyers Squibb, CoTherix, Excaliard Pharmaceuticals, Isis Pharmaceuticals, MediciNova, Merck, Peplin and Pfizer.

Our Strategy

Our objective is to be a leading provider of safe, non-surgical treatment solutions for the aesthetic market, based on strong scientific and therapeutic rationale. Our initial focus is on developing and commercializing LIPO-202 for the reduction of central abdominal bulging due to subcutaneous fat in non-obese patients in the United States.

Key elements of our strategy are:

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Complete Clinical Development and Seek Regulatory Approval for LIPO-202.    We plan to initiate two U.S. Phase 3 pivotal clinical trials for the reduction of central abdominal bulging due to subcutaneous fat in non-obese patients in the first half of 2015 and expect to receive top-line data at the end of 2015. Assuming positive results from these trials, we anticipate filing for regulatory approval in the United States in the second half of 2016 utilizing the 505(b)(2) regulatory pathway.

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Explore the Use of LIPO-202 in Additional Indications.    While we are currently developing LIPO-202 for the reduction of central abdominal bulging due to subcutaneous fat, we are also exploring other potential treatment indications for LIPO-202. We have identified other areas of the body with high aesthetic value where LIPO-202 could potentially be effective for localized fat reduction and may develop LIPO-202 for one or more of these areas.

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Build Our Own Sales and Marketing Capabilities to Commercialize LIPO-202 in the United States.    If LIPO-202 is approved for the reduction of central abdominal bulging due to subcutaneous fat in non-obese patients by the FDA, we intend to commercialize LIPO-202 in the United States with the first anticipated commercial launch expected as soon as the second half of 2017. Specifically, we plan to build a focused, specialized sales force of less than 100 representatives to target the key aesthetic physicians who perform the majority of the aesthetic procedures.

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Expand the Global Body Contouring Aesthetic Market Using Injectable Therapeutic Products.    Given the favorable efficacy and safety profile and ease of administration of LIPO-202, we believe it can expand the overall fat reduction and body contouring market by attracting new patients who would prefer a less painful, non-surgical and convenient approach to treatment with measurable results in as soon as four weeks. Furthermore, according to our market research, LIPO-202 will also appeal to a majority of patients currently undergoing injectable treatments for other aesthetic conditions.

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Establish Selective Strategic Partnerships to Maximize the Commercial Potential of LIPO-202.    Outside of the United States, we plan to evaluate whether to develop or commercialize LIPO-202 on our own or in collaboration with potential partners. Specifically, we will evaluate whether to selectively build our own commercial capabilities in one or more foreign countries or to seek partners to maximize the worldwide commercial market potential of LIPO-202.

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Advance the Clinical Development of LIPO-102.    We may advance our second product candidate, LIPO-102, into Phase 2 clinical trials for the treatment of symptomatic exophthalmos, or protrusion of the eye from the orbit, associated with thyroid-related eye disease for which we received orphan product designation in the United States.

Our Market Opportunity

Global spending patterns on anti-aging and aesthetic treatments indicate that today’s culture places significant value on physical appearance. Based on recent estimates, worldwide spending on aesthetic procedures exceeds $25 billion annually. According to ASAPS, Americans spent more than $12 billion on cosmetic procedures in 2013, including approximately $7 billion on surgical aesthetic procedures and $5 billion on non-surgical aesthetic procedures, with non-surgical procedures being the fastest growing segment of the aesthetic procedure market. Additionally, ASAPS estimated that from 1997 to 2013, surgical aesthetic procedures increased by more than 88.8% and non-surgical procedures increased by 520%, reflecting continued acceptance of cosmetic surgery and increasing consumer demand for all types of aesthetic procedures, particularly injectable and non-surgical procedures. We believe several factors are contributing to ongoing growth in aesthetic procedures, including:

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Desire to Maintain an “Ideal” Physical Appearance.    The American culture places emphasis on an individual’s physical appearance and perpetuates a lean, symmetrical body image as ideal. A 2013 survey conducted by the American Society for Dermatologic Surgery revealed that 83% of the 6,350 consumers surveyed were bothered by excess weight on some part of their body. Of the consumers surveyed, 30% were considering a cosmetic procedure and identified body contouring as one of the top three procedures under consideration.

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Increasing Acceptance of Cosmetic Procedures.    More than half of Americans surveyed in 2010 by ASAPS indicated they approved of cosmetic surgery and approximately two-thirds of those surveyed indicated they would not be embarrassed about having cosmetic surgery.

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Growth of Cosmetic Injectable Procedure Market.    Since the approval of botulinum toxin for cosmetic procedures in 2002, the cosmetic procedure market has benefited from the introduction of newer, safer non-surgical modalities to address cosmetic issues. According to ASAPS, non-surgical procedures, driven predominantly by cosmetic injectables, are growing at a faster rate than surgical procedures and industry experts predict this trend to continue.

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Increased Physician Adoption.    The introduction of newer, non-surgical cosmetic procedures has enabled a broad range of physicians, such as dermatologists, primary care physicians, obstetrics and gynecology physicians, or OB/GYNs, and members of other specialties to increasingly offer cosmetic procedures to their patients. Increased pressure by managed care and government agencies has caused physician reimbursement for traditional medical procedures to decrease significantly, and as a result many physicians often incorporate cosmetic procedures into their practice to build their revenue base. In addition, some cosmetic procedures, such as cosmetic injectables, have a much lower barrier to adoption than do procedures which require physicians to invest in expensive capital equipment, such as the equipment required for current non-surgical approaches to body contouring.

According to our market research, the central abdomen is the area on the body that patients want treated most for fat reduction and body contouring. In a study conducted by the University of California, Los Angeles among 50,000 American adults, overall 14% of men and 33% of women would consider undergoing a body contouring procedure if they could afford it. The level of interest among non-obese individuals suggest that millions of these Americans would consider undergoing a body contouring procedure. Despite this high level of interest in body contouring, only about 360,000 surgical liposuction procedures and 100,000 non-surgical body contouring procedures were performed in the United States last year. We believe that this low adoption rate is primarily attributable to the limitations of existing body contouring solutions. Currently available surgical and non-surgical options for body contouring are designed to remove, damage or kill fat cells. In many cases, due to their mechanisms of action, these options typically take weeks to months to result in the desired reduction in abdominal bulging, as well as cause adverse consequences for the patient. While liposuction procedures remove fat, they require significant physician skill and resources, involve pain, require extended recovery time and carry the risks associated with any surgical procedure. Existing non-surgical options are often painful, may produce limited or inconsistent results and may require multiple or ongoing maintenance treatments resulting in longer aggregate treatment time. Highlighting the limitations of currently available surgical and non-surgical treatment options, our market research suggests that approximately 50% of patients who consulted a physician about a fat reduction or body contouring procedure ultimately decided against the procedure due to uncertainty of results, anxiety over pain, significant treatment and extended recovery times, and costs of such procedures.

Unlike existing treatment options, LIPO-202 is administered in a quick, simple, subcutaneous injection procedure that activates a natural metabolic process to shrink fat cells, without killing them, resulting in localized fat reduction with minimal risk and no downtime. If approved, we believe LIPO-202 will be a novel non-surgical body contouring solution as the first approved non-ablative injectable treatment for localized fat reduction. The U.S. market for aesthetic non-surgical procedures has grown 520% since 1997, driven mostly by the introduction of cosmetic injectables such as botulinum toxins and dermal fillers. As an injectable, we believe LIPO-202 is well positioned to benefit from the broad acceptance and growth of the injectable aesthetic market. Injectable procedures, including botulinum toxin and dermal filler procedures, have increased from approximately 65,000 in 1997 to approximately 5.9 million procedures in 2013. In 2013, patients in the United States spent approximately $2.7 billion on injectable aesthetic procedures, representing a 35% increase from the amount spent in 2012. We believe the early adopters of LIPO-202 will be many of the approximately two million Americans who are already receiving cosmetic injectable therapy. These patients have already demonstrated a willingness to pay out-of-pocket costs for aesthetic procedures, are comfortable with injections and have adopted that modality as part of their aesthetic regimen.

In addition to existing cosmetic injectable patients, we believe LIPO-202 will also appeal to a broader base of new patients in the United States. Based on U.S. census data and our market research, we estimate that there are approximately 48 million adults in the United States who have a BMI between 18 and 30 and have a household income over $50,000. Our market research shows that among these targeted Americans, over 28% would be interested in LIPO-202 and have a problem area in the abdomen or flanks they wish to treat. Based on our market research and U.S. census data, we believe that there are as many as 13.5 million non-obese individuals who are interested in a non-surgical, injectable procedure for the reduction of central abdominal bulging due to subcutaneous fat and could afford to pay the out-of-pocket expenses. Furthermore, we believe that because the injection procedure is quick, simple, has demonstrated a safety profile similar to placebo and does not require a physician to acquire expensive capital equipment, more physicians will offer LIPO-202 to new patients for localized fat reduction and body contouring, thereby further capitalizing on this untapped market.

Limitations of Existing Treatment Options for Fat Reduction and Body Contouring

Current treatment options for fat reduction and body contouring include surgical options, such as lipoplasty, or liposuction, and non-surgical options, such as energy-based medical devices, designed to remove, damage or kill fat cells. We believe that, continued growth of the fat reduction and body contouring market will be hampered by the limitations of the current surgical and non-surgical procedures.

Limitations of Surgical Liposuction Procedures

Liposuction is an invasive surgical procedure that requires a physician to make an incision in the area to be treated and insert a suction cannula to dislodge and vacuum out the fat. The procedure causes extensive tissue trauma, involves pain and has an extended recuperation period for patients. The surgery can be done under local anesthesia, but is often done under general anesthesia, increasing the risk to patients from anesthesia-related adverse events.

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Complications of Liposuction Surgery.    The FDA indicates there are several risks and complications for liposuction, including infections, embolisms, puncture wounds in the organs, serum pooling in the treated area, nerve damage, swelling, skin death, toxicity from anesthesia and fatalities. In addition, ASAPS advises patients that this procedure has many risks and potential complications in addition to those indicated by the FDA such as uneven contours, rippling or loose skin, irregular pigmentation, unfavorable scarring, skin discoloration, bleeding or hematoma, deep vein thrombosis, cardiac and pulmonary complications, and possibility of corrective surgery.

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Pain and Extended Recovery Time.    According to the Aesthetic Surgery Journal, a reported 90% of patients experience pain post-operatively and many require pain control medicines, even narcotic analgesics, for several days following a liposuction procedure. According to the FDA, patients should expect pain and swelling following a liposuction procedure for several weeks and even months. In addition, patients may be required to wear compression garments for several weeks to control the swelling and drainage. While following a limited volume liposuction, a patient usually can return to work within three days; larger volume surgeries require a longer recuperation period and extended recovery time. Over several weeks, a patient can resume normal activities but may still show the negative side effects of the procedure.

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Potential for Undesirable Results.    Even following successful liposuction surgery, patients may suffer from skin irregularities as a result of the procedure. One of the most common types of skin irregularities post-liposuction is skin dimpling, in which the skin takes on the appearance of cellulite, causing patients to be dissatisfied with their result. In addition, according to ASAPS, liposuction patients who gain weight after their surgery may store fat in other body areas such as the arms, back or the breasts in greater concentrations. Finally, in one study of women who underwent liposuction versus a similar control population, fat had redistributed to both treated and non-treated areas of the treated women’s bodies within one year.

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Limited Repeatability.    The process of removing or destroying fat cells with liposuction triggers the body’s wound healing response, which leads to the formation of scar tissue in the treated area. If a patient desires further fat reduction or is not satisfied with the aesthetic results from a procedure, the scar tissue in the treated area may prevent the patient from undergoing follow-up procedures to enhance or correct the original treatment results.

Limitations of Non-Surgical Energy-Based Options

In the last several years, more than 20 new medical devices have been introduced to the market to try to address the risks and complications associated with liposuction surgery. Most of these technologies are large footprint, energy-based medical devices which purportedly enable a physician to injure or kill a subcutaneous fat deposit without penetrating the patient’s skin.

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Limited Clinical Evidence of Safety and Effectiveness.    Many of these devices have received marketing authorization through the FDA’s 510(k) clearance pathway, which typically requires less clinical data than is required for FDA approval of a device subject to Premarket Approval, or PMA, or an NDA (and in many cases may not require clinical data at all). Further, the labeling and advertising of 510(k) cleared devices may not be subject to the same degree of regulatory scrutiny and ongoing oversight as the FDA applies to the labeling and advertising of devices or drugs subject to PMA. Today, the scientific support for many of these technologies is uncertain, with confusing and sometimes limited medical evidence demonstrating fat reduction effects. It appears that other devices are being actively promoted by manufacturers and physicians for fat reduction without having received FDA clearance or approval for that indication. We believe that the wide range of energy-based technologies with different FDA clearances and approvals, potentially insufficient limited clinical data, and potentially unsupported marketing claims has created confusion among both physicians and consumers as to the effectiveness and safety of these procedures.

•	Need for Capital Outlay and Exam Space. According to our own market research, physicians are concerned about the significant capital outlay required to purchase an energy-

based device, which can be well-over $110,000. In some cases, multiple devices may be required to address multiple treatment areas efficiently. These devices may require dedicated office space or exam rooms, reducing clinical practice room space.

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Length of Time to Visible Result.    Many of the energy-based devices, based on their mechanism, cause the fat cell to be damaged or destroyed and rely on the body’s own immune response mechanisms to clear the affected tissue from the body. As the tissue is cleared, results may slowly become noticeable and typically are apparent in two to four months.

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Potential for Serious Side Effects.    FDA data indicates that fat reduction treatments such as cryolipolysis and ultrasound may lead to serious adverse events, such as umbilical hernia, nerve damage, extended and debilitating pain and burns.

Our Body Contouring Solution

LIPO-202 is a proprietary, first-in-class injectable formulation of the well-known long-acting ß2-adrenergic receptor agonist, salmeterol xinafoate, which is an active ingredient of FDA-approved inhaled products such as SEREVENT DISKUS, ADVAIR HFA and ADVAIR DISKUS. Our studies suggest that salmeterol xinafoate activates ß2-adrenergic receptors on fat cells, triggering the metabolism of triglycerides stored in the fat cells and thereby shrinking them by means of a natural process called lipolysis. We are initially developing and seeking approval for LIPO-202 for the reduction of central abdominal bulging due to subcutaneous fat in non-obese patients. LIPO-202 is administered in a quick, simple procedure with a specified number and defined placement of subcutaneous injections in the central abdomen. If approved, we believe LIPO-202 will offer physicians and patients a safe, non-surgical and effective means to achieve targeted localized fat reduction and will become the standard for body contouring treatment for the following reasons:

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Level of Medical Evidence.    In our Phase 2 RESET trial, LIPO-202 produced a statistically significant reduction of central abdominal bulging due to subcutaneous fat in non-obese patients compared to placebo over the eight-week treatment period. The safety profile of salmeterol xinafoate as used in SEREVENT DISKUS, ADVAIR HFA and ADVAIR DISKUS for the treatment of asthma and COPD is well-established. We also have clinical evidence in approximately 800 patients in six clinical trials that our injectable formulations of salmeterol xinafoate possess a safety profile similar to placebo. Following completion of our Phase 3 clinical trials, we expect to have clinical evidence of safety and efficacy of our injectable formulations of salmeterol xinafoate in our trials comprised of approximately 3,000 non-obese patients. In addition, following completion of our Phase 3 clinical trials, we will have randomized, placebo-controlled data of safety and efficacy of LIPO-202 in approximately 1,200 non-obese patients.

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Natural and Non-Traumatic Mechanism of Action.    Our studies suggest that LIPO-202 activates ß2-adrenergic receptors on fat cells, triggering the metabolism of triglycerides stored in fat cells and thereby shrinking them by means of a natural process called lipolysis. By activating this natural metabolic process, we have been able to demonstrate a reduction in central abdominal bulging due to subcutaneous fat without the risks and adverse events typically seen with current surgical and non-surgical options.

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Widely Accepted Modality that Addresses an Established and Expandable Market.    Aesthetic physicians and patients are already familiar with and accept injectable products as a key modality for the treatment of cosmetic concerns. According to ASAPS, in 2013, cosmetic patients in the United States underwent approximately 5.9 million injectable procedures and spent close to $2.7 billion on those treatments, a 35% increase versus 2012. We believe these dynamics will drive adoption of LIPO-202 by patients seeking localized fat reduction and body contouring treatments. In addition, we believe we can successfully tap into the 13.5 million non-obese individuals expressing an interest in a non-surgical, injectable procedure for the reduction of central abdominal bulging due to subcutaneous fat, thereby expanding the market.

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Patient-Friendly Procedure with Rapid Onset of Effects.    Unlike surgical or energy-based device treatment, which can take hours, the injection procedure for administering LIPO-202 takes approximately five minutes or less to perform. Furthermore, in our clinical trials, the side effects of treatment observed were minimal and have been no different than what patients experience with placebo injections. Unlike most other fat reduction procedures available today, LIPO-202 injections are simple and quick, and patients can be treated during their normal day and return to regular daily activities immediately, with measurable results in as soon as four weeks.

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Low Barrier to Adoption.    If approved, we believe LIPO-202 will increase the rate of adoption by physicians due to (1) expanded use by physicians, including dermatologists, primary care physicians and OB/GYNs, by offering a localized fat reduction treatment without the need to acquire any capital equipment, (2) higher economics from a complementary therapy with cash-pay reimbursement, (3) increased efficiency by administration using a physician extender or nurse, (4) higher patient traffic to provide opportunities to upsell additional products and services and (5) simplicity of procurement through existing pharmaceutical channels for injectable aesthetic products.

Our Product Candidate: LIPO-202

Description of LIPO-202 (Salmeterol Xinafoate for Injection, 0.42 mcg)

Our studies suggest that LIPO-202 targets and stimulates natural fat tissue metabolism to achieve non-ablative, non-surgical fat tissue reduction in specific locations using salmeterol xinafoate, which is an active ingredient of FDA-approved products such as SEREVENT DISKUS, ADVAIR HFA and ADVAIR DISKUS. LIPO-202 is a novel injectable form of salmeterol xinafoate designed to produce local, selective fat tissue reduction, or pharmaceutical lipoplasty. LIPO-202 is under development for the reduction of central abdominal bulging due to subcutaneous fat in non-obese patients. LIPO-202 can be administered by a physician or clinician in approximately five minutes or less in a specified number and defined placement of subcutaneous injections across the abdominal treatment area through a small 30-gauge needle.

Description of Central Abdominal Bulging Due to Subcutaneous Fat

Central abdominal bulging due to subcutaneous fat in non-obese individuals presents as periumbilical bulging, or bulging around the navel, due to an accumulation of excessive subcutaneous fat. While our proposed indication remains subject to FDA approval, we use the term central abdominal bulging to describe subcutaneous fat in the central abdomen that is often characterized by people as love-handles, a pot-belly, a pouch or stomach rolls, among a number of other commonly used terms. The hallmarks of this condition are:

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Body mass index less than 30 kg/m2.    BMI is calculated from a determination of weight measured in kilograms and height measured in meters. Patients with subcutaneous fat in the central abdomen are non-obese, with obesity being defined as those patients having a BMI of greater than or equal to 30 kg/m2.

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Focal periumbilical bulging.    Localized subcutaneous fat in the central abdomen in non-obese patients that is clinically apparent as a distinctly visible and palpable area of periumbilical soft tissue bulging, often flanked by flat or concave lateral areas.

•	Palpable periumbilical subcutaneous fat of up to approximately 8 cm. Using a pinch test to estimate the skin-fold thickness between the thumb and forefinger(s), the presence of up to approximately 8 cm of subcutaneous fat retractable from the abdominal musculature and not the result of visceral fat confirms the diagnosis of subcutaneous fat in the central abdomen.

•	Absence of other abnormalities. Absence of rectus diastasis, hernias or any musculoskeletal abnormalities that could account for the periumbilical bulging.

Mechanism of Action

Salmeterol xinafoate is a highly selective, long-acting ß2-adrenergic receptor agonist. Adrenergic receptors play a major role in the regulation of several processes in the body, including fat cell metabolism. As shown in Figure 1 below, salmeterol xinafoate activates ß2-adrenergic receptors located on human fat cells and triggers the metabolism of triglycerides in these cells to free fatty acids and glycerol by means of the natural process of lipolysis. Administering LIPO-202 evenly across the abdomen can shrink fat cells uniformly and reduce central abdominal bulging due to subcutaneous fat. In this way, unlike many other treatments which remove, damage or kill fat cells, LIPO-202 reduces local fat stores and the bulges they create with no inflammatory reaction.

Figure 1. Graphic representation of the mechanism of action of LIPO-202

Clinical Program

We began the development of LIPO-202 with LIPO-102, an injectable combination of salmeterol xinafoate and the glucocorticoid fluticasone propionate, initially under the submission to the FDA on December 30, 2008, of an investigational new drug, or IND, application No. 102,514 for the treatment of symptomatic exophthalmos associated with thyroid-related eye disease. We additionally submitted IND No. 107,765 to the FDA on March 24, 2010, initially for the local treatment of abdominal adiposity, which indication has been modified to currently provide for the reduction of central abdominal bulging due to subcutaneous fat in non-obese subjects. Glucocorticoids, like fluticasone propionate, have been shown in the literature and in our preclinical studies to potentially enhance the activity of the ß2-adrenergic receptor agonist salmeterol xinafoate. In our clinical trials, we learned that the efficacy of LIPO-102 was directly related to its contained dose of salmeterol xinafoate without a significant contribution from fluticasone propionate. Therefore, we determined to move forward with LIPO-202, our single-agent therapeutic containing only salmeterol xinafoate.

We have delivered salmeterol xinafoate to the central abdomen by subcutaneous injection in approximately 800 patients in six clinical trials. Four of those trials were of LIPO-102, one trial included both LIPO-102 and LIPO-202 and our largest and most recent multi-center, placebo-controlled Phase 2 clinical trial, identified as RESET, was of LIPO-202. Each of these studies has provided preliminary evidence of efficacy in reducing central abdominal bulging due to subcutaneous fat in non-obese patients through a variety of physical measures, including laser-guided manual tape measurement, and clinical outcome assessments, such as patient-reported outcome and clinician-reported outcome instruments.

Dose-ranging studies conducted with both LIPO-102 and LIPO-202 have defined the shape of the salmeterol xinafoate dose-response curve and identified and confirmed a dose of 0.4 µg salmeterol xinafoate as the lowest effective dose. This dose was delivered in our Phase 2 clinical trial, RESET, as 20 one mL subcutaneous injections of 0.02 µg/mL salmeterol xinafoate spaced four cm apart on the central abdomen once weekly for eight weeks. We believe higher doses of salmeterol xinafoate were not as effective due to the desensitization or down-regulation of the ß2-adrenergic receptors due to increased receptor stimulation produced by the higher doses of salmeterol xinafoate. This is a well-known phenomenon seen with asthma patients taking salmeterol xinafoate. The safety profiles of LIPO-102 and LIPO-202 are also similar, and to date, can be characterized as benign with mild, transient injection site reactions, such as erythema, hematoma and pain. These reactions were reported both infrequently and at the same rate as placebo injections, suggesting that these adverse events are related to the injection procedure itself and not the treatment.

Clinical Endpoint Tool Development

There are currently no FDA-accepted endpoint tools for assessing change in central abdominal bulging due to subcutaneous fat for pharmaceutical products. Consequently, we developed methods of patient assessment and clinician rating of bulging, as well as physical measures of bulging and a questionnaire that measures the impact of bulging on patients. These assessment and rating tools are similar to other rating scales used for approved aesthetic drug products and medical devices, such as botulinum toxins and dermal fillers, and were validated using scientific principles and process recommendations consistent with the FDA’s guidance document, “Patient-Reported Outcome Measures: Use in Medical Product Development to Support Labeling Claims,” in an effort to ensure reliability, content validity, construct validity and sensitivity to change over time. The FDA’s Division of Dermatologic and Dental Products typically recommends a static evaluation of overall disease severity on an ordinal scale with approximately five severity grades. In a meeting with the FDA’s Division of Dermatologic and Dental Products, we received a recommendation from the FDA that the rating scales be a static evaluation of overall disease severity and to accomplish this, the global assessment scale should be an ordinal scale with approximately five severity grades pursuant to which each grade should be defined by a distinct and clinically relevant morphologic description that minimizes interobserver variability. We selected a five-point ordinal scale for the patient self-assessment. We then developed a six-point clinician photonumeric scale, or CPnS scale, in connection with our definition of treatment responders according to an iterative process as described in the “FDA’s Patient-Reported Outcomes Guidance” document. Our development of the photonumeric scales for clinicians started with five-point male and female versions. However, in the validation of these photonumeric scales with board-certified cosmetic dermatologists and plastic surgeons, item response theory analysis, or statistical analysis, suggested slight modifications to the individual photos and the addition of another photo would provide a wider range of options to improve and facilitate discrimination between photos. Based on these modifications and the additional photo, the six-point scale produced a stronger inter-rater agreement resulting in greater reliability than a five-photonumeric scale. Therefore, we determined that the six-point CPnS would be a more reliable measure to identify treatment responders to LIPO-202.

The following is a description of key measures we have developed and evaluated in endpoint assessment trials and in clinical testing:

•	Patient-Reported Patient-Global Abdominal Perception Scale, or P-GAPS. A patient self-assessment of the amount of bulging in the central abdomen on a five-point ordinal scale, as follows:

0 = Flat

1 = Almost Flat

2 = Slight Bulge, Not Flat

3 = Bulge

4 = Big Bulge

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Clinician-Reported Clinician Photonumeric Scale.    A clinician rating of the amount of bulging in the central abdomen on a six-point photonumeric scale pursuant to which the clinician performs a match-to-sample from two gender-specific scales of lateral profile torso pictures with progressively larger abdominal bulges as shown in Figure 2 below.

Figure 2. Six-point clinician photonumeric scale, or CPnS

•	Abdominal Contour Questionnaire. A ten-item patient questionnaire on the impact of bulging in the central abdomen, each on an ordinal scale, consisting of the following:

•	How important is flattening of the treatment area to you?

•	How self-conscious are you about how the treatment area looks?

•	How much bulging do you see in the treatment area?

•	How bothered are you about the bulging you notice in the treatment area?

•	The treatment area makes me look less attractive?

•	I wear certain clothes to hide or disguise how the treatment area looks?

•	If other people saw the treatment area, I think they would judge me negatively?

•	Because of the bulging in the treatment area, I feel self-conscious when wearing certain types of clothing?

•	The bulge in the treatment area limits the clothes I can buy or wear?

•	Overall, how satisfied are you with the flatness of the treatment area?

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Laser-Guided Manual Tape Measure Procedure.    A precise and reproducible measure of circumference at three levels on the abdomen using patient standardization instructions, such as positioning, posture, breathing, a self-tensioning tape measure, our treatment area grid, consisting of a temporary tattoo applied to the central abdomen, and a tripod-mounted laser level to assure horizontal placement of the tape measure.

Phase 2 Clinical Trial: RESET

We completed a 513-patient, randomized, placebo-controlled, multi-center Phase 2 dose-ranging clinical trial, known as the RESET study, of LIPO-202 utilizing all of the key clinical endpoint tools described above and study design features we intend to use in our Phase 3 clinical trials. Non-obese male and female adult patients who had at least a slight abdominal bulge due to excess subcutaneous fat and who expressed dissatisfaction with their abdominal contour were enrolled in this study. Trial subjects received 20 one mL subcutaneous injections of LIPO-202 in 0.4, 1.0 or 4.0 µg total weekly doses or placebo which consisted of a 0.9% sodium chloride injection once weekly for eight weeks. These injections were made into a standardized periumbilical treatment area defined by our treatment area grid with a pre-marked area of approximately 400 cm2 between axial planes at 35 mm above the umbilicus and at 70 mm below the umbilicus, and with each of the 20 injection sites spaced four cm apart. Central abdominal bulging due to subcutaneous fat was assessed on Day 1 as the baseline pre-treatment day, Day 29, which was one week after the fourth set of injections and on Day 57, which was one week after the eighth set of injections.

Statistically significant reductions in central abdominal bulging due to subcutaneous fat in non-obese patients from baseline at Day 1 and from placebo were demonstrated with a 0.4 µg total weekly dose of LIPO-202 on the key clinical endpoint measures. Our empirical data defines clinically-meaningful responders to treatment as those patients who show at least a 1-point/grade improvement in abdominal bulging, or achieve abdominal flattening, on the P-GAPS that is corroborated by the treating clinician as at least a two-point/grade improvement in abdominal bulging, or achievement of abdominal flattening, on the CPnS. The FDA, Division of Dermatologic and Dental Products, has historically defined responders to treatment as patients who show at least a two-point/grade improvement on a patient scale that is corroborated by the treating clinician as at least a two-point/grade improvement on a clinician scale. We also reviewed p-values, which is a conventional statistical method for measuring the statistical significance of clinical results. In clinical trials, the “p-value” is the probability that the result was obtained by chance. For example, a “p-value” of 0.10 would indicate that there is a 10% likelihood that the observed results could have happened at random. By convention, a “p-value” that is less than 0.05 is considered statistically significant. As shown in Figure 3 below, by both empirical and historical FDA definitions of a responder to treatment, there was a significantly greater percentage of responders to the 0.4 µg total weekly dose of LIPO-202 than to placebo. By the clinically-meaningful empirical definition of a responder, 16.4% of subjects treated with 0.4 µg of LIPO-202 weekly for eight weeks were defined as 1-point/grade P-GAPS and 2-point/grade CPnS responders compared to 6.8% of subjects receiving placebo injections. This was a statistically significant improvement (p-value = 0.043). By the FDA’s historical definition of a responder, 6.4% of subjects treated with 0.4 µg of LIPO-202 weekly for eight weeks were defined as 2-point/grade P-GAPS and 2-point/grade CPnS responders compared to less than 1% of subjects receiving placebo injections. This was a statistically significant improvement (p-value = 0.024).

Figure 3. Significant increase in responders to LIPO-202 treatment compared to placebo

Using the standardized laser-guided manual tape measure procedure, the 0.4 µg total weekly dose of LIPO-202 produced significant reductions in abdominal circumference at the umbilicus compared to placebo whether expressed as a mean change from baseline or as a percentage of responders to a clinically-meaningful threshold as shown in Figure 4 below. The 0.4 µg total weekly dose of LIPO-202 reduced umbilical circumference, on average, by 1.6 cm compared to 0.7 cm for placebo. This was a statistically significant improvement (p-value = 0.001). Similarly, 42% of subjects treated with the 0.4 µg total weekly dose of LIPO-202 had a reduction of at least 1.83 cm, a clinically-meaningful threshold reduction in circumference defined by the empirically-determined 1-point/grade P-GAPS/2-point/grade CPnS definition of a responder, compared to 27% of placebo-treated subjects. This was a statistically significant improvement (p-value = 0.026).

Figure 4. Significant reduction of circumference at the umbilicus by LIPO-202

As with umbilical circumference and as shown in Figure 5 below, the 0.4 µg total weekly dose of LIPO-202 produced significant reductions in abdominal volume in the treatment area compared to placebo whether expressed as a mean change from baseline or as a percentage of responders to a clinically-meaningful threshold. The 0.4 µg total weekly dose of LIPO-202 reduced treatment area volume, on average, by 191.9 cubic centimeters, or cc, compared to 89.9 cc for placebo. This was a statistically significant improvement (p-value = 0.001). Similarly, 34.9% of subjects treated with the 0.4 µg total weekly dose of LIPO-202 had a reduction of at least 292.79 cc, a clinically-meaningful threshold reduction in volume defined by the empirically-determined 1-point/grade P-GAPS/2-point/grade CPnS definition of a responder, compared to 19.7% of placebo- treated subjects. This was a statistically significant improvement (p-value = 0.011). It should be noted that in the RESET trial, change from baseline and change from placebo treatment effects with the 0.4 µg total weekly dose of LIPO-202 were enhanced on all outcome measures in subjects who remained weight neutral or lost weight. For example, this enhancement was observed on the P-GAPS/CPnS composites and on the laser-guided tape measure-determined circumference and volume endpoints, despite no differences in mean weight change between LIPO-202 and placebo treatment groups.

Figure 5. Significant reductions in treatment area volume produced by LIPO-202

As shown in Figure 6 below, the observed reduction in treatment area volume with LIPO-202 in the RESET study was similar to that observed in a non-drug, limited-volume VAL-CL-10 liposuction study conducted in a similar study population over a similar treatment area. A mean reduction in treatment area volume of approximately 200 cc was produced by both eight weeks of treatment with the 0.4 µg total weekly dose of LIPO-202 in the RESET study and by limited volume liposuction as assessed ten weeks after surgery.

Figure 6. Similar reductions in treatment area volume produced by LIPO-202 and limited volume liposuction in separate studies

There were no significant adverse events during the RESET study and no subject discontinued the study due to an adverse event; 92% of subjects completed the study per protocol. As shown in Table 1 below, the most commonly reported treatment-emergent adverse effects definitely or possibly related to study drug were mild and transient injection site events, including mild hematoma, erythema, contusion, and pain. The incidence of these adverse effects was low and they occurred with a similar frequency in subjects in both the placebo group and in the LIPO-202 treatment groups. Consequently, these injection site events were considered to be related to the typical mechanical trauma of an injection procedure rather than to the study drug itself. A similar safety profile has consistently been demonstrated and observed upon examination of all LIPO-102/LIPO-202 safety data.

Adverse Effect	Placebo	0.4 µg Salmeterol Xinafoate	1.0 µg Salmeterol Xinafoate	4.0 µg Salmeterol Xinafoate
Any Adverse Event Definitely or Possibly Related to Study Drug	10%	11%	12%	12%
Administration Site Conditions	5%	8%	10%	9%
Injection Site Hematoma	2%	5%	6%	6%
Injection Site Pain	2%	3%	2%	2%
Injection Site Erythema	2%	2%	2%	0%
Injection Site Hemorrhage	2%	0%	0%	0%

Table 1. Adverse effects of LIPO-202 in RESET

Phase 3 Clinical Endpoints

The clinical protocol and endpoints in our planned U.S. Phase 3 pivotal trials are expected to be essentially the same as those described for the RESET study. The primary endpoints in the pivotal trials will be two responder analyses as shown in Table 2 below. The first responder analysis being those responders to treatment defined empirically based on quantitative research in the target population to be clinically-meaningful as patients who show at least a 1-point/grade improvement in abdominal bulging on the P-GAPS that is corroborated by the treating clinician as at least a two-point/grade improvement in abdominal bulging on the CPnS and the second responder analysis being those responders to treatment as historically defined by the FDA’s Division of Dermatologic and Dental Products, as patients who show at least a two-point/grade improvement on a patient scale that is corroborated by the treating clinician as at least a two-point/grade improvement on a clinician scale.

By Whom	What Measured	Scale	How Used
Patient-Reported	Central abdominal bulging due to subcutaneous fat	P-GAPS	Composite P-GAPS > 1 point change and CPnS > 2 point change

Clinician-Reported	Central abdominal bulging due to subcutaneous fat	CPnS	Composite P-GAPS > 2 point change and CPnS > 2 point change

Table 2. Summary of Phase 3 primary endpoints

In addition to the primary endpoints, the FDA also recommends that for aesthetic outcomes a physical, or objective, measure be incorporated as an endpoint to confirm what is observed by patients and clinicians. Therefore, when developing primary and secondary endpoints, we established the P-GAPS and CPnS methods as primary endpoints and evaluated a variety of physical or quantitative measures in a clinical trial setting as potential secondary objective endpoints, including skin-fold thickness calipers, manual tape measure, laser-guided manual tape measure, two-dimensional, or 2-D, ultrasound, three-dimensional, or 3-D, digital photographic imaging and magnetic resonance imaging, or MRI. We conducted Study VAL-CL-13 to provide an initial assessment of MRI as a potential secondary physical measure of efficacy in future trials, as well as to assess it in comparison to 3-D digital imaging and laser-guided manual tape measure. This single center, single day study showed that MRI could measure the desired abdominal circumferences and volumes, although it was less precise than the laser-guided tape measure procedure even in this highly controlled setting. Study VAL-CL-13 did not address the suitability of MRI as a measure of change over time in a multi-center clinical trial setting. Instead, we assessed MRI as a measure of change over time in a multi-center clinical trial setting as part of the RESET trial. A number of these physical measures were evaluated by us in the RESET trial, including skin-fold thickness calipers, laser-guided manual tape measure and MRI. We used MRI as an assessment in 226 of the 513 patients enrolled in the RESET trial. Despite rigorous standardization of all procedures and protocols, we found MRI to be highly variable as a measure of change in abdominal volumes and circumferences in the treatment area due to both identified and unidentified sources of variability. Furthermore, the measured changes from baseline to End-of-Study in abdominal volumes and circumferences were not different from zero, or no change, in any treatment group, suggesting that abdominal MRI lacks the sensitivity to detect change in a multi-center clinical trial setting. Moreover, the lack of observed changes with MRI was at odds with reductions in central abdominal bulging demonstrated using the patient assessment and clinician ratings and all of the other physical measurement tools deployed in the same study. Skin-pinch calipers as a means of estimating change in the thickness of abdominal subcutaneous fat at a consistent location within the treatment area was found to be directionally consistent with all other endpoints except MRI, less variable than MRI, but more variable than the laser-guided tape measure in RESET. Based on extensive evaluation of these methods for measuring secondary endpoints, we believe that the standardized laser-guided tape measure procedure is precise, reproducible and is the most suitable and appropriate measure to assess the efficacy of LIPO-202 in Phase 3 trials as a secondary quantitative endpoint. At the End-of-Phase 2 meeting, the FDA expressed concern that the observed circumference changes with LIPO-202 measured using the laser-guided tape measure procedure may be influenced by factors such as posture, breathing and flexing and advised us to incorporate 2-D ultrasound as a direct measure of changes in abdominal subcutaneous fat thickness which we believe the FDA views as the key advantage of 2-D. However, as it relates to measuring fat in the abdomen, there is limited literature supporting 2-D ultrasound as an appropriate measure of change over time and for multi-site studies. Moreover, based on prior evaluations, we believe that 2-D ultrasound may not be robust enough to measure change over time taking into consideration the variability and insensitivity of 2-D ultrasound to change. Therefore, we continue to believe that the laser-guided tape measure procedure is the most appropriate measure for LIPO-202 and changes in central abdominal bulging due to subcutaneous fat. Notwithstanding the extensive standardization of our laser-guided tape measure procedure and that we believe the randomized, double-blind, placebo-controlled nature of our clinical trials removes concerns regarding the influence of procedural factors, we intend to initiate and complete an additional exploratory evaluation of 2-D ultrasound as a secondary measure of the reduction of central abdominal bulging due to subcutaneous fat in a limited number of clinical sites in our Phase 3 pivotal trials.

Phase 3 Clinical Trial Plan

As described throughout this section, we have conducted clinical trials to characterize the safety and efficacy of LIPO-202, as well as to develop and validate research tools with which to assess change in this novel indication. We plan to initiate our Phase 3 development program in the first half of 2015 and intend to conduct the studies outlined in Table 3 below as part of our Phase 3 program to support the registration of LIPO-202 for the reduction of central abdominal bulging due to subcutaneous fat in non-obese patients. Based upon our End-of-Phase 2 meeting with the FDA, we intend to complete the U.S. development of LIPO-202 for the reduction of central abdominal bulging due to subcutaneous fat in non-obese patients and intend to initiate and complete an additional exploratory evaluation of 2-D ultrasound as a secondary measure of the reduction of central abdominal bulging due to subcutaneous fat as part of our Phase 3 pivotal trials. We expect to have top-line data from the Phase 3 pivotal clinical trials at the end of 2015 and, assuming positive data, anticipate filing for regulatory approval in the United States in the second half of 2016 utilizing the 505(b)(2) pathway.

Clinical Trial	Number of Patients	Trial Purpose	Expected Trial Initiation	Data Expected
Study LIPO-202-CL-18	n~800	- Pivotal Phase 3 clinical trial of safety and efficacy	First half of 2015	End of 2015
Study LIPO-202-CL-19	n~800	- Pivotal Phase 3 clinical trial of safety and efficacy (identical design to LIPO-202-CL-18)	First half of 2015	End of 2015

Study LIPO-202-CL-12	n=24	- Comparative bioavailability of LIPO-202 and ADVAIR DISKUS 500/50 - Clinical bridge for 505(b)(2) NDA	First half of 2015	Second half of 2015
Study LIPO-202-CL-21	n=120	- Safety in a special population of obese patients	First half of 2015	Second half of 2015
Study LIPO-202-CL-22	n=120	- Long-term safety of repeated cycles of treatment	First half of 2015	First half of 2016
Study LIPO-202-CL-23	n~200	- Long-term safety and durability of efficacy in responders to treatment	Second half of 2015	Second half of 2016

Study LIPO-202-CL-25	n=10-12	- Exploratory study in submental fat	First half of 2015	Second half of 2015
Study LIPO-202-CL-26	n=10-12	- Exploratory study in lipomas	First half of 2015	Second half of 2015

Table 3. Phase 3 clinical trials

Summary of Early Clinical Trials

Each of our clinical trials to date has provided important information on the safety and efficacy of LIPO-202, as well as on the tools with which to assess changes in central abdominal bulging due to subcutaneous fat. All of the clinical trials of LIPO-102 and LIPO-202 conducted prior to the RESET Study, as well as several key endpoint evaluation studies, are described below.

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Study LIPO-102-CL-01.    A single- and multiple-dose Phase 1 safety and pharmacokinetics study, which included 26 patients, identified the maximum potential dose of salmeterol xinafoate administered by subcutaneous injection to the abdomen that would qualify for consideration under FDA regulation 505(b)(2). The 505(b)(2) regulatory pathway will enable us to file an NDA using the FDA’s approval of another product based on data generated by others, provided that we establish the necessary preclinical and clinical bridges to the previously approved product. We expect that we will be able to reference data on salmeterol xinafoate submitted to the FDA for ADVAIR, such as that for reproductive toxicology, mutagenicity, carcinogenicity, long-term toxicology, clinical safety, QTc interval, and drug interactions, and will not need to repeat those studies. Study LIPO-102-CL-01 showed that approximately 50 µg of salmeterol xinafoate injected subcutaneously into the abdomen produces peak plasma levels of salmeterol comparable to those produced by 50 µg of salmeterol xinafoate administered twice daily by the oral inhalation of ADVAIR. Thus, guidance was obtained for future trials on the limits of salmeterol xinafoate dosing when injected subcutaneously into the abdomen.

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Study LIPO-102-CL-03.    This study, which included 54 patients, provided initial information on the safety and efficacy of a range of doses of LIPO-102 administered via subcutaneous injection once or twice per week for four weeks to non-obese patients with measureable abdominal bulging. This study demonstrated that the greatest reduction in abdominal circumference was produced by the lowest dose of LIPO-102 tested, 0.5 µg salmeterol xinafoate and 1.0 µg fluticasone propionate, that was administered once rather than twice weekly for four weeks. This study also demonstrated that 2-D ultrasound and skin-pinch calipers were highly variable as assessment tools relative to constant-tension tape measurement.

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Study LIPO-102-CL-04.    This study, which included 58 patients, further defined the dose of LIPO-102 when injected as divided doses in a defined array across the abdomen. Two doses of LIPO-102 were compared to placebo when administered as 22 one mL central abdominal subcutaneous injections once a week for eight weeks. The use of 3-D digital photographic imaging to measure changes in abdominal circumference and volume, as well as patient and clinician rating scales were investigated in this trial as potential clinical endpoints. The lowest doses of salmeterol xinafoate in LIPO-102 produced superior efficacy compared to the higher doses. The pharmacokinetics of LIPO-102 at a total weekly salmeterol xinafoate plus fluticasone propionate dose of 11 µg+22 µg was also evaluated in Study LIPO-102-CL-04 after the first dose on Day 1 and after the last dose on Day 50. There was no significant difference between the plasma levels of either dose on Days 1 and 50. The peak plasma level of salmeterol xinafoate produced by LIPO-102 was approximately one fifth of that produced by the 505(b)(2) reference drug ADVAIR DISKUS 500/50. Moreover, the peak plasma level of salmeterol xinafoate produced by the Phase 3 dose of LIPO-202, or 0.4 µg salmeterol xinafoate total weekly dose, is approximately over 100-fold less than that produced by the 505(b)(2) reference drug ADVAIR DISKUS 500/50. The reductions in abdominal circumference and volume determined by 3-D digital imaging were also found to persist in responders to LIPO-102 for 12-weeks post-treatment.

•	Study LIPO-102-CL-09. This study, which included 157 patients, was designed to:

•	define the optimal dose of LIPO-102 through an evaluation of the safety and efficacy of three doses of LIPO-102 compared to placebo delivered as 20 subcutaneous injections once a week for eight weeks;

•	test the Patient Photonumeric Scale, or PPnS, and CPnS, as potential clinical endpoints;

•	test the Abdominal Subcutaneous Adiposity Questionnaires, or ASAQ, now renamed the Abdominal Contour Questionnaire, or ACQ, as a clinical endpoint; and

•	evaluate the safety and efficacy of LIPO-102 for 12 weeks following the final dose.

Toward the stated objectives, a weekly dose of 0.4 µg salmeterol xinafoate and 20 µg fluticasone propionate LIPO-102 was identified as optimal based on significant reductions in treatment area volume and circumference as determined by 3-D digital imaging. LIPO-102-treated subjects in the mid-, or 0.4 µg salmeterol xinafoate + 20 µg fluticasone propionate LIPO-102 and high-, or 1.0 µg salmeterol xinafoate + 20 µg fluticasone propionate LIPO-102 dose groups rated the change in abdominal flattening on the PPnS as significantly greater by End-of-Study compared with the placebo group (p-value = 0.044 and

p-value = 0.006, respectively), with similar trends observed on the CPnS. The ASAQ was confirmed to be a valid patient-reported outcome instrument to measure the broader effects or impact of changes in central abdominal bulging due to subcutaneous fat. Importantly, the lowest dose of LIPO-102 tested, 0.1 µg salmeterol xinafoate + 20 µg fluticasone propionate, was inactive/no different than placebo across all outcome measures in this study. Similar to the prior study, in the non-drug observational follow-on to LIPO-102-CL-09, the reduction in abdominal circumference and volume produced by responders to 0.4 µg salmeterol xinafoate + 20 µg fluticasone propionate LIPO-102 remained significantly greater than that produced by placebo for at least six weeks post-treatment and remained above baseline and placebo for at least 12 weeks post-treatment.

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Study VAL-CL-10.    This study enrolled 23 subjects who met the same inclusion/exclusion criteria as in Study LIPO-102-CL-09, but received only limited volume liposuction performed over the same treatment area in Study LIPO-102-CL-09. Acknowledging that these are cross-study comparisons, the VAL-CL-10 study showed that the reductions in abdominal circumference and volume measured ten weeks after liposuction were nearly identical to those produced by 0.4 µg salmeterol xinafoate + 20 µg fluticasone propionate LIPO-102 in Study LIPO-102-CL-09.

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Study LIPO-102-CL-11.    In contrast to all previous studies with LIPO-102, this study, which included 228 patients, compared the safety and efficacy of three doses of LIPO-102 in which the dose of salmeterol xinafoate was fixed and dose of fluticasone propionate was varied. In addition, this clinical trial included a treatment arm of 0.4 µg salmeterol xinafoate alone, or LIPO-202. The LIPO-102 dose-response was relatively flat in terms of change from baseline to End-of-Study for most outcome measures, regardless of the contained dose of fluticasone propionate. In addition, the responses for salmeterol xinafoate alone, or LIPO-202, were similar to those of the combination of fluticasone propionate and salmeterol xinafoate, or LIPO-102. These results confirmed that salmeterol xinafoate alone is primarily responsible for the reduction of central abdominal bulging due to subcutaneous fat, prompting us to focus on LIPO-202 for future development.

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Study VAL-CL-13.     This study was an exploratory study that compared MRI with external 3-D digital stereophotogrammetry and a laser-guided manual tape measure procedure as objective physical measures of abdominal circumference. One male and one female subject completed the study from each of the following BMI categories: BMI = 20 ± 2 kg/m2, 25 ± 2 kg/m2, 30 ± 2 kg/m2 and 35 ± 2 kg/m2. This study showed that MRI, 3-D digital imaging and the standardized laser-guided manual tape measure procedure were all effective tools for measuring abdominal circumferences in this single site, single visit study. However, variance was found to be the smallest for the laser-guided manual tape measure procedure warranting further evaluation of this technique in future clinical trials.

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Studies VAL-CL-15 and VAL-CL-20.     These studies, which included 29 subjects and 30 subjects, respectively, and 10 clinicians and 11 clinicians, respectively, were non-drug studies that assessed the reliability of our clinical outcome assessment rating instruments, including the P-GAPS, Clinician-Global Abdominal Perception Scale, or C-GAPS, PPnS, CPnS. The ratings were performed by trained clinical raters of the studies, on two occasions 14 days apart to provide an estimate of test-retest reliability. In addition, the inter-rater reliability, or the degree of agreement among the raters, was determined for the clinician rating instruments, such as the C-GAPS and CPnS. An intra-class correlation coefficient, or ICC, is typically determined to estimate reliability when there are a number of different raters making an assessment. When the raters agree on an assessment, the ICC approaches a value of one. The ICC from all studies for all clinical outcome assessment or rating instruments approached or exceeded 0.9. These studies demonstrated a high degree of patient, clinician and test-retest reliability for our clinical outcome assessment instruments.

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Study VAL-CL-24.    This non-drug study included 40 subjects and explored 2-D ultrasound as a tool to measure subcutaneous fat thickness in the anterior abdomen and determined the intra- and inter-rater reliability and retest reliability of 2-D ultrasound at two investigative clinical sites. The intra- and inter-rater reliability and retest reliability was also determined for our laser-guided tape measure procedure. This study achieved its intended purpose of establishing the protocol with which to assess 2-D ultrasound as a measure of change in up to four clinical sites in the two pivotal Phase 3 clinical trials.

Our Product Candidate: LIPO-102

We may advance our second product candidate, LIPO-102, into Phase 2 clinical trials for the treatment of the orphan indication of symptomatic exophthalmos, or protrusion of the eye from the orbit, associated with thyroid-related eye disease caused by the expansion of fat and muscle behind the eye.

Nonclinical Program

Pharmacology

Salmeterol xinafoate is a highly selective, long-acting ß2-adrenergic receptor agonist. Consistent with the known role of ß-adrenergic receptors in the metabolism of stored triglycerides in fat cells, we have shown that salmeterol xinafoate stimulates lipolysis, or the breakdown of triglycerides into free fatty acids and glycerol, in cultured human fat cells in a manner similar to other ß-adrenergic receptor agonists, such as isoproterenol. We have also direct evidence that the injection of salmeterol xinafoate reduces central abdominal bulging due to subcutaneous fat in animal models as our pre-clinical studies demonstrated that the injection of salmeterol xinafoate into the inguinal fat pad of rats produced a dose-related reduction in fat pad weight. Similarly, our preclinical studies demonstrated that the injection of salmeterol xinafoate into the back fat of minipigs reduced subcutaneous fat thickness as determined by 2-D ultrasound.

Safety

Salmeterol xinafoate is approved by the FDA for use by oral inhalation for maintenance treatment of bronchial asthma and COPD either alone as the active ingredient of SEREVENT DISKUS or in combination with another active ingredient, fluticasone propionate, as ADVAIR HFA and ADVAIR DISKUS. Consequently, the nonclinical safety profile of salmeterol xinafoate and fluticasone propionate alone and in combination has been extensively studied in mice, rats, rabbits, guinea pigs and/or dogs by several routes of administration, including by mouth, intravenous, intraperitoneal, subcutaneous, inhalation and/or dermal. The FDA’s findings as to this information are available for us to reference in our NDA under the Section 505(b)(2) regulatory pathway provided that we establish the appropriate preclinical bridge to that data. Although salmeterol xinafoate and fluticasone propionate are established agents with well characterized nonclinical and clinical safety profiles, both systemically and locally, use of these drugs by the subcutaneous route and their potential lipolytic properties are less well understood and have been the focus of our studies. Consequently, additional pharmacokinetics and toxicity studies were conducted in minipigs by subcutaneous administration to assess local tolerability in support of early stage clinical trials. Local concentrations of salmeterol xinafoate 2500-fold greater than the anticipated clinical dose produced no untoward histopathological changes when injected into the back fat of minipigs. We have committed to conduct a three-month minipig study by subcutaneous administration to further assess local tolerability and a bridging study by subcutaneous administration in rats to the 505(b)(2) reference listed drug ADVAIR.

Government Regulation

Pharmaceutical products are subject to extensive regulation by government authorities in the United States, at the federal, state and local level, and in other countries. The Federal Food, Drug, and Cosmetic

Act, or FDCA, and other federal, state and foreign statutes and regulations extensively regulate, among other things, the research, development, testing, manufacture, including any manufacturing changes, packaging, storage, recordkeeping, reporting, labeling, advertising, promotion, distribution, marketing, import and export of pharmaceutical products such as LIPO-202. The processes for obtaining regulatory approvals in the United States and in foreign countries, along with subsequent compliance with applicable statutes and regulations, require the expenditure of substantial time and financial resources.

United States Regulation of Drugs.    In the United States, the FDA regulates drugs such as our product candidates under the FDCA and implementing regulations. Failure to comply with the applicable FDA or other requirements at any time during the product development process, approval process, or after approval may subject an applicant or sponsor to a variety of administrative or judicial sanctions, including refusal by the FDA to approve pending applications, withdrawal of an approval, imposition of a clinical hold, issuance of warning letters and other types of letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, refusals of government contracts, restitution, disgorgement of profits, or civil or criminal investigations and penalties brought by the FDA and the Department of Justice, or DOJ, or other governmental entities. We are pursuing a Section 505(b)(2) NDA regulatory strategy, explained further below, which we expect will allow us to rely in our new drug application, NDA, on certain nonclinical and clinical safety findings made by the FDA in its approval of salmeterol xinafoate, which is an active ingredient of FDA-approved products such as SEREVENT DISKUS, ADVAIR HFA and ADVAIR DISKUS.

The U.S. Drug Approval Process.    New drugs must be approved by the FDA before they can be marketed. There are three types of new drug applications: (1) an application that contains full reports of investigations of safety and effectiveness (a section 505(b)(1) application); (2) an application that contains full reports of investigations of safety and effectiveness but where at least some of the information required for approval comes from studies not conducted by or for the applicant and for which the applicant has not obtained a right of reference (a section 505(b)(2) application); and (3) an application that contains information to show that the proposed product is, among other things, the same as a previously approved product in terms of its active ingredient, dosage form, strength, route of administration, labeling, and pharmacokinetics (a section 505(j) application, referred to as an abbreviated new drug application or ANDA).

The steps required before a drug may be approved for marketing in the United States generally include:

•	preclinical laboratory tests and animal tests conducted under GLP;

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the submission to the FDA of an investigational new drug, or IND, application for human clinical testing, which must become effective before human clinical trials commence in the United States (the sponsor may also elect to conduct foreign clinical trials under an IND, and if it does elect to do so, all FDA requirements must be followed);

•	the approval by an independent institutional review board, or IRB, at each clinical site before each trial may be initiated;

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performance of adequate and well-controlled human clinical trials conducted in accordance with Good Clinical Practices, or GCP, to establish the safety and efficacy of the proposed drug for each indication (the FDA will accept non-IND foreign studies as support for an FDA application provided the study was conducted in accordance with GCP and the FDA is able to validate the data through an onsite inspection if necessary);

•	the submission to the FDA of an NDA;

•	FDA acceptance of the NDA for review;

•	satisfactory completion of an FDA advisory committee review, if applicable;

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satisfactory completion of an FDA inspection of the manufacturing facilities at which the product is made to assess compliance with current Good Manufacturing Practices, or cGMP, and to assure that the facilities, methods and controls are adequate to preserve the drug’s identity, strength, quality and purity;

•	responding to questions raised by the FDA regarding the application (“complete response” letters), if any; and

•	the FDA’s approval of the NDA.

As noted above, we plan to pursue the 505(b)(2) approval pathway, which is an option for modifications to drug products previously approved by the FDA. Section 505(b)(2) permits the filing of an NDA where at least some of the information demonstrating safety or effectiveness comes from studies not conducted by or for the applicant and for which the applicant has not obtained a right of reference. This can include allowing the applicant to rely indirectly upon the FDA’s findings with regard to the adequacy of certain preclinical or clinical data in demonstrating the safety or effectiveness of an approved product to which the proposed product is similar. Such an application may be appropriate if an applicant is seeking approval of a product that contains the same active ingredient as an already-approved product, but in a different strength or dosage form, or for a different indication. The FDA typically requires a 505(b)(2) NDA applicant to perform additional testing, which can be extensive and include clinical trials, to support the change from the approved product.

Regardless of the path taken, the U.S. drug testing and approval process requires substantial time, effort and financial resources, and the receipt and timing of any approval are uncertain and may vary substantially based upon the type, complexity and novelty of the product or disease. The FDA, the IRB, or the sponsor may suspend clinical trials or impose other conditions at any time on various grounds, including that the subjects or patients are being exposed to an unacceptable health risk or for failure to comply with regulatory or IRB requirements.

Based on our interactions with the FDA, we believe that with the successful completion of our Phase 3 program, we will have completed the preclinical studies and clinical trials necessary to submit an NDA under Section 505(b)(2).

Preclinical Studies.    Preclinical studies include laboratory evaluations of the chemistry, formulation and toxicity, as well as animal studies to assess the potential safety and efficacy of the product candidate. The conduct of the preclinical tests must comply with federal regulations and requirements, including GLP. The results of the preclinical studies, together with manufacturing information, analytical data and a proposed clinical trial protocol, are submitted to the FDA as part of the IND, which must become effective before clinical trials may be commenced. Long-term preclinical tests, such as animal tests of reproductive toxicity and carcinogenicity, may continue after the IND is submitted. The IND will become effective automatically 30 days after receipt by the FDA, unless prior to that time the FDA raises concerns or questions about the conduct of the proposed clinical trials as outlined in the IND. In that case, the FDA may place the clinical trial on a clinical hold, and the IND sponsor and the FDA must resolve any outstanding concerns before clinical trials can proceed. A separate submission to an existing IND application must also be made for each successive clinical trial conducted during product development.

Clinical Trials.    Clinical trials involve the administration of an investigational new drug to human subjects under the supervision of qualified investigators in accordance with cGCP requirements, which include the requirement that all research subjects provide their informed consent in writing for their participation in any clinical trial. Clinical trials are conducted under protocols detailing, among other things, the objectives of the study, the parameters to be used in monitoring safety, and the effectiveness criteria to be evaluated. A protocol for each clinical trial and any subsequent protocol amendments must be submitted to the FDA as part of the IND. Each clinical trial must be reviewed and approved by an IRB covering each site proposing to conduct the clinical trial before the trial may commence. The IRB will consider, among other things, ethical factors, the safety of human subjects and the possible liability of the institution. The IRB must also monitor the trial until completed.

Clinical trials are typically conducted in three sequential phases prior to approval, but the phases may overlap. These phases generally include the following:

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Phase 1.    Phase 1 clinical trials represent the initial introduction of a product candidate into human subjects, frequently healthy volunteers. In Phase 1, the product candidate is usually tested for safety, including adverse effects and dosage tolerance, and/or absorption, distribution, metabolism, excretion and pharmacodynamics. If possible, Phase 1 clinical trials may also test for early evidence of effectiveness.

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Phase 2.    Phase 2 clinical trials usually involve studies in a limited patient population to (1) evaluate the efficacy of the product candidate for specific indications, (2) determine dosage tolerance and optimal dosage and (3) identify possible adverse effects and safety risks.

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Phase 3.    If a product candidate is found to be potentially effective and to have an acceptable safety profile in Phase 2 clinical trials, the clinical trial program will progress to Phase 3 clinical trials, in which the product candidate will be administered to an expanded patient population with the target condition, generally at geographically dispersed clinical trial sites, in well-controlled clinical trials to generate enough data to statistically evaluate the efficacy and safety of the product for approval, to establish the overall risk-benefit profile of the product, and to provide adequate information for the labeling of the product. In most cases, the FDA requires two adequate and well controlled Phase 3 clinical trials to demonstrate the efficacy of the drug. A single Phase 3 trial with other confirmatory evidence may be sufficient in rare instances, including where the study is a large multicenter trial demonstrating internal consistency and a statistically persuasive finding of a clinically meaningful effect on mortality, irreversible morbidity or prevention of a disease with a potentially serious outcome, and confirmation of the result in a second trial would be practically or ethically impossible.

Progress reports detailing the results of the clinical trials must be submitted at least annually to the FDA and more frequently if serious adverse events occur. Phase 1, Phase 2 and Phase 3 clinical trials may not be completed successfully within any specified period, or at all. Furthermore, the FDA or the sponsor may suspend or terminate a clinical trial at any time on various grounds, including a finding that the research subjects are being exposed to an unacceptable health risk. Similarly, an IRB can suspend or terminate approval of a clinical trial at its institution if the clinical trial is not being conducted in accordance with the IRB’s requirements or if the drug has been associated with unexpected serious harm to patients.

In some cases, the FDA may condition approval of an NDA for a product candidate on the sponsor’s agreement to conduct additional clinical trials to further assess the drug’s safety and effectiveness after NDA approval. Such post-approval trials are typically referred to as Phase 4 clinical trials.

Marketing Application.    Assuming successful completion of the required clinical testing, the results of preclinical studies and clinical trials, together with detailed information on the manufacture, composition and quality of the product and the proposed labeling, are submitted to the FDA in the form of an NDA, requesting approval to market the product. The application generally must be accompanied by a significant user fee payment.

The FDA has 60 days from its receipt of an NDA to determine whether the application will be accepted for filing based on a threshold determination that it is sufficiently complete to permit substantive review. The FDA has substantial discretion in the approval process and may refuse to accept any application or decide that the data is insufficient for approval and require additional preclinical, clinical or other studies. If the FDA requests additional information rather than accept an NDA for filing, the NDA must be resubmitted with the additional information and is subject to payment of additional user fees. The resubmitted application is again subject to filing review before the FDA accepts it for filing.

Also, under the Pediatric Research Equity Act of 2003, an NDA or supplement to an NDA must generally contain data that are adequate to assess the safety and effectiveness of the drug for the claimed indications in all relevant pediatric subpopulations, and to support dosing and administration for each pediatric subpopulation for which the product is safe and effective. The FDA may, on its own initiative or at the request of the applicant, grant deferrals for submission of some or all pediatric data until after approval of the product for use in adults, or full or partial waivers from the pediatric data requirements. Based on early indications from the FDA, we do not anticipate that the FDA would grant a full waiver for LIPO-202 and may have to conduct some pediatric studies, perhaps on a deferred or partial waiver basis.

Review of Application.     Once the NDA has been accepted for filing, the FDA begins an in-depth substantive review and sets a Prescription Drug User Fee Act date that informs the applicant of the specific date by which the FDA intends to complete its review. The FDA has agreed to certain performance goals in the review of NDAs through a two-tiered classification system, Standard Review and Priority Review. Priority Review designation is given to drugs that offer major advances in treatment, or provide a treatment where no adequate therapy exists. The FDA endeavors to review applications subject to Standard Review within ten to twelve months, whereas the FDA’s goal is to review Priority Review applications within six to eight months, depending on whether the drug is a new molecular entity. The review process is often extended by FDA requests for additional information or clarification. The FDA reviews NDAs to determine, among other things, whether the proposed product is safe and effective for its intended use, and whether the product is being manufactured in accordance with cGMP to assure and preserve the product’s identity, strength, quality and purity. Before approving an NDA, the FDA may inspect the facilities at which the product is manufactured and will not approve the product unless the manufacturing facility complies with cGMP. The FDA may also inspect one or more clinical trial sites to assure compliance with cGCP requirements.

During the approval process, the FDA also will determine whether a risk evaluation and mitigation strategy, or REMS, is necessary to assure the safe use of the product. A REMS may be required to include various elements, such as a medication guide or patient package insert, a communication plan to educate healthcare providers of the drug’s risks, limitations on who may prescribe or dispense the drug, or other elements to assure safe use, such as special training or certification for prescribing or dispensing, dispensing only under certain circumstances, special monitoring and the use of patient registries. In addition, the REMS must include a timetable to periodically assess the strategy. If the FDA concludes that a REMS is needed, the sponsor of the application must submit a proposed REMS; the FDA will not approve the application without an approved REMS, if required. A REMS can substantially increase the costs of obtaining approval, and can materially affect the potential market and profitability of a drug. The FDA may also refer the application to an advisory committee of external experts to provide input on certain review issues relating to risk, benefit and interpretation of clinical trial data.

After the FDA evaluates the NDA and the manufacturing facilities, the agency issues either an approval letter or, if the review cycle is complete and the application is not ready for approval, a complete response letter. A complete response letter generally outlines the deficiencies in the submission and may require substantial additional testing, or information, in order for the FDA to reconsider the application. Even if the sponsor submits this additional information, the FDA may ultimately decide that an application does not satisfy the regulatory criteria for approval. If, or when, the deficiencies have been addressed to the FDA’s satisfaction in a resubmission of the NDA, the FDA will issue an approval letter. An approval letter authorizes commercial marketing of the drug with specific prescribing information for specific indications.

Post-Approval Requirements.    Once an NDA is approved, the product will be subject to pervasive and continuing regulation by the FDA, including, among other things, requirements relating to manufacturing, drug listing and establishment registration, recordkeeping, periodic reporting, product sampling and distribution, advertising, marketing and promotion and reporting of adverse experiences with the product. After approval, most changes to the approved product, such as adding new indications or other labeling claims, as well as some manufacturing and supplier changes, are subject to prior FDA review and approval of a new NDA or an NDA supplement. An NDA supplement for a new indication typically requires clinical data similar to that in the original application, and the FDA uses the similar procedures in reviewing NDA supplements as it does in reviewing NDAs. The manufacturer and/or sponsor under an approved NDA are also subject to annual product and establishment user fees, as well as new application fees for certain supplemental applications.

Even if the FDA approves a product, it may limit the approved indications for use for the product, require that contraindications, warnings or precautions be included in the product labeling, require that post-approval studies, including Phase 4 clinical trials, be conducted to further assess a drug’s safety, require testing and surveillance programs to monitor the product after commercialization, or impose other conditions, including distribution restrictions or other risk management mechanisms, which can materially affect the potential market and profitability of the product. The FDA may prevent or limit further marketing of a product based on the results of post-marketing studies or surveillance programs.

In addition, quality-control, drug manufacture, packaging and labeling procedures must continue to conform to cGMP after approval. Entities involved in the manufacture and distribution of approved drugs are required to register their establishments with the FDA and state agencies, and are subject to periodic unannounced and announced inspections by the FDA and these state agencies for compliance with cGMP requirements. FDA regulations also require investigation and correction of any deviations from cGMP and impose reporting and documentation requirements upon the sponsor and any third-party manufacturers that the sponsor may decide to use. Accordingly, manufacturers must continue to expend time, money, and effort in the area of production and quality control to maintain cGMP compliance. Further, the Drug Supply Chain Security Act of 2013 imposes new obligations that require prescription drugs distributed in the United States to be traced throughout the supply chain. A number of states also require registration of pharmaceutical manufacturers and wholesalers and impose supply chain requirements, and as a result pharmaceutical companies are subject to additional oversight at the state level.

Once an approval is granted, the FDA may withdraw the approval if compliance with regulatory requirements and standards is not maintained or if problems occur after the product reaches the market. Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with manufacturing processes, or failure to comply with regulatory requirements, may result in revisions to the approved labeling to add new safety information; imposition of post-market study or clinical trial requirements to assess new safety risks; or imposition of distribution or other restrictions under a REMS program. Other potential consequences include, among other things:

•	restrictions on the marketing or manufacturing of the product, complete withdrawal of the product from the market or product recalls;

•	fines, warning letters or holds on post-approval clinical trials;

•	refusal of the FDA to approve pending applications or supplements to approved applications, or suspension or revocation of product license approvals;

•	product seizure or detention, or refusal to permit the import or export of products; or

•	injunctions or the imposition of civil or criminal penalties.

Advertising and Promotion.    The FDA strictly regulates marketing, labeling, advertising and promotion of products that are placed on the market. Drugs may be promoted only for the approved indications and in accordance with the provisions of the approved label. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses, and a company that is found to have improperly promoted off-label uses may be subject to significant liability. The FDA considers off-label promotion to “misbrand” a drug. Pharmaceutical companies have paid millions and even billions of dollars to resolve government allegations of off-label promotion, including allegations that such off-label promotion led to violations of the False Claims Act.

The Hatch-Waxman Amendments.    As an alternative path to FDA approval for modifications to formulations or uses of products previously approved by the FDA, an applicant may submit an NDA under 505(b)(2) of the FDCA. Section 505(b)(2) was enacted as part of the Hatch-Waxman Amendments and permits the filing of an NDA where at least some of the information required for approval comes from studies not conducted by, or for, the applicant and for which the applicant has not obtained a right of reference. If the 505(b)(2) applicant can establish that reliance on the FDA’s previous findings of safety and effectiveness is scientifically appropriate, including by providing data or information that “bridge” the differences between the proposed product and the already-approved product, it may eliminate the need to conduct certain preclinical studies or clinical trials of the new product. The FDA may also require companies to perform additional studies or measurements, including clinical trials, to support the change from the approved branded reference drug. The FDA may then approve the new product candidate for all, or some, of the label indications for which the branded reference drug has been approved, as well as for any new indication sought by the 505(b)(2) applicant. We are pursuing a Section 505(b)(2) NDA regulatory strategy, which we expect will allow us to rely in our NDA filing on certain nonclinical and clinical safety findings made by the FDA in its approval of salmeterol xinafoate, which is an active ingredient of FDA-approved products such as SEREVENT DISKUS, ADVAIR HFA and ADVAIR DISKUS. We believe that with the successful completion of our Phase 3 clinical trial, we will have completed the preclinical studies and clinical trials necessary to submit an NDA under Section 505(b)(2) to support the approval of LIPO-202 for the reduction of central abdominal bulging due to subcutaneous fat in non-obese patients.

By pursuing the Section 505(b)(2) regulatory pathway for LIPO-202, our reliance on the FDA’s prior findings of safety from salmeterol xinafoate may require any approved labeling for LIPO-202 to include, in addition to safety information from our clinical trials, certain safety information that is included in the label for approved salmeterol xinafoate products, including warnings and other safety information. Similarly, using the 505(b)(2) pathway may require us to include certifications with our NDA submission for any patents that are listed with the reference drug product in the Orange Book.

Orange Book Listing.    In seeking approval for a drug through an NDA, including a 505(b)(2) NDA, an applicant is required to list with the FDA patents that claim the drug substance, drug product, or a method of using the drug. Upon approval of an NDA, each of the patents listed in the application published in the Orange Book. Any applicant who files a 505(b)(2) NDA or ANDA referencing a drug listed in the Orange Book must certify to the FDA that: (1) no patent information on the reference drug product has been submitted to the FDA, referred to as a Paragraph I Certification; (2) such patent has expired, referred to as a Paragraph II Certification; (3) the date on which such patent expires, referred to as a Paragraph III Certification; or (4) such patent is invalid or will not be infringed upon by the manufacture, use or sale of the drug product for which the application is submitted, referred to as a Paragraph IV Certification. With regard to a method of use patent, the applicant may submit a “section viii” statement stating that the proposed product’s label does not contain, or carves out, any language regarding the method of use claimed in the patent. An applicant submitting a Paragraph III Certification is stating that it is not seeking approval before expiration of the patent. An applicant submitting a Paragraph IV Certification must provide notice to each owner of the patent that is the subject of the certification and to the holder of the approved NDA to which the 505(b)(2) application or ANDA refers. If within 45 days of receiving the Paragraph IV Certification notice, the reference NDA holder or patent owner responds by filing a lawsuit asserting patent infringement, the FDA is prohibited from approving the application until the earlier of thirty months from the receipt of the Paragraph IV Certification, expiration of the patent, settlement of the lawsuit, or a decision in the infringement case that is favorable to the applicant.

Non-Patent Exclusivity and Approval of Competing Products.    A 505(b)(2) application also will not be approved until any applicable non-patent exclusivity listed in the Orange Book for the reference drug, described below, has expired. Regulatory exclusivity provisions under the FDCA can delay the submission or the approval of certain applications for competing products. For example, a pharmaceutical manufacturer may obtain five years of non-patent exclusivity upon approval of an NDA for a new chemical entity, or NCE, which is a drug that contains an active moiety that has not previously been approved by the FDA in any other NDA. An “active moiety” is defined as the molecule or ion responsible for the drug substance’s physiological or pharmacologic action. During the five-year exclusivity period, the FDA cannot accept for filing any ANDA or 505(b)(2) NDA for the same active moiety, except that the FDA may accept an ANDA or 505(b)(2) application for filing after four years if the application contains a Paragraph IV Certification. If the reference product sponsor timely sues on the patent, approval of the proposed product cannot occur until expiration of seven and a half years from the approval date of the reference product.

A drug that is not an NCE, including one approved via a 505(b)(2) NDA, may obtain a three-year period of exclusivity for a particular condition of approval (often a change from a marketed product, such as a new formulation, dosage form, or indication), if one or more new clinical trials, other than bioavailability or bioequivalence studies, was essential to the approval of the application and was conducted or sponsored by the applicant. During this three-year period of exclusivity, the FDA may not approve an ANDA or 505(b)(2) application for a product with the same condition of approval, but the agency is not precluded from accepting the application and reviewing it.

Orphan Drug Designation and Exclusivity.    The Orphan Drug Act provides incentives for the development of products intended to treat rare diseases or conditions. Under the Orphan Drug Act, the FDA may grant orphan designation to a drug or biological product intended to treat a rare disease or condition, which is generally a disease or condition that affects fewer than 200,000 individuals in the United States, or affects more than 200,000 individuals in the United States and for which there is no reasonable expectation that sales of a product to treat the disease or condition will allow recovery of the cost of developing the drug and making it available in the United States. A request for orphan designation must be submitted before the NDA for the product. If a sponsor demonstrates that a drug is intended to treat a rare disease or condition, the FDA will grant orphan designation for that product for the orphan indication. After granting orphan drug designation, the FDA publicly discloses the identity of the therapeutic agent and its potential orphan use. Orphan drug designation does not convey any advantage in, or shorten the duration of, the regulatory review and approval process, but the product is eligible for research grants and tax credits and, if approved, orphan drug exclusivity. If a product that has orphan drug designation subsequently receives the first FDA approval of the active moiety for the orphan designated disease or condition, the product is entitled to seven years of orphan drug exclusivity, which generally prohibits the FDA from approving another product with the same active moiety for the same indication. Orphan exclusivity will not bar approval of another product with the same moiety for the same use if the subsequent product is clinically superior to the approved product, as demonstrated by better effectiveness or safety, or making a major contribution to patient care. Orphan exclusivity also does not bar approval of a different drug for the same orphan indication, or approval of the same drug for a different indication, nor does it prevent approval of the same drug for the same use if the manufacturer of the approved product cannot meet market demand. As a result, even if one of our product candidates receives orphan exclusivity, we may still be subject to competition. Also, if a competitor obtains orphan exclusivity for a product that has the same active moiety and is approved for the same orphan designated use as one of our product candidates, our product could be blocked from approval.

Foreign Regulation.    In order to market any product outside of the United States, we will need to comply with numerous and varying regulatory requirements of other countries and jurisdictions regarding development, approval, commercial sales and distribution of our products, and governing, among other things, clinical trials, marketing authorization, commercial sales and distribution of our products, if approved. Whether or not we obtain FDA approval for a product, we must obtain the necessary approvals by the comparable regulatory authorities of foreign countries before we can commence clinical trials or marketing of the product in those countries. The approval process varies between countries and jurisdictions and can involve additional product testing and additional administrative review periods. The time required to obtain approval in other countries and jurisdictions might differ from and be longer than that required to obtain FDA approval. Regulatory approval in one country or jurisdiction does not ensure regulatory approval in another, but a failure or delay in obtaining regulatory approval in one country or jurisdiction may negatively impact the regulatory process in others.

Federal and State Fraud and Abuse, Data Privacy and Security and Physician Payment Transparency Laws.    In addition to FDA restrictions on marketing and promotion of drugs and devices, other federal and state laws and regulations could restrict our business practices. These laws and regulations include, without limitation, anti-kickback and false claims laws, as well as transparency laws regarding payments or other items of value provided to healthcare providers. These laws typically relate to a service or item that is paid for in whole or in part by a government healthcare program or private third-party payor. Although we anticipate it would be extremely rare, if ever, that third-party payors would pay in whole or in part for our product candidates currently in development or related procedures, the government is known to look broadly for any connection to government dollars when enforcing healthcare fraud and abuse laws. Further, many states have adopted similar state laws and regulations, some of which broadly apply to healthcare items and services regardless of whether the payor is a government entity, commercial payor, or the individual patient. In addition, patient privacy and security laws have been imposed at the federal and state level.

The federal Anti-Kickback Statute prohibits, among other things, knowingly and willfully offering, paying, soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, to induce or in return for purchasing, leasing, ordering or arranging for or recommending the purchase, lease or order of any good, facility, item or service reimbursable, in whole or in part, under Medicare, Medicaid or other federal healthcare programs. The term “remuneration” has been broadly interpreted to include anything of value. Although there are a number of statutory exceptions and regulatory safe harbors protecting some common activities from prosecution, the exceptions and safe harbors are drawn narrowly. Practices that involve remuneration that may be alleged to be intended to induce prescribing, purchases or recommendations may be subject to scrutiny if they do not qualify for an exception or safe harbor. Failure to meet all of the requirements of a particular applicable statutory exception or regulatory safe harbor does not make the conduct per se illegal under the Anti-Kickback Statute. Instead, the legality of the arrangement will be evaluated on a case-by-case basis based on a cumulative review of all its facts and circumstances. Several courts have interpreted the statute’s intent requirement to mean that if any one purpose of an arrangement involving remuneration is to induce referrals of federal healthcare covered business, the Anti-Kickback Statute has been violated. In addition, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation. Violations of the federal Anti-Kickback Statute are punishable by imprisonment, criminal fines, civil monetary penalties and exclusion from participation in federal healthcare programs. Further, a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the federal civil False Claims Act.

The federal civil False Claims Act imposes civil penalties, and provides for whistleblower or qui tam actions, against individuals or entities for, among other things, knowingly presenting, or causing to be presented, a false or fraudulent claim for payment of government funds or knowingly making, using or causing to be made or used a false record or statement material to a false or fraudulent claim to the federal government. A claim includes “any request or demand” for money or property presented to the U.S. government. The civil False Claims Act also applies to false submissions that cause the government to be paid less than the amount to which it is entitled, such as a rebate. Intent to deceive is not required to establish liability under the civil False Claims Act. Under the civil False Claims Act, no specific intent to defraud is required. The civil False Claims Act defines “knowing” to include not only actual knowledge but also instances in which the person acted in deliberate ignorance or reckless disregard of the truth or falsity of the information. Several pharmaceutical, device and other healthcare companies have been prosecuted under these laws for, among other things, allegedly providing free product to customers with the expectation that the customers would bill federal programs for the product. Other companies have been prosecuted for causing false claims to be submitted because of the companies’ marketing of products for unapproved, and thus non-covered, uses (i.e., “off-label promotion).

The government may further prosecute conduct constituting a false claim under the federal criminal Health Care False Statements Statute, which prohibits knowingly and willfully falsifying, concealing or covering up a material fact, making any materially false, fictitious, or fraudulent statement or representation, or making or using any false writing or document knowing the same to contain any materially false, fictitious or fraudulent statement or entry in connection with the delivery of or payment for healthcare benefits, items or services. Unlike the civil False Claims Act, this law requires proof of intent to submit a false claim.

The federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, created new federal criminal statutes that prohibit among other actions, knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program, including private third-party payors, knowingly and willfully embezzling or stealing from a healthcare benefit program, willfully obstructing a criminal investigation of a healthcare offense, and knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services. Like the Anti-Kickback Statute a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation.

The Civil Monetary Penalties Law authorizes, among other things, the imposition of substantial monetary penalties and exclusion from participation in federal healthcare programs against any person or entity that, among other things, is determined to have presented or caused to be presented a claim to a federal health program that the person knows or should know is for an item or service that was not provided as claimed or is false or fraudulent, or offers any “remuneration” to beneficiaries of government healthcare programs where the person making the payment knows or should know that it is likely to influence the beneficiaries’ selection of items or services reimbursable by government healthcare programs.

The federal Physician Payment Sunshine Act, being implemented as the Open Payments Program, requires applicable pharmaceutical manufacturers of covered drugs (prescription drugs for which government healthcare program payment is available either separately or as part of a bundled payment) to track payments and other transfers of value made by them to physicians and teaching hospitals, maintain a payments database, and publicly report the payment data. Applicable pharmaceutical manufacturers are also required to track and report physician investment and ownership interests that are within the scope of the law. Pharmaceutical manufacturers with products for which payment is available under Medicare, Medicaid or the State Children’s Health Insurance Program were required to begin such tracking on August 1, 2013, and were required to make their first report containing aggregate data to the Centers for Medicare & Medicaid Services, or CMS, by March 31, 2014 and the second report containing detailed payment and transfers of value data and submit legal attestation to the completeness and accuracy of such data by June 30, 2014. Thereafter, covered manufacturers must submit reports by the 90th day of each subsequent calendar year. CMS will post manufacturer disclosures on a searchable public website on or before September 30, 2014. Failure to comply with the reporting obligations may result in civil monetary penalties of up to an aggregate of $150,000 per year, and up to an aggregate of $1 million per year for “knowing failures.”

Similar state laws and regulations, such as state anti-kickback and false claims laws, and state laws governing professional licensing and licensee conduct, may apply to sales, marketing, or referral arrangements and claims involving healthcare items or services. Such state laws vary in scope; some are limited to state funded healthcare such as Medicaid, while others broadly apply to providers of healthcare items and services regardless of whether the payor is a government entity, commercial payor, or the individual patient. Several state laws require pharmaceutical companies to report expenses relating to the marketing and promotion of pharmaceutical products in those states and to report gifts and payments to individual healthcare providers in those states, prohibit certain marketing related activities including the provision of gifts, meals or other items to certain healthcare providers and/or require pharmaceutical companies to implement compliance programs or marketing codes.

Under HIPAA and its implementing regulations, the Department of Health and Human Services has issued regulations to protect the privacy and security of patients’ protected health information used or disclosed by “covered entities,” with certain requirements for “business associates” of covered entities. In the context of clinical trials, healthcare providers and facilities that serve as investigators and study sites are frequently HIPAA covered entities and must adhere to applicable requirements. Although we do not generally anticipate that we will be directly subject to HIPAA it is possible that some of our activities may trigger HIPAA compliance concerns. In addition, state privacy laws may be more broadly applicable to a variety of entities.

The shifting commercial compliance environment and the need to build and maintain robust systems to comply with different compliance or reporting requirements in multiple jurisdictions increase the possibility that a healthcare company may fail to comply fully with one or more of these requirements.

Because of the breadth of these laws and the narrowness of the statutory exceptions and safe harbors available under such laws, it is possible that some of our business activities, including certain sales and marketing practices and the provision of certain items and services to our customers in the future, could be subject to challenge under one or more of such laws. If our operations are found to be in violation of any of the health regulatory laws described above or any other laws that apply to us, we may be subject to penalties, including potentially significant criminal and civil and administrative penalties, damages, fines, disgorgement, imprisonment, exclusion from participation in government healthcare programs, contractual damages, reputational harm, administrative burdens, diminished profits and future earnings, and the curtailment or restructuring of our operations, any of which could adversely affect our ability to operate our business and our results of operations. To the extent that any of our products, if approved, are sold in a foreign country, we may be subject to similar foreign laws, which may include, for instance, applicable post-marketing requirements, including safety surveillance, anti-fraud and abuse laws and implementation of corporate compliance programs and reporting of payments or transfers of value to healthcare professionals.

Payment for Aesthetic Products.    In general, in the U.S. health system, much of the financial success of a product typically relies on the government or commercial payors paying for a patient’s use of a product. Typically coverage of a product will depend on whether it is deemed medically necessary by government and commercial payors. Given the cosmetic nature and intent of LIPO-202, we do not anticipate that any government or commercial payors will cover and reimburse for this product or procedures using this product. Accordingly, a patient would have to pay for the cost of LIPO-202 out-of-pocket, making our expected reimbursement for our products and procedures using our products different from that of many pharmaceutical companies offering non-aesthetic products in the United States. Nevertheless, given our planned operation in the aesthetic market and the reimbursement framework for other aesthetic products currently on the market, we do not expect that the inability to receive reimbursement from a government or other third party payor for the use of the product will significantly impact a patient’s decision to use or a physician’s decision to prescribe or recommend our products.

Healthcare Reform.    The recent implementation of the Affordable Care Act is an example that has the potential to substantially change healthcare financing and delivery by both governmental and private insurers, and significantly impact the pharmaceutical and medical device industries.

The Affordable Care Act is designed to expand access to affordable health insurance, control healthcare spending, and improve healthcare quality. The law includes provisions to tie Medicare provider reimbursement to healthcare quality and incentives, require the implementation of healthcare compliance programs, enhance physician payment transparency disclosure requirements, increase funding and initiatives to address fraud and abuse, and include incentives to state Medicaid programs to expand their coverage and services. It also imposes an annual tax on pharmaceutical manufacturers or importers who sell “branded prescription drugs” to certain federal healthcare programs.

We expect that additional state and federal healthcare reform measures as well as cost containment initiatives by third-party payors will be adopted in the future, any of which could limit the amounts that governmental and other third-party payors will pay for healthcare products and services, which could result in reduced demand for certain products or additional pricing pressure. Although as noted above, we anticipate that our lead product candidate, if approved, will be paid for out-of-pocket by the patient, it is nevertheless possible that federal or state healthcare reform could impact our business, particularly if we resume development of LIPO-102.

Sales and Marketing

We currently have a limited marketing capability and no sales organization established. We have retained all commercial rights to LIPO-202 in all areas of the world except Armenia, Azerbaijan, Belarus, Georgia, Kazakhstan, Kyrgyzstan, Moldova, Russia, Tajikistan, Turkmenistan, Ukraine and Uzbekistan. Our plan is to create a focused commercial capability in the United States to market and sell LIPO-202 and to consider strategic partners in other areas of the world to complete development and commercialization of the product candidate. Specifically, we plan to build a focused, specialized sales force of less than 100 representatives to target the key aesthetic physicians who perform the majority of the aesthetic procedures.

Manufacturing

We contract with third parties for the manufacture of LIPO-202 and LIPO-102 and intend to do so in the future. We do not own or operate and we do not expect to own or operate, facilities for product manufacturing, storage and distribution, or testing. Manufacturing is subject to extensive regulations that impose various procedural and documentation requirements, and which govern record keeping, manufacturing processes and controls, personnel, quality control and quality assurance, among others. Our systems and our contractors are required to be in compliance with these regulations, and this is assessed regularly through monitoring of performance and a formal audit program.

Competition

The aesthetic market, and in particular the market for fat reduction and body contouring, is highly competitive and is rapidly evolving due to new technology introductions. The FDA has recently approved several modalities for the reduction of fat, most of which are energy-based medical devices. None of the products approved to date are injectable drugs like LIPO-202. However, we are aware that ATX-101, an injectable deoxycholic acid, is a drug in development for the treatment of submental fat, or fat located in the chin area, by Kythera, Inc. in the United States. While we do not believe that ATX-101 will receive an FDA-approved indication for fat reduction in the abdomen in the intermediate future, it is possible that physicians may use this product off-label in that manner. In addition, while we are unaware of any potentially competitive injectable drugs that may reach the market before LIPO-202 for the reduction of central abdominal bulging due to subcutaneous fat, we anticipate that LIPO-202, if approved, will face significant competition from surgical alternatives for the reduction of central abdominal bulging due to subcutaneous fat and other medical device technologies designed for the reduction of fat.

Surgical Fat Reduction.    Liposuction remains the primary treatment option for subcutaneous fat reduction. We expect that LIPO-202 may compete indirectly with limited-volume liposuction for physician preference and resources.

Non-Surgical Technologies for Fat Reduction.    The FDA has approved several medical devices for fat reduction. For example, ZELTIQ Aesthetics, Inc. received clearance for their body contouring system, CoolSculpting, which utilizes controlled cooling to reduce the temperature of fat cells in the treated area for the selective reduction of fat around the abdomen and flanks. Zerona, a laser energy-based product marketed by Erchonia Corporation, and Liposonix, an ultrasound energy-based product marketed by Valeant Pharmaceuticals International, Inc., have also received FDA marketing clearance. TruSculpt, a radiofrequency energy-based product introduced by Cutera, Inc., is used to heat fat to kill fat cells. However, unlike the devices provided by Erchonia, Valeant or ZELTIQ, the Cutera device is not cleared by the FDA for fat reduction; rather, it has a clearance for topical heating and for temporary reduction in the appearance of cellulite. In addition, we may in the future face competition from new and emerging technologies.

Aesthetic Therapeutics Market Competition.    Injectable botulinum toxins and dermal fillers dominate the injectable aesthetic therapeutics market, specifically for facial rejuvenation. However, there are currently no injectable aesthetic therapeutics approved by the FDA for localized fat reduction. While we believe LIPO-202 will be a complementary procedure to these existing injectables, for some patients we may compete for a share of their discretionary budget and share of mind within the physician’s office for improving body aesthetics.

We expect to also generally compete against medical technology and aesthetic companies, including those offering products and technologies unrelated to fat reduction, for physician resources and mind share. Many of our potential competitors are large, experienced companies that have substantially greater resources and brand recognition than we do. For a description of the risks we face related to competition, please see “Risk Factors — Risks Related to Our Business — LIPO-202, if approved, will face significant competition, and the failure by us to compete effectively may prevent us from achieving significant market acceptance.”

Intellectual Property

Our success depends in large part on our ability to obtain and maintain patent and other proprietary protection for our product candidates, novel biological discoveries, and drug development technology and other know-how, to operate without infringing on the proprietary or intellectual property rights of others and to prevent others from infringing our proprietary and intellectual property rights. We seek to protect and enhance our proprietary position by, among other methods, filing U.S. and foreign patent applications related to any patentable aspects of our proprietary technology, inventions and improvements that are important to the development and implementation of our business. We also rely on know-how, copyright, trademarks and trade secrets and continuing technological innovation, and we continue to evaluate potential in-licensing opportunities, in order to develop and maintain our proprietary position.

The patent positions of pharmaceutical/biotechnology companies like ours are generally uncertain and involve complex legal, scientific and factual issues. In addition, the coverage claimed in a patent application can be significantly reduced before the patent is issued. After issuance, if challenged, the courts can redefine the scope of the patent. Consequently, we do not know with certainty whether issued patents in each country will cover our product candidates, or if issued, whether the patent will remain in force after challenge. It is possible that our current patents, or patents which we may later acquire, may be successfully challenged or invalidated in whole or in part. We cannot predict with certainty whether the patent applications we are currently pursuing will issue as patents in a particular jurisdiction or whether the claims of any issued patents will provide sufficient proprietary protection from potential competitors. Any of our patents could potentially be challenged, narrowed, circumvented or invalidated by third parties. It is also possible that we may not obtain issued patents from our pending patent applications or other inventions we seek to protect. Due to uncertainties inherent in prosecuting patent applications, sometimes patent applications are rejected and we subsequently abandon them. It is also possible that we may develop proprietary products or technologies in the future that are not patentable or that the patents of others will limit or altogether preclude our ability to do business. In addition, any patent issued to us may provide us with little or no competitive advantage, in which case we may abandon such patent or license it to another entity. For more information, please see “Risk Factors — Risks Related to Our Intellectual Property.”

Since patent applications in the United States and certain other jurisdictions are maintained in secrecy for a minimum of eighteen months, and because publication of discoveries in the scientific or patent literature often lag behind actual discoveries, we cannot be certain of the priority of our inventions covered by pending patent applications. Moreover, we may have to participate in interference proceedings declared by the USPTO to determine priority of invention, which for most of our patent applications are based on the first party to invent (patents filed after 2013 are given priority based on first to file). The date of an invention is not publically disclosed. It may be necessary for us to participate in post-grant challenge proceedings, such as patent oppositions, that seek to invalidate the patentability of third party patents before they issue. Such proceedings could result in substantial cost, even if the eventual outcome is favorable to us.

As of September 30, 2014, we were the sole owner of a patent portfolio that includes three issued patents and seven pending patent applications in the United States, as well as granted and pending foreign counterparts of such U.S. patents and pending applications directed to LIPO-202 and/or LIPO-102. Our foreign counterparts include issued or granted patents and pending applications in Australia, Canada, various countries in Europe, Israel, Japan, South Korea, Mexico, China, Brazil, Hong Kong, Singapore, India, and Taiwan. The earliest expiration of any of our issued or granted patents is presently expected to occur in 2026. Two of our three issued U.S. patents, specifically U.S. Pat. Nos. 8,420,625 and 8,404,750, cover both of our LIPO-202 and LIPO-102 product candidates, and will be listable in the Orange Book for each of these product candidates upon product approval. The ’625 patent is directed to methods of treatment for reduction of adiposity using a long-acting substantially selective beta agonist and is expected to expire no earlier than 2026.

The ’750 patent, in particular, is directed to methods of treatment for reducing adipose tissue and pharmaceutical formulations using low doses of long-acting ß2-adrenergic receptor agonist active ingredient, e.g. salmeterol xinafoate, and is expected to expire no earlier than 2030. We expect that the breadth of coverage provided by our issued patents relating to our product candidates, including those of the ’750 patent will create a significant barrier to third party competition with our LIPO-202 and LIPO-102 products, and will help to render any challenge to our patent position by a third party in relation to our core product candidates difficult. We expect to continue pursuing in the United States and foreign jurisdictions additional patent protection of our product candidates and any future pipeline products or technologies where appropriate, as well as continuing to take appropriate measures to maintain non-patent proprietary protection for our innovative technologies.

In September 2014, a law firm representing one or more unidentified third parties filed with the USPTO a Request for Ex Parte Reexamination with respect to each claim of the ’625 patent and a separate such request for reexamination with respect to each claim of the ’750 patent. The reexamination process is provided for by law and requires the USPTO to consider the scope and validity of issued patents if requested. On October 7, 2014, the USPTO granted the request with respect to the ’625 patent. The ’750 patent reexamination petition remains pending. The USPTO has three months from receipt of this petition to determine whether the petitioner has raised a substantial new question of patentability for at least one claim of the ’750 patent, in which case this request for reexamination will be granted. We believe that we have meritorious positions to uphold the patentability of each claim of the ’625 patent and the ’750 patent during any ensuing prosecution before the USPTO. If any of the patent claims in the ’625 patent or the ’750 patent are ultimately invalidated or narrowed during such prosecution, however, the extent of the patent coverage afforded to LIPO-202 could be impaired, which may harm our ability to prevent others from copying our technology.

Trademarks.    We have a pending U.S. trademark application for the word mark “NEOTHETICS” and for our logo. We intend to pursue additional registrations in markets outside the United States for appropriate marks where we plan to sell our product candidates.

Other Proprietary Rights and Processes.    We also rely on trade secret protection for some of our confidential and proprietary information. Although we take steps to protect our proprietary information and trade secrets, including through contractual means with our employees and consultants, third parties may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets and disclose our technology. If these events happen, we may not be able to meaningfully protect our trade secrets. It is our policy to require our employees, consultants, outside scientific collaborators, sponsored researchers and other advisors to execute confidentiality agreements upon the commencement of employment or consulting relationships with us. These agreements provide that all confidential information concerning our business, scientific, development or financial affairs that are either developed or made known to the individual during the course of the individual’s relationship with us are to be kept confidential and not disclosed to third parties except in specific circumstances. Our agreements with employees also provide that all inventions conceived by the employee in the course of employment with us or based on the employee’s use of our confidential information are our exclusive property or that we have an exclusive royalty-free license to use such technology.

Material Agreements

Technology Transfer Agreement.    In connection with our Series C convertible preferred stock financing, in December 2012, we entered into a Technology Transfer Agreement with Domain Russia Investments Limited, or DRI, an affiliate of Domain Partners VII, L.P. and DP VII, L.P., a significant stockholder of our company. Concurrently with the signing of the Technology Transfer Agreement we, together with DRI and NovaMedica, LLC, or NovaMedica, executed an Assignment and Assumption Agreement, pursuant to which all of DRI’s rights and obligations under the Technology Transfer Agreement were transferred to NovaMedica. The following description of the Technology Transfer Agreement gives effect to the transfer of DRI’s rights and obligations under the Technology Transfer Agreement to NovaMedica. The Technology Transfer Agreement obligated us to assign and license certain of our intellectual property to NovaMedica and to enter into the Clinical Development and Collaboration Agreement, Clinical Supply Agreement and the Commercial Supply Agreement with NovaMedica as further described below.

Pursuant to the Technology Transfer Agreement, in exchange for a nominal payment, we assigned to NovaMedica certain patents and patents applications in Armenia, Azerbaijan, Belarus, Georgia, Kazakhstan, Kyrgyzstan, Moldova, Russia, Tajikistan, Turkmenistan, Ukraine and Uzbekistan, or the Covered Territory, owned by us and necessary or useful for the development and commercialization of LIPO-102, LIPO-202 and/or certain future products we may develop, or the LIPO Products. We also granted to NovaMedica an exclusive, fully paid-up, royalty-free and irrevocable license under certain of our patented and non-patented intellectual property to develop and commercialize LIPO Products, solely in the Covered Territory. The license is not sublicensable or assignable, other than to an affiliate of NovaMedica or a successor to substantially all of the business of NovaMedica to which the Technology Transfer Agreement relates. We further agreed not to directly or indirectly develop, manufacture, sell or commercialize any product that (A) contains salmeterol xinafoate (alone or in combination) or (B) is designed or intended for use in the field of localized reduction of fat in the human body, including without limitation body contouring, or the Field, and is approved in the Covered Territory for the same indication for which a LIPO Product is approved during the term of the Technology Transfer Agreement.

To assist in NovaMedica’s development, commercialization, and manufacturing of LIPO Products, we agreed to transfer our know-how which is necessary or useful for development or commercialization of LIPO Products in the Covered Territory. Further, we agreed to provide certain development and manufacturing support to NovaMedica, including making our manufacturing personnel and other personnel knowledgeable of LIPO Products available to provide scientific and technical explanations, advice and on-site support that may be reasonably requested by NovaMedica and, upon request, to use commercially reasonable efforts to assist NovaMedica to establish a manufacturing relationship with our clinical manufacturing organizations. In addition, prior to the first commercial sale of a LIPO Product in the Covered Territory, we have agreed to sell to NovaMedica supplies of the applicable LIPO Product and related compounds solely for the purpose of conducting clinical trials of such LIPO Product and related compounds in the Covered Territory at our cost plus a mark-up in the low double digits, so long as any sale does not reasonably interfere with our own development and commercialization activities. Furthermore, within 120 days of NovaMedica’s request, we are obligated to negotiate in good faith and enter into a Commercial Supply Agreement with NovaMedica for the supply of the LIPO Product required for commercialization of an approved LIPO Product in the Covered Territory, on commercially fair and reasonable terms at our cost plus a mark-up in the low double digits.

Under the Technology Transfer Agreement, NovaMedica will be responsible for filing and maintaining regulatory approvals for the LIPO Products in the Covered Territory and has the right to use the data from our regulatory filings to support its regulatory filings for LIPO Products. NovaMedica also has the sole right to import LIPO Products into the Covered Territory for purposes of development and commercialization of LIPO Products and the right to import and export LIPO Products outside the Covered Territory in connection with noncommercial research, clinical trials, or obtaining a supply of LIPO Product to exercise its other rights under the Technology Transfer Agreement.

We may terminate the Technology Transfer Agreement in the event NovaMedica (1) knowingly exports out of the Covered Territory for commercial purposes a material and substantial quantity of salmeterol xinafoate or a LIPO Product or (2) challenges or contests the validity or enforceability of any of our patents assigned or licensed to NovaMedica, and fails to cure such breach during the applicable cure period. NovaMedica has the right to terminate the Technology Transfer Agreement at any time at its convenience upon 90 days prior written notice. Upon termination by NovaMedica, the licenses granted to NovaMedica would also terminate, but the assigned patents and patent applications would not return to our control.

In connection with the signing of the Technology Transfer Agreement, we also concurrently entered into a letter agreement with NovaMedica pursuant to which we are obligated to pay NovaMedica a make-whole payment up to a maximum amount of $1.2 million upon the occurrence any of the following events:

•	any granted patent within the assigned patents is held to be invalid or unenforceable by a court or other governmental body in the Covered Territory;

•

it is determined that we do not (or did not at the time of assignment) hold exclusive title and ownership to any assigned patent or patent application or licensed intellectual property (free and clear of all liens or encumbrances); or

•

the licenses or other rights granted by us to NovaMedica pursuant to the Technology Transfer Agreement terminate prior to the expiration date of the Technology Transfer Agreement (other than as contemplated by the Technology Transfer Agreement), and as a result, NovaMedica is required under Russian law to make a compensatory contribution to NovaMedica.

Clinical Development and Collaboration Agreement.    As required by the Technology Transfer Agreement, we entered into a Clinical Development and Collaboration Agreement, or Collaboration Agreement, with NovaMedica in July 2013 to further specify the terms on which NovaMedica develops LIPO Products. Under the terms of the Collaboration Agreement, a joint committee consisting of equal numbers of our representatives and NovaMedica representatives will prepare an initial development plan to obtain regulatory approval for LIPO Products. Pursuant to the Technology Transfer Agreement, we have also agreed to enter into a pharmacovigilance agreement within 180 days of the first regulatory approval of a LIPO Product in the Covered Territory. NovaMedica may sell LIPO Products approved for sale in the Covered Territory under either NovaMedica’s trademarks or our trademarks, in its sole discretion.

The Collaboration Agreement expires on the earlier of (1) the termination of the Technology Transfer Agreement or (2) ten years following the first commercial sale of a LIPO Product in the Covered Territory, provided that if the first commercial sale of a LIPO Product in the Covered Territory has not occurred within three years of the approval of the first LIPO Product by the FDA, then the Collaboration Agreement will terminate on the thirteenth anniversary of such FDA approval. NovaMedica may terminate the Technology Transfer Agreement for convenience upon 90 days prior written notice.

Clinical Supply Agreement.    As required by the Technology Transfer Agreement, we entered into a Clinical Supply Agreement with NovaMedica in July 2013 to further specify the terms on which we supply LIPO-202 to NovaMedica. In addition to the supply terms set forth above, under the Clinical Supply Agreement, we are not required to supply any LIPO-202 until we have retained a clinical manufacturing organization to manufacture such product. We are only required to supply LIPO-202 up to a specified maximum amount of 1,000 doses. The Clinical Supply Agreement has an initial term of four years, which can be extended by mutual agreement between us and NovaMedica. NovaMedica may terminate the agreement for convenience upon 90 days’ notice.

Employees

As of September 30, 2014, we had nine full-time employees and one part-time employee with five employees in research and development and five employees, including the part-time employee, in business development, finance, legal, human resources, facilities, information technology and general management and administration activities. We plan to continue to expand our research and development activities. To support this growth, we will need to expand managerial, research and development, operations, finance and other functions. None of our employees are represented by a labor union, and we consider our employee relations to be good.

Facilities

Our corporate headquarters are located in San Diego, California, where we lease and occupy approximately 6,119 square feet of office space. The current term of our lease expires on December 31, 2014. We believe that our existing facilities are adequate for our current needs. When our lease expires, we may extend our existing lease or look for additional or alternate space for our operations and we believe that suitable additional or alternative space will be available in the future on commercially reasonable terms.

Legal Proceedings

We are subject from time to time to various claims and legal actions during the ordinary course of our business. We believe that there are currently no claims or legal actions that would reasonably be expected to have a material adverse effect on our results of operations or financial condition.

General Information

We were originally incorporated in Delaware in February 2007 as Lipothera, Inc. In September 2008, we changed our name to Lithera, Inc. and in August 2014, we changed our name to Neothetics, Inc. Our principal corporate offices are located at 9191 Towne Centre Drive, Suite 400, San Diego, CA 92122 and our telephone number is (858) 750-1008. Our website is located at www.neothetics.com. The information contained on, or that can be accessed through, our website is not a part of this prospectus.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012. We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year following the fifth anniversary of our initial public offering, (2) the last day of the fiscal year in which we have total annual gross revenue of at least $1.0 billion, (3) the day we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as measured as of each June 30th, and (4) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. We refer to the Jumpstart Our Business Startup Act of 2012 herein as the “JOBS Act,” and references herein to “emerging growth company” shall have the meaning associated with it in the JOBS Act.

MANAGEMENT

Directors and Officers

The following table provides information regarding the directors and officers of Neothetics, Inc., including their ages and positions, as of September 30, 2014:

Name	Age	Position
Executive Officers
George W. Mahaffey	55	President and Chief Executive Officer and Chairman
Kenneth W. Locke, Ph.D.	57	Chief Scientific Officer
Susan A. Knudson	50	Chief Financial Officer
Christopher Kemmerer, Ph.D.	50	Vice President, Pharmaceutical Development and Manufacturing
Lincoln Krochmal, M.D.	68	Chief Medical Officer

Non-Employee Directors
Martha J. Demski(1)(2)	62	Director
Maxim Gorbachev(1)(3)	38	Director
Daniel S. Janney(2)(3)	48	Director
Kim P. Kamdar, Ph.D.(1)(2)	47	Lead Independent Director
Patricia S. Walker, M.D., Ph.D.(3)	55	Director

(1)	Member of the compensation committee.

(2)	Member of the audit committee.

(3)	Member of the nominating and corporate governance committee.

The business address for our directors and officers is c/o Neothetics, Inc., 9191 Towne Centre Drive, Suite 400, San Diego, CA 92122.

Executive Officers

George W. Mahaffey has served as President, Chief Executive Officer and director since March 2011. Prior to joining Neothetics, Mr. Mahaffey served as Chief Executive Officer of Peplin, Inc., a dermatology company, from September 2009 to February 2010 following its acquisition by LEO Pharma A/S in 2009. Prior to its acquisition, Mr. Mahaffey served as Chief Commercial Officer and VP, Sales and Marketing of Peplin, Inc. from May 2007 to September 2009. Prior to joining Peplin, Mr. Mahaffey served as Sr. VP, Sales and Marketing for CoTherix, Inc., a biopharmaceutical company, from 2004 until its acquisition by Actelion Ltd. in 2006. Prior to CoTherix, Mr. Mahaffey served as Senior Director, Marketing and Business Development at Scios, Inc., a biopharmaceutical company, from 2000 to 2004. Prior to joining Scios, Mr. Mahaffey served in the marketing group at Neurex, Inc., a biotechnology company, until its acquisition by Elan Corp. in 1998. Mr. Mahaffey began his pharmaceutical career at DuPont Pharmaceuticals where he held various sales and marketing positions. Mr. Mahaffey earned a B.S. degree in Chemical Engineering from the University of Delaware and an MBA from the University of South Florida. We believe Mr. Mahaffey is qualified to serve on our board of directors based on his 27 years of pharmaceutical and biotechnology industry experience.

Kenneth W. Locke, Ph.D. has served as Chief Scientific Officer since May 2008. Prior to joining Neothetics, Dr. Locke worked since September 2000 at MediciNova, Inc., holding in succession the positions of Vice President, Research, Senior Vice President, Development Operations & Drug Discovery, Senior Vice President, Portfolio Management, Chief Business Officer and Chief Scientific Officer. Concurrent with his service at MediciNova, Dr. Locke served as Vice President of Research at Tanabe Research Laboratories U.S.A., Inc. from July 2000 to October 2002. Prior to joining Tanabe Research

Laboratories, Dr. Locke served as Manager of Behavioral Neuroscience at Interneuron Pharmaceuticals, Inc. from 1989 to 1999. Prior to joining Interneuron, Dr. Locke headed laboratories for analgesic and anti-inflammatory drug research as well as Alzheimer’s disease drug research at Hoechst-Roussel Pharmaceuticals, Inc. Dr. Locke earned a B.A. in Chemistry and French from Franklin and Marshall College and a M.S. and a Ph.D. in Pharmacology from the Emory University School of Medicine.

Susan A. Knudson has served as Chief Financial Officer since July 2014. Ms. Knudson previously served as our Vice President of Finance and Administration since February 2009. Prior to joining Neothetics, Ms. Knudson served as Senior Director of Finance and Administration at Avera Pharmaceuticals from May 2002 to January 2009. Prior to May 2002, Ms. Knudson served as Director of Finance and Administration at MD Edge, Inc., a medical communications company, from October 2000 to April 2002. Prior to joining MD Edge, Ms. Knudson served as Assistant Director of Accounting at Isis Pharmaceuticals from April 2000 to October 2000. Ms. Knudson has also held senior positions at CombiChem, General Atomics and Deloitte & Touche. Ms. Knudson holds a B.A. in Accounting from the University of San Diego.

Christopher Kemmerer, Ph.D. has served as Vice President of Pharmaceutical Development and Manufacturing since April 2008. Prior to joining Neothetics, Dr. Kemmerer held the position of Director of Pharmaceutical Development at Avera Pharmaceuticals from March 2006 to March 2008. Prior to Avera, Dr. Kemmerer served as a Senior Research Scientist at Pfizer, Inc. from June 2004 to January 2006. Prior to joining Pfizer, Dr. Kemmerer held positions across numerous functional areas of drug development at Merck & Company. Dr. Kemmerer earned a B.S. in Chemistry from Pennsylvania State University and a Ph.D. in Pharmaceuticals Sciences from Temple University.

Lincoln Krochmal, M.D. has served as Chief Medical Officer since November 2013. Prior to joining Neothetics, from September 2010 to November 2013, Dr. Krochmal volunteered his time in peer to peer counseling with new stroke patients and their families, leading a stroke survivor group at Valley Medical Center and serving as a spokesperson for the American Heart Association and the American Stroke Association and serving as a consultant in dermatology to the pharmaceutical industry. From September 2008 until October 2010, Dr. Krochmal served as Chief Executive Officer and President of Excaliard Pharmaceuticals until its acquisition by Pfizer, Inc. Prior to joining Excaliard, Dr. Krochmal served as Executive Vice President, Research and Product Development for Connetics Corporation, a specialty dermatology company, from 2003 until its acquisition by Stiefel Labs in 2007 and held other senior management positions at Unilever and Bristol-Myers Squibb. He is a fellow of the American Academy of Dermatology, a Diplomat of the American Board of Dermatology, and a member of the International Society of Dermatology and the Dermatology Foundation. Dr. Krochmal received his Bachelor of Medical Sciences degree from the University of Wisconsin, his M.D. from the Medical College of Wisconsin, and his board certification in Dermatology following successful completion of the residency training program at the University of Missouri Medical Center.

Non-Employee Directors

Martha J. Demski has served as a member of our board of directors and Chairperson of the audit committee since July 2014. Since August 2011, Ms. Demski has served as Senior Vice President and Chief Financial Officer of Ajinomoto Althea, Inc. (formerly Althea Technologies, Inc.), a fully-integrated contract development and manufacturing organization. From July 2008 to December 2010, Ms. Demski served as the Interim Chief Operating Officer and Chief Financial Officer of the Sidney Kimmel Cancer Center, or SKCC, a non-profit corporation engaged in biomedical research, which voluntarily filed for Chapter 11 bankruptcy in 2009. From April 2006 to May 2008, Ms. Demski served as Senior Vice President of U.S. Trust. From 2005 to July 2008, Ms. Demski served on the Board of Trustees at SKCC, as well as Chairperson of its audit committee and governance and nominating committee at various times during this period. From December 1988 to June 2004, Ms. Demski served as Vice President, Chief

Financial Officer, Treasurer and Secretary of Vical Incorporated, a biopharmaceutical company. Ms. Demski also serves on the board of directors of Adamas Pharmaceuticals, Inc. and Chimerix, Inc., where she serves as Chairperson of the audit committee of each company. Ms. Demski earned a B.A. in Education from Michigan State University and an M.B.A. from The University of Chicago Booth School of Business. We believe that Ms. Demski’s more than 30 years’ experience in the fields of finance and biotechnology as well her experience in conducting financing transactions qualifies her to serve on our board of directors.

Maxim Gorbachev has served as a member of our board of directors since July 2014. Mr. Gorbachev is a partner at RMI Partners, LLC, or RMI Partners, the management company of Rusnano MedInvest, LLC, or RMI LLC, a Russian-based life sciences venture capital firm, founded by RUSNANO State Corporation, which he joined in March 2013. Prior to joining RMI Partners, from September 2012 to March 2013, Mr. Gorbachev served as Associate Director, Business Planning at JSC Sukhoi Civil Aircraft, an aerospace company. Prior to joining JSC Sukhoi Civil Aircraft, from March 2012 to September 2012, Mr. Gorbachev acted as a consultant to various companies. From July 2009 to February 2012, Mr. Gorbachev served as Director of Finance and Administration at UCB Pharma LLC, a pharmaceuticals company. Prior to joining UCB Pharma, Mr. Gorbachev served as Investment Manager at Sminex, a Moscow-based private equity fund. Mr. Gorbachev currently serves on the boards of several of RMI LLC’s portfolio companies, including Miramar Labs. Mr. Gorbachev earned a M.S. in applied mathematics from Lomonosov Moscow State University, a M.S. in Financial Management from The Finance University under The Government of Russian Federation and an M.B.A. from Vlerick Management School. We believe Mr. Gorbachev’s extensive experience in a wide range of industries, strong healthcare exposure as a partner of a leading Russian life sciences venture capital firm, as well as his service on the board of directors for a number of healthcare companies, qualifies him to serve on our board of directors.

Daniel S. Janney has served as a member of our board of directors since March 2007. Mr. Janney is a managing director at Alta Partners, a life sciences venture capital firm, which he joined in 1996. Prior to joining Alta, from 1993 to 1996, Mr. Janney served as Vice President in Montgomery Securities’ healthcare and biotechnology investment banking group, focusing on life sciences companies. Mr. Janney is a director of a number of companies including Alba Therapeutics Corporation, DiscoveRx Corporation, Esperion Therapeutics, Inc., Prolacta Bioscience, Inc. and ViroBay, Inc. Mr. Janney holds a B.A. in History from Georgetown University and an M.B.A. from the Anderson School at the University of California, Los Angeles. We believe Mr. Janney’s experience working with and serving on the boards of directors of life sciences companies and his experience working in the venture capital industry qualifies him to serve on our board of directors.

Kim P. Kamdar, Ph.D. has served as a member of our board of directors since April 2011. Dr. Kamdar is a managing member of Domain Associates, LLC, a life sciences venture capital firm, which she joined in 2005. Prior to joining Domain, Dr. Kamdar served as a Kauffman Fellow with MPM Capital. Prior to joining MPM Capital, she was a research director at Novartis, where she built and led a research team that focused on the biology, genetics and genomics of model organisms to uncover small molecules that modulated signaling pathway networks. Dr. Kamdar is a founder of Aryzun Pharmaceuticals, a biotech company utilizing protein-protein interaction mapping for small molecule discovery with an initial focus on anti-infectives and oncology. Dr. Kamdar currently serves on the board of directors of several private companies, including Ariosa Diagnostics, Epic Sciences, Inc., Obalon Therapeutics, ROX Medical, Sera Prognostics, Syndax Pharmaceuticals and Tragara Pharmaceuticals. Dr. Kamdar received her B.A. in genetics and cell biology from Northwestern University and her Ph.D. in biochemistry and genetics from Emory University. We believe Dr. Kamdar is qualified to serve on our board of directors based on her extensive experience working and serving on the boards of directors of life sciences companies and her experience working in the venture capital industry.

Patricia S. Walker, M.D., Ph.D. has served on our board of directors since August 2014. Dr. Walker previously served as Chief Medical Officer of Kythera Biopharmaceuticals, Inc. from May 2007 until March 2013. From 2004 to 2007, Dr. Walker served as Executive Vice President and Chief Science Officer at Allergan Medical (formerly known as Inamed Corporation). Prior to that experience, from 1997 to 2004, Dr. Walker held positions of increasing responsibility at Allergan Inc., a biomedical company, where she ultimately served as Vice President, Clinical Research and Development for skin care pharmaceuticals. Over the past 17 years, Dr. Walker was involved in key product approvals in dermatology and aesthetic medicine including the development and approval of Tazorac, Azelex, Avage, BOTOX Cosmetic, Hylaform, Captique, JUVEDERM, Bioenterics, LAP-BAND and Inamed Silicone gel-filled Breast Implants. Dr. Walker received an M.D. and a Ph.D. in Physiology and Biophysics from the University of Iowa. Dr. Walker completed a residency in Dermatology and a research fellowship in the Dermatology Branch, National Cancer Institute at the National Institute of Health. Dr. Walker is a board certified Dermatologist. We believe Dr. Walker is qualified to serve on our board of directors based on her extensive executive experience in the biotechnology industry.

Board Composition

Effective upon the completion of this offering, our board of directors will be authorized to have seven members. There are no family relationships among any of our directors and executive officers. Our board of directors will be comprised of three classes, as follows:

•	Class I, whose members will be Daniel S. Janney and Maxim Gorbachev. The terms of the Class I directors will expire at our 2015 annual meeting of stockholders;

•	Class II, whose members will be Martha J. Demski and Patricia S. Walker, M.D., Ph.D. The terms of the Class II directors will expire at our 2016 annual meeting of stockholders; and

•	Class III, whose members will be George W. Mahaffey and Kim P. Kamdar, Ph.D. The terms of the Class III directors will expire at our 2017 annual meeting of stockholders.

At each annual meeting of stockholders to be held after this initial classification, the successors to directors whose terms then expire will serve until the third annual meeting following their election and until their successors are duly elected and qualified. The authorized number of directors may be changed only by resolution of our board of directors. Any additional directorships resulting from an increase in the number of directors will be distributed between the three classes so that, as nearly as possible, each class will consist of one-third of the total number of directors. Our directors will hold office until their successors have been elected and qualified or until their earlier death, resignation, disqualification, or removal for cause by the affirmative vote of the holders of a majority of the outstanding stock entitled to vote on the election of directors.

While we do not have a stand-alone diversity policy, in considering whether to recommend any director nominee, including candidates recommended by stockholders, we believe that the backgrounds and qualifications of the directors, considered as a group, should provide a significant mix of experience, knowledge and abilities that will allow our board of directors to fulfill its responsibilities. As set forth in our corporate governance guidelines, these criteria generally include, among other things, an individual’s business experience and skills (including skills in core areas such as operations, management, technology, accounting and finance, strategic planning and international markets), as well as independence, judgment, knowledge of our business and industry, professional reputation, leadership, integrity and the ability to represent the best interests of our stockholders. In addition, the nominating and corporate governance committee will also consider the ability to commit sufficient time and attention to the activities of the board of directors, as well as the absence of any potential conflicts with our interests. The nominating and corporate governance committee does not intend to assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. Our board of directors will be responsible for selecting candidates for election as directors based on the recommendation of the nominating and corporate governance committee.

Board Leadership Structure

Our amended and restated bylaws and Corporate Governance Principles provide our board of directors with flexibility to combine or separate the positions of Chairman of the Board and Chief Executive Officer in accordance with its determination that utilizing one or the other structure is in the best interests of our company. We currently do not have a Chairman of the Board. Our board of directors has appointed George W. Mahaffey to serve as Chairman of the Board and Kim P. Kamdar, Ph.D., to serve as Lead Independent Director effective immediately prior to completion of this offering. As Chairman of the Board and our President and Chief Executive Officer, Mr. Mahaffey facilitates communications between members of our board of directors and works with management in the preparation of the agenda for each board meeting. All of our directors are encouraged to make suggestions for board agenda items or pre-meeting materials. Dr. Kamdar presides over the executive sessions of the board of directors in which Mr. Mahaffey does not participate and services as a liaison to Mr. Mahaffey and management on behalf of the independent members of the board of directors.

Our board of directors has concluded that our current leadership structure is appropriate at this time. However, the board of directors periodically reviews our leadership structure and may make such changes in the future as it deems appropriate.

Role of Board in Risk Oversight Process

Our board of directors’ role in risk oversight includes receiving reports from members of management regarding material risks faced by us and applicable mitigation strategies and activities, at least on a quarterly basis. The reports cover the critical areas of operations, sales and marketing, technology, and legal and financial affairs. Our board of directors and its committees consider these reports, discuss matters with management and identify and evaluate strategic or operational risks, and determine appropriate initiatives to address those risks.

Director Independence

Under the listing requirements and rules of the NASDAQ Stock Market, independent directors must comprise a majority of a listed company’s board of directors within a specified period of the completion of this offering.

Our board of directors has undertaken a review of the composition of our board of directors and each of its committees and the independence of each director. Based upon information requested from and provided by each director concerning his background, employment and affiliations, including family relationships, our board of directors has determined that Ms. Demski, Drs. Kamdar and Walker and Messrs. Gorbachev and Janney, representing five of our six directors, do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the applicable rules and regulations of the Securities and Exchange Commission and the listing requirements and rules of NASDAQ. In making this determination, our board of directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

Board Committees

Our board of directors has established the following committees: an audit committee, a compensation committee, and a nominating and corporate governance committee. The composition and responsibilities of each committee are described below. Directors serve on these committees until their resignation or until otherwise determined by our board of directors. We will adopt an audit committee, a compensation committee, and a nominating and corporate governance committee charter prior to completion of our initial public offering, copies of which will be available on our website at www.neothetics.com. The reference to our web address does not constitute incorporation by reference of the information contained at or available through this site.

Audit Committee.    Our audit committee oversees our corporate accounting and financial reporting process. The responsibilities of this committee include, among other things:

•	engaging our independent registered public accounting firm to perform audit services and any permissible non-audit services;

•	monitoring the objectivity and independence of our independent registered public accounting firm and the individuals assigned to the engagement team as required by law;

•	reviewing our annual and quarterly financial statements and reports and discussing the financial statements and reports with our independent auditors and management;

•

reviewing with our independent registered public accounting firm and management any significant issues that arise regarding accounting principles and financial statement presentation, and matters concerning the scope, adequacy, and effectiveness of our internal controls and disclosure controls and procedures;

•	establishing procedures for the receipt, retention, and treatment of complaints received by us regarding internal controls, accounting, or auditing matters;

•	establishing procedures for the confidential, anonymous submissions by employees regarding accounting, internal controls, or accounting matters; and

•	reviewing and, if appropriate, approving proposed related party transactions.

Both our independent registered public accounting firm and management periodically meet separately with our audit committee.

The current members of our audit committee are Kim P. Kamdar, Ph.D., Daniel S. Janney and Martha J. Demski. Ms. Demski serves as Chairperson of the committee. Our board of directors has determined that all of the members of our audit committee meet the requirements for financial literacy under the applicable rules and regulations of the Securities and Exchange Commission and NASDAQ. Our board of directors has determined that Martha J. Demski is an audit committee financial expert as defined under the applicable rules of the Securities and Exchange Commission and has the requisite financial sophistication as defined under the applicable rules and regulations of NASDAQ. Our board of directors has determined that all of the members of our audit committee are independent directors as defined under the applicable rules and regulations of the Securities and Exchange Commission and NASDAQ.

Compensation Committee.    Our compensation committee adopts and administers the compensation policies, plans, and benefit programs for our executive officers and all other members of our executive team. The responsibilities of this committee include, among other things:

•

determining the compensation and other terms of employment of our executive officers and senior management, including our Chief Executive Officer, and reviewing and approving corporate performance goals and objectives relevant to such compensation;

•	recommending to our board of directors the type and amount of compensation to be paid or awarded to members of our board of directors;

•

evaluating and recommending to our board of directors the equity incentive plans, compensation plans, and similar programs advisable for us, as well as modification or termination of existing plans and programs;

•	administering the issuance of stock options and other equity incentive arrangements under our equity incentive plans;

•	establishing policies with respect to equity compensation arrangements; and

•

reviewing and approving the terms of employment agreements, severance arrangements, change-in-control protections, and any other compensatory arrangements for our executive officers and senior management.

Our compensation committee reviews and evaluates potential risks related to our compensation policies and practices for employees and has determined that we have no compensation risks that are reasonably likely to have a material adverse effect on our company. We structure our compensation to address company-wide risk. This is accomplished in part by tying compensation to corporate goals and individual performance goals. These goals can be adjusted annually to address risks identified in the annual risk assessment. We also use a mix of different compensation elements to balance short-term awards versus long-term awards to align compensation with our business strategy and stockholders’ interests. We believe the combination of base salary, performance-based cash awards, and share-based incentive awards with multi-year vesting periods is balanced and serves to motivate our employees to accomplish our business plan without creating risks that are reasonably likely to have a material adverse effect on our company.

The current members of our compensation committee are Martha J. Demski, Maxim Gorbachev and Kim P. Kamdar, Ph.D. Dr. Kamdar serves as the Chairman of the committee. Our board of directors has determined that all of the members of our compensation committee are independent directors under the applicable rules and regulations of the Securities and Exchange Commission and NASDAQ.

Nominating and Corporate Governance Committee.    Our nominating and corporate governance committee is responsible for, among other things, making recommendations regarding corporate governance, the composition of our board of directors, identification, evaluation and nomination of director candidates, and the structure and composition of committees of our board of directors.

The responsibilities of this committee include, among other things:

•	developing and maintaining a current list of the functional needs and qualifications of members of our board of directors;

•	evaluating director performance on the board and applicable committees of the board of directors and determining whether continued service on our board of directors is appropriate;

•	interviewing, evaluating, nominating, and recommending individuals for membership on our board of directors;

•	evaluating stockholder nominations of candidates for election to our board of directors;

•	developing, reviewing and amending a set of corporate governance policies and principles, including a code of ethics;

•	considering questions of possible conflicts of interest of directors as such questions arise; and

•

recommending to our board of directors the establishment of such special committees as may be desirable or necessary from time to time in order to address ethical, legal, business, or other matters that may arise.

The current members of our nominating and corporate governance committee are Maxim Gorbachev, Daniel S. Janney and Patricia S. Walker, M.D., Ph.D. Mr. Janney serves as the Chairman of the committee. Our board of directors has determined that all of the members of our nominating and corporate governance committee are independent directors under the applicable rules and regulations of NASDAQ.

Compensation Committee Interlocks and Insider Participation

No member of our compensation committee is or has at any time during the past year been one of our officers or employees. None of our executive officers currently serves or in the past year has served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Code of Ethics

We will adopt a code of ethics that applies to all of our officers, including those officers responsible for financial reporting, directors, and employees prior to the completion of this offering. We will post a copy of our code of ethics, and intend to post amendments to this code, or any waivers of its requirements, on our website at www.neothetics.com, as permitted under Securities and Exchange Commission rules and regulations. The reference to our web address does not constitute incorporation by reference of the information contained at or available through this site.

Director Compensation

Since our founding in 2007, we have not formalized a director compensation program, nor had we compensated members of our board of directors, except as described below.

On April 1, 2011, we entered into a letter agreement with Mr. Wiggans. Pursuant to the letter agreement, we agreed to pay Mr. Wiggans $10,000 per month in connection with his services as a member of our board of directors. Mr. Wiggans resigned as a director effective September 10, 2014.

On September 1, 2011, we entered into a letter agreement with Dr. Dobak. Pursuant to the letter agreement, we agreed to pay Dr. Dobak $5,000 per month in connection with his services as a member of our board of directors. Dr. Dobak resigned as a director effective July 25, 2014. In connection with Mr. Dobak’s resignation from our board of directors, we agreed to continue to pay him the his monthly retainer through January 2015.

On July 3, 2014, we entered into a letter agreement with Ms. Demski. Pursuant to the letter agreement, we agreed to pay Ms. Demski an annual retainer of $25,000 payable in equal quarterly installments in connection with her services as a member of our board of directors effective upon Ms. Demski’s appointment to our board of directors on August 11, 2014.

On August 12, 2014, we entered into a letter agreement with Ms. Walker. Pursuant to the letter agreement, we agreed to pay Ms. Walker an annual retainer of $25,000 payable in equal quarterly installments in connection with her services as a member of our board of directors effective upon Ms. Walker’s appointment to our board of directors on August 12, 2014.

See “— Non-Employee Director Compensation” for compensation paid to Dr. Dobak and Mr. Wiggans in 2013.

Non-Employee Director Compensation

The following table sets forth information regarding compensation earned by our non-employee-directors during the year ended December 31, 2013. Neither Ms. Demski nor Ms. Walker served on our board of directors in 2013 and therefore are not included in the table below.

Name	Fees Earned or Paid in Cash	Option Awards	Total
John Dobak, M.D.(1)	$60,000	—	$60,000
Anton Gopka(2)	—	—	—
Daniel S. Janney	—	—	—
Kim P. Kamdar, Ph.D.	—	—	—
Thomas Wiggans(3)	$120,000	—	$120,000

(1)	Dr. Dobak resigned as a director effective July 25, 2014.

(2)	Mr. Gopka resigned as a director effective July 16, 2014.

(3)

Mr. Wiggans resigned as a director effective September 10, 2014. As of December 31, 2013, Mr. Wiggans held options to purchase 11,232 shares of common stock. None of our other non-employee directors held equity awards as of December 31, 2013.

In September 2014, our board of directors approved a compensation policy for our non-employee directors to be effective in connection with the completion of this offering, or the Post-IPO Director Compensation Program. Pursuant to the Post-IPO Director Compensation Program, our non-employee directors will receive cash compensation as follows:

•	Each non-employee director will receive an annual cash retainer in the amount of $32,500 per year.

•	The Lead Independent Director will receive an additional annual cash retainer in the amount of $17,500 per year.

•

The chairperson of the audit committee will receive additional annual cash compensation in the amount of $15,000 per year for such chairperson’s service on the audit committee. Each non-chairperson member of the audit committee will receive additional annual cash compensation in the amount of $7,500 per year for such member’s service on the audit committee.

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The chairperson of the compensation committee will receive additional annual cash compensation in the amount of $10,000 per year for such chairperson’s service on the compensation committee. Each non-chairperson member of the compensation committee will receive additional annual cash compensation in the amount of $5,000 per year for such member’s service on the compensation committee.

•

The chairperson of the nominating and corporate governance committee will receive additional annual cash compensation in the amount of $7,000 per year for such chairperson’s service on the nominating and corporate governance committee. Each non-chairperson member of the nominating and corporate governance committee will receive additional annual cash compensation in the amount of $3,500 per year for such member’s service on the nominating and corporate governance committee.

Under the Post-IPO Director Compensation Program, each non-employee directors will receive a stock option grant covering 9,400 shares of our common stock upon a director’s initial appointment or election to our board of directors and an annual stock option grant covering 4,700 shares of our common stock on the date of each annual stockholder’s meeting thereafter, beginning in 2015. Each stock option granted under the Post-IPO Director Compensation Program will vest in substantially equal (i) quarterly installments on the last day of each quarter during the first three years after the applicable grant date for the initial appointment or election grants and (ii) the earlier of the following year’s annual stockholder meeting or the twelve month anniversary of the applicable grant date for the annual grants, subject to continued service on our board of directors.

Following the completion of this offering, all of our directors will be eligible to participate in our 2014 Plan. For a more detailed description of these plans, see “Executive Compensation — Employee Benefit and Equity Incentive Plans.”

EXECUTIVE COMPENSATION

Our named executive officers, which consist of our principal executive officer and the next two most highly compensated executive officers during 2013, are:

•	George W. Mahaffey, President and Chief Executive Officer and Director;

•	Kenneth W. Locke, Ph.D., Chief Scientific Officer; and

•	Susan A. Knudson, Chief Financial Officer.

2013 Summary Compensation Table

The following table summarizes information concerning the compensation awarded to, earned by, or paid for services rendered in all capacities by our named executive officers during the years ending December 31, 2012 and 2013. The compensation described in this table does not include medical, group life insurance, or other benefits which are available generally to all of our salaried employees.

Name and Principal Position	Year Ended December 31,	Salary ($)	Bonus ($)	All Other Compensation ($)		Total
George W. Mahaffey	2013	345,908	121,068	40,059	(1)	507,035
President and Chief Executive Officer and Director	2012	335,833	68,250	43,817	(1)	447,900

Kenneth W. Locke, Ph.D.	2013	308,621	61,724	—		370,345
Chief Scientific Officer	2012	299,632	35,956	—		335,588

Susan A. Knudson	2013	244,659	48,932	—		293,591
Chief Financial Officer	2012	237,533	35,630	—		273,163

(1)

All Other Compensation for Mr. Mahaffey in 2012 and 2013 includes (1) payments for a corporate apartment of $25,582 and $23,581, respectively, (2) payments for the lease of a company car of $4,133 and $4,055, respectively, and (3) reimbursement for commuting expenses of $14,102 and $12,423, respectively.

Employment Arrangements

We have entered into agreements with each of the named executive officers in connection with his or her employment with us. With the exception of his own arrangement, each of these employment agreements was negotiated on our behalf by our Chief Executive Officer, with the oversight and approval of our board of directors.

These agreements provided for “at will” employment and set forth the terms and conditions of employment of each named executive officer, including base salary, target annual bonus opportunity, and standard employee benefit plan participation. These employment agreements were each subject to execution of our standard confidential information and invention assignment agreement.

George W. Mahaffey

We entered into an executive employment agreement with Mr. Mahaffey, our President and Chief Executive Officer, dated October 15, 2014. Pursuant to the terms of this agreement, Mr. Mahaffey’s current annual base salary is $356,112 and Mr. Mahaffey is eligible to receive an annual discretionary target bonus of up to 35% of his annual base salary. In the event that Mr. Mahaffey is terminated by us without cause or if he resigns for good reason, he will be entitled to a severance package consisting of (a) a payment equal to 12 months of his then in effect base salary payable in accordance with our regular payroll cycle beginning on the first regular payday occurring 60 days following the termination date, (b) payment by us of the premiums required to continue Mr. Mahaffey’s group health coverage for a period of 12 months following termination, and (c) nine months accelerated vesting of any outstanding equity awards under the 2007 Plan. In the event Mr. Mahaffey is terminated within 12 months following a change in control, he will be entitled to the severance package described in (a) and (b), except that the severance payment shall be increased to eighteen months and payable in a lump sum and continuation of health coverage premiums shall also be increased to 18 months, and he will receive full acceleration of all unvested equity awards under the 2007 Plan and 2014 Plan.

Kenneth W. Locke, Ph.D.

We entered into an executive employment agreement with Dr. Locke, our Chief Scientific Officer, dated October 15, 2014. Pursuant to the terms of this agreement, Dr. Locke’s current annual base salary is $317,725 and Dr. Locke is eligible to receive an annual discretionary target bonus of up to 20% of his annual base salary. In the event that Dr. Locke is terminated by us without cause or if he resigns for good reason, he will be entitled to a severance package consisting of (a) a payment equal to six months of his then in effect base salary payable in accordance with our regular payroll cycle beginning on the first regular payday occurring 60 days following the termination date and (b) payment by us of the premiums required to continue Dr. Locke’s group health coverage for a period of six months following termination. In the event Dr. Locke is terminated within 12 months following a change in control, he will be entitled to the severance package described in (a) and (b), except that the severance payment shall be increased to 12 months and payable in a lump sum and continuation of health coverage premiums shall also be increased to 12 months, and he will receive full acceleration of all unvested equity awards under the 2007 Plan and 2014 Plan.

Susan A. Knudson

We entered into an executive employment agreement with Ms. Knudson, our Chief Financial Officer, dated October 15, 2014. Pursuant to the terms of this agreement, Ms. Knudson’s current annual base salary is $267,000 and Ms. Knudson is eligible to receive an annual discretionary target bonus of up to 20% of her annual base salary. In the event that Ms. Knudson is terminated by us without cause or if she resigns for good reason, she will be entitled to a severance package consisting of (a) a payment equal to six months of her then in effect base salary payable in accordance with our regular payroll cycle beginning on the first regular payday occurring 60 days following the termination date and (b) payment by us of the premiums required to continue Ms. Knudson’s group health coverage for a period of six months following termination. In the event Ms. Knudson is terminated within 12 months following a change in control, she will be entitled to the severance package described in (a) and (b), except that the severance payment shall be increased to 12 months and payable in a lump sum and continuation of health coverage premiums shall also be increased to 12 months, and she will receive full acceleration of all unvested equity awards under the 2007 Plan and 2014 Plan.

Employee Benefit and Equity Incentive Plans

2014 Equity Incentive Plan

On September 15, 2014, our board of directors adopted, and our stockholders approved, the 2014 Plan, which will become effective as of the day immediately preceding the day on which this offering is completed. We intend to use the 2014 Plan following the completion of this offering to provide incentives that will assist us to attract, retain, and motivate employees, including officers, consultants, and directors. We may provide these incentives through the grant of stock options, stock appreciation rights, restricted stock, RSUs, performance shares, and units and other cash-based or share-based awards. In addition, the 2014 Plan contains a mechanism through which we may adopt a deferred compensation arrangement in the future.

A total of 1,000,000 shares of our common stock are initially authorized and reserved for issuance under the 2014 Plan. This reserve will automatically increase on January 1, 2015 and each subsequent anniversary through 2024, by an amount equal to the smaller of:

•	4% of the number of shares of common stock issued and outstanding on the immediately preceding December 31; and

•	an amount determined by our board of directors.

This reserve also will be increased by up to an additional 730 shares, to include (a) any shares remaining available for grant under our 2007 Stock Plan at the time of its termination; and (b) shares that would otherwise be returned to the 2007 Plan, upon the expiration or termination of awards granted under that plan.

Appropriate adjustments will be made in the number of authorized shares and other numerical limits in the 2014 Plan and in outstanding awards to prevent dilution or enlargement of participants’ rights in the event of a stock split or other change in our capital structure. Shares subject to awards which expire or are cancelled or forfeited will again become available for issuance under the 2014 Plan.

The shares available under the 2014 Plan will not be reduced by awards settled in cash, but will be reduced by shares withheld to satisfy tax withholding obligations with respect to stock options and stock appreciation rights (but not other types of awards). The gross number of shares issued upon the exercise of stock appreciation rights or options exercised by means of a net exercise or by tender of previously owned shares will be deducted from the shares available under the 2014 Plan.

The 2014 Plan generally will be administered by the compensation committee of our board of directors. Subject to the provisions of the 2014 Plan, the compensation committee will determine in its discretion the persons to whom and the times at which awards are granted, the sizes of such awards and all of their terms and conditions. The compensation committee will have the authority to construe and interpret the terms of the 2014 Plan and awards granted under it. The 2014 Plan provides, subject to certain limitations, for indemnification by us of any director, officer, or employee against all reasonable expenses, including attorneys’ fees, incurred in connection with any legal action arising from such person’s action or failure to act in administering the 2014 Plan.

The 2014 Plan will authorize the compensation committee, without further stockholder approval, to provide for the cancellation of stock options or stock appreciation rights with exercise prices in excess of the fair market value of the underlying shares of common stock on the date of grant in exchange for new options or other equity awards with exercise prices equal to the fair market value of the underlying common stock on the date of grant or a cash payment.

Awards may be granted under the 2014 Plan to our employees, including officers, directors, or consultants or those of any present or future parent or subsidiary corporation or other affiliated entity. All awards will be evidenced by a written agreement between us and the holder of the award and may include any of the following:

•

Stock options.    We may grant nonstatutory stock options or incentive stock options (as described in Section 422 of the Code), each of which gives its holder the right, during a specified term (not exceeding ten years) and subject to any specified vesting or other conditions, to purchase a number of shares of our common stock at an exercise price per share determined by the administrator, which may not be less than the fair market value of a share of our common stock on the date of grant.

•	Stock appreciation rights. A stock appreciation right, or SAR, gives its holder the right, during a specified term (not exceeding ten years) and subject to any specified vesting or other conditions, to receive the appreciation in the fair market value of our common stock between the date of grant of the award and the date of its exercise. We may pay the appreciation in shares of our common stock or in cash.

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Restricted stock.    The administrator may grant restricted stock awards either as a bonus or as a purchase right at a price determined by the administrator. Shares of restricted stock remain subject to forfeiture until vested, based on such terms and conditions as the administrator specifies. Holders of restricted stock will have the right to vote the shares and to receive any dividends paid, except that the dividends may be subject to the same vesting conditions as the related shares.

•

Restricted stock units.    Restricted stock units, or RSUs, represent rights to receive shares of our common stock (or their value in cash) at a future date without payment of a purchase price, subject to vesting or other conditions specified by the administrator. Holders of RSUs have no voting rights or rights to receive cash dividends unless and until shares of common stock are issued in settlement of such awards. However, the administrator may grant RSUs that entitle their holders to dividend equivalent rights.

•

Performance awards.    Performance awards, consisting of either performance shares or performance units, are awards that will result in a payment to their holder only if specified performance goals are achieved during a specified performance period. The administrator establishes the applicable performance goals based on one or more measures of business performance enumerated in the 2014 Plan, such as revenue, gross margin, net income or total stockholder return. To the extent earned, performance awards may be settled in cash, in shares of our common stock or a combination of both in the discretion of the administrator. Holders of performance shares or performance units have no voting rights or rights to receive cash dividends unless and until shares of common stock are issued in settlement of such awards. However, the administrator may grant performance shares that entitle their holders to dividend equivalent rights.

•

Cash-based awards and other share-based awards.    The administrator may grant cash-based awards that specify a monetary payment or range of payments or other share-based awards that specify a number or range of shares or units that, in either case, are subject to vesting or other conditions specified by the administrator. Settlement of these awards may be in cash or shares of our common stock, as determined by the administrator. Their holders will have no voting rights or right to receive cash dividends unless and until shares of our common stock are issued pursuant to the awards. The administrator may grant dividend equivalent rights with respect to other share-based awards.

In the event of a change in control as described in the 2014 Plan, the acquiring or successor entity may assume or continue all or any awards outstanding under the 2014 Plan or substitute substantially equivalent awards. The compensation committee may provide for the acceleration of vesting of any or all outstanding awards upon such terms and to such extent as it determines, except that the vesting of all awards held by members of the board of directors who are not employees will automatically be accelerated in full. Any awards that are not assumed, continued, or substituted for in connection with a change in control or are not exercised or settled prior to the change in control will terminate effective as of the time of the change in control. Notwithstanding the foregoing, except as otherwise provided in an award agreement governing any award, as determined by the compensation committee, any award that is not assumed, continued, or substituted for in connection with a change in control shall, subject to the provisions of applicable law, become fully vested and exercisable and/or settleable immediately prior to, but conditioned upon, the consummation of the change in control. The 2014 Plan will also authorize the compensation committee, in its discretion and without the consent of any participant, to cancel each or any outstanding award denominated in shares upon a change in control in exchange for a payment to the participant with respect to each share subject to the cancelled award of an amount equal to the excess of the consideration to be paid per share of common stock in the change in control transaction over the exercise price per share, if any, under the award.

The 2014 Plan will continue in effect until it is terminated by our board of directors, provided, however, that all awards will be granted, if at all, within ten years of its effective date. The board of directors may amend, suspend or terminate the 2014 Plan at any time, provided that without stockholder approval, the plan cannot be amended to increase the number of shares authorized, change the class of persons eligible to receive incentive stock options, or effect any other change that would require stockholder approval under any applicable law or listing rule.

2014 Employee Stock Purchase Plan

On November 4, 2014, our board of directors adopted, and our stockholders approved, our 2014 Employee Stock Purchase Plan, which will become effective as of the day immediately preceding the day on which this offering is completed.

A total of 170,000 shares of our common stock are initially authorized and reserved for issuance under the 2014 ESPP. In addition, our 2014 ESPP provides for annual increases in the number of shares available for issuance under the 2014 ESPP on January 1, 2015 and each subsequent anniversary through 2024, equal to the smallest of:

•	1% of the issued and outstanding shares of our common stock on the immediately preceding December 31; or

•	such other amount as may be determined by our board of directors.

Appropriate adjustments will be made in the number of authorized shares and in outstanding purchase rights to prevent dilution or enlargement of participants’ rights in the event of a stock split or other change in our capital structure. Shares subject to purchase rights which expire or are cancelled will again become available for issuance under the 2014 ESPP.

The compensation committee of our board of directors will administer the 2014 ESPP and have full authority to interpret the terms of the 2014 ESPP. The 2014 ESPP provides, subject to certain limitations, for indemnification by us of any director, officer or employee against all judgments, amounts paid in settlement and reasonable expenses, including attorneys’ fees, incurred in connection with any legal action arising from such person’s action or failure to act in administering the 2014 ESPP.

All of our employees, including our named executive officers, and employees of any of our subsidiaries designated by the compensation committee are eligible to participate if they are customarily employed by us or any participating subsidiary for more than 20 hours per week and more than five months in any calendar year, subject to any local law requirements applicable to participants in jurisdictions outside the United States. However, an employee may not be granted rights to purchase stock under our 2014 ESPP if such employee:

•	immediately after the grant would own stock or options to purchase stock possessing 5% or more of the total combined voting power or value of all classes of our capital stock; or

•

holds rights to purchase stock under all of our employee stock purchase plans that would accrue at a rate that exceeds $25,000 worth of our stock for each calendar year in which the right to be granted would be outstanding at any time.

Our 2014 ESPP is intended to qualify under Section 423 of the Code but also permits us to adopt one or more sub-plans that cover any subsidiaries employing our non-U.S. employees. Any such sub-plan may or may not be intended to qualify under Section 423 of the Code. The administrator may, in its discretion, establish the terms of future offering periods, including establishing offering periods of up to twenty-seven months and providing for multiple purchase dates. The administrator may vary certain terms and conditions of separate offerings for employees of our non-U.S. subsidiaries where required by local law or desirable to obtain intended tax or accounting treatment.

In general, our 2014 ESPP permits participants to purchase common stock through payroll deductions of up to 15% of their eligible cash compensation, which includes a participant’s regular base wages or salary and payments of overtime, shift premiums and paid time off before deduction of taxes and certain compensation deferrals. Amounts deducted and accumulated from participant compensation, or otherwise funded through other means in any participating non-U.S. jurisdiction in which payroll deductions are not permitted, are used to purchase shares of our common stock at the end of each offering period.

In addition to the foregoing, the 2014 ESPP permits the administrator to establish an offering period commencing on the effective date of the 2014 ESPP. If implemented, special participation rules would apply to such offering, including, but not limited to, the automatic enrollment of eligible employees in such offering, as well as the potential for all or some of the purchase price for shares acquired through such offering through means other than payroll withholdings.

Unless otherwise provided by the administrator, the purchase price of the shares will be 85% of the lesser of the fair market value of our common stock on the purchase date and the first day of the offering period. In any event, the purchase price in any offering period may not be less than 85% of the fair market value of our common stock on the first day of the offering period or on the purchase date, whichever is less. Participants may end their participation at any time during an offering period and will receive a refund of their account balances not yet used to purchase shares. Participation ends automatically upon termination of employment.

Each participant in an offering will have an option to purchase for each month contained in the offering period a number of shares determined by dividing $2,083.33 by the fair market value of one (1) share of our common stock on the first day of the offering period or 400 shares, if less, and except as limited in order to comply with Section 423 of the Code. Prior to the beginning of any offering period, the administrator may alter the maximum number of shares that may be purchased by any participant during the offering period or specify a maximum aggregate number of shares that may be purchased by all participants in the offering period. If insufficient shares remain available under the plan to permit all participants to purchase the number of shares to which they would otherwise be entitled, the administrator will make a pro rata allocation of the available shares. Any amounts withheld from a participant’s compensation in excess of the amounts used to purchase shares will be refunded, without interest unless otherwise required by a participant’s local law.

A participant may not transfer rights granted under the 2014 ESPP other than by will, the laws of descent and distribution or as otherwise provided under the 2014 ESPP.

In the event of a change in control, an acquiring or successor corporation may assume our rights and obligations under outstanding purchase rights or substitute substantially equivalent purchase rights. If the acquiring or successor corporation does not assume or substitute for outstanding purchase rights, then the purchase date of the offering periods then in progress will be accelerated to a date prior to the change in control.

Our 2014 ESPP will continue in effect until terminated by the administrator. The compensation committee has the authority to amend, suspend, or terminate our 2014 ESPP at any time.

2007 Stock Plan

Our 2007 Plan was initially adopted by our board of directors and approved by our stockholders on March 3, 2007. The 2007 Plan provides for the grant of incentive stock options, nonstatutory stock options and stock purchase rights to our employees, including officers, directors, and consultants or those of any parent or subsidiary corporation. As of September 30, 2014, options to purchase a total of 1,108,913 shares of common stock had been issued under the 2007 Plan, and options to purchase 972,677 shares of common stock were outstanding and 220,836 shares of common stock remained available for future grant under the 2007 Plan. The options outstanding as of September 30, 2014 had a weighted average exercise price of $1.65 per share.

We will not grant any additional awards under our 2007 Plan following the completion of this offering. Instead, we will grant equity awards under our 2014 Plan. However, the 2007 Plan will continue to govern the terms and conditions of all outstanding awards granted under the 2007 Plan.

Our board of directors currently administers the 2007 Plan. Subject to the provisions of the 2007 Plan, the administrator determines the persons to whom and the times at which awards are granted, the sizes of such awards and all of their terms and conditions. The administrator is authorized to interpret the provisions of the 2007 Plan and individual award agreements, and all decisions of the administrator are final and binding on all persons.

The administrator has discretion under the 2007 Plan to establish the vesting terms and conditions for awards granted under the 2007 Plan. With respect to options granted to employees under the 2007 Plan, in general, the options vest 25% on the first anniversary of the option’s vesting commencement date, with the remainder vesting ratably over the next thirty-six months, subject to the optionee’s continued service through each applicable vesting date. No stock purchase rights are outstanding under the 2007 Plan. The standard form of award agreement under our 2007 Plan provides that the participants may exercise all vested and unvested options, provided that the unvested options are subject to a repurchase right in favor of us which lapses based on the vesting schedule of the option award. In addition, our standard option awards provide for a “double trigger” acceleration of vesting upon certain terminations occurring within eighteen months following a termination of service after a change of control or similar transaction.

The standard form of award agreement under our 2007 Plan provides that the participants will not offer, sell, contract to sell, pledge, hypothecate, grant any option to purchase or make any short sale of, or otherwise dispose of any shares of our stock during a lock-up period following this offering.

Our 2007 Plan provides that the administrator shall adjust the number and class of shares that may be delivered under the plan and each outstanding award and the price of shares under the award in order to preserve the plan’s intended benefits upon certain events, including, without limitation, changes in our capitalization through stock splits, recapitalizations, mergers or consolidations. In the event of a change in control or similar corporate transaction, awards which are not assumed by the acquiror, or exercised by the optionee, prior to the consummation of the change in control or similar transaction, will terminate.

Other Elements of Compensation

401(k)

We maintain a tax-qualified salary deferral retirement plan, or the 401(k) Plan, that provides eligible employees with an opportunity to save for retirement on a tax advantaged basis. The 401(k) Plan permits us to make contributions up to the limits allowed by law on behalf of all eligible employees. Eligible employees are able to participate in the 401(k) Plan following the date they meet the plan’s eligibility requirements, which is generally the first day of the first month following the eligible employee’s start date. Eligible employees are able to defer (on a pre-tax basis) a portion of their eligible compensation subject to applicable annual Code and plan limits. Participants are 100% vested in their deferrals. Both employee deferrals and company contributions are allocated to individual participant accounts, and then are invested in investment alternatives selected by each participant. The 401(k) Plan is intended to qualify under Sections 401(a) and 501(a) of the Code. As a tax-qualified retirement plan, all contributions are deductible by us when made, and those contributions and any earnings thereon are not taxable (other than Roth contributions) to the employees until distributed from the 401(k) Plan.

Outstanding Option Awards at December 31, 2013

The following table sets forth information regarding outstanding option awards held by our named executive officers at December 31, 2013.

			Option Awards
			Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Options Exercise Price	Option Expiration Date
Name	Grant Date		Exercisable	Unexercisable
George W. Mahaffey	May 17, 2011	(1)	160,471	—	$2.01	May 17, 2021
Kenneth W. Locke, Ph.D.	April 22, 2008	(2)	27,284	—	$1.22	April 22, 2018
	June 10, 2009	(2)	13,371		$1.22	April 16, 2019
Susan A. Knudson	February 11, 2010	(2)	33,718	—	$1.22	February 11, 2020

(1)

The stock option grant vests as to 25% of the shares subject to the option on the first anniversary of May 17, 2011 and the remaining unvested shares shall vest in 36 monthly installments thereafter. The option is immediately exercisable, although shares issued upon exercise of any unvested options are subject to repurchase in accordance with the terms of the grant unless and until vested.

(2)	The stock option is fully vested and immediately exercisable.

Limitation of Liability and Indemnification

Our amended and restated certificate of incorporation, which will become effective immediately prior to the completion of this offering, limits the liability of directors to the fullest extent permitted by Delaware law. Our directors will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for any of the following acts:

•	Any breach of their duty of loyalty to the corporation or its stockholders;

•	Acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	Unlawful payments of dividends or unlawful stock repurchases or redemptions; or

•	Any transaction from which the director derived an improper personal benefit.

These limitations of liability do not apply to liabilities arising under federal securities laws and do not affect the availability of equitable remedies such as injunctive relief or rescission.

Our amended and restated bylaws, which will become effective immediately prior to the completion of this offering, also provide that we will indemnify our directors, officers, employees, and other agents to the fullest extent permitted by law. Our amended and restated bylaws also permit us to secure insurance on behalf of any officer, director, employee, or other agent for any liability arising out of his or her actions in connection with their services to us, regardless of whether our amended and restated bylaws permit such indemnification. We have obtained an insurance policy that insures our directors and officers against certain liabilities, including liabilities arising under applicable securities laws.

We have entered, and intend to continue to enter, into separate indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our amended and restated bylaws. These agreements, among other things, provide that we will indemnify our directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines, and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of our directors or executive officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request. At present, there is no pending litigation or proceeding involving any of our directors or executive officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. A stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of our common stock as of September 30, 2014, for (a) each of our directors, (b) each of our named executive officers, (c) all of our directors and executive officers as a group, and (d) each person or entity who is known by us to own beneficially more than 5% of our outstanding common stock. The table is based upon information supplied by officers, directors, and principal stockholders. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Each stockholder’s percentage ownership is based on 8,769,631 shares of our common stock outstanding as of September 30, 2014, assuming the automatic conversion of all outstanding shares of our preferred stock into 8,221,131 shares of common stock immediately prior to the completion of this offering. Our calculation of beneficial ownership after the offering gives additional effect to the issuance of 196,586 shares of common stock as a result of the expected net exercise of outstanding warrants in connection with the completion of this offering, assuming an initial public offering price of $14.00 per share (the midpoint of the price range set forth on the cover page of this prospectus), which outstanding warrants will terminate if unexercised prior to the completion of this offering.

Certain of our principal stockholders affiliated with our directors have indicated an interest in purchasing up to $12.0 million of shares of the common stock in this offering on the same terms as those offered to the public. However, indications of interest are not binding agreements or commitments to purchase and any of these entities may determine to purchase more, fewer or no shares in this offering. Any amounts that may be purchased by these investors in this offering have not been included in the following table.

Name and Address of Beneficial Owner(1)	Shares Beneficially Owned Prior to the Offering		Shares Beneficially Owned After Offering
	Number(2)	Percentage	Number(2)	Percentage
5% or Greater Stockholders
Alta Partners VIII, L.P.(3) One Embarcadero Center, 37th Floor San Francisco, CA 94111	2,746,309	30%	2,578,656	19%

Entities affiliated Domain Partners(4) One Palmer Square Princeton, NJ 08542	3,233,602	35%	3,055,235	23%

RMI Investments S.à.r.l.(5) 7, rue Robert Stümper L-2557 Luxembourg	1,515,549	17%	1,515,549	11%

Directors and Named Executive Officers
George W. Mahaffey(6)	378,971	4%	378,971	3%
Martha J. Demski(7)	14,218	*	14,218	*
Maxim Gorbachev(5)	1,515,549	17%	1,515,549	11%
Daniel S. Janney(3)	2,746,309	30%	2,578,656	19%
Kim P. Kamdar, Ph.D.(4)	3,233,602	35%	3,055,235	23%
Patricia S. Walker, M.D., Ph.D.(8)	14,218	*	14,218	*
Kenneth W. Locke, Ph.D.(9)	108,006	1%	108,006	*
Susan A. Knudson(10)	91,947	1%	91,947	*
All directors and executive officers as a group (10 persons)(11)	8,349,151	82%	8,003,131	57%

*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.

(1)	Unless otherwise indicated, the address of each beneficial owner is c/o Neothetics, Inc., 9191 Towne Centre Drive, Suite 400, San Diego, CA 92122.

(2)

Beneficial ownership of shares and percentage ownership are determined in accordance with the rules of the Securities and Exchange Commission. In calculating the number of shares beneficially owned by an individual or entity and the percentage ownership of that individual or entity, shares underlying options or warrants held by that individual or entity that are either currently exercisable or exercisable within 60 days from September 30, 2014 are deemed outstanding. Our standard form of award agreement under our 2007 Plan provides that the participants may exercise all vested and unvested options. Therefore, we have included the entire amount of shares underlying each of the options held by our directors and named executive officers in the table. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other individual or entity. Unless otherwise indicated and subject to community property laws where applicable, the individuals and entities named in the table above have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.

(3)

Consists of (1) 2,501,581 shares of common stock and (2) 244,729 shares of common stock issuable upon exercise of warrants. In addition, beneficial ownership after the offering gives additional effect to the issuance of 77,076 shares of common stock as a result of the expected net exercise of the warrants in connection with the completion of this offering, based on the initial public offering price of $14.00 per share. These shares are held of record by Alta Partners VIII, L.P. Alta Partners Management VIII, LLC is the general partner of Alta Partners VIII, L.P. Guy Nohra, Daniel Janney and Farah Champsi are managing directors of Alta Partners Management VIII, LLC and share voting and investment powers with respect to the shares held by Alta Partners VIII, L.P. Each of the reporting persons disclaims beneficial ownership of such shares, except to the extent of their proportionate pecuniary interest therein, if any. Mr. Janney is a member of our board of directors.

(4)

Consists of (1) 2,921,065 shares of common stock owned by Domain Partners VII, L.P., (2) 257,896 shares of common stock issuable upon exercise of warrants held by Domain Partners VII, L.P., (3) 46,311 shares of common stock owned by DP VII Associates, L.P., (4) 4,398 shares of common stock issuable upon exercise of warrants held by DP VII Associates, L.P. and (5) 3,934 shares of common stock owned by Domain Associates, LLC. In addition, beneficial ownership after the offering gives additional effect to the issuance of (i) 82,519 shares of common stock held by Domain Partners VII, L.P. and (ii) 1,406 shares of common stock held by DP VII Associates, L.P., each as a result of the expected net exercise of the warrants in connection with the completion of this offering, based on the initial public offering price of $14.00 per share. One Palmer Square Associates VII, LLC, or One Palmer Square, is the general partner of Domain Partners VII and DP VII Associates. The managing members of One Palmer Square are James Blair, Kathleen Schoemaker, Jesse Treu, Brian Dovey and Nicole Vitullo. Each of James Blair, Kathleen Schoemaker, Jesse Treu, Brian Dovey and Nicole Vitullo share voting and investment power with respect to the securities held by Domain Partners VII and DP VII Associates. The managing members of Domain Associates are James Blair, Kathleen Schoemaker, Jesse Treu, Brian Dovey, Nicole Vitullo, Brian Halak and Kim P. Kamdar. Each of James Blair, Kathleen Schoemaker, Jesse Treu, Brian Dovey, Nicole Vitullo, Brian Halak and Kim P. Kamdar share voting and investment power with respect to the securities held by Domain Associates. Each of James Blair, Kathleen Schoemaker, Jesse Treu, Brian Dovey and Nicole Vitullo disclaims beneficial ownership of the securities held by Domain Partners VI and DP VI Associates except to the extent of his or her pecuniary interest therein, if any. Each of James Blair, Kathleen Schoemaker, Jesse Treu, Brian Dovey, Nicole Vitullo, Brian Halak, Kim P. Kamdar and Dennis Podlesak disclaims beneficial ownership of the securities held by Domain Associates except to the extent of his or her pecuniary interest therein, if any. Dr. Kamdar is a member of our board of directors.

(5)

Consists of 1,515,549 shares held by RMI Investments S.à.r.l., or RMI Investments. RMI LLC, the parent company of RM Investments, and RMI Partners, the management company of RMI LLC, may be deemed to beneficially own such shares. Mr. Gorbachev is a managing director at RMI Partners and may be deemed to beneficially own such shares. Vladimir Gurdus is director of RMI Partners and may be deemed to beneficially own such shares. Each of Messrs. Gorbachev and Gurdus share voting and investment power with respect to the securities held by RM Investments. Each of RMI LLC, RMI Partners, Mr. Gorbachev and Mr. Gurdus disclaims beneficial ownership of these securities, except to the extent of their respective pecuniary interest therein, if any. Mr. Gorbachev is a member of our board of directors.

(6)	Represents options to purchase 378,971 shares currently exercisable or exercisable within 60 days of September 30, 2014.

(7)	Represents options to purchase 14,218 shares currently exercisable or exercisable within 60 days of September 30, 2014.

(8)	Represents options to purchase 14,218 shares currently exercisable or exercisable within 60 days of September 30, 2014.

(9)	Represents options to purchase 108,006 shares currently exercisable or exercisable within 60 days of September 30, 2014.

(10)	Represents options to purchase 91,947 shares currently exercisable or exercisable within 60 days of September 30, 2014.

(11)	Represents options and warrants to purchase 1,360,712 shares currently exercisable or exercisable within 60 days of September 30, 2014.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a summary of transactions since January 1, 2011 and each currently proposed transaction in which (a) we have been a participant, (b) the amount involved exceeded or will exceed $120,000, and (c) any of our directors, executive officers or holders of more than 5% of our capital stock, or any member of their immediate family or person sharing their household, had or will have a direct or indirect material interest, other than compensation arrangements for our directors and executive officers for services rendered in such capacities.

Sales and Purchases of Securities

Sale of Convertible Notes and Warrants.    In March 2011, we entered into a Subordinated Secured Convertible Note and Warrant Purchase Agreement, or the First Note Purchase Agreement, pursuant to which we issued convertible notes with an aggregate principal amount of $4.0 million and related warrants to purchase shares of our Series B-2 convertible preferred stock. Subsequently, in September 2011, we entered into a Convertible Promissory Note Conversion Agreement, or the Conversion Agreement, pursuant to which all of the outstanding principal amount of, and all accrued and unpaid interest under the notes issued pursuant to the First Note Purchase Agreement converted into Series B-2 convertible preferred stock. In connection with the Conversion Agreement, all of the warrants issued under the First Note Purchase Agreement were amended and restated.

In September 2011, we entered into another Subordinated Secured Convertible Note and Warrant Purchase Agreement, or the Second Note Purchase Agreement, pursuant to which we issued convertible notes with an aggregate principal amount of $4.0 million and related warrants to purchase shares of our Series C convertible preferred stock.

In December 2011, we entered into another Subordinated Secured Convertible Note and Warrant Purchase Agreement, or the Third Note Purchase Agreement, pursuant to which we issued convertible notes with an aggregate principal amount of $6.6 million and related warrants to purchase shares of our Series C convertible preferred stock.

In July 2012, we entered into an additional Subordinated Secured Convertible Note and Warrant Purchase Agreement, or the Fourth Note Purchase Agreement, pursuant to which we issued convertible notes with an aggregate principal amount of $2.5 million and related warrants to purchase shares of our Series C convertible preferred stock. The outstanding principal amount of, and all accrued and unpaid interest under the notes issued pursuant to the Second Note Purchase Agreement, Third Note Purchase Agreement and Fourth Note Purchase Agreement converted into Series C convertible preferred stock in connection with the Series C convertible preferred stock financing discussed below.

The table below summarizes purchases of convertible notes and warrants by our directors, executive officers or holders of more than 5% of our capital stock, or an affiliate or immediate family member thereof:

Name	Convertible Notes (Principal Amount)	Shares of Series B-2 Convertible Preferred Stock (issued on conversion)	Shares of Series C Convertible Preferred Stock (issued on conversion)	Shares of Series B-2 Convertible Preferred Stock Issuable Upon Exercise of Warrants	Shares of Series C Convertible Preferred Stock Issuable Upon Exercise of Warrants
Domain Partners VII, L.P.	$8,652,424	2,164,305	3,538,714	425,180	1,011,322
DP VII Associates, L.P.	$147,576	36,913	60,356	7,250	17,248
Alta Partners VIII, L.P.	$8,300,000	2,201,220	3,233,709	432,432	921,427

Series C Convertible Preferred Stock Financing.    Between December 2012 and January 2014, we issued an aggregate of 25,322,483 shares of our Series C convertible preferred stock at a price per share of $1.40 for aggregate gross consideration of $35.5 million. The table below sets forth the number of shares of Series C convertible preferred stock sold to our directors, executive officers or holders of more than 5% of our capital stock, or an affiliate or immediate family member thereof:

Name	Number of Shares of Series C Convertible Preferred Stock	Aggregate Purchase Price($)
Domain Partners VII, L.P.	7,252,144	$10,153,003
DP VII Associates, L.P.	102,282	$143,196
Alta Partners VIII, L.P.	4,489,065	$6,284,692
RMI Investments S.á.r.l.	9,244,852	$12,942,793

Stockholder Agreements

In September 2014, in connection with our Series D convertible preferred stock financing, we entered into a Fourth Amended and Restated Investors’ Rights Agreement, or the Rights Agreement, a Fourth Amended and Restated Right of First Refusal and Co-Sale Agreement, or the ROFR Agreement, a Fourth Amended and Restated Voting Agreement, or the Voting Agreement, and a Fourth Amended and Restated Stockholders’ Agreement, or the Stockholders Agreement, with the purchasers of our outstanding preferred stock and certain holders of common stock and warrants to purchase our common stock and preferred stock, including entities with which certain of our directors are affiliated.

The ROFR Agreement, the Voting Agreement, the Stockholders Agreement and portions of the Rights Agreement will terminate prior to or upon the completion of this offering, as applicable. However, the registration rights provided for in the Rights Agreement, which are held by certain of our directors, executive officers and beneficial owners of more than 5% of our capital stock, will continue following the completion of this offering.

As of September 30, 2014, the holders of approximately 8,439,481 million shares of our common stock, including the shares of common stock issuable upon the conversion of our preferred stock and shares of common stock issuable upon exercise of warrants, are entitled to rights with respect to the registration of their shares under the Securities Act. For a more detailed description of these registration rights, see “Description of Capital Stock — Registration Rights.”

NovaMedica Agreements

Technology Transfer Agreement.    In connection with our Series C convertible preferred stock financing, in December 2012, we entered into a Technology Transfer Agreement with DRI, an affiliate of Domain Partners VII, L.P. and DP VII, L.P., a significant stockholder of ours. Concurrently with the signing of the Tech Transfer Agreement we, together with DRI and NovaMedica, executed an Assignment and Assumption Agreement, pursuant to which all of DRI’s rights and obligations under the Technology Transfer Agreement were transferred to NovaMedica. NovaMedica is jointly owned by RMI LLC and DRI. RMI Investments, a significant stockholder of ours, is a wholly owned subsidiary of RMI LLC. The following description of the Technology Transfer Agreement gives effect to the transfer of DRI’s rights and obligations under the Technology Transfer Agreement to NovaMedica. The Technology Transfer Agreement obligated us to assign and license certain of our intellectual property to NovaMedica and to enter into the Clinical Development and Collaboration Agreement, Clinical Supply Agreement and the Commercial Supply Agreement with NovaMedica as further described below.

Pursuant to the Technology Transfer Agreement, in exchange for a nominal payment, we assigned to NovaMedica certain patents and patents applications in Armenia, Azerbaijan, Belarus, Georgia, Kazakhstan, Kyrgyzstan, Moldova, Russia, Tajikistan, Turkmenistan, Ukraine and Uzbekistan, or the Covered Territory, owned by us and necessary or useful for the development and commercialization of LIPO-102, LIPO-202 and/or certain future products we may develop, or the LIPO Products. We also granted to NovaMedica an exclusive, fully paid-up, royalty-free and irrevocable license under certain of our patented and non-patented intellectual property to develop and commercialize LIPO Products, solely in the Covered Territory. The license is not sublicensable or assignable, other than to an affiliate of NovaMedica or a successor to substantially all of the business of NovaMedica to which the Technology Transfer Agreement relates. We further agreed not to directly or indirectly develop, manufacture, sell or commercialize any product that (A) contains salmeterol xinafoate (alone or in combination) or (B) is designed or intended for use in any and all applications directed to localized reduction of fat in the human body, including without limitation body contouring, and is approved in the Covered Territory for the same indication for which a LIPO Product is approved during the term of the Technology Transfer Agreement.

To assist in NovaMedica’s development, commercialization, and manufacturing of LIPO Products, we agreed to transfer our know-how which is necessary or useful for development or commercialization of LIPO Products in the Covered Territory. Further, we agreed to provide certain development and manufacturing support to NovaMedica, including making our manufacturing personnel and other personnel knowledgeable of LIPO Products available to provide scientific and technical explanations, advice and on-site support that may be reasonably requested by NovaMedica and, upon request, to use commercially reasonable efforts to assist NovaMedica to establish a manufacturing relationship with our clinical manufacturing organizations. In addition, prior to the first commercial sale of a LIPO Product in the Covered Territory, we have agreed to sell to NovaMedica supplies of the applicable LIPO Product and related compounds solely for the purpose of conducting clinical trials of such LIPO Product and related compounds in the Covered Territory at our cost plus a mark-up in the low double digits, so long as any sale does not reasonably interfere with our own development and commercialization activities. Furthermore, within 120 days of NovaMedica’s request, we are obligated to negotiate in good faith and enter into a Commercial Supply Agreement with NovaMedica for the supply of the LIPO Product required for commercialization of an approved LIPO Product in the Covered Territory, on commercially fair and reasonable terms at our cost plus a mark-up in the low double digits.

Under the Technology Transfer Agreement, NovaMedica will be responsible for filing and maintaining regulatory approvals for the LIPO Products in the Covered Territory and has the right to use the data from our regulatory filings to support its regulatory filings for LIPO Products. NovaMedica also has the sole right to import LIPO Products into the Covered Territory for purposes of development and commercialization of LIPO Products and the right to import and export LIPO Products outside the Covered Territory in connection with noncommercial research, clinical trials, or obtaining a supply of LIPO Product to exercise its other rights under the Technology Transfer Agreement.

We may terminate the Technology Transfer Agreement in the event NovaMedica (1) knowingly exports out of the Covered Territory for commercial purposes a material and substantial quantity of salmeterol xinafoate or a LIPO Product or (2) challenges or contests the validity or enforceability of any of our patents assigned or licensed to NovaMedica, and fails to cure such breach during the applicable cure period. NovaMedica has the right to terminate the Technology Transfer Agreement at any time at its convenience upon 90 days prior written notice. Upon termination by NovaMedica, the licenses granted to NovaMedica would also terminate, but the assigned patents and patent applications would not return to our control.

In connection with the signing of the Technology Transfer Agreement, we also concurrently entered into a letter agreement with NovaMedica pursuant to which we are obligated to pay NovaMedica a make-whole payment up to a maximum amount of $1.2 million upon the occurrence any of the following events:

•	any granted patent within the assigned patents is held to be invalid or unenforceable by a court or other governmental body in the Covered Territory;

•

it is determined that we do not (or did not at the time of assignment) hold exclusive title and ownership to any assigned patent or patent application or licensed intellectual property (free and clear of all liens or encumbrances); or

•

the licenses or other rights granted by us to NovaMedica pursuant to the Technology Transfer Agreement terminate prior to the expiration date of the Technology Transfer Agreement (other than as contemplated by the Technology Transfer Agreement), and as a result, NovaMedica is required under Russian law to make a compensatory contribution to NovaMedica.

Clinical Development and Collaboration Agreement.    As required by the Technology Transfer Agreement, we entered into a Clinical Development and Collaboration Agreement, or Collaboration Agreement, with NovaMedica in July 2013 to further specify the terms on which NovaMedica develops LIPO Products. Under the terms of the Collaboration Agreement, a joint committee consisting of equal numbers of our representatives and NovaMedica representatives will prepare an initial development plan to obtain regulatory approval for LIPO Products. Pursuant to the Technology Transfer Agreement, we have also agreed to enter into a pharmacovigilance agreement within 180 days of the first regulatory approval of a LIPO Product in the Covered Territory. NovaMedica may sell LIPO Products approved for sale in the Covered Territory under either NovaMedica’s trademarks or our trademarks, in its sole discretion.

The Collaboration Agreement expires on the earlier of (1) the termination of the Technology Transfer Agreement or (2) ten years following the first commercial sale of a LIPO Product in the Covered Territory, provided that if the first commercial sale of a LIPO Product in the Covered Territory has not occurred within three years of the approval of the first LIPO Product by the FDA, then the Collaboration Agreement will terminate on the thirteenth anniversary of such FDA approval. NovaMedica may terminate the Technology Transfer Agreement for convenience upon 90 days prior written notice.

Clinical Supply Agreement.    As required by the Technology Transfer Agreement, we entered into a Clinical Supply Agreement with NovaMedica in July 2013 to further specify the terms on which we supply LIPO-202 to NovaMedica. In addition to the supply terms set forth above, under the Clinical Supply Agreement, we are not required to supply any LIPO-202 until we have retained a clinical manufacturing organization to manufacture such product. We are only required to supply LIPO-202 up to a specified maximum amount of 1,000 doses. The Clinical Supply Agreement has an initial term of four years, which can be extended by mutual agreement between us and NovaMedica. NovaMedica may terminate the agreement for convenience upon 90 days’ notice.

Indemnification Agreements and Directors’ and Officers’ Liability Insurance

We have entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify each director and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or executive officer.

Stock Option Grants to Executive Officers and Directors

We have granted stock options to certain of our executive officers and certain of our directors. For further information, see “Management — Non-Employee Director Compensation” and “Executive Compensation — Outstanding Option Awards at December 31, 2013.” In addition, (1) in February 2014, we granted options to purchase shares of our common stock to our named executive officers in the following amounts: (a) 218,499 to George W. Mahaffey, (b) 67,351 to Kenneth W. Locke, and (c) 33,265 to Susan A. Knudson; (2) in August 2014, we granted an option to purchase 24,964 shares of our common stock to Susan A. Knudson; and (3) in October 2014, we granted 196,721 shares of restricted common stock to George W. Mahaffey and an option to purchase 22,753 shares of our common stock to Kenneth W. Locke.

Potential Insider Participation

Certain of our principal stockholders affiliated with our directors have indicated an interest in purchasing up to $12.0 million of shares (or 857,142 shares assuming a price of $14.00 per share, which is the midpoint of the price range set forth on the cover of this prospectus) of our common stock in this offering at the initial public offering price.

Policy for Approval of Related Party Transactions

Our audit committee is responsible for reviewing and approving all transactions in which we are a participant and in which any parties related to us, including our executive officers, directors, beneficial owners of more than 5% of our securities, immediate family members of the foregoing persons, and any other persons whom our board of directors determines may be considered related parties, has or will have a direct or indirect material interest. If advanced approval is not feasible, the audit committee has the authority to ratify a related party transaction at the next audit committee meeting. For purposes of our audit committee charter, a material interest is deemed to be any consideration received by such a party in excess of $120,000 per year.

In reviewing and approving such transactions, the audit committee shall obtain, or shall direct our management to obtain on its behalf, all information that our committee believes to be relevant and important to a review of the transaction prior to its approval. Following receipt of the necessary information, a discussion shall be held of the relevant factors if deemed to be necessary by our committee prior to approval. If a discussion is not deemed to be necessary, approval may be given by written consent of our committee. This approval authority may also be delegated to the Chairperson of the audit committee in respect of any transaction in which the expected amount is less than $500,000.

The audit committee or its Chairperson, as the case may be, shall approve only those related party transactions that are determined to be in, or not inconsistent with, the best interests of us and our stockholders, taking into account all available facts and circumstances as our committee or the Chairperson determines in good faith to be necessary. These facts and circumstances will typically include, but not be limited to, the material terms of the transaction, the nature of the related party’s interest in the transaction, the significance of the transaction to the related party and the nature of our relationship with the related party, the significance of the transaction to us, and whether the transaction would be likely to impair (or create an appearance of impairing) the judgment of a director or executive officer to act in our best interest. No member of the audit committee may participate in any review, consideration, or approval of any related party transaction with respect to which the member or any of his or her immediate family members is the related party, except that such member of the audit committee will be required to provide all material information concerning the related party transaction to the audit committee.

DESCRIPTION OF CAPITAL STOCK

The description below of our capital stock and provisions of our amended and restated certificate of incorporation and amended and restated bylaws are summaries and are qualified by reference to the amended and restated certificate of incorporation and the amended and restated bylaws, which have been filed as exhibits to the registration statement of which this prospectus is part and which will become effective immediately prior to the completion of this offering, and by the applicable provisions of Delaware law.

General

Upon the completion of this offering, our amended and restated certificate of incorporation will authorize us to issue up to 300,000,000 shares of common stock, $0.0001 par value per share, and 5,000,000 shares of preferred stock, $0.0001 par value per share. The following information reflects the filing and effectiveness of our amended and restated certificate of incorporation and the conversion of all outstanding shares of our convertible preferred stock, including shares issued upon net exercise of certain warrants to purchase convertible preferred stock, and conversion of certain warrants to purchase convertible preferred stock into warrants to purchase common stock, into shares of common stock immediately prior to the completion of this offering, assuming an initial public offering price of $14.00 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus.

As of September 30, 2014, there were:

•	8,966,217 shares of common stock outstanding held by 37 stockholders;

•	zero shares of our preferred stock outstanding;

•	972,677 shares of common stock issuable upon exercise of outstanding options; and

•	warrants outstanding for the purchase of an aggregate of 43,154 shares of common stock.

Common Stock

Voting.    Each holder of common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Our amended and restated certificate of incorporation and amended and restated bylaws which will become effective immediately prior to the completion of this offering do not provide for cumulative voting rights. Because of this absence of cumulative voting, the holders of a majority of the shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they should so choose.

Dividends.    Subject to preferences that may be applicable to any then outstanding preferred stock, holders of common stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by our board of directors out of legally available funds.

Liquidation.    In the event of our liquidation, dissolution, or winding up, holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preferences that may be granted to the holders of any then outstanding shares of preferred stock.

Rights and Preferences.    Holders of common stock have no preemptive, conversion, or subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences, and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock, which we may designate and issue in the future.

Preferred Stock

Upon the completion of this offering, our board of directors will have the authority, without further action by the stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series and:

•	to establish from time to time the number of shares to be included in each such series;

•	to fix the rights, preferences, and privileges of the shares of each wholly unissued series and any qualifications, limitations, or restrictions thereon; and

•	to increase or decrease the number of authorized shares of any such series (but not below the number of shares of such series then outstanding).

Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, delay, defer, or prevent our change of control and may adversely affect the market price of the common stock and the voting and other rights of the holders of common stock. We have no current plans to issue any shares of preferred stock.

Stock Options

Our 2014 Plan will serve as the successor equity incentive program to our 2007 Plan and upon completion of this offering, no further option grants will be made under the 2007 Plan. As of September 30, 2014, we had outstanding options to purchase an aggregate of 972,677 shares of our common pursuant to our 2007 Plan, at a weighted average exercise price of $1.65 per share, of which 609,226 shares remain subject to vesting requirements.

Warrants

As of September 30, 2014, we had the following warrants outstanding:

•

A warrant covering the issuance of an aggregate of 12,124 shares of common stock issuable upon exercise of a warrant to purchase an aggregate of 64,865 shares of Series B convertible preferred stock at an exercise price of $1.85 per share, with an expiration date of February 23, 2020. This warrant has a net exercise provision and contain provisions for the adjustment of the exercise price and the number of shares issuable upon the exercise of the warrant in the event of certain stock dividends, stock splits, recapitalizations, reclassifications, consolidations and other fundamental transactions. We expect this warrant will remain outstanding after the completion of this offering.

•

Warrants covering the issuance of an aggregate of 187,351 shares of common stock issuable upon exercise of warrants to purchase an aggregate of 864,862 shares of Series B-2 convertible preferred stock at an exercise price of $1.85 per share. These warrants terminate if they are not exercised prior to the completion of this offering. These warrants have a net exercise provision and contain provisions for the adjustment of the exercise price and the number of shares issuable upon the exercise of the warrant in the event of certain stock dividends, stock splits, recapitalizations, reclassifications, consolidations and other fundamental transactions. We expect all of the holders of these warrants to exercise such warrants on a net exercise basis contingent upon and effective immediately prior to the completion of this offering.

•

Warrants covering the issuance of an aggregate of 392,781 shares of common stock issuable upon exercise of warrants to purchase an aggregate of 2,395,977 shares of Series C convertible preferred stock at an exercise price of $1.40 per share. These warrants terminate if they are not exercised prior to the completion of this offering. These warrants have a net exercise provision and contain provisions for the adjustment of the exercise price and the number of shares issuable upon the exercise of the warrant in the event of certain stock dividends, stock splits, recapitalizations, reclassifications, consolidations and other fundamental transactions. We expect all of the holders of these warrants to exercise such warrants on a net exercise basis contingent upon and effective immediately prior to the completion of this offering.

•

A warrant covering the issuance of an aggregate of 5,269 shares of common stock issuable upon exercise of a warrant to purchase an aggregate of 32,143 shares of Series C convertible preferred stock at an exercise price of $1.40 per share, with an expiration date of March 30, 2022. This warrant has a net exercise provision and contain provisions for the adjustment of the exercise price and the number of shares issuable upon the exercise of the warrant in the event of certain stock dividends, stock splits, recapitalizations, reclassifications, consolidations and other fundamental transactions. We expect this warrant will remain outstanding after the completion of this offering.

•

A warrant covering the issuance of an aggregate of 7,026 shares of common stock issuable upon exercise of a warrant to purchase an aggregate of 42,857 shares of Series C convertible preferred stock at an exercise price of $1.40 per share, with an expiration date of August 17, 2022. This warrant has a net exercise provision and contain provisions for the adjustment of the exercise price and the number of shares issuable upon the exercise of the warrant in the event of certain stock dividends, stock splits, recapitalizations, reclassifications, consolidations and other fundamental transactions. We expect this warrant will remain outstanding after the completion of this offering.

•

A warrant covering the issuance of an aggregate of 18,735 shares of common stock issuable upon exercise of a warrant to purchase an aggregate of 114,285 shares of Series C convertible preferred stock at an exercise price of $1.40 per share, with an expiration date of June 13, 2024. This warrant has a net exercise provision and contain provisions for the adjustment of the exercise price and the number of shares issuable upon the exercise of the warrant in the event of certain stock dividends, stock splits, recapitalizations, reclassifications, consolidations and other fundamental transactions. We expect this warrant will remain outstanding after the completion of this offering.

•

A warrant covering the issuance of an aggregate of 32,786 shares of common stock issuable upon exercise of a warrant to purchase an aggregate of 200,000 shares of Series D convertible preferred stock at an exercise price of $1.80 per share, with an expiration date of September 22, 2022. This warrant has a net exercise provision and contains provisions for the adjustment of the exercise price and the number of shares issuable upon the exercise of the warrant in the event of certain stock dividends, stock splits, recapitalizations, reclassifications, consolidations and other fundamental transactions. We expect the holder of this warrant to exercise this warrant on a net exercise basis contingent upon and effective immediately prior to the completion of this offering.

Registration Rights

Pursuant to our Rights Agreement, following the completion of this offering, the holders of an aggregate of 8,439,481 shares of common stock, including shares of common stock issuable upon the automatic conversion of all outstanding shares of our preferred stock and exercise of all outstanding warrants, or their transferees, will have the right to require us to register their shares under the Securities Act so that those shares may be publicly resold, or to include their shares in certain registration statements we file, in each case as described below.

Demand Registration Rights.    Based on the number of shares outstanding as of September 30, 2014, the holders of 8,396,327 shares of common stock, including shares of common stock issuable upon the automatic conversion of all outstanding shares of our preferred stock and exercise of all outstanding warrants, or their transferees, are entitled to certain demand registration rights. Beginning six months following the consummation of our initial public offering, the holders of at least 35% of these shares can, on not more than two occasions, request that we register all or a portion of their shares. Such request for registration must cover a number of shares with an anticipated aggregate offering price of at least $10.0 million.

Form S-3 Registration Rights.    Based on the number of shares outstanding as of September 30, 2014, the holders of 8,415,062 shares of common stock, including shares of common stock issuable upon the automatic conversion of all outstanding shares of our preferred stock and exercise of all outstanding warrants, or their transferees, are entitled to certain Form S-3 registration rights. The holders of at least 20% of these shares can make a written request that we register their shares on Form S-3 if we are eligible to file a registration statement on Form S-3 at such time and if the aggregate price to the public of the shares offered is at least $1.0 million. These stockholders may make an unlimited number of requests for registration on Form S-3. However, we will not be required to effect a registration on Form S-3 if we have previously effected any registration in the 12-month period preceding the request for registration. Additionally, we will not be required to affect a registration on Form S-3 prior to 180 days after the effective date of registration statement or which this prospectus forms a part.

Piggyback Registration Rights.    Based on the number of shares outstanding as of September 30, 2014, in the event that we determine to register any of our securities under the Securities Act, either for our own account or for the account of other security holders, the holders of 8,439,481 million shares of our common stock, including shares of common stock issuable upon the automatic conversion of all outstanding shares of our preferred stock and exercise of all outstanding warrants, or their transferees, will be entitled to certain “piggyback” registration rights allowing the holders to include their shares in such registration, subject to certain marketing and other limitations. As a result, whenever we propose to file a registration statement under the Securities Act, other than with respect to a registration related to employee benefit plans or corporate reorganizations, the holders of these shares are entitled to notice of the registration and have the right, subject to limitations that any underwriters involved in such offering may impose on the number of shares included in the registration, to include their shares in the registration. The managing underwriter of any underwritten offering will have the right to limit, due to marketing reasons, the number of shares registered by these holders, but not below 30% of the total number of shares included in the registration statement, unless the offering is our initial public offering, in which case the holders may be excluded if the managing underwriter makes the determination described above.

Expenses of Registration.    We will pay the registration expenses of the holders of the shares registered, other than underwriting discounts and commissions, pursuant to the demand, Form S-3, and piggyback registration rights described above, including all registration filing and qualification fees, printers’ and accounting fees, fees and disbursements of our counsel, and the reasonable fees and disbursements of one counsel for the holders of the shares registered.

Expiration of Registration Rights.    The demand, Form S-3, and piggyback registration rights described above will expire, with respect to any particular stockholder, upon the earlier of (a) when that stockholder can sell all of its shares under Rule 144 of the Securities Act during a three-month period without registration or (b) upon the consummation of certain events, including the sale of all of our assets or a change of control of our company in which our stockholders receive cash or marketable securities.

Anti-Takeover Provisions of Delaware Law, Our Amended and Restated Certificate of Incorporation, and Our Amended and Restated Bylaws

Provisions of the Delaware General Corporation Law, or DGCL, and our amended and restated certificate of incorporation and amended and restated bylaws which will become effective immediately prior to the completion of this offering could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and takeover bids that our board of directors may consider inadequate and to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

Delaware Anti-Takeover Statute.    We are subject to Section 203 of the DGCL, an anti-takeover statute. In general, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time the person became an interested stockholder, unless the business combination or the acquisition of shares that resulted in a stockholder becoming an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status did own) 15% or more of a corporation’s voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by our stockholders.

Classified Board.    Our amended and restated certificate of incorporation and our amended and restated bylaws provide that our board of directors will be divided into three classes. The directors designated as Class I directors will have terms expiring at the first annual meeting of stockholders following this offering, which we expect to hold in 2015. The directors designated as Class II directors will have terms expiring at the following year’s annual meeting of stockholders, which we expect to hold in 2016, and the directors designated as Class III directors will have terms expiring at the following year’s annual meeting of stockholders, which we expect to hold in 2017. Directors for each class will be elected at the annual meeting of stockholders held in the year in which the term for that class expires and thereafter will serve for a term of three years. At any meeting of stockholders for the election of directors at which a quorum is present, the election will be determined by a plurality of the votes cast by the stockholders entitled to vote at the election. Under the classified board provisions, it would take at least two elections of directors for any individual or group to gain control of our board. Accordingly, these provisions could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of us.

Removal of Directors.    Our amended and restated bylaws provide that our stockholders may only remove our directors with cause.

Amendment.    Our amended and restated certificate of incorporation and our amended and restated bylaws will provide that the affirmative vote of the holders of at least 80% of our voting stock then outstanding is required to amend certain provisions relating to the number, term, election and removal of our directors, the filling of our board vacancies, stockholder notice procedures, the calling of special meetings of stockholders, and the indemnification of directors.

Size of Board and Vacancies.    Our amended and restated bylaws will provide that the number of directors on our board of directors is fixed exclusively by our board of directors. Newly created directorships resulting from any increase in our authorized number of directors will be filled by a majority of our board of directors then in office, provided that a majority of the entire board of directors, or a quorum, is present and any vacancies in our board of directors resulting from death, resignation, retirement, disqualification, removal from office, or other cause will be filled generally by the majority vote of our remaining directors in office, even if less than a quorum is present.

Special Stockholder Meetings.    Our amended and restated certificate of incorporation will provide that only the Chairman of our board of directors, our Chief Executive Officer, or our board of directors pursuant to a resolution adopted by a majority of the total number of directors we would have if there were no vacancies may call special meetings of our stockholders.

Stockholder Action by Unanimous Written Consent.    Our amended and restated certificate of incorporation will expressly eliminate the right of our stockholders to act by written consent other than by unanimous written consent.

Requirements for Advance Notification of Stockholder Nominations and Proposals.    Our amended and restated bylaws will establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors other than nominations made by or at the direction of our board of directors or a committee of our board of directors.

No Cumulative Voting.    The DGCL provides that stockholders are denied the right to cumulate votes in the election of directors unless our amended and restated certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation will not provide for cumulative voting.

Undesignated Preferred Stock.    The authority that will be possessed by our board of directors to issue preferred stock could potentially be used to discourage attempts by third parties to obtain control of our company through a merger, tender offer, proxy contest, or otherwise by making it more difficult or more costly to obtain control of our company. Our board of directors may issue preferred stock with voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of common stock.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock and preferred stock will be available for future issuance without stockholder approval. We may use additional shares for a variety of purposes, including future public offerings to raise additional capital, to fund acquisitions, and as employee compensation. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of our company by means of a proxy contest, tender offer, merger, or otherwise.

Stock Exchange Listing

We have applied to have our common stock for listing on the Nasdaq Global Market under the symbol “NEOT.”

Transfer Agent and Registrar

Upon the completion of this offering, the transfer agent, and registrar for our common stock will be Philadelphia Stock Transfer, Inc. The transfer agent and registrar’s address is 2320 Haverford Road, Suite 230, Ardmore, Pennsylvania 19003.

SHARES ELIGIBLE FOR FUTURE SALES

Prior to this offering, there has been no public market for our common stock. We cannot predict the effect, if any, that market sales of shares of our common stock or the availability of shares of our common stock for sale will have on the market price of our common stock prevailing from time to time. Nevertheless, sales of substantial amounts of our common stock in the public market could adversely affect the market price of our common stock and could impair our future ability to raise capital through the sale of our equity securities.

Based on the number of shares of our common stock outstanding at September 30, 2014, assuming the issuance of 4,300,000 shares in this offering, we will have 13,266,217 shares of our common stock outstanding, assuming conversion of all of our outstanding convertible preferred stock into shares of common stock and net exercise of all outstanding warrants that would otherwise expire upon the effectiveness of this offering, assuming an initial public offering price of $ 14.00 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus. Of these outstanding shares, the shares sold in this offering, including any shares sold upon exercise of the underwriters’ option to purchase additional shares to cover over-allotments, will be freely tradable, except that any shares acquired by our “affiliates” as that term is defined in Rule 144 promulgated under the Securities Act, may only be sold in compliance with the limitations described below. The remaining 8,966,217 shares of our common stock will continue to be deemed “restricted securities” as defined under Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 promulgated under the Securities Act, which we summarize below. In addition, each of our officers, directors and substantially all of our other stockholders have entered into lock-up agreements with Piper Jaffray and Guggenheim Securities whereby they have agreed not to sell any of their stock for 180 days following the date of this prospectus. In addition, of the 972,677 shares of our common stock that were subject to stock options outstanding as of September 30, 2014, options to purchase 363,451 of such shares of common stock were vested as of such date and, upon exercise, these shares will be eligible for sale subject to the lock–up agreements described below and Rules 144 and 701 under the Securities Act. We expect that none of these restricted securities will be available for sale until 180 days after the date of this prospectus, subject to limited exceptions provided for in the lock–ups agreements.

Lock-Up Agreements

Each of our officers, directors and substantially all of our other stockholders have agreed, subject to specified exceptions, that, without prior written consent of Piper Jaffray and Guggenheim Securities, they will not offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, make any short sale or otherwise transfer or dispose of or lend, directly or indirectly, any shares of our common stock or any securities convertible into, exercisable or exchangeable for or that represent the right to receive shares of our common stock, or warrants or other rights to purchase our common stock during the 180-day period following the date of this prospectus. Piper Jaffray and Guggenheim Securities may, in their sole discretion, permit early release of shares subject to the lock-up agreements. There are no existing agreements between the underwriters and any of our stockholders providing consent to the sale of shares prior to the expiration of the restricted period.

Rule 144

In general, under Rule 144 as currently in effect, once we have been subject to public company reporting requirements for at least 90 days, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates, is entitled to sell those shares, upon the expiration of the lock-up agreements described below, without complying with the manner of sale, volume limitation, or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then that person is entitled to sell those shares without complying with any of the other requirements of Rule 144.

In general, under Rule 144, as currently in effect, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell upon the expiration of the lock-up agreements described above, within any three-month period beginning 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

•

1% of the number of shares of common stock then outstanding, which will equal approximately 132,662 shares immediately after this offering, based on the assumed initial public offering price of $14.00 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus; or

•	the average weekly trading volume of our common stock on The NASDAQ Global Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us. In addition, if the number of shares being sold under Rule 144 by an affiliate during any three-month period exceeds 5,000 shares or has an aggregate sale price in excess of $50,000, the seller must file a notice on Form 144 with the Securities and Exchange Commission and The NASDAQ Global Market concurrently with either the placing of a sale order with the broker or the execution of a sale directly with a market maker.

Rule 701

In general, under Rule 701 of the Securities Act, an employee, officer, director, consultant, or advisor who purchased shares from us in connection with a compensatory stock or option plan or other written agreement before the effective date under the Securities Act of the registration statement of which this prospectus forms a part, is eligible to resell those shares in reliance on Rule 144, but without compliance with certain restrictions, including the holding period contained in Rule 144. However, substantially all of the shares issued pursuant to Rule 701 are subject to the lock-up agreements described above and under “Underwriting” and will only become eligible for sale upon the expiration of those agreements.

Registration Rights

Upon the completion of this offering, the holders of an aggregate of 8,439,481 shares of common stock, including shares of common stock issuable upon the automatic conversion of all outstanding shares of our preferred stock and exercise of all outstanding warrants, or their permitted transferees, will be entitled to rights with respect to the registration of these shares under the Securities Act. Registration of these shares under the Securities Act would result in these shares becoming fully tradable without restriction under the Securities Act immediately upon the effectiveness of the registration, except for shares purchased by affiliates. See “Description of Capital Stock — Registration Rights” for additional information.

Registration of Shares Issued Pursuant to Benefits Plans

We intend to file a registration statement under the Securities Act as promptly as possible after the effective date of this offering to register shares to be issued pursuant to our employee benefit plans. As a result, any shares issued or options or rights exercised under our 2007 Plan, 2014 Plan, 2014 ESPP, or any other benefit plan after the effectiveness of such registration statement will also be freely tradable in the public market, subject to the market stand-off and lock-up agreements discussed above. However, such shares held by affiliates will still be subject to the volume limitation, manner of sale, notice, and public information requirements of Rule 144. As of September 30, 2014, there were outstanding options to purchase an aggregate of 972,677 shares of common stock under our 2007 Plan, with a weighted average exercise price of $1.65. As of September 30, 2014, 609,226 options to purchase shares of common stock issued under our 2007 Plan are subject to vesting requirements, all of which are subject to early exercise.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS TO NON-U.S. HOLDERS

The following is a discussion of the material U.S. federal income tax considerations with respect to the ownership and disposition of our common stock that may be relevant to a non-U.S. holder (as defined below) that acquires our common stock pursuant to this offering. The discussion is based on provisions of the Internal Revenue Code of 1986, as amended, or the Code, applicable U.S. Treasury regulations promulgated thereunder and U.S. Internal Revenue Service, or IRS, rulings and pronouncements, and judicial decisions, all as in effect on the date of this prospectus and all of which are subject to change (possibly on a retroactive basis) or to differing interpretations so as to result in tax considerations different from those summarized below. We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the ownership and disposition of our common stock.

The discussion is limited to non-U.S. holders that hold our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). As used in this discussion, the term “non-U.S. holder” means a beneficial owner of our common stock that is not and is not treated as, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation including any entity treated as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the United States or any political subdivision thereof;

•	a partnership including any entity treated as a partnership for U.S. federal income tax purposes;

•	an estate, the income of which is included in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust (1) if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust or (2) that has made a valid election to be treated as a U.S. person for such purposes.

This discussion does not address the U.S. federal income tax rules applicable to any person who holds our common stock through entities treated as partnerships for U.S. federal income tax purposes or to such entities themselves. If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) owns our common stock, the tax treatment of a partner in that partnership will depend upon the status of the partner and the activities of the partnership. A holder that is a partnership or a holder of interests in such a partnership should consult such holder’s tax advisor regarding the tax consequences of the ownership and disposition of our common stock.

This discussion does not consider:

•	any state, local, or foreign tax consequences;

•	any tax consequences or computation of the alternative minimum tax;

•	any U.S. federal tax consequences other than income tax consequences; or

•

any U.S. federal tax considerations that may be relevant to a non-U.S. holder in light of its particular circumstances or to non-U.S. holders that may be subject to special treatment under U.S. federal tax laws, including without limitation, banks or other financial institutions, insurance companies, tax-exempt organizations, hybrid entities, “controlled foreign corporations,” “passive foreign investment companies,” certain former citizens or residents of the United States, broker-dealers, dealers or traders in securities or currencies, persons subject to the alternative minimum tax, persons deemed to sell our common stock under the constructive sale provisions of the Code, and holders that hold our common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security,” or other integrated investment.

Prospective investors are urged to consult their tax advisors regarding the application of the U.S. federal income tax laws to their particular situations and the consequences of other U.S. federal tax laws, including U.S. federal estate and gift tax laws, as well as foreign, state and local laws, and tax treaties.

Distributions

As previously discussed under “Dividend Policy” above, we do not anticipate paying dividends on our common stock in the foreseeable future. If we make distributions of cash or other property on our common stock, however, those payments will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed our current and accumulated earnings and profits, the distributions will constitute a return of capital and first reduce the non-U.S. holder’s adjusted tax basis, but not below zero, and then will be treated as gain from the sale of stock, as described in the section of this prospectus entitled “Gain on Disposition of Common Stock.” Any such distributions will also be subject to the discussion below under the heading “Foreign Accounts.”

A dividend paid to a non-U.S. holder generally will be subject to withholding of U.S. federal income tax at a 30% rate, or a lower rate under an applicable income tax treaty, unless the dividend is effectively connected with the conduct of a trade or business of the non-U.S. holder within the United States (and, if an applicable income tax treaty so requires, is attributable to a permanent establishment of the non-U.S. holder within the United States). Non-U.S. holders will be required to satisfy certain certification and disclosure requirements (generally on a properly executed IRS Form W-8 BEN or W-8BEN-E) in order to claim a reduced rate of withholding pursuant to an applicable income tax treaty. These forms must be periodically updated. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

Dividends that are effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States and, if an applicable income tax treaty so requires, attributable to a permanent establishment in the United States generally will be taxed on a net income basis at the regular graduated U.S. federal income tax rates in the same manner as if the non-U.S. holder were a resident of the United States. In such cases, the non-U.S. holder will be exempt from the U.S. federal withholding tax described above if the non-U.S. holder furnishes to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States. In addition, a “branch profits tax” may be imposed at a 30% rate, or a lower rate under an applicable income tax treaty, on dividends received by a foreign corporation that are effectively connected with the conduct of a trade or business in the United States, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

A non-U.S. holder may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for a refund together with the required information with the IRS.

Gain on Disposition of Common Stock

A non-U.S. holder generally will not be subject to U.S. federal income tax with respect to gain realized on a sale or other disposition of our common stock unless one of the following applies:

•

the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the U.S. and, if an applicable income tax treaty so requires, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States; in these cases, the non-U.S. holder generally will be taxed on its net gain derived from the disposition at the regular graduated rates and in the manner applicable to United States persons and, if the non-U.S. holder is a foreign corporation, the “branch profits tax” described above may also apply on such effectively connected gain, as adjusted for certain items;

•

the non-U.S. holder is an individual present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met; in this case, the non-U.S. holder will be subject to a 30% tax on the amount by which the gain derived from the sale or other disposition of our common stock and any other U.S.-source capital gains realized by the non-U.S. holder in the same taxable year exceed the U.S.-source capital losses realized by the non-U.S. holder in that taxable year unless an applicable income tax treaty provides an exemption or a lower rate; or

•

our common stock constitutes a U.S. real property interest because we are or have been a “United States real property holding corporation,” or USRPHC, for U.S. federal income tax purposes at any time within the shorter of the five year period ending on the date of disposition or the period that the non-U.S. holder held our common stock. We do not believe that we have been, are, or will become, a USRPHC, although there can be no assurance in this regard. If we are, or were to become, a USRPHC at any time during the applicable period, however, any gain recognized on a disposition of our common stock by a non-U.S. holder that did not own (directly, indirectly, or constructively) more than 5% of our common stock during the applicable period generally would not be subject to U.S. federal income tax, provided that our common stock is “regularly traded on an established securities market” (within the meaning of Section 897(c)(3) of the Code).

Non-U.S. holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding Tax

Dividends and proceeds from the sale or other taxable disposition of our common stock are potentially subject to backup withholding. In general, backup withholding will not apply to dividends on our common stock paid by us or our paying agents, in their capacities as such, to a non-U.S. holder if the applicable withholding agent does not have actual knowledge or reason to know that the holder is a United States person and the holder has provided the required certification that it is a non-U.S. holder.

Generally, we must report to the IRS the amount of dividends paid, the name and address of the recipient, and the amount, if any, of tax withheld. Pursuant to income tax treaties or some other agreements, the IRS may make its reports available to tax authorities in the recipient’s country of residence or establishment.

In general, backup withholding and information reporting will not apply to proceeds from the disposition of our common stock paid to a non-U.S. holder within the United States or conducted through certain U.S.-related financial intermediaries, in each case so long as the holder has provided the required certification that it is a non-U.S. holder and the applicable withholding agent does not have actual knowledge or reason to know that such holder is a United States person, or the holder otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amount withheld may be refunded or credited against the holder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS in a timely manner.

Non-U.S. holders should consult their tax advisors regarding the application of the information reporting and backup withholding rules to them.

Foreign Accounts

A U.S. federal withholding tax of 30% may apply to dividends on and the gross proceeds of a disposition of our common stock paid to a foreign financial institution (as specifically defined by applicable rules) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity holders of such institution, as well as certain account holders that are foreign entities with U.S. owners). This U.S. federal withholding tax of 30% will also apply to dividends on and the gross proceeds of a disposition of our common stock to a non-financial foreign entity (as specifically defined by applicable rules) unless such entity provides the withholding agent with either a certification that it does not have any “substantial United States owners” (as specifically defined by applicable rules) or provides information regarding substantial United States owners of the entity. The withholding tax described above will not apply if the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from the rules. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. Non-U.S. holders are encouraged to consult with their own tax advisors regarding the possible implications of these rules to their investment in our common stock.

The IRS has issued guidance providing that the withholding provisions described above will generally apply to payments of dividends made on or after July 1, 2014, and to payments of gross proceeds from a sale or other disposition of common stock on or after January 1, 2017.

UNDERWRITING

Piper Jaffray & Co. and Guggenheim Securities, LLC are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of shares of our common stock set forth opposite its name below.

Name	Number of Shares
Piper Jaffray & Co.
Guggenheim Securities, LLC
Needham & Company, LLC

Total	4,300,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act relating to losses or claims resulting from material misstatements in or omissions from this prospectus, the registration statement of which this prospectus is a part, certain free writing prospectuses that may be used in the offering and in any marketing materials used in connection with this offering and to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $         per share. After the initial offering, the public offering price, concession or any other term of this offering may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional shares.

	Per Share	Without Option	With Option
Public offering price	$	$	$
Underwriting discounts and commissions	$	$	$
Proceeds, before expenses, to us	$	$	$

The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ option to purchase additional shares described below. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased.

The underwriters initially propose to offer part of the shares of common stock directly to the public at the offering price listed on the cover page of this prospectus and part to certain dealers. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 645,000 additional shares of common stock at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of common stock offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of the additional shares of common stock as the number listed next to the underwriter’s name in the table above bears to the total number of shares of common stock listed next to the names of all underwriters in the above table.

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $3.0 million, which includes legal, accounting and printing costs and various other fees associated with the registration and listing of our common stock. We have also agreed to reimburse the underwriters for certain of their expenses relating to the clearance of this offering with the Financial Industry Regulatory Authority in an amount up to $30,000 as set forth in the underwriting agreement.

No Sales of Similar Securities

We, our executive officers, directors and our other existing stock holders have agreed not to sell or transfer any shares of our common stock or any securities convertible into, exercisable or exchangeable for or that represent the right to receive any shares of our common stock, for 180 days after the date of this prospectus without first obtaining the written consent of Piper Jaffray & Co. and Guggenheim Securities, LLC. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly:

•	offer, pledge, sell or contract to sell any shares of our common stock;

•	sell any option or contract to purchase any shares of our common stock;

•	purchase any option or contract to sell any shares of our common stock;

•	grant any option, right or warrant to purchase any shares of our common stock;

•	make any short sale or otherwise transfer or dispose of or lend, directly or indirectly, any shares of our common stock;

•

enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of any shares of our common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise;

•	accelerate the vesting of any option or warrant or the lapse of any repurchase right;

•

make any demand for or exercise any right with respect to the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for shares of our common stock; or

•	publically disclose the intention to do any of the foregoing.

This lock up provision applies, subject to certain exceptions, to shares of our common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement now or later acquires the power of disposition.

Listing

We have applied to list our common stock on the Nasdaq Global Market under the symbol “NEOT.” In order to meet the requirements for listing on that exchange, the underwriters have undertaken to sell a minimum number of shares to a minimum number of beneficial owners as required by that exchange.

Before this offering, there has been no public market for our common stock. The initial public offering price will be determined through negotiations among us and the representatives. In addition to prevailing market conditions, factors to be considered in determining the initial public offering price are

•	the valuation multiples of publicly traded companies that the representatives believe to be comparable to us;

•	our financial information;

•	the history of, and the prospects for, our company and the industry in which we compete;

•	an assessment of our management, its past and present operations and the prospects for, and timing of, our future revenues;

•	the present state of our product development; and

•	the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

An active trading market for the shares of our common stock may not develop. It is also possible that after this offering the shares of our common stock will not trade in the public market at or above the initial public offering price.

The underwriters do not expect to sell more than 5% of the shares in the aggregate to accounts over which they exercise discretionary authority.

Price Stabilization, Short Positions and Penalty Bids

Until the distribution of the shares is completed, Securities and Exchange Commission rules may limit underwriters and selling group members from bidding for and purchasing shares of our common stock. However, the representatives may engage in transactions that stabilize the price of our common stock, such as bids or purchases to peg, fix or maintain that price.

In connection with this offering, the underwriters may purchase and sell shares of our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares described above. The underwriters may close out any covered short position by either exercising this option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through this option. “Naked” short sales are sales in excess of this option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of various bids for or purchases of shares of our common stock made by the underwriters in the open market prior to the completion of this offering.

The underwriters may also impose penalty bids. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the Nasdaq Global Market, in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Offer, Sale and Distribution of Shares

In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail. In addition, one or more of the underwriters may facilitate Internet distribution for this offering to certain of their internet subscription customers. Any such underwriter may allocate a limited number of shares for sale to its online brokerage customers. An electronic prospectus is available on the internet websites maintained by any such underwriter. Other than the prospectus in electronic format, the information on the websites of any such underwriter is not part of this prospectus.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve our securities and/or instruments. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

European Economic Area.    In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, which we refer to as a Relevant Member State, an offer to the public of any shares of our common stock may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares of our common stock may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares of our common stock shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of our common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our common stock to be offered so as to enable an investor to decide to purchase any shares of our common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom.    Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, or the FSMA) received by it in connection with the issue or sale of the shares of our common stock in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of our common stock in, from or otherwise involving the United Kingdom.

Canada.    The common shares may be sold only to purchasers purchasing as principal that are both “accredited investors” as defined in National Instrument 45-106 Prospectus and Registration Exemptions and “permitted clients” as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the common shares must be made in accordance with an exemption from the prospectus requirements and in compliance with the registration requirements of applicable securities laws.

Hong Kong.    The common shares may not be offered or sold in Hong Kong by means of any document other than (a) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (b) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (c) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to common shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore.    This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the common shares may not be circulated or distributed, nor may the common shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (a) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (b) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the common shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the common shares pursuant to an offer made under Section 275 of the SFA except:

i.	to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

ii.	where no consideration is or will be given for the transfer; or

iii.	where the transfer is by operation of law.

Switzerland.    The common shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or the SIX, or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the common shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, or the common shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of common shares will not be supervised by, the Swiss

Financial Market Supervisory Authority, or FINMA, and the offer of common shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or CISA. Accordingly, no public distribution, offering or advertising, as defined in CISA, its implementing ordinances and notices, and no distribution to any non-qualified investor, as defined in CISA, its implementing ordinances and notices, shall be undertaken in or from Switzerland, and the investor protection afforded to acquirers of interests in collective investment schemes under CISA does not extend to acquirers of common shares.

United Arab Emirates.    This offering has not been approved or licensed by the Central Bank of the United Arab Emirates, or the UAE, Securities and Commodities Authority of the UAE and/or any other relevant licensing authority in the UAE including any licensing authority incorporated under the laws and regulations of any of the free zones established and operating in the territory of the UAE, in particular the Dubai Financial Services Authority, or DFSA, a regulatory authority of the Dubai International Financial Centre, or DIFC. The offering does not constitute a public offer of securities in the UAE, DIFC and/or any other free zone in accordance with the Commercial Companies Law, Federal Law No 8 of 1984 (as amended), DFSA Offered Securities Rules and NASDAQ Dubai Listing Rules, accordingly, or otherwise. The common shares may not be offered to the public in the UAE and/or any of the free zones.

The common shares may be offered and issued only to a limited number of investors in the UAE or any of its free zones who qualify as sophisticated investors under the relevant laws and regulations of the UAE or the free zone concerned.

France.    This prospectus (including any amendment, supplement or replacement thereto) is not being distributed in the context of a public offering in France within the meaning of Article L. 411-1 of the French Monetary and Financial Code (Code monétaire et financier).

This prospectus has not been and will not be submitted to the French Autorité des marchés financiers, or the AMF, for approval in France and accordingly may not and will not be distributed to the public in France.

Pursuant to Article 211-3 of the AMF General Regulation, French residents are hereby informed that:

(a)	the transaction does not require a prospectus to be submitted for approval to the AMF;

(b)	persons or entities referred to in Point 2°, Section II of Article L.411-2 of the Monetary and Financial Code may take part in the transaction solely for their own account, as provided in Articles D. 411-1, D. 734-1, D. 744-1, D. 754-1 and D. 764-1 of the Monetary and Financial Code; and

(c)	the financial instruments thus acquired cannot be distributed directly or indirectly to the public otherwise than in accordance with Articles L. 411-1, L. 411-2, L. 412-1 and L. 621-8 to L. 621-8-3 of the Monetary and Financial Code.

This prospectus is not to be further distributed or reproduced (in whole or in part) in France by the recipients of this prospectus. This prospectus has been distributed on the understanding that such recipients will only participate in the issue or sale of our common stock for their own account and undertake not to transfer, directly or indirectly, our common stock to the public in France, other than in compliance with all applicable laws and regulations and in particular with Articles L. 411-1 and L. 411-2 of the French Monetary and Financial Code.

LEGAL MATTERS

The validity of the shares of common stock we are offering will be passed upon for us by DLA Piper LLP (US), which Michael S. Kagnoff and Larry W. Nishnick, partners at DLA Piper LLP, beneficially own an aggregate of 13,937 shares of our common stock representing approximately 0.08% of our outstanding shares of capital stock as of September 30, 2014. Certain legal matters relating to this offering will be passed upon for the underwriters by Latham & Watkins LLP, San Diego, California, in connection with the offering.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our financial statements at December 31, 2012 and 2013, and for each of the two years in the period ended December 31, 2013, as set forth in their report (which contains an explanatory paragraph describing conditions that raise substantial doubt about our ability to continue as a going concern as described in Note 1 to the financial statements, which is included in this prospectus and elsewhere in the registration statement). We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock being offered by this prospectus. This prospectus does not contain all of the information in the registration statement and its exhibits. For further information with respect to us and the common stock offered by this prospectus, we refer you to the registration statement and its exhibits. Where we make statements in this prospectus as to the contents of any contract or any other document, for the complete text of that document, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

You can read our Securities and Exchange Commission filings, including the registration statement of which this prospectus is a part, over the Internet at the Securities and Exchange Commission’s website at www.sec.gov. You may also read and copy any document we file with the Securities and Exchange Commission at its public reference facilities at 100 F Street, NE, Washington, DC 20549. You may also obtain copies of the document at prescribed rates by writing to the Public Reference Section of the Securities and Exchange Commission at 100 F Street, NE, Washington, DC 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

Upon completion of this offering, we will be subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and we will file reports, proxy statements and other information with the Securities and Exchange Commission. We also intend to furnish our stockholders with annual reports containing our financial statements audited by an independent public accounting firm and quarterly reports containing our unaudited financial information. We maintain a website at www.neothetics.com. The reference to our web address does not constitute incorporation by reference of the information contained at this site. Upon completion of this offering, you may access our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the Securities and Exchange Commission free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the Securities and Exchange Commission.

NEOTHETICS, INC.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Neothetics, Inc.

We have audited the accompanying balance sheets of Neothetics, Inc. as of December 31, 2013 and 2012, and the related statements of operations, convertible preferred stock and stockholders’ deficit and cash flows for each of the two years in the period ended December 31, 2013. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Neothetics, Inc. at December 31, 2013 and 2012, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2013, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Ernst & Young LLP

San Diego, CA

June 20, 2014

except for the retroactive

effect of the one for

6.10 reverse stock split

as described in paragraph 3

of Note 10, as to which

the date is November 7, 2014

NEOTHETICS, INC.

BALANCE SHEETS

	December 31,		September 30, 2014	Pro Forma September 30, 2014
	2012	2013
			(unaudited)
Assets
Current assets:
Cash and cash equivalents	$11,099,858	$4,364,007	$14,650,244
Prepaid expenses and other current assets	1,484,950	141,863	1,516,426

Total current assets	12,584,808	4,505,870	16,166,670
Property and equipment, net	197,419	24,401	18,626
Restricted cash	40,000	—	—

Total assets	$12,822,227	$4,530,271	$16,185,296

Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$700,218	$643,612	$540,548
Accrued expenses	580,319	677,522	1,220,424
Note payable to bank — current portion	628,141	207,097	193,143

Total current liabilities	1,908,678	1,528,231	1,954,115
Note payable to bank, less current portion	—	—	3,706,767
Warrants for preferred stock	1,617,224	2,204,749	3,817,706	$—
Series A convertible preferred stock — $0.0001 par value; 1,500,000 shares authorized, issued, and outstanding as of December 31, 2012 and 2013 and September 30, 2014 (unaudited); liquidation preference of $1,500,000; no shares issued and outstanding, pro forma (unaudited)	1,455,686	1,455,686	1,455,686	—
Series B convertible preferred stock — $0.0001 par value; 13,000,000 shares authorized and 12,432,430 shares issued and outstanding as of December 31, 2012 and 2013 and September 30, 2014 (unaudited); liquidation preference of $22,999,996; no shares issued and outstanding, pro forma (unaudited)	23,095,634	23,095,634	23,095,634	—
Series B-2 convertible preferred stock — $0.0001 par value; 6,500,000 shares authorized and 4,402,438 shares issued and outstanding as of December 31, 2012 and 2013 and September 30, 2014 (unaudited); liquidation preference of $8,144,510; no shares issued and outstanding, pro forma (unaudited)	6,816,594	6,816,594	6,816,594	—
Series C convertible preferred stock — $0.0001 par value; 28,300,000 shares authorized and 14,689,923, 19,608,195, and 25,322,483 shares issued and outstanding as of December 31, 2012 and 2013 and September 30, 2014 (unaudited), respectively; liquidation preference of $20,565,892, $27,451,473, and $35,451,476 at December 31, 2012 and 2013 and September 30, 2014 (unaudited), respectively; no shares issued and outstanding, pro forma (unaudited)	19,684,007	26,120,739	34,113,457	—
Series D convertible preferred stock — $0.0001 par value; 0,0, and 4,500,000 shares authorized at December 31, 2012, December 31, 2013, and September 30, 2014, respectively; 0,0, and 3,333,334 shares issued and outstanding at December 31, 2012, December 31, 2013 and September 30, 2014 (unaudited), respectively; liquidation preference of $6,000,001 at September 30, 2014 (unaudited); no shares issued and outstanding, pro forma (unaudited)	—	—	5,433,421	—
Stockholders’ deficit:
Common stock — $0.0001 par value; 70,200,000 shares authorized; 508,009, 508,009, and 548,500 shares issued and outstanding at December 31, 2012 and 2013 and September 30, 2014 (unaudited), respectively; 8,966,217 shares issued and outstanding, pro forma (unaudited)	51	51	55	897
Additional paid-in capital	2,083,576	2,164,063	2,569,900	77,301,556
Accumulated deficit	(43,839,223)	(58,855,476)	(66,778,039)	(66,778,039)

Total stockholders’ (deficit) equity	(41,755,596)	(56,691,362)	(64,208,084)	$10,524,414

Total liabilities and stockholders’ deficit	$12,822,227	$4,530,271	$16,185,296

See accompanying notes.

NEOTHETICS, INC.

STATEMENTS OF OPERATIONS

	Year Ended December 31,		Nine Months Ended September 30,
	2012	2013	2013	2014
			(unaudited)
Revenues:
License revenue, related party	$100,000	$—	$—	$—
Expenses:
Research and development	3,249,095	11,447,844	9,735,845	3,258,198
General and administrative	2,591,945	2,974,842	2,149,043	3,075,059

Total operating expenses	5,841,040	14,422,686	11,884,888	6,333,257

Loss from operations	(5,741,040)	(14,422,686)	(11,884,888)	(6,333,257)
Interest income	1,732	1,349	745	3,114
Interest expense	(936,526)	(56,808)	(48,506)	(162,607)
Loss on change in fair value of preferred stock warrants	(1,151,782)	(490,802)	(245,401)	(1,429,813)
Other expense, net	—	(47,306)	(47,306)	—

Net loss	$(7,827,616)	$(15,016,253)	$(12,225,356)	$(7,922,563)

Net loss per share, basic and diluted	$(15.65)	$(29.33)	$(23.88)	$(14.51)

Weighted average shares, basic and diluted	500,223	511,949	511,949	546,211

Pro forma net loss per share, basic and diluted (unaudited)		$(2.08)		$(0.76)

Weighted average shares used to compute pro forma basic and diluted net loss per share (unaudited)		6,996,183		8,541,087

See accompanying notes.

NEOTHETICS, INC.

STATEMENTS OF CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

	Series A Convertible Preferred Stock		Series B Convertible Preferred Stock		Series B-2 Convertible Preferred Stock		Series C Convertible Preferred Stock		Series D Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2011	1,500,000	$1,455,686	12,432,430	$23,095,634	4,402,438	$6,816,594	—	$—	—	—	495,886	$50	$1,888,173	$(36,011,607)	$(34,123,384)
Issuance of preferred stock upon conversion of notes, accrued interest, and for cash net of $833,705 of offering costs	—	—	—	—	—	—	14,689,923	19,684,007	—	—	—	—	—	—	—
Issuance of debt with a beneficial conversion feature	—	—	—	—	—	—	—	—	—	—	—	—	58,784	—	58,784
Common stock issued upon exercise of options	—	—	—	—	—	—	—	—	—	—	12,123	1	14,790	—	14,791
Share-based compensation	—	—	—	—	—	—	—	—	—	—	—	—	121,829	—	121,829
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	(7,827,616)	(7,827,616)

Balance at December 31, 2012	1,500,000	1,455,686	12,432,430	23,095,634	4,402,438	6,816,594	14,689,923	19,684,007	—	—	508,009	51	2,083,576	(43,839,223)	(41,755,596)
Issuance of preferred stock for cash net of $448,849 of offering costs	—	—	—	—	—	—	4,918,272	6,436,732	—	—	—	—	—	—	—
Common stock issued upon exercise of options	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Share-based compensation	—	—	—	—	—	—	—	—	—	—	—	—	80,487	—	80,487
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	(15,016,253)	(15,016,253)

Balance at December 31, 2013	1,500,000	$1,455,686	12,432,430	$23,095,634	4,402,438	$6,816,594	19,608,195	$26,120,739	—	—	508,009	$51	$2,164,063	$(58,855,476)	$(56,691,362)
Issuance of preferred stock for cash net of $7,285 of offering costs (unaudited)	—						5,714,288	7,992,718	—	—	—	—	—	—	—
Issuance of preferred stock for cash, net of $566,580 offering costs	—	—	—	—	—	—	—	—	3,333,334	5,433,421	—	—	—	—	—
Common stock issued upon exercise of options (unaudited)	—	—	—	—	—	—	—	—	—	—	40,491	4	49,396	—	49,400
Share-based compensation (unaudited)	—	—	—	—	—	—	—	—	—	—	—	—	356,441	—	356,441
Net loss (unaudited)	—	—	—	—	—	—	—	—	—	—	—	—	—	(7,922,563)	(7,922,563)

Balance at September 30, 2014	1,500,000	$1,455,686	12,432,430	$23,095,634	4,402,438	$6,816,594	25,322,483	$34,113,457	3,333,334	$5,433,421	548,500	$55	$2,569,900	$(66,778,039)	$(64,208,084)

See accompanying notes.

NEOTHETICS, INC.

STATEMENTS OF CASH FLOWS

	Year Ended December 31,		Nine Months Ended September 30,
	2012	2013	2013	2014
			(unaudited)
Operating activities
Net loss	$(7,827,616)	$(15,016,253)	$(12,225,356)	$(7,922,563)
Adjustments to reconcile net loss to net cash used in operating activities:
Loss on sale of equipment	—	47,306	121,959	—
Depreciation	123,712	72,216	67,475	12,687
Noncash interest expense on notes payable and debt	873,317	27,196	22,906	50,580
Share-based compensation	121,829	80,487	60,366	356,441
Loss on change in fair value of preferred stock warrants	1,151,782	490,802	245,401	1,429,813
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(1,345,913)	1,343,087	1,349,635	(991,616)
Accounts payable and accrued expenses	(493,000)	51,048	(328,888)	641,235

Net cash used in operating activities	(7,395,889)	(12,904,111)	(10,686,502)	(6,423,423)

Investing activities
Proceeds from sale of property and equipment	—	64,200	—	—
Restricted cash	—	40,000	40,000	—
Purchase of property and equipment	—	(21,157)	(19,946)	(6,912)

Net cash provided by (used in) investing activities	—	83,043	20,054	(6,912)

Financing activities
Proceeds from notes payable and bank loan	3,250,000	—	—	4,000,000
Principal payments on bank loan	(824,121)	(448,238)	(332,751)	(209,698)
Issuance of common stock	14,791	—	—	49,400
Issuance of preferred stock for cash, net of offering costs	10,225,890	6,533,455	6,443,837	13,568,139
Deferred initial public offering costs	—	—	—	(691,269)

Net cash provided by financing activities	12,666,560	6,085,217	6,111,086	16,716,572

Net (decrease) increase in cash and cash equivalents	5,270,671	(6,735,851)	(4,555,362)	10,286,237
Cash and cash equivalents, beginning of period	5,829,187	11,099,858	11,099,858	4,364,007

Cash and cash equivalents, end of period	$11,099,858	$4,364,007	$6,544,496	$14,650,244

Supplemental disclosure of cash flow activity
Cash paid for interest	$241,835	$32,701	$27,953	$224,096

Supplemental disclosure of noncash financing activities
Exchange of notes payable and accrued interest for preferred stock	$9,566,544	$—	$—	$—
Warrants issued for services in connection with issuance of preferred stock	$108,428	$96,723	$94,628	$142,001
Warrants issued in connection with Loan and Security Agreement	$—	$—	$—	$41,143

See accompanying notes.

NEOTHETICS, INC.

NOTES TO FINANCIAL STATEMENTS

(INFORMATION AS OF SEPTEMBER 30, 2014 AND THEREAFTER AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2014 AND 2013 IS UNAUDITED)

1. Organization and Basis of Presentation

The Company was incorporated in Delaware on February 1, 2007, under the name Lipothera, Inc. In September 2008, the Company changed its name to Lithera, Inc. In August 2014, the Company changed its name to Neothetics, Inc. The Company is a clinical-stage specialty pharmaceutical company developing therapeutics for the aesthetic market. The Company’s lead product candidate is a novel injectable treatment for the reduction of central abdominal bulging due to subcutaneous fat in non-obese patients.

As of September 30, 2014, the Company has devoted substantially all of its efforts to product development, raising capital, and building infrastructure and has not realized revenues from its planned principal operations.

Going Concern

The Company has a limited operating history, and the sales and income potential of the Company’s business is unproven. The Company has incurred operating losses since inception and had an accumulated deficit of $66,778,039 as of September 30, 2014. The Company expects to continue to incur net losses for at least the next several years and is highly dependent on its ability to find additional sources of funding in the form of debt or equity financing to fund its operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. This basis of accounting contemplates the recovery of the Company’s assets and the satisfaction of liabilities in the normal course of business. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. Management is currently seeking additional sources of funding through debt and equity financing that would generate sufficient resources to assure continuation of the Company’s operations. There can be no assurance that the Company will be successful in acquiring additional funding, that the Company’s projections of its future needs will prove accurate, or that any additional funding would be sufficient to continue operations in future years.

2. Summary of Significant Accounting Policies

Segment Reporting

Operating segments are identified as components of an enterprise about which discrete financial information is available for evaluation by the chief operating decision-maker in making decisions regarding resource allocation and assessing performance. To date, the Company has viewed its operations and managed its business as one segment operating in the United States.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

NEOTHETICS, INC.

NOTES TO FINANCIAL STATEMENTS  (Continued)

(INFORMATION AS OF SEPTEMBER 30, 2014 AND THEREAFTER AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2014 AND 2013 IS UNAUDITED)

2. Summary of Significant Accounting Policies  (Continued)

Unaudited Interim Financial Information

The accompanying balance sheet as of September 30, 2014, statements of operations and cash flows for the nine months ended September 30, 2013 and 2014 and the statements of convertible preferred stock and stockholders’ deficit for the six months ended September 30, 2014 are unaudited. The unaudited financial statements have been prepared in accordance with GAAP and on a basis consistent with the audited financial statements and, in the opinion of management, reflect all adjustments (consisting of normal recurring adjustments) considered necessary to state fairly the Company’s financial position as of September 30, 2014 and its results of operations and cash flows for the nine months ended September 30, 2013 and 2014 and its statement of convertible preferred stock and stockholders’ deficit for the nine months ended September 30, 2014. The financial data and other information disclosed in these notes to the financial statements related to the nine months ended September 30, 2013 and 2014 are unaudited. The results for the nine months ended September 30, 2014 are not necessarily indicative of the results to be expected for the year ending December 31, 2014 or for any other interim period.

Unaudited Pro Forma Balance Sheet Information

The unaudited pro forma balance sheet information as of September 30, 2014 assumes (i) the conversion of all of the outstanding shares of convertible preferred stock into 8,221,131 shares of the Company’s common stock and (ii) the net exercise and conversion of certain of the Company’s outstanding warrants to purchase shares of its convertible preferred stock into warrants to purchase shares of common stock and the resultant reclassification of our warranty liability of $3.8 million to additional paid-in capital. The pro forma balance sheet was prepared as though the completion of the initial public offering (IPO) contemplated by this prospectus has occurred on September 30, 2014. Shares of common stock to be issued in the IPO and related net proceeds are excluded from such pro forma information.

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of 90 days or less at the date of purchase to be cash equivalents. Cash and cash equivalents include cash in readily available checking and money market accounts.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents. The Company maintains deposits in federally insured financial institutions in excess of federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to significant risk on its cash due to the financial position of the depository institution in which those deposits are held.

Restricted Cash

As of December 31, 2012, restricted cash consisted of $40,000 in a certificate of deposit used as a deposit to secure corporate credit cards. There was no restricted cash as of December 31, 2013 or September 30, 2014.

NEOTHETICS, INC.

NOTES TO FINANCIAL STATEMENTS  (Continued)

(INFORMATION AS OF SEPTEMBER 30, 2014 AND THEREAFTER AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2014 AND 2013 IS UNAUDITED)

2. Summary of Significant Accounting Policies  (Continued)

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash and cash equivalents, accounts payable, and accrued expenses, including warrants issued in connection with financing arrangements. Fair value estimates of these instruments are made at a specific point in time based on relevant market information. These estimates may be subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. The carrying amount of cash and cash equivalents, accounts payable, and accrued expenses are generally considered to be representative of their respective fair values because of the short-term nature of these instruments.

The authoritative guidance for fair value measurements defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Market participants are buyers or sellers in the principal market that are (i) independent, (ii) knowledgeable, (iii) able to transact, and (iv) willing to transact. The guidance prioritizes three levels of inputs into the following hierarchy:

Level 1 — Quoted prices in active markets for identical assets or liabilities.

Level 2 — Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Assets and liabilities measured at fair value on a recurring basis as of December 31, 2012 and 2013 and September 30, 2014 are as follows:

		Fair Value Measurements at Reporting Date Using
	Balance as of December 31, 2012	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Money market fund(1)	$10,110,489	$10,110,489	$—	$—

Total assets	$10,110,489	$10,110,489	$—	$—

Liabilities
Warrants for preferred stock(2)	$1,617,224	$—	$—	$1,617,224

Total liabilities	$1,617,224	$—	$—	$1,617,224

(1)	Included as a component of cash and cash equivalents on accompanying balance sheet.

(2)	The Company’s Level 3 financial liabilities consist of a warrant liability to purchase convertible preferred stock.

NEOTHETICS, INC.

NOTES TO FINANCIAL STATEMENTS  (Continued)

(INFORMATION AS OF SEPTEMBER 30, 2014 AND THEREAFTER AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2014 AND 2013 IS UNAUDITED)

2. Summary of Significant Accounting Policies  (Continued)

		Fair Value Measurements at Reporting Date Using
	Balance as of December 31, 2013	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Money market fund(1)	$3,370,705	$3,370,705	$—	$—

Total assets	$3,370,705	$3,370,705	$—	$—

Liabilities
Warrants for preferred stock(2)	$2,204,749	$—	$—	$2,204,749

Total liabilities	$2,204,749	$—	$—	$2,204,749

(1)	Included as a component of cash and cash equivalents on accompanying balance sheet.

(2)	The Company’s Level 3 financial liabilities consist of a warrant liability to purchase convertible preferred stock.

		Fair Value Measurements at Reporting Date Using
	Balance as of September 30, 2014	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Money market fund(1)	$13,695,326	$13,695,326	$—	$—

Total assets	$13,695,326	$13,695,326	$—	$—

Liabilities
Warrants for preferred stock(2)	$3,817,706	$—	$—	$3,817,706

Total liabilities	$3,817,706	$—	$—	$3,817,706

(1)	Included as a component of cash and cash equivalents on accompanying balance sheet.

(2)	The Company’s Level 3 financial liabilities consist of a warrant liability to purchase convertible preferred stock.

NEOTHETICS, INC.

NOTES TO FINANCIAL STATEMENTS  (Continued)

(INFORMATION AS OF SEPTEMBER 30, 2014 AND THEREAFTER AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2014 AND 2013 IS UNAUDITED)

2. Summary of Significant Accounting Policies  (Continued)

The following table provides a reconciliation for all liabilities measured at fair value using significant unobservable inputs (Level 3) for the years ended December 31, 2012 and 2013 and the nine months ended September 30, 2014:

Fair Value Measurements at Reporting Date Using Significant Unobservable Inputs (Level 3)
Balance at January 1, 2012	$530,021
Fair value of warrants issued in connection with debt financing and advisory services	175,442
Elimination of embedded put liability upon conversion of debt to equity	(240,021)
Changes in fair value	1,151,782

Fair value at December 31, 2012	1,617,224
Fair value of warrants issued in connection with debt financing and advisory services	96,723
Changes in fair value	490,802

Fair value at December 31, 2013	$2,204,749
Fair value of warrants issued in connection with debt financing and advisory services	183,144
Changes in fair value	1,429,813

Fair value at September 30, 2014	$3,817,706

The fair value of preferred stock warrant liabilities at December 31, 2012 and 2013 and September 30, 2014 was determined based on Level 3 inputs utilizing an option pricing method that allocates the value of the Company to each class of shares. At December 31, 2012, the value of the Company was estimated using the market approach and analysis of a recent financing transaction. At December 31, 2013 and September 30, 2014 the value of the Company was estimated under the probability-weighted expected return method based on an analysis of future values for the enterprise assuming various future outcomes.

Property and Equipment

Property and equipment, which primarily consist of office furniture and equipment and computer equipment, are stated at cost and depreciated over the estimated useful lives of the assets (three to five years) using the straight-line method.

Impairment of Long-Lived Assets

The Company periodically re-evaluates the original assumptions and rationale utilized in the establishment of the carrying values and estimated lives of all of its long-lived assets, including property and equipment. The determinants used for this evaluation include management’s estimate of the asset’s ability to generate positive income from operations and positive cash flows in future periods, as well as the strategic significance of the asset to the Company’s business objective. The Company has not recognized any impairment losses through September 30, 2014.

NEOTHETICS, INC.

NOTES TO FINANCIAL STATEMENTS  (Continued)

(INFORMATION AS OF SEPTEMBER 30, 2014 AND THEREAFTER AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2014 AND 2013 IS UNAUDITED)

2. Summary of Significant Accounting Policies  (Continued)

Research and Development Costs

Research and development expenses consist primarily of salaries and related overhead expenses; fees paid to consultants and contract research organizations; costs related to acquiring and manufacturing clinical trial materials; costs related to compliance with regulatory requirements; and maintenance and license payments related to licensed product candidates and technologies.

All research and development costs are charged to expense as incurred.

Income Taxes

The Company uses the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and the tax reporting bases of assets and liabilities and are measured using the enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse. Valuation allowances are recorded when the realizability of such deferred tax assets is not more likely than not.

The guidance on accounting for uncertainty in income taxes prescribes a recognition threshold and measurement attribute criteria for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s policy is to recognize interest expense and penalties related to income tax matters as a component of income tax expense. During 2012 and 2013, and for the nine months ended September 30, 2014, the Company had not recognized interest and penalties in the balance sheets or statements of operations. The Company is subject to taxation in the U.S. and state jurisdictions. The Company’s tax years from inception are subject to examination by the United States and California authorities due to the carryforwards of unutilized net operating losses (NOLs) and research and development credits.

Share-Based Compensation

Share-based compensation for the Company includes amortization related to all stock option awards, based on the grant-date fair value. The fair value of each option award is estimated on the date of grant using the Black-Scholes option pricing model. The expected life of the awards is based on the simplified method described in Securities and Exchange Commission (SEC) Staff Accounting Bulletin No. 107. The expected volatility assumption is based upon the historical volatility of a number of publicly traded companies in similar stages of clinical development. The risk-free interest rate is based on the average yield of five- and seven-year U.S. Treasury Bills as of the valuation date.

Nine Months Ended September 30, 2014
(Unaudited)
Weighted Average Assumptions:
Risk-free interest rate	1.85%
Expected dividend yield	0%
Expected volatility	87%
Expected term (in years)	6
Fair value of common stock	$3.60
Exercise price of options granted	$1.59

NEOTHETICS, INC.

NOTES TO FINANCIAL STATEMENTS  (Continued)

(INFORMATION AS OF SEPTEMBER 30, 2014 AND THEREAFTER AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2014 AND 2013 IS UNAUDITED)

2. Summary of Significant Accounting Policies  (Continued)

The Company recognizes share-based compensation on a straight-line basis over the vesting term of the options. There were no options granted to employees or a member of the board of directors during the years ended December 31, 2012 and 2013. During the nine months ended September 30, 2014, the Company granted approximately 666,000 options to purchase common stock. The Company recorded noncash share-based compensation for employees and members of the board of directors of $121,829, $80,487, $356,441 and $60,365 for the years ended December 31, 2012 and 2013 and the nine months ended September 30, 2014 and 2013, respectively.

Option grants to non-employees are valued at fair value and are expensed over the period services are provided. These options are subject to periodic revaluation to reflect the current fair value at each reporting period until the non-employee completes the performance obligation or the date on which a performance commitment is reached. The Company recorded noncash compensation to consultants of $24,531 for the year ended December 31, 2012 and there was no noncash compensation to consultants for the year ended December 31, 2013 and the nine months ended September 30, 2014.

Warrants for Preferred Stock

The Company has issued freestanding warrants exercisable for shares of Series B, B-2, C and D convertible preferred stock. These warrants are classified as a liability in the accompanying balance sheets, as the terms for liquidation of the underlying security are outside of the Company’s control. The warrants are recorded at fair value using the Black-Scholes option pricing model or the current value method within the IPO scenarios. The fair value of all warrants is remeasured at each financial reporting date with any changes in fair value being recognized in the change in fair value of preferred stock warrants on the statement of operations. The Company will continue to re-measure the fair value of the warrant liability until: (i) exercise, (ii) expiration of the related warrant, or (iii) conversion of the convertible preferred stock underlying the security into common stock, at which time the warrants will be classified as a component of stockholders’ equity and will no longer be subject to remeasurement.

Net Loss Per Share

Basic net loss per share is calculated by dividing the net loss by the weighted average number of common shares outstanding during the period. Diluted net loss per share is computed by dividing the net loss by the weighted average number of common shares and common share equivalents outstanding during the period. Common stock equivalents are only included when their effect is dilutive. The Company’s potentially dilutive securities, which include convertible preferred stock, warrants and outstanding stock options under the stock option plan, have been excluded from the computation of diluted net loss per share as they would be anti-dilutive. For all periods presented, there is no difference in the number of shares used to compute basic and diluted shares outstanding due to the Company’s net loss position.

NEOTHETICS, INC.

NOTES TO FINANCIAL STATEMENTS  (Continued)

(INFORMATION AS OF SEPTEMBER 30, 2014 AND THEREAFTER AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2014 AND 2013 IS UNAUDITED)

2. Summary of Significant Accounting Policies  (Continued)

The following table sets forth the outstanding potentially dilutive securities that have been excluded in the calculation of diluted net loss per shares because to do so would be anti-dilutive.

	December 31, 2012	December 31, 2013	September 30, 2013	September 30, 2014
			(Unaudited)
Conversion of preferred stock based on conversion rights	5,848,913	6,697,672	6,661,355	8,221,143
Warrants issued and outstanding	569,654	604,329	603,590	656,077
Stock options issued and outstanding	368,678	368,566	368,676	972,677

	6,787,245	7,670,567	7,633,621	9,849,897

Unaudited Pro Forma Net Loss Per Share

The following table summarizes the Company’s unaudited pro forma net loss per share:

	December 31, 2013	September 30, 2014
		(Unaudited)
Numerator
Net loss	$(15,016,253)	$(7,922,563)
Change in fair value of preferred stock warrants	490,802	1,429,813

Pro forma net loss	$(14,525,451)	$(6,492,750)

Denominator
Weighted average shares used to compute basic and diluted loss per share	511,949	546,211
Pro forma adjustments to reflect assumed conversion of preferred stock	6,303,979	7,805,164
Pro forma adjustments to reflect assumed conversion of certain convertible preferred stock issued upon net exercise of warrants	180,255	189,712

Weighted average shares used to compute basic and diluted pro forma net loss per share (unaudited)	6,996,183	8,541,087

Pro forma net loss per share basic and diluted (unaudited)	$(2.08)	$(0.76)

Recent Accounting Pronouncements

In June 2014, the Financial Accounting Standards Board (the FASB) issued an accounting standards update that removes the financial reporting distinction between development stage entities and other reporting entities from GAAP. In addition, the amendments eliminate the requirements for development stage entities to: (1) present inception-to-date information in the statements of income, cash flows, and shareholder equity, (2) label the financial statements as those of a development stage entity, (3) disclose a description of the development stage activities in which the entity is engaged, and disclose in the first year in which the entity is no longer a development stage entity that in prior years it had been in the development stage. The guidance is effective prospectively for fiscal years, and interim periods within

NEOTHETICS, INC.

NOTES TO FINANCIAL STATEMENTS  (Continued)

(INFORMATION AS OF SEPTEMBER 30, 2014 AND THEREAFTER AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2014 AND 2013 IS UNAUDITED)

2. Summary of Significant Accounting Policies  (Continued)

those years, beginning after December 15, 2014, with an option for early adoption. The Company elected early adoption, and does not believe the adoption of the standard had a material impact on its financial position, results of operations or related financial statement disclosures.

3. Property and Equipment

Property and equipment consist of the following:

	December 31,		September 30, 2014
	2012	2013

Office furniture and equipment	$454,318	$135,383	$142,295
Less accumulated depreciation and amortization	(256,899)	(110,982)	(123,669)

	$197,419	$24,401	$18,626

Depreciation and amortization expense related to furniture and equipment amounted to $123,712 and $72,216, for the years ended December 31, 2012 and 2013, respectively, and $67,475 and $12,687 for the nine months ended September 30, 2013 and 2014, respectively.

4. Notes Payable to Bank and Secured Convertible Promissory Notes

Notes Payable to Bank

In February 2010, the Company entered into a loan and security agreement with a bank (the 2010 Loan and Security Agreement) for two growth capital loans in the amount of $1,500,000 each. The obligations under the 2010 Loan and Security Agreement are collateralized by all personal property, excluding intellectual property. Monthly payments were due over a 24-month period from each respective date of funding. The Company had an obligation to make a final payment equal to 6% of total amounts borrowed at the loan maturity date, and the final payment was accrued over the term of the loans using the effective-interest method. In connection with the borrowings, the Company issued warrants to the bank for the purchase of a total of 64,865 shares of Series B convertible preferred stock.

In March 2012, the Company entered into a first amendment to its loan and security agreement with a bank that provided for an additional advance of $750,000. This agreement was further amended in August 2012 (the Second Amendment) to extend the payment terms and adjust the interest rate.

Under the Second Amendment, the loan and security agreement provided for (i) restructuring of the March 2012 first amendment existing credit extensions, (ii) waiving of the event of default related to the term sheet milestone, and (iii) revision of the collateral to include the Company’s intellectual property. Under the second amendment, the $750,000 advanced originally under the March 2012 agreement was restructured to be paid in 20 equal installments of principal and interest payments beginning in September 2012 at an interest rate equal to 7.78% above the 24-month Treasury Rate with a floor of 8.00%. The bank was issued warrants to purchase 75,000 shares of Series C convertible preferred stock under the amendments. Under the Second Amendment, the Company was subject to certain nonfinancial covenants and a material adverse change clause. The Company was in compliance of all covenants as of December 31, 2013 and the loan was paid off in full as of June 30, 2014.

NEOTHETICS, INC.

NOTES TO FINANCIAL STATEMENTS  (Continued)

(INFORMATION AS OF SEPTEMBER 30, 2014 AND THEREAFTER AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2014 AND 2013 IS UNAUDITED)

4. Notes Payable to Bank and Secured Convertible Promissory Notes  (Continued)

The Company recorded total interest expense of $99,228 and $56,808 related to the 2010 Loan and Security Agreement, as amended, for the years ended December 31, 2012 and 2013, respectively, and $48,505 and $4,186 for the nine months ended September 30, 2013 and 2014, respectively.

In June 2014, the Company entered into a Loan and Security Agreement with Hercules Technology Growth Capital, Inc. (the Loan Agreement) that provides for borrowings up to $10.0 million to be available to the Company in two tranches. Upon closing of the Loan Agreement, the Company borrowed $4.0 million. The remaining $6.0 million may be advanced upon satisfaction of a performance milestone relating to the results from and conclusion of an End-of Phase 2 meeting with the United States Food and Drug Administration. The loan bears interest equal to the greater of either 9.0%, plus the Prime Rate as reported in The Wall Street Journal, less 3.25% or 9.0%. Interest only is due and payable through July 2015, with principal and interest payments due commencing August 2015 through loan maturity August 2018. Early prepayment penalties may apply, as well as an end of term charge of $300,000. The loan is secured by substantially all assets of the Company. Covenants include certain nonfinancial covenants, a material adverse change clause, and the provision that the Company must complete a qualified financing resulting in aggregate gross proceeds of at least $45.0 million by March 1, 2015.

In connection with the Loan Agreement, in June 2014, the Company issued warrants to purchase shares of Series C convertible preferred stock equal to 4% of the amount advanced under the loan. The fair value of the warrants related to the initial loan advance of $4.0 million was $41,143, based on the fair value of such Series C warrants at the date of issuance. The warrants’ fair value and financing fees of approximately $107,000 were recorded as a debt discount. All fees and warrants value are amortized to interest expense over the remaining term using the effective interest method.

The Company recorded total interest expense of $158,421 related to the Loan Agreement for the nine months ended September 30, 2014.

At September 30, 2014, the principal balance outstanding under the Loan Agreement was $4.0 million. As of September 30, 2014, the principal and interest payments of the loan over its term are as follows:

2014	$91,000
2015	847,995
2016	1,526,387
2017	1,526,387
2018	1,181,736

Total	5,173,505
Less interest	(1,173,505)
Less debt discount	(100,090)
Less current portion of notes payable	(193,143)

Notes payable, net of current portion	$3,706,767

Secured Convertible Promissory Notes

The Company issued Convertible Secured Promissory Notes (the Notes) in a series of private placement financings to certain investors as follows: $4,000,000 in March and September 2011 ($8,000,000 in total); $6,600,000 in December 2011; and $2,500,000 in July 2012. In connection with the March and

NEOTHETICS, INC.

NOTES TO FINANCIAL STATEMENTS  (Continued)

(INFORMATION AS OF SEPTEMBER 30, 2014 AND THEREAFTER AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2014 AND 2013 IS UNAUDITED)

4. Notes Payable to Bank and Secured Convertible Promissory Notes  (Continued)

September 2011 Notes, the Company issued warrants to purchase 864,862 shares of Series B-2 convertible preferred stock warrants. The March and September 2011 Notes were converted into Series B-2 convertible preferred stock in September 2011 for the entire principal amount, plus accrued interest at $1.85 per share. In connection with the December 2011 and July 2012 Notes, the Company issued warrants to purchase 1,949,997 shares of Series C convertible preferred stock. The December 2011 and July 2012 Notes were converted into Series C convertible preferred stock in December 2012 for the entire principal amount, plus accrued and unpaid interest at $1.40 per share.

The Company recorded $837,286 in interest expense related to the Notes for the year ended December 31, 2012. There was no interest expense related to the December 2011 and 2012 Notes for the year ended December 31, 2013 or for the nine months ended September 30, 2013 and 2014, as all the notes converted effective December 17, 2012.

5. Preferred Stock Warrants

In June 2012, the Company entered into an advisory services agreement with an investment bank whereby the investment bank would provide services related to closing Series C preferred financings. As payment for these services, the Company paid an initial retainer of $60,000 and will pay a cash success fee of up to 5% on all proceeds from investments. In addition, the Company issued warrants to purchase shares of Series C convertible preferred stock at $1.40 per share to the investment bank equal to 6% of the number of shares of stock issued in the Series C financing transaction. The warrants expire eight years after date of issuance. The Company issued Series C convertible preferred stock warrants totaling 210,266, 235,714, and 114,285 shares of Series C convertible preferred stock during the years ended December 31, 2013 and 2012, and nine months ended September 30, 2014, respectively.

In July 2012, in connection with the sale of the 2012 Notes, the Company issued warrants to the purchasers of the notes to purchase 535,713 shares of Series C convertible preferred stock at $1.40 per share.

During 2012, in connection with the amendments to the 2010 Loan and Security Agreement, the Company issued warrants to the bank to purchase 75,000 shares of Series C convertible preferred stock at $1.40 per share.

In June 2014, in connection with the Loan Agreement, the Company issued warrants equal to 4% of the initial loan amount advances, to purchase 114,285 shares of Series C convertible preferred stock at $1.40 per share.

In September 2014, in connection with a May 2014 advisory services agreement with an investment bank, the Company issued warrants to purchase 200,000 shares of Series D convertible preferred stock at $1.80 per share. The warrants expire eight years after date of issuance.

The Series C and D convertible preferred stock warrants expire seven to ten years from the date of issuance. The fair value of the preferred stock warrants on the dates issued was computed using the Black-Scholes option pricing model. The preferred stock warrants issued in connection with loan agreements have been accounted for as a debt discount and are recorded to interest expense based on the effective interest method. Upon conversion, any remaining discount is recorded to interest expense. Preferred stock warrants issued in connection with advisory services agreements have been accounted for

NEOTHETICS, INC.

NOTES TO FINANCIAL STATEMENTS  (Continued)

(INFORMATION AS OF SEPTEMBER 30, 2014 AND THEREAFTER AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2014 AND 2013 IS UNAUDITED)

5. Preferred Stock Warrants  (Continued)

as a cost of capital. Additionally, preferred stock warrants are accounted for as liabilities based on fair value, and increases or decreases in the fair value of such warrants during the year were recorded as a gain or loss based on the change in fair value in the statements of operations.

As of December 31, 2013, the Company had 3,400,704 warrants outstanding to purchase: 64,865 shares of Series B convertible preferred stock, 864,862 shares of Series B-2 convertible preferred stock, and 2,470,977 shares of Series C convertible preferred stock. As of September 30, 2014, the Company had 3,714,989 warrants outstanding to purchase: 64,865 shares of Series B convertible preferred stock, 864,862 shares of Series B-2 convertible preferred stock, 2,585,262 shares of Series C convertible preferred stock and 200,000 shares of Series D convertible preferred stock. The fair value of the preferred stock warrants was estimated at issuance and remeasured at December 31, 2012 and 2013 and September 30, 2014 using the Black-Scholes option pricing model based on the following weighted average assumptions:

	December 31,		September 30, 2014
	2012	2013
Expected life	2.5 years	0.8 years	0.7 years
Volatility	56.2%	60.0%	53.0%
Expected dividend yield	0.00%	0.00%	0.00%
Risk-free interest rate	0.31%	0.31%	0.20%

6. Convertible Preferred Stock and Stockholders’ Deficit

Convertible Preferred Stock

In September 2011, the Company issued 4,402,438 shares of Series B-2 convertible preferred stock upon conversion of $8,145,315 of secured convertible debt and related interest at a conversion price of $1.85 per share.

In December 2012, the Company issued 14,689,923 shares of Series C convertible preferred stock upon conversion of $9,566,551 of secured convertible debt and related interest at a conversion price of $1.40 and for cash proceeds of $11,000,002 pursuant to the Series C Stock Purchase Agreement.

During the year ended December 31, 2013, the Company issued an additional 4,918,272 shares of Series C convertible preferred stock for gross cash proceeds of $6,885,581.

In January 2014, the Company issued an additional 5,714,288 shares of Series C convertible preferred stock for gross cash proceeds of $8,000,003.

In September 2014, the Company issued 3,333,334 shares of Series D convertible preferred stock for gross cash proceeds of $6,000,001.

The Company’s five classes of convertible preferred stock outstanding, Series A convertible preferred stock, Series B convertible preferred stock, Series B-2 convertible preferred stock, Series C convertible preferred stock, and Series D convertible preferred stock (collectively, the Preferred Stock), have the rights, preferences, and privileges discussed below.

NEOTHETICS, INC.

NOTES TO FINANCIAL STATEMENTS  (Continued)

(INFORMATION AS OF SEPTEMBER 30, 2014 AND THEREAFTER AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2014 AND 2013 IS UNAUDITED)

6. Convertible Preferred Stock and Stockholders’ Deficit  (Continued)

The holders of the Preferred Stock are entitled to receive noncumulative dividends on a pari passu basis at a rate of 8% of the issuance price per share per annum. The preferred stock dividends are payable when and if declared by the Company’s board of directors. As of September 30, 2014, the board of directors had not declared any dividends. The Preferred Stock dividends are payable in preference and in priority to any dividends on common stock.

The holders of the Series A, B, B-2, C and D Preferred Stock are entitled to receive liquidation preferences at the rate of $1.00 per share, $1.85 per share, $1.85 per share, $1.40 per share and $1.80 per share for the Series A, B, B-2, C and D Preferred Stock, respectively, plus all declared and unpaid dividends. Liquidation payments to the holders of Preferred Stock have priority and are made in preference to any payments to the holders of common stock and are limited to the greater of $3.00, $5.55, $5.55, $4.20, and $5.40 per share for the Series A, B, B-2, C and D Preferred Stock, respectively, or the amount computed as if the Preferred Stock had converted to common stock immediately prior to a liquidation.

The shares of Preferred Stock are convertible into an equal number of shares of common stock, at the option of the holder, subject to certain adjustments. Each share of Preferred Stock is automatically converted into common stock immediately upon the earlier of (i) the Company’s sale of its common stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended, in which the aggregate gross proceeds are at least $25,000,000 or (ii) the date specified by written consent or agreement of the holders of more than 75% of the then-outstanding shares of Preferred Stock.

Holders of the Preferred Stock have the same voting rights as the holders of common stock. Each holder of common stock shall be entitled to one vote for each share of common stock held, and each holder of any series of preferred stock shall be entitled to the number of votes equal to the number of shares of common stock into which such holder’s shares of Preferred Stock could be converted.

Stock Compensation Plan

In 2007, the Company adopted the 2007 Stock Plan (the Plan) under which 1,271,360 shares of common stock are reserved for issuance to employees, non-employee directors, and consultants of the Company. The Plan provides for the grant of incentive stock options, nonstatutory stock options, restricted stock awards, stock appreciation rights, and certain other types of awards to eligible recipients. Recipients of incentive stock options shall be eligible to purchase shares of the Company’s common stock at an exercise price equal to no less than the estimated fair market value of such stock on the date of grant. The maximum term of options granted under the Plan is ten years. The options generally vest over four years with 25% vesting on the first anniversary of the original vesting date and the balance vesting monthly over the remaining three years. As of December 31, 2013 and September 30, 2014, there were 596,585 and 220,836, respectively, of options available for future grant under the Plan.

NEOTHETICS, INC.

NOTES TO FINANCIAL STATEMENTS  (Continued)

(INFORMATION AS OF SEPTEMBER 30, 2014 AND THEREAFTER AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2014 AND 2013 IS UNAUDITED)

6. Convertible Preferred Stock and Stockholders’ Deficit  (Continued)

The following table summarizes stock option transactions under the Plan during the years ended December 31, 2012 and 2013, and the nine months ended September 30, 2014:

	Options Outstanding	Weighted Average Exercise Price	Weighted Average Contractual Life — Years
Outstanding and exercisable at December 31, 2011	394,399	$1.59	8.2
Granted	—
Exercised	(12,123)	$1.22
Forfeited	(13,598)	$1.28

Outstanding and exercisable at December 31, 2012	368,678	$1.59	7.2
Granted	—
Exercised	—
Forfeited	(112)	$2.01

Outstanding and exercisable at December 31, 2013	368,566	$1.59	6.2
Granted	666,170	$1.59
Exercised	(40,491)	$1.22
Forfeited	(21,568)	$1.34

Outstanding and exercisable at September 30, 2014	972,677	$1.65	8.1

Vested at September 30, 2014	363,451	$1.59	6.1

The Plan allows for the exercise of unvested options, which are subject to repurchase until vesting occurs. All options exercised to date were fully vested at date of exercise.

There were no options granted during the year ended December 31, 2013. The weighted average fair value of options granted was $2.93 for the nine months ended September 30, 2014. The unrecognized compensation cost related to non-vested stock options outstanding at December 31, 2013 and September 30, 2014, net of expected forfeitures, was $81,887 and $1,542,040, respectively, to be recognized over a weighted-average remaining vesting period of approximately one and three years, respectively. The intrinsic value of options outstanding at September 30, 2014 was $8,561,981.

Common Stock Reserved for Future Issuance

Common stock reserved for future issuance is as follows:

	December 31, 2013	September 30, 2014
		(unaudited)
Conversion of preferred stock based on conversion rights	6,697,672	8,221,143
Warrants issued and outstanding	604,329	656,077
Stock options issued and outstanding	368,678	972,677
Authorized for future option grants	596,585	220,836

	8,267,264	10,070,734

NEOTHETICS, INC.

NOTES TO FINANCIAL STATEMENTS  (Continued)

(INFORMATION AS OF SEPTEMBER 30, 2014 AND THEREAFTER AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2014 AND 2013 IS UNAUDITED)

7. Income Taxes

As of December 31, 2013, the Company had federal and California tax NOL carryforwards available to reduce its future taxable income of approximately $55,601,000 and $54,815,000, respectively, which will begin to expire in 2017 unless previously utilized. At December 31, 2013, the Company had federal and state research tax credits of approximately $1,853,000 and $1,028,000, respectively. The federal research credit expires in 2027 unless previously utilized. The California research credit will carry forward indefinitely until utilized.

Pursuant to Internal Revenue Code (IRC) Sections 382 and 383, annual use of the Company’s NOL and research and development credit carryforwards may be limited in the event a cumulative change in ownership of more than 50% occurs within a three-year period. The Company has not completed an IRC Section 382/383 analysis regarding the limitation of NOL and research and development credit carryforwards. Until this analysis has been completed, the Company has removed the deferred tax assets for NOLs of approximately $22,102,000 and research and development credits of approximately $2,531,000 generated through 2013 from its deferred tax asset schedule and has recorded a corresponding decrease to its valuation allowance.

Significant components of the Company’s deferred tax assets for federal and state income taxes at December 31, 2012 and 2013 are shown below. A valuation allowance has been established, as realization of such deferred tax assets is uncertain.

	2012	2013
Deferred tax assets:
Accrued payroll	$177,000	$191,000
Other, net	104,000	40,000

Total deferred tax assets	281,000	231,000
Valuation allowance	(281,000)	(231,000)

	$—	$—

The Company follows the provisions under ASC 740, Income Taxes, which addresses accounting for the uncertainty in income taxes. The evaluation of a tax position in accordance with this topic is a two-step process. The first step involves recognition. The Company determines whether it is more likely than not that a tax position will be sustained upon tax examination, including resolution of any related appeals or litigation, based on only the technical merits of the position. The technical merits of a tax position derive from both statutory and judicial authority (legislation and statutes, legislative intent, regulations, rulings, and case law) and their applicability to the facts and circumstances of the tax position. If a tax position does not meet the more-likely-than-not recognition threshold, the benefit of that position is not recognized in the financial statements. The second step is measurement. A tax position that meets the more-likely-than-not recognition threshold is measured to determine the amount of benefit to recognize in the financial statements. The tax position is measured as the largest amount of benefit that is greater than 50% likely of being realized upon ultimate resolution with a taxing authority.

Uncertain tax positions are evaluated based upon the facts and circumstances that exist at each reporting period. Subsequent changes in judgment based upon new information may lead to changes in recognition, derecognition, and measurement. Adjustments may result, for example, upon resolution of

NEOTHETICS, INC.

NOTES TO FINANCIAL STATEMENTS  (Continued)

(INFORMATION AS OF SEPTEMBER 30, 2014 AND THEREAFTER AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2014 AND 2013 IS UNAUDITED)

7. Income Taxes  (Continued)

an issue with the taxing authorities or expiration of a statute of limitations barring an assessment for an issue. As of December 31, 2012 and 2013, there were no unrecognized tax benefits. Due to the existence of the valuation allowance, future changes in the Company’s unrecognized tax benefits will not impact the Company’s effective tax rate.

8. Commitments and Contingencies

Operating Leases

The Company leases its facilities under a noncancelable operating lease that expires in December 2014. Rent expense for the years ended December 31, 2012 and 2013, and for the nine month period ended September 30, 2013 and 2014, totaled $208,959, $200,221, $152,773 and $172,299, respectively.

Total future minimum lease payments under the Company’s current lease as of September 30, 2014, are through December 31, 2014 and total approximately $54,000.

Advisory Agreements

In connection with an advisory services agreement (the First Advisory Agreement) with an investment bank entered into during 2012 and terminated in October 2013, there is an ongoing commitment to pay a success fee of up to 5% on all proceeds from certain agreed-upon investments for a period of 12 months after the agreement was terminated. There have been no investment proceeds received through September 30, 2014 subject to the post termination success fee.

In May 2014, the Company entered in an advisory services agreement (the Second Advisory Agreement) with an investment bank whereby the investment bank will provide services related to a future mezzanine financing transaction. As payment for these services, the Company paid an initial retainer of $60,000 and will pay a cash success fee of 5% on all proceeds from agreed-upon counterparties. In addition, the Company will issue warrants to the investment bank equal to 6% of the number of shares of stock issued in the mezzanine financing transaction. Through September 30, 2014, there has been $6,000,001 of investment proceeds received subject to the success fee and for which warrants were issued.

Legal Proceedings

From time to time the Company may be involved in various disputes and litigation matters that arise in the ordinary course of business.

9. Related-Party Transactions

In connection with the December 2012 Series C Stock Purchase Agreement, the Company entered into a technology transfer agreement with one of the investors, whereby the investor obtained royalty-free license rights to the Company’s intellectual property in Armenia, Azerbaijan, Belarus, Georgia, Kazakhstan, Kyrgyzstan, Moldova, Russia, Tajikistan, Turkmenistan, Ukraine and Uzbekistan. The agreement allows the related party to pursue regulatory approval for use of the licensed intellectual property. There are no contractual rights to future payments by either party.

NEOTHETICS, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

(INFORMATION AS OF SEPTEMBER 30, 2014 AND THEREAFTER AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2014 AND 2013 IS UNAUDITED)

10. Subsequent Events

Debt (unaudited)

In October 2014, the Company entered in to the first amendment of the Loan Agreement and borrowed the remaining $6.0 million available under the agreement. Interest only is due and payable through July 2015, with principal and interest payments due commencing August 2015 through loan maturity in January 2018. In connection with the additional $6.0 million advance, the Company increased the number of warrants to purchase Series C convertible preferred stock to 285,714.

Share-based compensation (unaudited)

In October 2014, The Board of Directors approved a restricted stock grant of 196,721 shares to the Chief Executive Officer of the Company and an option grant to purchase 22,753 shares of common stock to the Chief Scientific Officer. The restricted stock grant vests in annual increments, unless the Company does not complete an Initial Public Offering by December 2015, at which time, the grant would terminate. The option vests 25% after one year, with the remainder vesting monthly over thirty-six months.

Reverse Stock Split

On November 7, 2014, the Company implemented a 1-for-6.10 reserve stock split of its outstanding common stock, which was approved by the Company’s board of directors in June 2014. The reverse stock split resulted in an adjustment to the Series A, B, B-2, C and D preferred stock conversion prices to reflect a proportional decrease in the number of shares of common stock to be issued upon conversion. The accompanying financial statements and notes to the financial statements give retroactive effect to the reverse split for all periods presented.

4,300,000 Shares

NEOTHETICS, INC.

Common Stock

PROSPECTUS

Piper Jaffray	Guggenheim Securities

Needham & Company

                     , 2014

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table indicates the expenses to be incurred in connection with the offering described in this registration statement all of which will be paid by us. All of the amounts are estimated except for the Securities and Exchange Commission registration fee, the FINRA filing fee and the NASDAQ filing fee.

Amount to be paid
Securities and Exchange Commission registration fee	$8,620
Printing and mailing	$275,000
FINRA filing fee	$11,627
NASDAQ filing fee	$125,000
Legal fees and expenses	$1,500,000
Accounting fees and expenses	$700,000
Blue Sky fees and expenses	$10,000
Transfer agent and registrar	$25,000
Miscellaneous	$344,753

Total	$3,000,000

Item 14. Indemnification of Directors and Officers.

Our amended and restated certificate of incorporation and amended and restated bylaws that will be effective immediately prior to completion of this offering provide that each person who was or is made a party or is threatened to be made a party to or is otherwise involved (including, without limitation, as a witness) in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director, officer, or trustee of another corporation, or of a partnership, joint venture, trust, or other enterprise, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, or trustee or in any other capacity while serving as a director, officer, or trustee, shall be indemnified and held harmless by us to the fullest extent authorized by the Delaware General Corporation Law, or the DGCL, against all expense, liability, and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties, and amounts paid in settlement) reasonably incurred or suffered by such.

Section 145 of the DGCL permits a corporation to indemnify any director or officer of the corporation against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with any action, suit, or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reason to believe his or her conduct was unlawful. In a derivative action, or an action brought by or on behalf of the corporation, indemnification may be provided only for expenses actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or suit if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be provided if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine that the defendant is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Pursuant to Section 102(b)(7) of the DGCL, Article 12 of our amended and restated certificate of incorporation eliminates the liability of a director to us or our stockholders for monetary damages for such a breach of fiduciary duty as a director, except for liabilities arising:

•	from any breach of the director’s duty of loyalty to us or our stockholders;

•	from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the DGCL; and

•	from any transaction from which the director derived an improper personal benefit.

The foregoing discussion of our amended and restated certificate of incorporation, amended and restated bylaws, indemnification agreements, and Delaware law is not intended to be exhaustive and is qualified in its entirety by such certificate of incorporation, bylaws, indemnification agreements, or law.

We have entered into indemnification agreements with each of our directors and officers. These indemnification agreements may require us, among other things, to indemnify our directors and officers for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of his or her service as one of our directors or officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.

Reference is made to Item 17 of our undertakings with respect to liabilities arising under the Securities Act. Reference is also made to the form of underwriting agreement filed as Exhibit 1.1 to this registration statement for the indemnification agreements between us and the underwriters.

Item 15. Recent Sales of Unregistered Securities

Since January 1, 2011, we have made sales of unregistered securities as described below. Share amounts have been retroactively adjusted to give effect to a reverse stock split of 1-for-6.10 of our common stock effected on November 7, 2014.

1.	We granted stock options and stock awards to employees, directors and consultants under our 2007 Stock Plan including stock options to purchase an aggregate of 895,493 shares of our common stock, at a weighted average exercise price of $2.12 per share, and a restricted stock award of 196,721 shares. Of these, options covering an aggregate of 49,487 shares were cancelled without being exercised, 59,719 shares have been exercised for aggregate proceeds of $72,857 and 1,213,271 shares remain outstanding.

2.	Since January 1, 2011, we issued sold an aggregate of 59,719 shares of our common stock to employees, directors and consultants at a weighted average exercise price of $1.22 per share upon the exercise of stock options granted under our 2007 Stock Plan.

3.	In March 2011, we issued convertible promissory notes to three accredited investors for an aggregate principal amount of $4.0 million. On September 30, 2011, all outstanding convertible promissory notes were exchanged for 4,402,038 shares of our Series B-2 convertible preferred stock and amended and restated preferred stock warrants to purchase up to a maximum of 864,862 shares of our Series B-2 convertible preferred stock with an exercise price of $1.85 per share.

4.

In September 2011, we issued convertible promissory notes to three accredited investors for an aggregate principal amount of $4.0 million. In addition, in December 2011, we issued convertible promissory notes to three accredited investors for an aggregate principal amount of $6.6 million. In July 2012, we issued convertible promissory notes to three accredited investors for an aggregate principal amount of $2.5 million. On December 10, 2012, all outstanding convertible promissory notes were exchanged for 6,832,779 shares of our Series C convertible preferred stock and preferred stock warrants to purchase up to a maximum of 1,949,997 shares of our Series C convertible preferred stock with an exercise price of $1.40 per share.

5.	Between December 2012 and January 2014, we issued an aggregate of 25,322,483 shares of our Series C convertible preferred stock at a price per share of $1.40 for aggregate gross consideration of $35,451,476.

6.	In March 2012, in connection with an amendment to our Loan and Security Agreement with Silicon Valley Bank, we issued a warrant to purchase up to a maximum of 32,143 shares of our Series C convertible preferred stock with an exercise price of $1.40 to Silicon Valley Bank.

7.	In August 2012, in connection with an amendment to our Loan and Security Agreement with Silicon Valley Bank, we issued a warrant to purchase up to a maximum of 42,857 shares of our Series C convertible preferred stock with an exercise price of $1.40 to Silicon Valley Bank.

8.	In June 2014 and October 2014, in connection with our Loan and Security Agreement with Hercules, we issued a warrant to purchase up to a maximum of 285,714 shares of our Series C convertible preferred stock with an exercise price of $1.40.

9.	In September 2014, we entered into a Series D Preferred Stock Purchase Agreement with six new investors providing for the sale and issuance of an aggregate of 3,333,334 shares of our Series D convertible preferred stock at a price per share of $1.80 for aggregate gross consideration of $6,000,001. In connection with the financing, we issued a warrant to purchase up to an aggregate of 200,000 shares of our Series D convertible preferred stock with an exercise price of $1.80 per share to an investment bank pursuant to a May 2014 advisory services agreement that we entered into with the investment bank.

Unless otherwise stated, the sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act, or Regulation D promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were placed upon the stock certificates issued in these transactions.

Item 16. Exhibits and Financial Statement Schedules.

(a)	See the Exhibit Index attached to this Registration Statement, which Exhibit Index is incorporated herein by reference.

(b)	Financial Statement Schedules: All schedules have been omitted because they are not required or are not applicable or the required information is shown in the financial statements or notes thereto.

Item 17. Undertakings

(a)	The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the provisions described under Item 14 above, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)	The undersigned Registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Diego, California, on November 10, 2014.

NEOTHETICS, INC.

By:	/s/ George W. Mahaffey
Name: George W. Mahaffey Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed below by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ George W. Mahaffey George W. Mahaffey	President, Chief Executive Officer and Chairman (Principal Executive Officer)	November 10, 2014

/s/ Susan A. Knudson Susan A. Knudson	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	November 10, 2014

* Martha J. Demski	Director	November 10, 2014

* Maxim Gorbachev	Director	November 10, 2014

* Daniel S. Janney	Director	November 10, 2014

* Kim P. Kamdar, Ph.D.	Lead Independent Director	November 10, 2014

* Patricia S. Walker, M.D., Ph.D.	Director	November 10, 2014

* /s/ George W. Mahaffey George W. Mahaffey	Attorney-in-Fact	November 10, 2014

INDEX TO EXHIBITS

		Incorporated by Reference
Exhibit Number	Description of Exhibits	Form	File No.	Exhibit	Filing Date	Filed Herewith

1.1	Form of Underwriting Agreement.					X

3.1	Amended and Restated Certificate of Incorporation, filed with the Delaware Secretary of State on September 19, 2014, as amended and as currently in effect.					X

3.2	Form of Amended and Restated Certificate of Incorporation to be in effect immediately prior to the completion of this offering.	S-1	333-199449	3.2	10/17/2014

3.3	Bylaws, as currently in effect.	S-1	333-199449	3.3	10/17/2014

3.4	Form of Amended and Restated Bylaws to be in effect immediately prior to the completion of this offering.	S-1	333-199449	3.4	10/17/2014

4.1	Form of Stock Certificate.					X

4.2	Warrant to Purchase Stock, dated February 23, 2010, issued to Silicon Valley Bank.	S-1	333-199449	4.2	10/17/2014

4.3	Warrant to Purchase Stock, dated March 30, 2012, issued to Silicon Valley Bank.	S-1	333-199449	4.3	10/17/2014

4.4	Warrant to Purchase Stock, dated August 17, 2012, issued to Silicon Valley Bank.	S-1	333-199449	4.4	10/17/2014

4.5	Warrant Agreement, dated June 11, 2014, by and between the Registrant and Hercules Technology III, L.P.	S-1	333-199449	4.5	10/17/2014

4.6	Fourth Amended and Restated Investors’ Rights Agreement, dated September 22, 2014, by and between the Registrant and the investors listed therein.	S-1	333-199449	4.6	10/17/2014

5.1	Opinion of DLA Piper LLP (US) regarding the legality of the securities being registered.					X

10.1†	Technology Transfer Agreement, dated December 12, 2012, by and between the Registrant and Domain Russia Investments Limited.	S-1	333-199449	10.1	10/17/2014

10.2†	Assignment and Assumption Agreement, dated December 12, 2012, by and among the Registrant, Domain Russia Investments Limited and NovaMedica LLC.	S-1	333-199449	10.2	10/17/2014

10.3†	Clinical Development and Collaboration Agreement, dated July 2, 2013, by and between the Registrant and NovaMedica LLC.	S-1	333-199449	10.3	10/17/2014

10.4†	Contract No. 0702/12, dated July 2, 2013, by and between the Registrant and NovaMedica LLC.	S-1	333-199449	10.4	10/17/2014

		Incorporated by Reference
Exhibit Number	Description of Exhibits	Form	File No.	Exhibit	Filing Date	Filed Herewith

10.5	Lease, dated July 3, 2008, by and between the Registrant WW&LJ Gateways, LTD.	S-1	333-199449	10.5	10/17/2014

10.6	Ninth Amendment to Lease, dated April 21, 2014, by and between the Registrant and LJ Gateways Office LLC (as successor in interest to WW&LJ Gateways, LTD).	S-1	333-199449	10.6	10/17/2014

10.7	Loan and Security Agreement, dated June 11, 2014, by and between the Registrant and Hercules Technology Growth Capital, Inc.	S-1	333-199449	10.7	10/17/2014

10.8	First Amendment to Loan and Security Agreement, dated October 21, 2014, by and between the Registrant and Hercules Technology Growth Capital, Inc.					X

10.9+	Executive Employment Agreement, dated October 15, 2014, by and between the Registrant and George W. Mahaffey.	S-1	333-199449	10.8	10/17/2014

10.10+	Executive Employment Agreement, dated October 15, 2014, by and between the Registrant and Kenneth Locke, Ph.D.	S-1	333-199449	10.9	10/17/2014

10.11+	Executive Employment Agreement, dated October 15, 2014, by and between the Registrant and Susan Knudson.	S-1	333-199449	10.10	10/17/2014

10.12+	Letter Agreement, dated July 3, 2014, by and between the Registrant and Martha J. Demski.	S-1	333-199449	10.11	10/17/2014

10.13+	Letter Agreement, dated August 12, 2014, by and between the Registrant and Patricia Walker, M.D., Ph.D.	S-1	333-199449	10.12	10/17/2014

10.14+	Form of Indemnification Agreement, by and between the Registrant and each of its directors and executive Officers.	S-1	333-199449	10.13	10/17/2014

10.15+	Amended and Restated 2007 Stock Plan, as amended.					X

10.16+	Form of Stock Option Agreement under 2007 Stock Plan.	S-1	333-199449	10.15	10/17/2014

10.17+	2014 Equity Incentive Plan.					X

10.18+	Form of Stock Option Agreement under 2014 Equity Incentive Plan.					X

10.19+	Form of Restricted Stock Units Agreement under the 2014 Equity Incentive Plan.					X

10.20+	Form of Restricted Stock Agreement under the 2014 Equity Incentive Plan.					X

10.21+	Form of Notice of Grant of Restricted Stock Units under the 2014 Equity Incentive Plan.					X

Incorporated by Reference
Exhibit Number	Description of Exhibits	Form	File No.	Exhibit	Filing Date	Filed Herewith

10.22+	Form of Notice of Grant of Restricted Stock under the 2014 Equity Incentive Plan.					X

10.23+	Form of Notice of Grant of Stock Option under the 2014 Equity Incentive Plan.					X

10.24+	2014 Employee Stock Purchase Plan.					X

10.25+	Non-Employee Director Compensation Policy.	S-1	333-199449	10.24	10/17/2014

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.					X

23.2	Consent of DLA Piper LLP (US) (included in Exhibit 5.1).					X

24.1	Power of Attorney (included in the signature page).	S-1	333-199449	24.1	10/17/2014

+	Management Compensation Plan
†	Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a request for confidential treatment pursuant to Rule 406 under the Securities Act of 1933